As filed with the Securities and Exchange Commission on December 20, 2013

Registration No. 333-192255

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 2

to

FORM S-11

FOR REGISTRATION UNDER THE

SECURITIES ACT OF

1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

Trade Street Residential, Inc.

(Exact name of registrant as specified in governing instruments)

19950 West Country Club Drive, Suite 800

Aventura, Florida 33180

(786) 248-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael D. Baumann

Chairman and Chief Executive Officer

19950 West Country Club Drive, Suite 800

Aventura, Florida 33180

(786) 248-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Good, Esq.

David P. Slotkin, Esq.

Justin R. Salon, Esq.

Morrison & Foerster LLP

2000 Pennsylvania, NW

Washington, DC

Phone: (202) 887-1500

Facsimile: (202) 887-0763

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, dated December 20, 2013

PRELIMINARY PROSPECTUS

Subscription Rights to Purchase up to

15,797,788 Shares of Common Stock

We are a full service, vertically integrated, self-administered and self-managed Maryland corporation focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas.

We have elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Shares of our capital stock are subject to restrictions on ownership and transfer that are intended to assist us in maintaining our qualification as a REIT. See “Description of Stock—Restrictions on Ownership and Transfer.”

We are distributing at no charge to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 15,797,788 shares of our common stock at a cash subscription price of $6.33 per whole share, or the Rights Offering subscription price. We refer to this offering as the “Rights Offering.” We are offering to each of our stockholders one subscription right for each full share of common stock owned by that stockholder as of the close of business December 16, 2013, or the record date. Each subscription right will entitle its holder to purchase 1.3775 shares of our common stock. Additionally, stockholders may over-subscribe for additional shares of our common stock, although we cannot assure you that we will fill any over-subscriptions.

The total purchase price of shares offered in this Rights Offering will be $100.0 million. To the extent you properly exercise your over-subscription privilege for an amount of shares of common stock that exceeds the number of the unsubscribed shares available to you, the subscription agent will return to you any excess subscription payments, without interest or penalty, as soon as practicable following the expiration of the Rights Offering. We are not requiring a minimum individual or overall subscription to complete the Rights Offering. The subscription agent will hold in escrow the funds received from subscribing stockholders until we complete or cancel the Rights Offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on January 10, 2014, the expiration date of this Rights Offering. We may extend the period for exercising the subscription rights. We will extend the duration of the Rights Offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this Rights Offering. Once you have exercised your subscription right, your exercise may not be revoked. Subscription rights that are not exercised by the expiration date of this Rights Offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.

A stockholder may not exercise subscription and over-subscription privileges to the extent that such exercise would result in the stockholder owning more than 9.8% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription privilege and the over-subscription privilege unless such ownership limitation is waived by us and does not result in the loss of our REIT status.

The rights are transferable subject to the conditions of the Rights Offering, as described herein. Rights not exercised before the expiration date will be void and of no value. See “The Rights Offering.”

We have entered into a standby purchase agreement, or the Standby Purchase Agreement, with investment entities managed or advised by Senator Investment Group LP, which we refer to collectively as the Backstop Investor, pursuant to which the Backstop Investor has committed to purchase from us, subject to the terms and conditions of the Standby Purchase Agreement, at the Rights Offering subscription price, all of the unsubscribed shares of our common stock in this Rights Offering (minus the aggregate dollar value of the Management Purchase Commitment (as defined below)) such that the gross proceeds to us from the sale of shares of our common stock in the Rights Offering will be $100.0 million. We refer to this commitment by the Backstop Investor as the Backstop Commitment. In addition, the Backstop Investor has agreed to purchase $50.0 million of our common stock in addition to shares of our common stock purchased pursuant to the Backstop Commitment, which we refer to as the Additional Purchase Commitment. In connection with the Backstop Commitment and the Additional Purchase Commitment, we have agreed to pay the Backstop Investor certain fees payable in shares of our common stock. See “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—Fees and Expenses.”

As a condition to the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice-Chairman and President, David Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns (the “Management Purchase Commitment” and together with the Additional Purchase Commitment, the “Additional Purchase Commitments”) pursuant to a purchase agreement, or the Management Purchase Agreement. We refer to this Rights Offering, the Backstop Commitment and the Additional Purchase Commitments, collectively, as the “Rights Offering Transaction.”

The purchase of any shares by the Backstop Investor, whether pursuant to the Backstop Commitment or the Additional Purchase Commitment, and the purchase of shares by Messrs. Baumann and Levin pursuant to the Management Purchase Commitment will be effected upon expiration of the Rights Offering in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part. The Rights Offering Transaction was approved by our stockholders at a duly held meeting on December 24, 2013.

There is no managing or soliciting dealer for the Rights Offering, and we will not pay any kind of fee for the solicitation of the exercise of subscription rights.

Our common stock currently trades on the NASDAQ Global Market, or the NASDAQ, under the symbol “TSRE.” The last reported sale price of our common stock on the NASDAQ on November 8, 2013 was $6.79 per share. The rights will be in fully transferable form.

Prior to the Rights Offering, there has been no public market for the subscription rights. The rights have been approved for listing on the NASDAQ under the symbol “TSRER”. The rights will be listed on the NASDAQ on December 26, 2013. The rights will cease trading at the close of business, New York City time, on January 9, 2014, unless we terminate the offering. We cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

Investing in our common stock involves risks. Before investing, you should carefully read the section entitled “Risk Factors” beginning on page 22 of this prospectus.

	Per Share	Total
Rights Offering subscription price	$6.33	$100,000,000
Estimated expenses	$0.16	$2,500,000
Net proceeds, to us	$6.17	$97,500,000

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

You should rely only upon the information contained in this prospectus and any free writing prospectus prepared by us in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, as our business, financial condition, liquidity, results of operations, funds from operations or prospects may have changed since such date.

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QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:	What is the Rights Offering?

A: The Rights Offering is a distribution at no charge to holders of our common stock of transferable subscription rights to purchase up to an aggregate of 15,797,788 shares of our common stock at a cash subscription price of $6.33 per whole share, or the Rights Offering subscription price. We are offering to each of our stockholders one subscription right for each full share of common stock owned by that stockholder as of the close of business on December 16, 2013, or the record date. Each transferable subscription right will entitle its holder to purchase 1.3775 shares of our common stock. Each subscription right entitles the holder to a basic transferable subscription right and an over-subscription privilege, as described below. We have entered into the Standby Purchase Agreement, pursuant to which the Backstop Investor will purchase at the Rights Offering subscription price all shares offered in the Rights Offering not subscribed for by the rights holders. We expect to sell 15,797,788 shares and receive gross proceeds of $100.0 million in the Rights Offering. See “—How will the Rights Offering affect the Backstop Investor’s ownership of our common stock?”

Q:	What is the basic subscription right?

A: The basic subscription right gives the holder of each subscription right the opportunity to purchase 1.3775 shares of common stock at the Rights Offering subscription price of $6.33 per whole share. We have granted to you, as a stockholder of record on the record date, one subscription right for every share of our common stock you owned at that time. Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

We determined the ratio of rights required to purchase one share by dividing $100,000,000 by the subscription price to determine the number of shares to be issued in the Rights Offering and then dividing the number of shares to be issued in the Rights Offering by the 11,468,665 shares of our common stock outstanding on the record date. Accordingly, each subscription right allows the holder thereof to subscribe for 1.3775 shares of common stock at the cash price of $6.33 per whole share. As an example, if you owned 1,000 shares of our common stock on the record date, you would receive 1,000 subscription rights pursuant to your basic subscription right that would entitle you to purchase 1,3775 shares of common stock (1,377.5 rounded down to the nearest whole share) at the Rights Offering subscription price.

You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares of common stock under your over-subscription privilege.

Q:	What is the over-subscription privilege?

A: The over-subscription privilege of each subscription right entitles you, if you fully exercise your basic subscription right and subject to certain limitations related to REIT qualification, to subscribe for additional shares of our common stock at the same Rights Offering subscription price per share if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date.

Q:	What if there are an insufficient number of shares to satisfy the over-subscription requests?

A: If there are an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder subscribed for under the basic subscription right. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights on your common stock holdings. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration or termination of the Rights Offering.

Q:	Are there any limits on the number of shares I may purchase in the Rights Offering or own as a result of the Rights Offering?

A: Yes. A stockholder may not own more than 9.8% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription privilege and the over-subscription privilege unless we waive the limitation and such ownership does not result in the loss of our REIT status.

Q:	Why are you engaging in the Rights Offering Transaction?

A: The Rights Offering Transaction is being pursued in order to raise funding for pending acquisitions, paying down existing indebtedness and general corporate and working capital purposes. See “Use of Proceeds.” We believe raising capital through this Rights Offering as compared to other methods, such as an underwritten public offering of our common stock, has the advantage of providing our stockholders the opportunity to participate in this transaction on a pro rata basis.

Q:	What happens if I choose not to exercise my subscription rights?

A: You will retain your current number of shares of our common stock even if you do not exercise your basic subscription rights. However, if you do not exercise your basic subscription rights, the percentage of our common stock that you own will decrease, and your voting and other rights will be further diluted compared to holders who exercise their subscription rights.

Q:	What effects will the Rights Offering Transaction have on my common stock?

A: As of December 16, 2013, the record date, 11,468,665 shares of our common stock were issued and outstanding. As a result of the Rights Offering Transaction and the payment of fees to the Backstop Investor in shares of our common stock, we expect to issue an additional 24,881,516 shares of our common stock for a total of 36,350,181 shares of common stock issued and outstanding. This assumes that prior to the expiration of the Rights Offering, we issue no other shares of our common stock, that no options for our common stock are exercised and that no unvested restricted shares of our common stock are forfeited.

The issuance of shares in the Rights Offering Transaction will dilute your proportionate ownership in our shares of common stock. If you do not exercise your basic subscription right, you will experience further dilution compared to those who exercise their basic subscription rights. See “Risk Factors—Stockholders who do not fully exercise their rights will have their interests further diluted compared to stockholders who do exercise their rights,” “Risk Factors—Our proposed transaction with the Backstop Investor dilutes the interests of our common stockholders, and, to the extent existing stockholders do not exercise their rights in full, the dilution existing stockholders will experience could be significantly greater,” “Risk Factors—The number of shares of our common stock available for future sale, including those issued in connection with the recapitalization, the Backstop Commitment and the Additional Purchase Commitments, could adversely affect the market price of our common stock, and future sales by us of shares of our common stock may be dilutive to existing stockholders” and “Dilution.” In addition, if the Rights Offering subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold if you do not purchase shares in the Rights Offering.

Q:	When will the Rights Offering expire?

A: The subscription rights will expire, if not exercised, at 5:00 P.M., New York City time, on January 10, 2014, unless we decide to extend the Rights Offering until some later time or the Rights Offering is terminated. If we elect to extend the Rights Offering by more than 10 days, we will need to obtain the consent of the Backstop Investor. In addition, as the subscription rights will cease trading on the NASDAQ on January 9, 2014, if we extend the expiration date, the rights will not trade on NASDAQ during any extension period. See “The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.” The subscription agent must actually receive all required documents and payments before that time and date in order for you to properly exercise your subscription rights. Although we will make reasonable attempts to provide this prospectus to our stockholders, the Rights Offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

Q:	How do I exercise my subscription rights?

A: You may exercise your subscription rights by properly completing and signing your subscription rights certificate if you are a record holder of our common stock, or by properly completing the subscription documents received from your bank or broker-dealer if your shares of common stock are held in street name. Your subscription rights certificate, or properly completed subscription documents, as the case may be, together with full payment of the subscription price, must be received by American Stock Transfer & Trust Company, LLC, the subscription agent for this Rights Offering, by 5:00 P.M., New York City time, on or prior to the expiration date of the Rights Offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock. All funds received by the subscription agent from the exercise of subscription rights that are not fulfilled will be returned to investors, without interest or deduction, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the Rights Offering expires, regardless of when you transmitted the documents.

Q:	What is Guaranteed Delivery?

A: If you wish to exercise your subscription rights, but you will not be able to deliver your subscription rights certificate to the subscription agent prior to the expiration date of the offering, then you may nevertheless exercise the subscription rights if before the expiration date, the subscription agent receives:

•	payment for the number of common shares you subscribe for pursuant to your subscription right; and

•	a guarantee notice from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or FINRA, or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the subscription agent of the subscription rights certificate evidencing the subscription rights to be exercised within three (3) trading days following the date of that notice; and

•	within this three (3) trading day period, the subscription agent receives the properly completed subscription rights certificate.

See “The Rights Offering—Guaranteed Delivery Procedures.”

Q:	What form of payment must I use to pay the subscription price?

A: You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire in the Rights Offering by delivering to the subscription agent an uncertified personal check or wire transfer of immediately available funds that clears before the expiration of the Rights Offering period. If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

Q:	May I transfer or sell my subscription rights if I do not want to purchase any shares?

A: Yes. As the rights are transferable, we expect the rights to trade on the NASDAQ under the symbol “TSRER” until the last trading day before the expiration of the Rights Offering. The rights will cease trading at the close of business, New York City time, on January 9, 2014, unless we terminate the offering.

Q:	What should I do if I want to participate in the Rights Offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other Rights Offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A: We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee.

Q:	Are there any conditions to my right to exercise my subscription rights?

A: Yes. The Rights Offering is subject to certain limited conditions. See “The Rights Offering—Conditions, Withdrawal and Cancellation.”

Q:	Can our board of directors extend, cancel or amend the Rights Offering?

A: Yes. We have the option to extend the Rights Offering and the period for exercising your subscription rights for a period not to exceed 10 days, although we do not presently intend to do so. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m. New York City time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this Rights Offering. If we elect to extend the Rights Offering by more than 10 days, we will need to obtain the consent of the Backstop Investor. If we elect to extend the Rights Offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the Rights Offering, in whole or in part, at any time prior to the expiration of the Rights Offering for any reason, including if, at any time before completion of the Rights Offering, there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in the sole judgment of our board of directors would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering. We may waive any of these conditions and choose to proceed with the Rights Offering even if one or more of these events occur. See “The Rights Offering—Conditions, Withdrawal and Cancellation.” In the event that the Rights Offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. However, the purchase price of any rights purchased in the open market prior to the cancellation of the Rights Offering will not be returned to such purchaser. Upon cancellation of the Rights Offering, we will be required to pay in cash a termination fee or liquidated damages, depending on the basis of the termination, to the

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Backstop Investor under the Standby Purchase Agreement. See “—Will the Backstop Investor receive a fee for providing the Backstop Commitment?” and “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—Fees and Expenses.”

Our board of directors also reserves the right to amend or modify the terms of the Rights Offering with the prior written consent of the Backstop Investor. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this Rights Offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this Rights Offering and the new expiration date. The terms of the Rights Offering cannot be modified or amended after the expiration date of the Rights Offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the Rights Offering for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications may include a change in the Rights Offering subscription price although no such change is presently contemplated.

Q:	What is the recommendation of the board of directors regarding the Rights Offering Transaction?

A: The Rights Offering Transaction was approved by our stockholders at a duly held meeting on December 24, 2013. Although the Rights Offering and the terms of the Standby Purchase Agreement have been approved by our board of directors, neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of your best interests and the Rights Offering and after considering all of the information herein, including the “Risk Factors” section of this prospectus. You should not view our board’s approval of the Rights Offering or the Standby Purchase Agreement as a recommendation or other indication that the exercise or sale of your subscription rights is in your best interests.

Q:	How was the Rights Offering subscription price of $6.33 per whole share established?

A: The Rights Offering subscription price was determined by of our board of directors in connection with the negotiation of the Standby Purchase Agreement. In evaluating the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the Rights Offering, historical and current trading prices of our common stock, the fact that the rights will be transferable and listed on the NASDAQ during the subscription period, the fact that holders of rights will have an over-subscription privilege, the low level of execution risk associated with the Rights Offering in light of the Standby Purchase Agreement, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. Based on these considerations, our board of directors determined that the $6.33 subscription price per share represented an appropriate subscription price.

The Rights Offering subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the Rights Offering subscription price to necessarily be an indication of the fair value of the common stock to be offered in this offering. After the date of this prospectus, our common stock may trade at prices above or below the Rights Offering subscription price. For a discussion of recent trading prices of our common stock on the NASDAQ, see “Market Price For Our Common Stock and Dividend Payments.”

Q:	Is it risky to exercise my subscription rights?

A: The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading “Risk Factors” and all other information included herein before deciding to exercise or sell your subscription rights.

Q:	Am I required to subscribe in the Rights Offering?

A: No. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in us will be diluted to a greater extent compared to the ownership interests of holders who exercise their subscription rights. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege. See “Risk Factors—Stockholders who do not fully exercise their rights will have their interests further diluted compared to stockholders who do exercise their rights.”

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A: No. Once you send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if the market price of our common stock is below the Rights Offering subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $6.33 per whole share. Subscription rights not exercised prior to the expiration of the Rights Offering will expire and will have no value.

Q:	What are the United States federal income tax considerations of receiving or exercising my subscription rights?

A: Generally, a holder should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the Rights Offering. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the Rights Offering and the exercise, sale or lapse of the rights, including the applicability of any state, local or non-U.S. tax laws in light of your particular circumstances. See “Material U.S. Federal Income Tax Considerations.”

Q:	If the Rights Offering is not completed, will my subscription payment be refunded to me?

A: Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If the Rights Offering is not completed, all subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you own shares of common stock in “street name,” it may take longer for you to receive payment because the subscription agent will return payments to the record holder of your shares of common stock.

Q:	How much capital will the company receive from the Rights Offering Transaction?

A: If all of the subscription rights (including all over-subscription privileges) are exercised in full by our stockholders or issued to the Backstop Investor pursuant to the Backstop Commitment, we estimate that the net proceeds to us from the Rights Offering Transaction, after deducting estimated offering expenses, will be approximately $147.5 million.

Q:	How does the Backstop Commitment work?

A: The Backstop Investor has committed to purchase from us, subject to the terms and conditions in the Standby Purchase Agreement, at the Rights Offering subscription price, unsubscribed shares of common stock (minus the aggregate dollar value of the Management Purchase Commitment) such that gross proceeds of the Rights Offering will be $100.0 million. We refer to this commitment by the Backstop Investor as the Backstop Commitment. The purchase of any shares by the Backstop Investor pursuant to the Backstop Commitment will be effected upon expiration of the Rights Offering in a transaction exempt from the registration requirements of the Securities Act and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part. See “The Rights Offering—The Backstop Commitment and the Additional Purchase Commitment.”

Q:	Are there any other commitments under the Standby Purchase Agreement?

A: The Backstop Investor has agreed to purchase $50.0 million of our common stock in addition to shares of our common stock purchased pursuant to the Backstop Commitment, which we refer to as the Additional Purchase Commitment.

In addition, as a condition for the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice-Chairman and President, David Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns. The issuance of any shares to the Backstop Investor pursuant to the Standby Purchase Agreement and the issuance of shares to Messrs. Baumann and Levin pursuant to the Management Purchase Commitment will be effected upon expiration of the Rights Offering in transactions exempt from the registration requirements of the Securities Act and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part.

Q:	Why is there a backstop purchaser?

A: We obtained the commitment of the Backstop Investor under the Standby Purchase Agreement to ensure that we would receive a minimum level of gross proceeds from the Rights Offering of $100.0 million. The Backstop Investor’s obligations to purchase shares under the Standby Purchase Agreement are subject to the satisfaction or waiver of specified conditions. See “—Are there any conditions to the Backstop Investor’s obligations to purchase shares?”

Q:	Will the Backstop Investor receive a fee for providing the Backstop Commitment?

A: Yes. In the event that the Rights Offering closes, we will pay the Backstop Investor a fee equal to $3.75 million, or the Backstop Commitment Fee, which is payable in shares of our common stock at the time the Rights Offering closes. In addition, we will pay the Backstop Investor a fee of $3.75 million, or the Additional Purchase Commitment Fee, which is payable in shares of our common stock upon closing of the issuance of shares of common stock pursuant to the Additional Purchase Commitment. In the event the Rights Offering Transaction is terminated in connection with a Superior Transaction (as described below), we will pay a termination fee of $7.5 million in cash to the Backstop Investor. In the event the Rights Offering Transaction is terminated for purposes other than a Superior Transaction subject to limited exceptions, we will pay liquidated damages of $2.5 million in cash to the Backstop Investor. In each case, we will also pay fees and expenses incurred by the Backstop Investor in connection with the Rights Offering Transaction up to an aggregate amount of $400,000. See “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—Fees and Expenses.”

Q:	Are we requiring a minimum overall subscription to complete the Rights Offering?

A: No. We are not requiring an overall minimum subscription to complete the Rights Offering. However, our board of directors reserves the right to cancel the Rights Offering Transaction for any reason, including if we do not receive aggregate subscriptions that we believe will satisfy our capital plans or if the conditions to the Rights

Offering or the Backstop Investor’s obligations under the Standby Purchase Agreement are not satisfied or waived. The Standby Purchase Agreement may be terminated by us if our board of directors, in the exercise of its fiduciary duty, decides to consummate a Superior Transaction (as defined herein) that would result in more favorable economic terms for us than the Rights Offering Transaction, which we refer to as a Superior Transaction. However, if we terminate the Standby Purchase Agreement in connection with the Superior Transaction, we will pay a termination fee of $7.5 million in cash to the Backstop Investor. See “—Can our board of directors extend, cancel or amend the Rights Offering?” and “—When do the obligations of the Backstop Investor expire?”

Q:	Are there any conditions to the Backstop Investor’s obligations to purchase shares?

A: Yes. The Backstop Investor’s obligations under the Backstop Commitment are subject to the satisfaction or waiver of specified conditions, including, but not limited to, our compliance with the covenants in the Standby Purchase Agreement, each of our representations and warranties being true and correct in all material respects and, no material adverse change with respect to our business and operations having occurred. In addition, as a condition to the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice-Chairman and President, David Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns. See “—Are there any other commitments under the Standby Purchase Agreement” and “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement.”

In addition, we have entered into certain agreements in which a change of control may trigger certain rights or accelerate the benefits to the counterparties to such agreements. The Rights Offering Transaction may result in changes in our share ownership that could trigger those rights or result in acceleration of such benefits. We are obtaining all necessary waivers and consents in connection with the change of control that may result from the Rights Offering Transaction. If such consents are not obtained and if we do not determine that such consents are no longer required on or prior to the date that is 180 days following the date of the Stockholders Agreement, which we refer to as the Consent Default and the date of such Consent Default as the Consent Default Date, then, as liquidated damages and to the Backstop Investor for the failure to obtain the consents (or determination that they are no longer required) by such date we will (i) issue to the Backstop Investor on the first 30 day anniversary of the Consent Default and on each subsequent 30 day anniversary of the Consent Default (pro rated for periods totaling less than 30 calendar days), or, if earlier, no later than five business days following the date that such Consent Default is cured, until the consents are obtained (or determination that they are no longer required), additional shares of our common stock, or the Consent Fee Shares, in an amount equal to 1.0% of the aggregate purchase price paid by the Backstop Investor in connection with the Backstop Commitment and the Additional Purchase Commitment or (ii) pay an amount of cash equal to 1.0% of the aggregate purchase price paid by the Backstop Investor in connection with the Backstop Commitment and the Additional Purchase Commitment (such cash payments, the Consent Delay Payments). In the event we fail to issue the Consent Fee Shares or pay the Consent Delay Payments in a timely manner, the Consent Fee Shares issued or the Consent Delay Payments paid, as the case may be, to the Backstop Investor will be increased at the rate of 1.5% of the Consent Rate (or portion thereof) per month until such Consent Fee Shares are issued in full, or such Consent Delay Payments are paid in full, as applicable. See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement—Third Party Consent Fee.”

Q:	When do the obligations of the Backstop Investor expire?

A: The Backstop Commitment may be terminated by the Backstop Investor if the Rights Offering has not been consummated prior to 5:00 P.M. on February 15, 2014. In such case, subject to limited exceptions, we will be obligated to pay the Backstop Investor liquidated damages of $2.5 million in cash, plus up to $400,000 of the Backstop Investor’s reasonable and actual out-of-pocket expenses incurred in connection with the Rights Offering Transaction. In addition, upon termination of the Standby Purchase Agreement by us in connection with any Superior Transaction, we will pay the Backstop Investor a cash termination fee of $7.5 million, plus up to $400,000 of any reasonable and actual out-of-pocket expenses incurred by the Backstop Investor in connection with the Rights Offering Transaction.

Q:	How many shares of our common stock will be outstanding after the Rights Offering Transaction?

A: We expect approximately 36,350,181 shares of our common stock will be outstanding immediately after the completion of the Rights Offering Transaction.

Q:	How will the Rights Offering affect the Backstop Investor’s ownership of our common stock?

A: We expect to issue an aggregate of 24,595,221 shares of common stock to the Backstop Investor (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) if none of the holders exercise their rights in the Rights Offering and the conditions to the Backstop Investor’s obligation to act as the backstop purchaser under the Standby Purchase Agreement are satisfied. Under such circumstances, the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 67.66% after giving effect to the Rights Offering Transaction.

We expect to issue an aggregate of 9,083,728 shares of common stock to the Backstop Investor (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) under the Standby Purchase Agreement if all of the holders exercise their subscription rights. Under such circumstances the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 24.99% after giving effect to the Rights Offering Transaction.

The Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 45.93% (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) after giving effect to the Rights Offering Transaction, if holders of half of the rights exercise their subscription rights. See “The Rights Offering—Effects of the Rights Offering Transaction on the Backstop Investor’s Stock and Ownership.”

Any shares purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement will be issued in a private placement transaction, exempt from the registration requirements of the Securities Act and, accordingly, will be restricted securities. We intend to enter into a Stockholders Agreement with the Backstop Investor granting demand and piggy-back registration rights with respect to all registrable securities to be held by the Backstop Investor. We will also agree to use our reasonable best efforts to file with the SEC, prior to the first anniversary of the closing of this offering, a registration statement covering the resale at any time or from time to time of all shares of our common stock purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement. See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement—Registration Rights.”

Q:	If I exercise my subscription rights, when will I receive shares of common stock purchased in the Rights Offering?

A: We will deliver to the record holders who purchase shares in the Rights Offering DRS statements representing the shares of our common stock purchased as soon as practicable after the expiration date of the Rights Offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 P.M., New York City time, on the third business day after the expiration date of the Rights Offering, which is the latest time by which subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

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Q:	Will the rights be listed on a stock exchange or national market?

A: The subscription rights are transferable during the course of the subscription period. As the rights are transferable, the rights will trade on the NASDAQ under the symbol “TSRER.” We expect that any such trading will continue until the close of business on January 9, 2014, the last trading day before the expiration of the Rights Offering. As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of our common stock. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights. As the subscription rights will cease trading on the NASDAQ on January 9, 2014, if we extend the expiration date, the rights will not trade on NASDAQ during any extension period.

Q:	How do I exercise my subscription rights if I live outside the United States?

A: We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their accounts. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders.”

Q:	Who is the subscription agent for the Rights Offering?

A: The subscription agent is American Stock Transfer & Trust Company, LLC. If your shares of common stock are held in the name of a broker, dealer, or other nominee, then you should send your applicable subscription documents to your broker, dealer, or other nominee. If you are a record holder, then you should send your applicable subscription documents, by overnight delivery, first class mail or courier service to:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

We will pay the fees and expenses of the subscription agent and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with the Rights Offering.

You are solely responsible for timely completing delivery to the subscription agent of your subscription documents, subscription rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Q:	What should I do if I have other questions?

A: If you have questions or need assistance, please contact AST Phoenix Advisors, the information agent for the Rights Offering, at: 1-866-620-8437.

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not to exercise your subscription rights to purchase our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and the financial statements, including the related notes thereto, appearing elsewhere in this prospectus before making an investment decision.

Until June 1, 2012, the registrant conducted business as Feldman Mall Properties, Inc. Immediately prior to the recapitalization transaction described below, the registrant held a single land asset having minimal value and conducted no operations. On June 1, 2012, the registrant completed a reverse recapitalization transaction, or the recapitalization, more fully described below under “—Recapitalization and Other Related Transactions” and elsewhere in this prospectus under the caption “Our Recapitalization and Structure.” In the recapitalization, the registrant acquired certain assets from Trade Street Property Fund I, LP and BCOM Real Estate Fund, LLC, which we collectively refer to as the “Trade Street Funds,” and Trade Street Capital, LLC, or Trade Street Capital, in exchange for shares of the registrant’s common and preferred stock and common and preferred units of limited partnership interest in a newly formed operating partnership known as Trade Street Operating Partnership, LP, or the Operating Partnership. The registrant also changed its name to “Trade Street Residential, Inc.” and management team of Trade Street Capital took over day-to-day management of our company. Our business is a continuation of the multifamily residential real estate investment and management businesses of the Trade Street Funds and Trade Street Capital, which we collectively refer to as Trade Street Company. References to “Trade Street Company” do not refer to a legal entity, but instead refer to a combination of certain real estate entities and management operations based on common ownership and control by the Trade Street Funds and Trade Street Capital. For accounting purposes, Trade Street Investment Adviser, LLLP, or TSIA, one of the entities contributed as part of the recapitalization, is the accounting acquirer in the recapitalization.

Except where the context indicates otherwise, references in this prospectus to “Trade Street Residential” “registrant,” “we,” “us,” “our” and “our company” refer to Trade Street Residential, Inc. together with its consolidated subsidiaries, including our operating partnership, after the date of the recapitalization. References to “Feldman” refer to Feldman Mall Properties, Inc. and its consolidated subsidiaries prior to the date of the recapitalization. Except where the context otherwise requires, the description of our business prior to the date of the recapitalization refers to the multifamily residential real estate investment and management business and platform that was contributed to our Operating Partnership in the recapitalization.

As of December 16, 2013, or the record date, 11,468,665 shares of our common stock were outstanding.

Overview

We are a full service, vertically integrated, self-administered and self-managed Maryland corporation focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas. We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2004. We seek to own and operate apartment communities in cities that have:

•	a stable work force comprised of a large number of “echo boomers,” which is typically understood to include people born after 1977 and before 1997, combined with positive net population growth;

•	well-paying jobs provided by a diverse mix of employers across the education, government, healthcare, insurance, manufacturing and tourist sectors;

•	a favorable cost of living;

•	reduced competition from larger multifamily REITs and large institutional real estate investors who tend to focus on select coastal and gateway markets; and

•	a limited supply of new housing and new apartment construction.

We currently own and operate 17 apartment communities containing 4,024 apartment units in Alabama, Florida, Georgia, Kentucky, North Carolina, South Carolina, Tennessee and Texas. We refer to these apartment communities throughout this prospectus as our “Operating Properties.” For the nine months ended September 30, 2013, the weighted average occupancy rate for our Operating Properties owned during the entire period was 95.5% and the weighted average monthly effective rent per occupied apartment unit at those Operating Properties was $851. Our apartment communities are characterized by attractive features including substantial landscaping, well-maintained exteriors and high quality interior finishes, and amenities such as swimming pools, clubhouses and fitness facilities and controlled-access gated entrances.

In addition, we own four parcels of land that are zoned for multifamily development, which we refer to throughout this prospectus as our “Land Investments.” Our Land Investments have undergone varying degrees of pre-construction development, such as partial completion of grading, installation of streets and partial development of site and architectural plans; however, we have not begun construction of apartment units on any of the Land Investments. We intend primarily to complete development of our Land Investments in unconsolidated joint ventures with highly-qualified regional and/or national third party developers when market and demographic trends favor the delivery of additional multifamily units in the markets where our Land Investments are located. However, in certain limited instances where our board of directors determines that the benefits significantly outweigh the risks, we may develop additional apartment units ourselves utilizing our debt and equity capital resources. We may also sell one or more of our Land Investments if our board of directors determines such sale is in the best interests of our stockholders. We intend to add scale in our current markets through acquisitions and selective development of new apartment communities. We may also opportunistically pursue acquisitions and selective development of apartment communities in other geographic regions and markets that possess economic, demographic and other characteristics similar to our existing markets and fit within our strategic plan.

We currently have 110 employees who provide property management, maintenance, landscaping, construction management and accounting services. Our senior management team consists of Michael D. Baumann, our Chairman and Chief Executive Officer, David Levin, our Vice-Chairman and President, Richard Ross, our Chief Financial Officer, and Ryan Hanks, our Chief Investment Officer. Messrs. Baumann and Hank were principals at Trade Street Capital prior to our recapitalization. Mr. Baumann has developed and/or acquired in excess of $1.0 billion of multifamily residential and commercial properties over his 25-year career. Mr. Hanks has overseen the acquisition of in excess of 11,600 apartment units with an aggregate value of approximately $1.4 billion over his 10-year career. We intend to take advantage of Mr. Baumann’s and Mr. Hanks’s substantial experience and extensive network of relationships in the multifamily real estate sector to execute our growth strategy.

Recent Developments

Our Recent Public Offering

We completed a public offering, which we refer to as the IPO, pursuant to which we sold 6,353,443 shares of common stock (including 103,443 shares sold pursuant to the partial exercise of the underwriters’ overallotment option) at an offering price of $10.00 per share on May 16, 2013 and June 13, 2013 with respect to the partial exercise of the overallotment option. We received net proceeds, after deduction of offering expenses and underwriting discounts and commissions, of $56.3 million. We contributed the net proceeds of the IPO to our operating partnership in exchange for an aggregate of 6,353,443 common units, and our operating partnership used approximately (i) $8.2 million of the net proceeds to repurchase equity interests, including accrued interest, in four of our subsidiaries from our joint venture partners; (ii) $26.7 million of the net proceeds to fund the acquisition of St. James at Goose Creek; (iii) $12.5 million of the net proceeds to fund the acquisition of Creekstone at RTP; (iv) $2.6 million of the net proceeds to fund earnest money and loan deposits; and (v) $1.3 million of the net proceeds to refinance the mortgage loan on our Pointe at Canyon Ridge property.

Recent Management Change

Effective August 27, 2013, Bert Lopez tendered his resignation as our Chief Financial Officer, and tendered his resignation as our Chief Operating Officer and terminated his employment with us effective September 13, 2013. Effective August 27, 2013, our board of directors appointed Mr. Ross as Chief Financial Officer to fill the vacancy created by Mr. Lopez’s resignation. As we do not currently intend to hire a new Chief Operating Officer to replace Mr. Lopez. David Levin, our President and Vice Chairman of our Board of Directors, will perform the duties and responsibilities of Chief Operating Officer.

Recent Acquisitions and Financings

On September 24, 2013, we acquired 100% of the membership interests of a limited liability company that owns Fountains Southend, a recently-constructed apartment community located in Charlotte, North Carolina, containing 208 units, for a purchase price of $34.0 million. In connection with the acquisition, we entered into a six month interim loan in the amount of $30.0 million that we expect to pay off in full with a new mortgage note payable secured by Fountains Southend and the net proceeds from the Rights Offering Transaction. The interim loan of $30.0 million bears interest at a floating rate equal to one-month LIBOR plus 4.75%, with a floor of 5.75% per annum. We have a commitment for permanent mortgage financing on this property. The commitment is for the principal amount of $23.8 million, provides for a term of 10 years and a fixed interest rate of 4.31% per annum with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter until maturity based on a 30-year amortization schedule. We intend to pay off the interim loan in full upon the closing of this offering with the proceeds of the new mortgage loan and $6.3 million in cash from the net proceeds of the Rights Offering Transaction.

On August 26, 2013, we acquired Talison Row, a recently-constructed apartment community located in Charleston, South Carolina, containing 274 units, for a purchase price of $48.1 million. In connection with the acquisition, we entered into a new 10-year mortgage loan secured by Talison Row in the amount of $33.6 million. The loan bears interest at a fixed rate of 4.06% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The loan may be prepaid, in whole but not in part, on or after October 10, 2015 upon notice and payment of a make-whole fee based on the outstanding balance at the time of prepayment.

Pending Acquisitions

On June 6, 2013, we entered into a binding agreement to acquire 100% of the membership interests of a limited liability company that owns The Avenues of Craig Ranch, an apartment community located in McKinney, Texas, a suburb of Dallas, which is currently under construction and is anticipated to have 334 units, for a purchase price of $42.4 million. The purchase contract provides for closing, subject to the satisfaction of customary closing conditions, upon completion of the property’s construction, which is expected to occur during the first quarter of 2014. We have agreed to terms for a mortgage on this property with a lender who has provided us financing in the past; however, we currently have no commitment for financing this property. Accordingly, there can be no assurance that we will obtain financing for the acquisition, and we may be unable to close the purchase of the property, which would result in our forfeiture of $0.8 million in earnest money.

On February 22, 2013, we entered into a binding contract to acquire Miller Creek, an apartment community located in Germantown, Tennessee, a suburb of Memphis, which is currently under construction and is anticipated to have 330 units, for a purchase price of $43.8 million. The purchase contract provides for closing, subject to the satisfaction of customary closing conditions, upon completion of the property’s construction, which is expected to occur during the first quarter of 2014. We intend to fund the purchase price of this property with the proceeds of a new mortgage loan in the amount of $26.3 million, for which we have a lender commitment, and $17.5 million of cash from the net proceeds of the Rights Offering Transaction. The new mortgage loan will bear interest at a fixed rate of 4.6% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule.

On October 29, 2012, we entered into a binding contract to acquire the Estates of Wake Forest, an apartment community located in Wake Forest, North Carolina, which is currently under construction and anticipated to have 288 units, for a purchase price of $37.3 million. The purchase contract provides for closing subject to the satisfaction of customary closing, upon completion of the property’s construction which is expected to occur during the first quarter of 2014. We intend to pay the purchase price of this property with the net proceeds from the Rights Offering Transaction. We have agreed to terms for a mortgage on this property with a lender who has provided us financing in the past; however, we currently have no commitment for financing this property. Accordingly, there can be no assurance that we will obtain financing for the acquisition, and we may be unable to close the purchase of the property, which would result in our forfeiture of $0.8 million in earnest money.

On December 5, 2013, we entered into a contract to acquire The Aventine Greenville, a 346-unit apartment community in Greenville, South Carolina, for a price of $41.9 million, which is expected to close in the first quarter of 2014. We intend to use a portion of the net proceeds from the Rights Offering Transaction to fund this acquisition.

There can be no assurance that we will complete any of these acquisitions or that they will close within the timeframes set forth above.

Completed and Pending Dispositions

On July 16, 2013, we entered into a contract to sell The Beckanna on Glenwood, a 255-unit apartment community located in Raleigh, North Carolina. The closing is anticipated to occur after the purchaser obtains the lender’s consent to assume the existing mortgage loan on the property, which is expected to occur during the fourth quarter of 2013. The purchase price payable to us will be a cash payment of approximately $2.5 million plus the assumption of the existing mortgage loan, which had an outstanding principal balance of $6.3 million as of September 30, 2013.

On December 16, 2013, we sold Terrace at River Oaks, a 314-unit apartment community located in San Antonio, Texas. The purchase price payable to us was comprised of a cash payment of approximately $7.6 million plus the assumption of the existing mortgage loan, which had an outstanding principal balance of $14.3 million as of September 30, 2013.

Declaration of Dividends

On December 2, 2013, we declared a dividend for the fourth quarter of 2013 of $0.095 per share, which will be payable on January 17, 2014 to stockholders of record on December 23, 2013.

Our Strengths

•	Experienced Management Team. Our senior management team has significant experience in acquiring, owning, operating and managing commercial real estate, specifically apartment communities. Over the last 10 years, our senior management team has had the primary responsibility of overseeing the acquisition, ownership and management of 25 multifamily communities consisting of more than 10,000 apartment units in our target markets, including our Operating Properties, since their acquisitions by the Trade Street Funds. Mr. Baumann has developed and/or acquired in excess of $1.0 billion of multifamily residential and other commercial real estate projects over his 25-year career. Mr. Levin has over 30 years of industry experience, including 20 years, from 1992 to 2012, in various capacities, including vice chairman, with LNR Property LLC, one of the leading U.S. investors and servicers of CMBS debt. Mr. Ross has over 30 years of experience serving in finance and accounting capacities with various companies including REITs and real estate operating companies. Mr. Hanks has overseen the acquisition of in excess of 11,600 apartment units with aggregate value of approximately $1.4 billion over his 10-year career.

•	Strategic Focus on Markets with Strong Multifamily Housing Fundamentals. Our Operating Properties are located in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas. Our existing and target markets are characterized by low unemployment, a diversified base of employers, prospects for continued job growth, lower cost of living and positive net population growth from other states. Our strategic focus on acquiring apartment communities in mid-sized markets with strong economic and demographic drivers differentiates us from the majority of multifamily REITs, who we believe are more focused on select coastal and gateway markets.

•	Attractive Acquisition Opportunities Provided by Extensive Relationships Across the Multifamily Industry. Over the course of their careers, Messrs. Baumann, Levin and Hanks have developed an extensive network of relationships with institutional investment managers and private operators and developers throughout the multifamily industry. These relationships provide us access to an ongoing pipeline of acquisition opportunities in our target markets, many of which are “off-market” transactions where we are not involved in an open competitive bidding process, thereby allowing us to achieve lower acquisition costs. We acquired approximately 90% of our Operating Properties in such off-market transactions.

•	Stable Portfolio of High Quality Properties. Our Operating Properties consist of conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities that typically offer attractive amenities such as swimming pools, clubhouses, fitness facilities and controlled-access gated entrances. As of September 30, 2013, our operating properties have a monthly effective rent per occupied unit of $851 and an average physical occupancy rate of 95.5%.

•	Strong Acquisition Pipeline. We continue to see significant selling activity in our targeted sector of the multifamily industry. We have entered into definitive agreements to acquire three apartment communities that are anticipated to contain an aggregate of approximately 952 new units for an aggregate purchase price of approximately $123.4 million. Each of these proposed acquisitions is subject to customary closing conditions and we cannot assure you that we will acquire any of the apartment communities we have under contract. See “—Recent Developments—Pending Acquisitions.” We believe that our track record of apartment acquisitions, when combined with a greater access to capital due to our being a publicly-traded REIT and our ability to acquire properties on a tax-deferred basis in exchange for common units of limited partnership interest in our operating partnership, or common units, will provide us with numerous additional quality acquisition opportunities in the near term.

Our Business Objectives and Strategies

Our primary business objective is to maximize stockholder value by increasing cash flows at our existing properties, acquiring additional properties in our existing markets and in other strategic markets, and selectively pursuing development opportunities. We intend to achieve this objective by executing the following strategies:

•	Maintain Disciplined Focus on Mid-Sized Markets. We intend to maintain a disciplined investment focus on mid-sized cities and suburban submarkets of larger cities with strong economic and demographic drivers, reduced competition from larger multifamily REITs and limited supply of new housing and apartment construction. We conduct a top down demographic analysis of our target markets that includes a review of near-term prospects for job growth given expansion or relocation of major employers, and evaluation of positive net migration trends or recent population increases. We also evaluate new multifamily building permits and construction starts to determine new supply trends.

•	Intensely Manage Our Apartment Communities to Maintain Market Competitiveness and Cost Efficiency. We manage all of our Operating Properties, and our senior management team has a “hands-on” approach to property management. This includes real-time communication with resident managers, frequent property visits, substantial investment in aesthetics and amenities and attention to operating costs. Our senior management team has overseen significant improvements at our Operating Properties that have added landscaping, exterior facelifts, and renovation of common areas such as clubhouses and refurbishment of apartment interiors. We believe that by presenting attractive, aesthetically pleasing interiors and exteriors combined with modern amenities, our apartment communities have a competitive edge in our markets compared to other apartment communities owned by lesser capitalized operators.

•	Utilize Our Relationships and Industry Knowledge to Acquire High Yielding Properties in Our Target Markets. We will seek to acquire additional apartment communities in our existing markets in order to build scale by utilizing our acquisition experience and leveraging our local management resources in those markets. We believe adding scale in our existing markets will increase our operating efficiency, produce cost savings, enhance our market knowledge and strengthen our ability to be a market leader in each of our markets.

•	Selectively Dispose of Fully Stabilized Assets to Redeploy Capital in Newer, Higher Growth Investments. We will actively manage our portfolio to increase cash flow through the sale of fully stabilized assets to redeploy capital into newer higher yielding investments. We will actively seek to improve our average age and asset quality in our target markets or exit markets that we deem as non-strategic going forward.

•	Selectively Acquire Development Sites and Utilize Our Current Land Investments for the Future Development of Multifamily Communities in Our Target Markets. Our senior management team has extensive experience in developing multifamily properties. We intend to continue utilizing our management team’s knowledge, experience and relationships to increase stockholder value by selectively pursuing development opportunities in our target markets. Primarily, we will seek development opportunities through unconsolidated joint ventures with highly-qualified regional and/or national third party developers in markets where demographic trends favor the delivery of additional multifamily units. However, in certain limited instances where our board determines that the benefits significantly outweigh the risks, we may develop additional apartment units ourselves utilizing our debt and equity capital resources. Our Land Investments were acquired by the Trade Street Funds in anticipation of their future development by the Trade Street Funds and contributed to our operating partnership in the recapitalization.

Our Properties

Currently, our Operating Properties consist of 16 properties, of which 15 were wholly-owned and one was owned through an unconsolidated joint venture in which the Company has a 50% interest, consisting of 4,024 an aggregate of apartment units. The following table provides certain information for the three months ended September 30, 2013 with respect to you Operating Properties owned as of the date of this prospectus:

Property Name	Location	Year Built Renovated(1)	Date Acquired	Number of Units	Average Unit Size (Sq. Ft.)	Average Physical Occupancy(2)
The Pointe at Canyon Ridge	Sandy Springs, GA	1986/2007	09/18/08	494	920	96.4%
Arbors River Oaks	Memphis, TN	1990/2010	06/09/10	191	1,136	94.1%
The Estates at Perimeter(3)	Augusta, GA	2007	09/01/10	240	1,109	93.9%
Lakeshore on the Hill	Chattanooga, TN	1969/2005	12/14/10	123	1,168	96.6%
The Trails of Signal Mountain	Chattanooga, TN	1975	05/26/11	172	1,185	97.4%
Post Oak	Louisville, KY	1982/2005	07/28/11	126	881	96.4%
The Beckanna on Glenwood(4)	Raleigh, NC	1963/2006	10/31/11	255	729	91.8%
Mercé Apartments	Addison, TX	1991/2007	10/31/11	114	653	97.8%
Park at Fox Trails	Plano, TX	1981	12/06/11	286	960	97.2%
Estates at Millenia	Orlando, FL	2012	12/03/12	297	952	94.1%
Westmont Commons	Asheville, NC	2003&2008	12/12/12	252	1,009	97.4%
Vintage at Madison Crossing	Huntsville, AL	2002	03/04/13	178	1,047	96.6%
St. James at Goose Creek	Goose Creek, SC	2009	05/16/13	244	976	97.4%
Creekstone at RTP	Durham, NC	2013	05/17/13	256	1,043	97.7%
Talison Row(5)	Charleston, SC	2013	08/26/13	274	989	—
Fountains at South End(5)	Charlotte, NC	2013	09/24/13	208	844	—

Total / Weighted Average				3,710	972	96.0%

(1)	The extent of the renovations included within the term “renovated” depends on the individual apartment community, but “renovated” generally refers to the replacement of siding, roof, wood, windows or boilers, updating of gutter systems, renovation of leasing centers and interior rehabilitation, including updated appliances, countertops, vinyl plank flooring, fixtures, fans and lighting, or some combination thereof.
(2)	Average physical occupancy represents the average for the three months ended September 30, 2013 of the total number of units occupied at each apartment community during the period divided by the total number of units at each apartment community.
(3)	We own a 50% interest in this apartment community through an unconsolidated joint venture.
(4)	We have entered into a binding contract for the disposal of this property, which is expected to close during the fourth quarter. While we do have a binding contract to dispose of this property, the closing is subject to certain conditions and as such we can provide no assurance that we will be able to do so.
(5)	We acquired these apartment communities during the third quarter of 2013, and as such, average physical occupancy has been excluded from this table.

In addition, our Land Investments consist of the parcels described in the table below, upon which we anticipate developing apartment communities in the future, when market and demographic trends favor the delivery of additional multifamily units to the markets where the respective Land Investments are located.

Property Name	Location	Potential Use	Number of Planned Units	Acreage
Venetian(1)	Fort Myers, FL	Apartments	436	23.0 acres
Midlothian Town Center—East(2)	Midlothian, VA	Apartments	238	8.4 acres
The Estates at Maitland(3)	Maitland, FL	Apartments	416	6.1 acres
Estates at Millenia—Phase II(4)	Orlando, FL	Apartments	403	7.0 acres

(1)	Venetian was acquired from an insolvent developer after construction began. The site currently has improvements, including a partially completed clubhouse, building pads, roads and utilities on Phase I of the development. Costs, including the cost of the land, incurred to date as of September 30, 2013 for the property were approximately $11.0 million.
(2)	Midlothian Town Center—East is currently approved for 246 apartment units and 10,800 square feet of retail space, including a parking deck structure. The project is currently going through a site plan modification process in Chesterfield County, Virginia that will allow the development of 238 apartment units, 10,800 square feet of retail space and the elimination of the parking deck structure. Costs, including the cost of the land, incurred to date as of September 30, 2013 for the property were approximately $8.2 million.
(3)	The Estates at Maitland is currently approved for a maximum of 330 apartment units and 20,000 square feet of retail space. The City of Maitland, Florida changed its zoning code allowing a higher density in May 2012. The municipal development agreement is currently being modified to include 416 units and 10,000 square feet of retail space. Costs, including the cost of the land, incurred to date as of September 30, 2013 for the property were approximately $10.0 million.
(4)	Estates at Millenia—Phase II is currently approved for 403 apartment units and 10,000 square feet of retail space. The site currently has all utilities. Costs, including the cost of the land, incurred to date as of September 30, 2013 for the property were approximately $13 million.

Acquisition Criteria

The acquisitions we choose to pursue are based on a series of strict and concise criteria that discourage us from pursuing investments in properties that do not coincide with our overall business plan and strategy. These criteria include generally investing in properties that:

•	are garden-style or mid-rise apartments;

•	fall within our target size of 150 to 500 units and are valued, either individually or as a portfolio acquisition, between $10 million and $50 million;

•	are located within close proximity to large and stable employment bases within our target markets and have a high degree of visibility;

•	produce an attractive cash on cash yield that is accretive to funds from operations per share; and

•	are less than ten years old, or can justify an older age based on differentiating and value-added characteristics.

Our Recapitalization and Structure

Until June 1, 2012, we conducted business as Feldman Mall Properties, Inc., a Maryland corporation that elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004, and which immediately prior to the recapitalization transaction held a single land asset having minimal value and conducted no operations. Feldman was formed and completed its initial public offering in 2004. In connection with Feldman’s initial public offering, it completed a simultaneous series of formation transactions that resulted in its acquisition of three regional malls and related assets. After the initial public offering and formation transactions, Feldman acquired additional mall properties outright and through joint ventures with institutional investors. Due to the deep recession that began in late 2007, the financial performance of these mall properties was significantly adversely affected. In 2008, Feldman’s common stock was delisted by the New York Stock Exchange, Feldman ceased being a reporting company with the Securities and Exchange Commission, or the SEC, and Feldman’s entire senior management team left the company, after which the then-current Feldman board of directors engaged Brandywine Financial Services Corporation, or Brandywine, as a third party manager of the company. From 2008 until June 1, 2012, Feldman sold or otherwise disposed of all of its mall properties except a single parcel of land having minimal value.

In April 2012, Feldman entered into the contribution agreement with the Trade Street Funds and Trade Street Capital providing for the recapitalization. The recapitalization was completed on June 1, 2012, at which time the board of directors of Feldman was reconstituted, Feldman changed its name to “Trade Street Residential, Inc.,” the external management arrangement with Brandywine was terminated and our current senior management team took over day-to-day management of the company from Brandywine. After the recapitalization, our business is a continuation of the multifamily residential real estate investment and management business of the Trade Street Funds and Trade Street Capital that were contributed to the company in the recapitalization. For a discussion of the recapitalization, the contribution agreement and its material terms and subsequent transactions effected by us and related to the recapitalization, see “Our Recapitalization and Structure.”

Following our recapitalization, we are a full service, vertically integrated, self-administered and self-managed corporation operating as a REIT for U.S. federal income tax purposes. All of our employees are employed by, and all of our operations are conducted through, our operating partnership. As of the date of this prospectus, we own 100% of the common units in our operating partnership. The following diagram depicts the expected ownership of our common stock and our operating partnership’s common units immediately prior to the completion of this offering.

Our REIT Status

We have elected to be treated as a REIT for U.S. federal income tax purposes. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally are not subject to federal income tax on our REIT taxable income that we currently distribute to our stockholders. If we fail to maintain our status as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to federal, state and local taxes on all or a portion of our income, and we will be subject to state and local taxes on our property. In addition, the income of any taxable REIT subsidiary that we own will be subject to taxation at regular corporate rates.

Restrictions on Ownership and Transfer of Our Capital Stock

With certain exceptions, our charter authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Due to the limitations on the concentration of ownership of stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, our charter generally prohibits any person (unless exempted by our board of directors) from actually, beneficially or constructively owning more than 9.8% (in value or in number of shares of common stock, whichever is more restrictive) of our outstanding shares of common stock or more than 9.8% (in value or in number of shares of capital stock, whichever is more restrictive) of our outstanding shares of capital stock. See “Description of Stock—Restrictions on Ownership and Transfer.” These restrictions on transfer and ownership will not apply if our board of directors determines that it is no longer in our best interests to maintain our qualification as a REIT or that compliance with the restrictions is no longer required in order for us to qualify as a REIT. Our board of directors has granted a waiver to the Trade Street Funds and the Backstop Investor of the common stock and capital stock ownership limitations in our charter, but is not obligated to grant waivers in the future.

Our Distribution Policy

We intend to pay quarterly dividends to holders of our common stock so as to satisfy the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay income or excise taxes. All dividends will be determined by our board of directors in its sole discretion out of funds legally available therefor and will be based on a variety of factors including our operating results and financial condition, internal cash flow projections, requirements of Maryland law, requirements for qualification as a REIT for U.S. federal income tax purposes and such other factors as our board of directors deems to be relevant. See “Distribution Policy.”

Our Financing Policy

We may use a number of different sources to finance our acquisitions and operations, including cash available from offering proceeds, debt financing, including borrowings under our credit facility and traditional mortgage loans, cash provided by operations, secured and unsecured debt, issuance of debt securities, perpetual and non-perpetual preferred stock, additional common equity issuances, letters of credit or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Where possible, we may use common units issued by our operating partnership to acquire properties from existing owners seeking tax-deferred transactions. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Our board of directors has adopted a policy limiting the amount of debt and preferred stock we can incur or issue to $50.0 million in the aggregate during any calendar year without unanimous approval by our independent directors. This policy can be modified only by unanimous approval of our independent directors. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, our board of directors may increase our indebtedness beyond the policy limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to pay dividends to our stockholders.

As of September 30, 2013, on a pro forma basis after giving effect to the Rights Offering Transaction and the use of the net proceeds therefrom, our outstanding indebtedness was $289.0 million with a weighted average debt maturity of approximately 8.7 years and a weighted average interest rate of 4.1% per annum. The weighted average debt maturity and weighted average interest rate, as of September 30, 2013 and on a pro forma basis after giving effect to this offering and the use of the net proceeds therefrom, of our fixed interest rate outstanding debt and our variable interest rate outstanding debt was 9.1 years and 4.2% per annum and 3.23 years and 3.5% per annum, respectively.

Our Corporate Information

Our principal executive office is located at 19950 West Country Club Drive, Suite 800, Aventura, Florida 33180. Our telephone number is (786) 248-5200. We maintain an Internet site at www.tradestreetresidential.com. The information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.

Our Status as an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have chosen to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We will remain an emerging growth company until the earlier of:

•	the last day of the fiscal year (i) following the fifth anniversary of the completion of the IPO, (ii) in which we have total annual gross revenue of at least $1.0 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th; and

•	the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

THE RIGHTS OFFERING SUMMARY

The following summary describes the principal terms of the Rights Offering, but it is not intended to be a complete description of the offering. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the Rights Offering.

Subscription Rights	We will distribute to each stockholder of record as of close of business on December 16, 2013, at no charge, one transferable subscription right for each share of our common stock then owned. Each right will entitle its holder to purchase shares of our common stock. The rights will be evidenced by a transferable rights certificate. As a result of the Backstop Commitment described below, we expect to sell all of the shares and receive gross proceeds of $100.0 million in the Rights Offering.

Basic Subscription Right	Each right will entitle the holder to purchase 1.3775 shares of our common stock at a subscription price of $6.33 per whole share, and fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the Rights Offering.

Over-Subscription Privilege	Each rights holder who elects to exercise its basic subscription right in full may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares is available to fully satisfy the over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription right, subject to certain limitations related to REIT qualification. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the Rights Offering.

Limitation on the Purchase of Shares	A rights holder may not exercise subscription and over-subscription privileges to the extent that any such exercise would result in such holder beneficially owning more than 9.8% of our issued and outstanding common stock after giving effect to such holder’s purchase under the basic subscription right and the over-subscription privilege unless we waive the limitation and such ownership does not result in the loss of our REIT status.

Rights Offering Subscription Price	$6.33 per whole share, payable by uncertified personal check or wire transfer. To be effective, any payment related to the exercise of a subscription right must clear before the Rights Offering expires unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures. The Rights Offering subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.

Record Date	December 16, 2013 (close of business).

Expiration Date	5:00 P.M., New York City time, on January 10, 2014, unless we extend the Rights Offering period. Rights not exercised before the expiration date will be void and of no value and will cease to be exercisable for our common shares.

The Backstop Commitment	We have entered into the Standby Purchase Agreement, dated November 12, 2013, with the Backstop Investor, pursuant to which the Backstop Investor has agreed to purchase from us, subject to the terms and conditions thereof, at the Rights Offering subscription price of $6.33, unsubscribed shares of our common stock such that the gross proceeds of the Rights Offering will be $100.0 million (minus the aggregate dollar value of the Management Purchase Commitment).

We expect to issue an aggregate of 24,595,221 shares of common stock to the Backstop Investor (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) if none of the holders exercise their rights in the Rights Offering and the conditions to the Backstop Investor’s obligation to act as the backstop purchaser under the Standby Purchase Agreement are satisfied. Under such circumstances, the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 67.66% after giving effect to the Rights Offering Transaction.

We expect to issue an aggregate of 9,083,728 shares of common stock to the Backstop Investor under the Standby Purchase Agreement (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) if all of the holders exercise their subscription rights. Under such circumstances the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 24.99% after giving effect to the Rights Offering Transaction.

The Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 45.93% (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) after giving effect to the Rights Offering Transaction, if holders of half of the shares of our common stock exercise their subscription rights. See “The Rights Offering—Effects of the Rights Offering Transaction on the Backstop Investor’s Stock and Ownership.”

All shares purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement will be issued in a private placement transaction, exempt from the registration requirements of the Securities Act and, accordingly, will be restricted securities. We intend to enter into a stockholders agreement, or the Stockholders

Agreement, with the Backstop Investor granting demand and piggy-back registration rights with respect to all registrable securities to be held by the Backstop Investor. We will also agree to use our reasonable best efforts to file with the SEC, prior to the first anniversary of the closing of this offering, a registration statement covering the resale at any time or from time to time of all shares of our common stock purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement. “The Standby Purchase Agreement—The Stockholders Agreement—Registration Rights.”

In connection with the Backstop Commitment, we and the Backstop Investor have agreed to the following under the Standby Purchase Agreement:

•	upon closing of the Rights Offering, payment of a Backstop Commitment Fee of $3.75 million payable in shares of our common stock (See “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—Fees and Expenses—Backstop Commitment Fee”);

•	payment of an Additional Purchase Commitment Fee of $3.75 million payable in shares of our common stock upon closing of the Rights Offering (See “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—Fees and Expenses—Additional Purchase Commitment Fee”;

•	payment of the reasonable fees and expenses incurred by the Backstop Investor in connection with the Rights Offering Transaction up to an aggregate amount of $400,000. (See “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—Fees and Expenses—Reimbursement Obligation”); and

•	payment of a termination fee or liquidated damages, as applicable, in cash and expenses incurred by the Backstop Investor in connection with the Rights Offering Transaction in the event the Rights Offering Transaction is terminated under certain circumstances. (See “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—Effects of Termination—Termination Fees”).

In connection with the Backstop Commitment, we and the Backstop Investor intend to enter into a Stockholders Agreement pursuant to which we will agree to the following:

•	grant of liquidity rights to the Backstop Investor that may be exercised by the Backstop Investor upon satisfaction of certain conditions relating to our common stock price (See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement—Liquidity Right”);

•	grant of the right to appoint board members under certain circumstances and certain negative control rights following our receipt of certain third-party consents (See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement—Governance”); and

•	payment of a fee payable in shares of our common stock or in cash if all required third party consents as set forth in the Stockholders Agreement are not obtained on or prior to 180 days following the date of the Stockholders Agreement (See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement—Third Party Consent Fee”);

•	standstill provisions (See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement—Standstill Provisions”).

The issuance of shares to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement was approved by our stockholders at a duly held meeting on December 24, 2013.

Additional Purchase Commitments	Pursuant to the Standby Purchase Agreement, the Backstop Investor has agreed to purchase $50.0 million of shares of our common stock in addition to shares of our common stock purchased pursuant to the Backstop Commitment, which we refer to as the Additional Purchase Commitment. In addition, as a condition to the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice Chairman and President, David, Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns. See “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—The Backstop Commitment and the Additional Purchase Commitments.” All shares purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the purchase of shares by Messrs. Baumann and Levin pursuant to the Management Purchase Commitment, will be effected upon expiration of the Rights Offering in transactions exempt from the registration requirements of the Securities Act, and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part.

We intend to enter into a Stockholders Agreement with the Backstop Investor granting demand and piggy-back registration rights in connection with the shares issued pursuant to the Standby Purchase Agreement. We will also agree to use our reasonable best efforts to file with the SEC, prior to the first anniversary of the closing of this offering covering the resale at any time or from time to time of all shares of our common stock purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement. See “The Agreements with the Backstop Investor and Other Related Agreements—Stockholders Agreement—Registration Rights.”

Listing and Trading	The rights will be in fully transferable form.

Shares of common stock issued to persons other than the Backstop Investor in the Rights Offering will be listed in the NASDAQ under the symbol “TSRE.”

Prior to the Rights Offering, there has been no public market for the subscription rights. The rights have been approved for listing on the NASDAQ under the symbol “TSRER”. We expect that the rights will be listed on the NASDAQ on December 26, 2013. The rights will cease trading at the close of business, New York City time, on January 9, 2014, unless we terminate or extend the offering. We cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights. As the subscription rights will cease trading on the NASDAQ on January 9, 2014, if we extend the expiration date, the rights will not trade on NASDAQ during any extension period.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•	If you are a registered holder of our common stock, the subscription agent must receive your payment for each share of common stock subscribed for pursuant to your subscription right at the subscription price of $6.33 per whole share and properly completed subscription rights certificate before 5:00 P.M., New York City time, on January 10, 2014. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•	If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before 5:00 P.M., New York City time, on January 10, 2014.

•

If you wish to purchase shares of our common stock through the Rights Offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares. We will ask your record holder to notify you of the

Rights Offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

•	If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of the Rights Offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock at a subscription price of $6.33 per whole share.

United States Federal Income Tax Consideration	Generally, a holder should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the Rights Offering. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the Rights Offering and the exercise, sale or lapse of the rights, including the applicability of any state, local or non-U.S. tax laws in light of your particular circumstances. For a detailed discussion see “Material U.S. Federal Income Tax Considerations.”

Issuance of Our Common Stock	The shares purchased in the Rights Offering will not be certificated. Instead, your shares will be recorded in book-entry form in the records of the transfer agent. Statements or confirmations detailing the book-entry record of the shares purchased in the Rights Offering will be issued as soon as practicable after the expiration of the Rights Offering.

Extension, Cancellation and Amendment	We have the option to extend the Rights Offering and the period for exercising your subscription rights for a period not to exceed 10 days, although we do not presently intend to do so. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 A.M., New York City time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this Rights Offering. If we elect to extend the Rights Offering by more than 10 days, we will need to obtain the consent of the Backstop Investor. If we elect to extend the Rights Offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced. In addition, as the subscription rights will cease trading on NASDAQ on January 9, 2014, if we extend the expiration date, the rights will not trade on NASDAQ during any extension period.

Transfer Agent and Subscription Agent	American Stock Transfer & Trust Company, LLC

Information Agent	AST Phoenix Advisors

Fees and Expenses	We will pay the fees and expenses related to the Rights Offering, including the fees and expenses of the Backstop Investor in connection with the Rights Offering Transaction, subject to a maximum of $400,000 of the Backstop Investor’s expenses without our prior consent. We estimate that the total fees and expenses of this Rights Offering, including the reimbursement of certain expenses to the Backstop Investor, will be $2.5 million.

Use of Proceeds	We estimate that the net proceeds of the Rights Offering Transaction will be approximately $147.5 million after deducting estimated expenses payable by us of $2.5 million. We intend to use the net proceeds of the Rights Offering Transaction as follows:

•	approximately $99.2 million to fund the cash portions of the purchase prices of our pending acquisitions;

•	approximately $10.2 million to pay down, in part, certain indebtedness secured by the Estates at Millenia property and to pay fees associated therewith;

•	approximately $6.4 million to pay down, in full, indebtedness secured by the Fountains Southend property and to pay fees associated therewith;

•	approximately $14.8 million to pay down, in full, indebtedness secured by the Park at Fox Trails property and to pay fees associated therewith;

•	approximately $5.5 million to repay, in full, indebtedness secured by the Mercé property and to pay fees associated therewith;

•	approximately $5.3 million to pay down, in full, indebtedness secured by the Post Oak property and to pay fees associated therewith;

•	approximately $4.2 million to pay down, in full, indebtedness secured by the Estates of Maitland property and to pay fees associated therewith; and

•	the remainder of the net proceeds, if any, for general corporate and working capital purposes, which may include future acquisitions, the repayment of indebtedness and the funding of capital improvements at our apartment communities.

See “Use of Proceeds.”

Risk Factors	Before you exercise your subscription rights to purchase shares of our common stock, you should carefully read and consider the risks discussed under the caption “Risk Factors” beginning on page 22 and all other information in this prospectus before investing in shares of our common stock.

Shares Outstanding Before the Rights Offering	11,468,665 shares of our common stock were outstanding as of the record date.

Shares Outstanding After Completion of the Rights Offering(1)	We expect 36,350,181 shares of our common stock will be outstanding immediately after completion of the Rights Offering Transaction.

(1)	Includes 1,184,834 shares of our common stock to be issued to the Backstop Investor as payment of the Backstop Commitment Fee and the Additional Purchase Commitment Fee, but excludes (a) an unknown number of shares of our common stock into which 309,130 shares of our Class A preferred stock may be converted under the circumstances described under “Description of Stock—Preferred Stock,” (b) an unknown number of shares of our common stock that may be issued upon redemption of common units into which 210,915 Class B contingent units may be converted as described under “Our Operating Partnership and the Operating Partnership Agreement—Operating Partnership Units—Class B Contingent Units,” and “—Common Units,” (c) 139,215 shares of our common stock that may be issued upon the exercise of warrants issued in connection with our recapitalization and (d) up to 4,329 shares of our common stock available for issuance in the future under the Trade Street Residential, Inc. Equity Incentive Plan, or our Equity Incentive Plan. See “Shares Eligible for Future Sale—Conversion Rights” and “Executive Compensation—Equity Incentive Plan.”

SUMMARY SELECTED FINANCIAL AND OTHER DATA

The following table sets forth summary selected financial and other data of Trade Street Residential, Inc. The historical financial statements of Trade Street Residential, Inc. included in this prospectus for the periods prior to June 1, 2012 reflect the assets, liabilities and operations of Trade Street Company retroactively adjusted to reflect the legal capital of Trade Street Residential, Inc. Trade Street Company is not a legal entity, but instead represents a combination of certain real estate entities and management operations based on common ownership and control by the Trade Street Funds and Trade Street Capital.

The summary selected balance sheet as of September 30, 2013 and the summary selected statement of operations for the nine months ended September 30, 2013 have been derived from the unaudited consolidated financial statements of our company included elsewhere in this prospectus. In the opinion of the management of our company, the consolidated statements of operations for the nine months ended September 30, 2013 include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the historical financial statements for such period. The summary selected balance sheet data as of December 31, 2012 and 2011 and the summary selected statement of operations data for the years ended December 31, 2012 and 2011 have been derived from the audited historical financial statements of Trade Street Residential, Inc., appearing elsewhere in this prospectus.

Our unaudited summary selected pro forma financial and other data as of and for the nine months ended September 30, 2013 and for the year ended December 31, 2012 have been adjusted to give effect to the Rights Offering Transaction and our intended use of proceeds of the Rights Offering Transaction and certain other transactions as described in the pro forma condensed consolidated financial statements included elsewhere in this prospectus.

You should read the following summary selected financial, operating and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes appearing elsewhere in this prospectus.

	Nine Months Ended September 30, (unaudited)			Years Ended December 31,
	Pro Forma 2013	Historical		Pro Forma 2012 (unaudited)	Historical
		2013	2012		2012	2011
Statement of operations data:
Total revenue	$24,987,147	$19,749,194	$10,485,259	$22,187,884	$14,649,576	$10,105,038
Total operating expenses(1)	32,263,047	25,486,198	12,359,019	26,964,770	18,395,302	9,355,526

Income (loss) from operations	(7,275,900)	(5,737,004)	(1,873,760)	(4,776,886)	(3,745,726)	749,512
Total other expenses, net	(3,867,623)	(1,237,944)	(3,070,282)	(7,451,956)	(4,801,431)	(1,979,052)

Loss from continuing operations	(11,143,523)	(6,974,948)	(4,944,042)	(12,228,842)	(8,547,157)	(1,229,540)

Income (loss) from discontinued operations	—	1,696,421	(1,636,834)	—	(4,103)	(2,568,716)

Net loss	(11,143,523)	(5,278,527)	(6,580,876)	(12,228,842)	(8,551,260)	(3,798,256)
Loss allocated to noncontrolling interests	745,355	911,221	1,169,980	817,949	1,708,734	377,330
Dividends declared and accreted on preferred stock and units	(706,531)	(706,531)	(214,561)	(375,482)	(375,482)	—
Dividends to restricted stockholders	(28,678)	(28,678)	—	—	—	—
Extinguishment of equity securities	11,715,683	11,715,683	—	—	—	—
Adjustments attributable to participating securities	(2,491,957)	(2,491,957)	—	—	—	—

Net income (loss) attributable to common stockholders of Trade Street Residential, Inc.	$(1,909,651)	$4,121,211	$(5,625,457)	$(11,786,375)	$(7,218,008)	$(3,420,926)

Earnings per common share—basic and diluted
Continuing operations	$(0.06)	$0.31	$(2.39)	$(0.43)	$(3.17)	$(8.85)
Discontinued operations	—	0.21	(0.98)	—	—	(26.68)

	$(0.06)	$0.52	$(3.37)	$(0.43)	$(3.17)	$(35.53)

(1)	Total operating expenses for the year ended December 31, 2012 include approximately $1.9 million of expenses in connection with our recapitalization.

	Nine Months Ended September 30, (unaudited)			Years Ended December 31,
	Pro Forma 2013 (unaudited)	Historical		Pro Forma 2012 (unaudited)	Historical
		2013	2012		2012	2011
Balance Sheet data (at the end of period):
Investment in operating properties before accumulated depreciation and amortization	$501,124,816	$339,876,545	$175,353,745	$—	$175,353,745	$110,683,189
Land held for future development	$43,746,943	$43,746,943	$42,622,330	$—	$42,622,330	$18,170,949
Real estate held for sale	$35,079,125	$35,079,125	$58,638,227	$—	$58,638,227	$85,853,449
Total assets	$599,018,156	$432,997,656	$291,909,724	$—	$291,909,724	$235,199,632
Indebtedness(1)	$273,856,306	$253,755,806	$133,245,422	$—	$133,245,422	$81,559,312
Total stockholders’ equity(2)	$286,781,704	$140,861,704	$46,238,691	$—	$46,238,691	$84,337,100

Cash flows data:
Operating activities	$—	$(927,176)	$3,025,470	$—	$(1,159,784)	$3,044,087
Investing activities	$—	$(59,443,261)	$(363,974)	$—	$2,892,501	$(30,634,753)
Financing activities	$—	$62,266,563	$(1,748,164)	$—	$2,519,209	$26,531,632

Other data:
FFO(3)	$(6,273,997)	$(4,295,126)	$192,801	$488,204	$(1,807,777)	$1,941,736
Core FFO(3)	$(3,070,446)	$(640,788)	$2,605,932	$3,455,773	$1,178,063	$4,239,541
NOI(4)	$12,558,692	$10,782,290	$5,343,320	$11,806,322	$7,486,020	$4,918,426
Number of properties at end of the period		17	11		13	13

(1)	Excludes liabilities of approximately $9.1 million, $6.7 million, $14.3 million, and $9.7 million related to real estate held for sale (Fontaine Woods, Beckanna, Terrace at River Oaks and Oak Reserve, respectively) included in discontinued operations as of December 31, 2012.
(2)	Reflects redeemable preferred stock of approximately $26.8 million recorded as temporary equity as of December 31, 2012.
(3)	FFO for the year ended December 31, 2012 includes recapitalization costs of approximately $1.9 million. For a definition and reconciliation of FFO and Core FFO and a statement disclosing the reasons why our management believes that the presentation of FFO and Core FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO and Core FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures—Funds from Operations and Core FFO.”
(4)	For a definition and reconciliation of NOI and a statement disclosing the reasons why our management believes that the presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures—Net Operating Income.”

RISK FACTORS

An investment in our common stock involves risks. In addition to other information in this prospectus, you should carefully consider the following risks before investing in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant portion of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

Our portfolio of properties consists primarily of apartment communities concentrated in certain markets and any adverse developments in local economic conditions or the demand for apartment units in these markets may negatively impact our operating results.

Our portfolio of properties consists primarily of apartment communities geographically concentrated in the Southeastern United States. Alabama, Florida, Georgia, Kentucky, North Carolina, South Carolina, Tennessee and Texas comprised 4.63%, 11.71%, 11.99%, 3.13%, 23.18%, 11.36%, 15.16% and 18.84%, respectively, of our rental revenue for the three months ended September 30, 2013. As such, we are susceptible to local economic conditions and the supply of and demand for apartment units in these markets. If there is a downturn in the economy or an oversupply of or decrease in demand for apartment units in these markets, our business could be materially adversely affected to a greater extent than if we owned a real estate portfolio that was more diversified in terms of both geography and industry focus.

Adverse economic conditions may negatively affect our returns and profitability and, as a result, our ability to make distributions to our stockholders.

Our operating results may be affected by market and economic challenges, which may negatively affect our returns and profitability and, as a result, our ability to make distributions to our stockholders. These market and economic challenges include, but are not limited to, the following:

•	any future downturn in the U.S. economy and the related reduction in spending, reduced home prices and high unemployment may result in tenant defaults under leases, vacancies at our apartment communities and concessions or reduced rental rates under new leases due to reduced demand;

•	the rate of household formation or population growth in our markets or a continued or exacerbated economic slow-down experienced by the local economies where our properties are located or by the real estate industry generally may result in changes in supply of or demand for apartment units in our markets; and

•	the failure of the real estate market to attract the same level of capital investment in the future that it attracts at the time of our purchases or a reduction in the number of companies seeking to acquire properties may result in the value of our investments not appreciating or decreasing significantly below the amount we pay for these investments.

The length and severity of any economic slow-down or downturn cannot be predicted. Our operations and, as a result, our ability to make distributions to our stockholders could be negatively affected to the extent that an economic slow-down or downturn is prolonged or becomes severe.

We depend on residents for revenue, and vacancies, resident defaults or lease terminations may adversely affect our operations and cause the value of your investment to decline.

The success of our investments depends upon the occupancy levels, rental revenue and operating expenses of our apartment communities. Our revenues may be adversely affected by the general or local economic climate, local real estate considerations (such as oversupply of or reduced demand for apartment units), the perception by prospective residents of the safety, convenience and attractiveness of the areas in which our apartment communities are located (including the quality of local schools and other amenities) and increased operating costs (including real estate taxes and utilities).

Occupancy rates and rents at a community, including apartment communities that are newly constructed or in the lease-up phase, may fail to meet our original expectations for a number of reasons, including changes in market and economic conditions beyond our control and the development by competitors of competing communities and we may be unable to complete lease-up of a community on schedule, resulting in increased construction and financing costs and a decrease in expected rental revenues.

Vacancy rates may increase in the future and we may be unable to lease vacant units or renew expiring leases on attractive terms, or at all, and we may be required to offer reduced rental rates or other concessions to residents. Our revenues may be lower as a result of lower occupancy rates, increased turnover, reduced rental rates, increased economic concessions and potential increases in uncollectible rent. In addition, we will continue to incur expenses, including maintenance costs, insurance costs and property taxes, even though a property maintains a high vacancy rate. Our financial performance will suffer if our revenues decrease or our costs increase as a result of this trend.

The underlying value of our properties and our ability to make distributions to you will depend upon our ability to lease our available apartment units and the ability of our residents to generate enough income to pay their rents in a timely manner. Our residents’ inability to pay rents may be impacted by employment and other constraints on their personal finances, including debts, purchases and other factors. Upon a resident default, we will attempt to remove the resident from the premises and re-lease the unit as promptly as possible. Our ability and the time required to evict a resident, however, will depend on applicable law. Substantially all of the leases for our properties are short-term leases (generally, one year or less in duration). As a result, our rental income and our cash flow are impacted by declines in market conditions more quickly than if our leases were for longer terms.

A change in the United States government policy with regard to Fannie Mae and Freddie Mac could impact our financial condition.

Fannie Mae and Freddie Mac are a major source of financing for the multifamily residential real estate sector. We and other multifamily companies depend heavily on Fannie Mae and Freddie Mac to finance growth by purchasing or guarantying apartment loans and to refinance outstanding indebtedness as it matures. In February 2011, the Obama Administration released a report to Congress which included options, among others, to gradually shrink and eventually shut down Fannie Mae and Freddie Mac. In August 2012, the U.S. Treasury modified its investment in Fannie Mae and Freddie Mac to accelerate the reduction of Fannie Mae’s and Freddie Mac’s investment portfolio and to require a sweep of all quarterly profits generated by Fannie Mae and Freddie Mac. We do not know when or if Fannie Mae or Freddie Mac will further restrict their support of lending to the multifamily industry or to us in particular. If new U.S. government regulations (i) heighten Fannie Mae’s and Freddie Mac’s underwriting standards, (ii) adversely affect interest rates and (iii) continue to reduce the amount of capital they can make available to the multifamily sector, it could reduce or remove entirely a vital resource for multifamily financing. Any potential reduction in loans, guarantees and credit-enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s available financing and decrease the amount of available liquidity and credit that could be used to acquire and diversify our portfolio of multifamily assets, as well as dispose of our multifamily assets upon our liquidation, and our ability to refinance our existing mortgage obligations as they come due and obtain additional long-term financing for the acquisition of additional multifamily apartment communities on favorable terms or at all.

If we are unable to timely complete the purchase of the certain identified apartment communities, we will have to determine a new use for a significant portion of the net proceeds of the Rights Offering Transaction.

We intend to use a portion of the net proceeds from the Rights Offering Transaction to purchase the apartment communities identified under the heading “Use of Proceeds.” However, we cannot assure you that we will acquire any of these apartment communities because the acquisitions are subject to a variety of factors, such as the satisfaction of closing conditions and the receipt of third party consents. If we are unable to complete the purchase of the identified apartment communities, we will have to determine a new use for a significant portion of the net proceeds from the Rights Offering Transaction and investors will be unable to evaluate in advance the merit of such use of proceeds, the manner in which we invest, or the economic merits of the properties we may ultimately acquire with, the net proceeds, if we choose to do so.

If we are not able to cost-effectively maximize the life of our properties, we may incur greater than anticipated capital expenditure costs, which may adversely affect our ability to make distributions to our stockholders.

As of September 30, 2013, the average age of our apartment communities was approximately 19 years, not accounting for renovations. However, if we exclude The Beckanna in Glenwood, which is under contract to be sold, and Terraces at River Oaks, which we recently sold, as of September 30, 2013, the average age of our apartment communities was approximately 15 years, not accounting for renovations. While the majority of our properties have undergone substantial renovations by prior owners since they were constructed, older properties may carry certain risks including unanticipated repair costs associated with older properties, increased maintenance costs as older properties continue to age, and cost overruns due to the need for special materials and/or fixtures specific to older properties. Although we take a proactive approach to property preservation, utilizing a preventative maintenance plan, and selective improvements that mitigate the cost impact of maintaining exterior building features and aging building components, if we are not able to cost-effectively maximize the life of our properties, we may incur greater than anticipated capital expenditure costs which may adversely affect our ability to make distributions to our stockholders.

Our senior management team has limited experience managing a publicly traded REIT.

Prior to our recapitalization, our senior management team had not managed a REIT, and the experience of our senior management team in managing a REIT is limited to the time since June 1, 2012. Moreover, Messrs. Baumann, Levin and Hanks have limited, and Mr. Ross has no, experience managing a publicly traded REIT. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements of the SEC, and comply with the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act.

Because we are a relatively small company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, and the requirements of the Sarbanes-Oxley Act of 2002, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we are required to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, related regulations of the SEC, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the requirements of the NASDAQ, with which we were not required to comply as a private company. Complying with these statutes, regulations and requirements occupies a significant amount of time of our board of directors and management and has significantly increased our costs and expenses. As a result of becoming a public company upon completion of the IPO, we are required, or will be required in the future, to:

•	institute a more comprehensive compliance function;

•	design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board, or the PCAOB;

•	comply with rules promulgated by the NASDAQ;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	establish an investor relations function.

If our profitability is adversely affected because of these additional costs, it could have a negative effect on the trading price of our common stock.

For as long as we are an emerging growth company and while remaining a non-accelerated filer, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company and while remaining a non-accelerated filer, which may be up to five full fiscal years, unlike other public companies, we will not be required to:

•	provide an auditor’s attestation report on the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act;

•	comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•	comply with any new requirements adopted by the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	hold stockholder advisory votes on executive compensation.

Our independent registered public accounting firm identified and reported internal control deficiencies that constituted material weaknesses in our internal control over financial reporting. While our management believes that these material weaknesses have been remediated as of June 30, 2013, if one or more material weaknesses recur or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

Prior to the completion of the IPO, we were not a public reporting company and had limited accounting personnel and systems to adequately execute accounting processes and limited other supervisory resources with which to address internal control over financial reporting. As such, our internal controls may not be sufficient to ensure that (1) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and (2) the design and execution of our controls has consistently resulted in effective review of our financial statements and supervision by individuals with financial reporting oversight roles. In the past, lack of adequate staffing levels resulted in insufficient time spent on review and approval of certain information used to prepare our financial statements. The lack of adequate accounting systems prevented us from capturing all transactions and related journal entries, which prevented us from preparing timely and accurate financial reporting and analysis. We and our independent registered accounting firm concluded that these control deficiencies constituted a material weakness in the internal controls over financial reporting as of December 31, 2011.

A material weakness is a control deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The control deficiencies described below, at varying degrees of severity, contributed to the material weakness in the control environment as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Controls and Procedures.”

Further, in connection with the review of our financial statements as of and for the period ended September 30, 2012, we and our independent registered accounting firm concluded that additional material weaknesses existed with the company’s process of: (i) identifying, tracking, evaluating, recording, disclosing and communicating to those charged with corporate governance, related party transactions; and (ii) capturing rent concessions granted to tenants as consideration for entering into lease agreements. In connection with the audit of our financial statements as of and for the year ended December 31, 2012, we and our independent registered accounting firm concluded that a material weakness still existed with the company’s process of identifying, tracking, recording and communicating related party transactions. Additionally, after issuing interim financial statements as of and for the six and nine months ended June 30, 2012 and September 30, 2012, respectively, we identified two accounting errors: (1) expenses incurred in connection with the recapitalization on June 1, 2012 that should have been recorded as expense and included in our statement of operations for the six months ended June 30, 2012 were incorrectly recorded as a direct reduction to equity in those financial statements; and (2) certain capital expenditures occurring from January 1, 2012 through September 30, 2012 were inappropriately recorded as operating expenses but should have been capitalized. We have revised and restated our previously issued financial statements as of and for the six and nine months ended June 30, 2012 and September 30, 2012, respectively. In connection with our restatement of our interim financial statements, we and our independent public registered accounting firm concluded that an additional material weakness existed with the company’s process of identifying, tracking and recording capital asset additions.

Our senior management team has taken steps that we believe have remediated the causes of these material weaknesses. We have put into place new accounting processes and control procedures, including the implementation of best-in-class multifamily property management and financial accounting and revenue management software systems. During 2012 and the first quarter of 2013, we added six experienced accounting and property management personnel in response to our identification of gaps in our skills base and expertise of our staff required to meet the financial reporting requirements of a public company. Additionally, in September 2013, upon the resignation of Mr. Lopez, our board of directors appointed Mr. Ross as our Chief Financial Officer. Mr. Ross has over 30 years of experience serving in finance and accounting capacities of various companies. We also adopted related party transaction policies and procedures. In addition, we adopted a formal capitalization policy that we are following in order to prevent errors in our process of identifying, tracking and recording capital asset additions.

Management believes that the above material weaknesses have been remediated as of June 30, 2013. However, as a public reporting company, we are required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following the first annual report required to be filed with the SEC after the completion of the IPO. To comply with the requirements of being a public reporting company, we may need to implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. Further, we could be subject to legal claims by investors, regulators or others as a result of any future issuance of financial statements that subsequently have to be restated. Any such restatements could be costly and time consuming, could divert management’s attention from other business concerns and may have a material impact on our business, results of operations, and financial position. Furthermore, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting for as long as we are an emerging growth company and while remaining a non-accelerated filer. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future and comply with the applicable certification and reporting obligations under Sections 302 and 404 of the Sarbanes-Oxley Act. Further, our remediation efforts may not enable us to remedy or avoid material weaknesses or significant deficiencies in the future. Any failure to remediate deficiencies and to develop or maintain effective controls, or any difficulties encountered in our implementation or improvement of our internal controls over financial reporting could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC, the securities exchange on which our securities are listed or other regulatory authorities. Ineffective internal controls could also cause investors to lose confidence in our reported financial information. As a result, the market value of our common stock could decline and you could lose some or all of your investment.

We depend on key personnel and the loss of their full service could adversely affect us.

Our success depends to a significant degree upon the continued contributions of certain key personnel including, but not limited to, Messrs. Baumann, Levin, Ross and Hanks, whose continued service is not guaranteed, and each of whom would be difficult to replace. We have entered into employment agreements with Messrs. Baumann, Levin and Ross; however, they may nevertheless cease to provide services to us at any time. If any of our key personnel were to cease employment with us, our operating results could suffer.

Our ability to retain members of our management team or to attract suitable replacements should any members of our management team leave is dependent on the competitive nature of the employment market. The loss of services from key members of our management team or a limitation in their availability to provide their full service to us could adversely impact our financial condition and cash flows. Further, such a loss could be negatively perceived in the capital markets.

We also believe that, as we expand, our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, investment, financing, operational and marketing personnel. Competition for such personnel may be intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel.

Our growth will depend upon future acquisitions of multifamily apartment communities, and we may be unable to complete acquisitions on advantageous terms or acquisitions may not perform as we expect.

Our growth will depend upon future acquisitions of multifamily apartment communities, which entails various risks, including risks that our investments may not perform as we expect. Further, we will face competition for attractive investment opportunities from other real estate investors, including local real estate investors and developers, as well as other multifamily REITs, income-oriented non-traded REITs, and private real estate fund managers, and these competitors may have greater financial resources than us and a greater ability to borrow funds to acquire properties. This competition will increase as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire additional properties as we desire or the purchase price may be significantly elevated. In addition, our acquisition activities pose the following risks to our ongoing operations:

•	we may not achieve the increased occupancy, cost savings and operational efficiencies projected at the time of acquiring a property;

•	management may incur significant costs and expend significant resources evaluating and negotiating potential acquisitions, including those that we subsequently are unable to complete;

•	we may acquire properties that are not initially accretive to our results upon acquisition, and we may not successfully manage and operate those properties to meet our expectations;

•	we may acquire properties outside of our existing markets where we are less familiar with local economic and market conditions;

•	some properties may be worth less or may generate less revenue than, or simply not perform as well as, we believed at the time of the acquisition;

•	we may be unable to assume mortgage indebtedness with respect to properties we seek to acquire or obtain financing for acquisitions on favorable terms or at all;

•	we may forfeit earnest money deposits with respect to acquisitions we are unable to complete due to lack of financing, failure to satisfy closing conditions or certain other reasons;

•	we may spend more than budgeted to make necessary improvements or renovations to acquired properties; and

•	we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties, and claims for indemnification by general partners, trustees, officers, and others indemnified by the former owners of the properties.

Our growth depends on external sources of capital that are outside of our control, which may affect our ability to take advantage of strategic opportunities, satisfy debt obligations and make distributions to our stockholders.

In order to maintain our qualification as a REIT, we are generally required under the Code to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may rely on third-party sources to fund our capital needs. We may not be able to obtain financing on favorable terms or at all. Any additional debt we incur will increase our leverage. If we issue additional equity securities to finance developments and acquisitions instead of incurring debt, the interests of our existing stockholders could be diluted. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties or satisfy our debt service obligations. Further, in order to meet the REIT distribution requirements and maintain our REIT status and to avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis even if the then-prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes or the effect of non-deductible capital expenditures, the creation of reserves, certain restrictions on distributions under loan documents or required debt or amortization payments.

To the extent that capital is not available to acquire properties, profits may not be realized or their realization may be delayed, which could result in an earnings stream that is less predictable than some of our competitors and result in us not meeting our projected earnings and distributable cash flow levels in a particular reporting period. Failure to meet our projected earnings and distributable cash flow levels in a particular reporting period could have an adverse effect on our financial condition and on the market price of our common stock.

We may increase our debt or raise additional capital in the future, which could affect our financial health and may decrease our profitability.

To execute our business strategy, we will require additional capital. Debt or equity financing, however, may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of any new debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional common equity, either through public or private offerings or rights offerings, your percentage ownership in us would decline if you do not ratably participate. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us.

Increased competition and increased affordability of residential homes could limit our ability to retain our residents, lease apartment units or increase or maintain rents.

Our apartment communities compete with numerous housing alternatives in attracting residents, including other multifamily apartment communities and single-family rental homes, as well as owner-occupied single-family and multifamily homes. Competitive housing in a particular area and an increase in the affordability of owner-occupied single-family and multifamily homes due to, among other things, declining housing prices, mortgage interest rates and tax incentives and government programs to promote home ownership, could adversely affect our ability to retain residents, lease apartment units and increase or maintain rents. As a result, our financial condition, results of operations and cash flows could be adversely affected.

We also compete with other major real estate investors with significant capital for attractive investment opportunities. These competitors include REITs, investment banking firms and private institutional investors.

Our ability to realize our strategies and capitalize on our competitive strengths are dependent on our ability to effectively operate our portfolio, maintain good relationships with our tenants, and remain well-capitalized, and our failure to do any of the foregoing could affect our ability to compete effectively in the markets in which we operate.

We may be subject to contingent or unknown liabilities related to properties or business that we have acquired or may acquire for which we may have limited or no recourse against the sellers.

The properties or businesses that we have acquired or may acquire, including our Operating Properties and the Land Investments, may be subject to unknown or contingent liabilities for which we have limited or no recourse against the sellers. Unknown liabilities might include liabilities for, among other things, cleanup or remediation of undisclosed environmental conditions, liabilities under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, claims of residents, vendors or other persons dealing with the entities prior to the acquisition of such property, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. Because many liabilities, including tax liabilities, may not be identified within the applicable contractual indemnification period, we may have no recourse against any of the owners from whom we acquire such properties for these liabilities. The existence of such liabilities could significantly adversely affect the value of the property subject to such liability. As a result, if a liability were asserted against us based on ownership of any of such properties, then we might have to pay substantial sums to settle it, which could adversely affect our cash flows.

The cash available for distribution to our stockholders may not be sufficient to pay distributions at expected levels, and we cannot assure you of our ability to make or increase distributions in the future.

As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. Any excess of dividends declared by our board of directors over our cash available for distribution will be required to be funded by borrowings under our revolving credit facility to the extent we have available borrowing capacity, from proceeds of equity offerings, which may include proceeds from this offering, or from other sources of available cash. If we borrow on our revolving credit facility or use net proceeds from the Rights Offering Transaction or other equity offerings to pay dividends, we will have less funding for our acquisitions, which could adversely affect our ability to implement our growth strategy and our operating results and the market trading price of our common stock could be negatively impacted.

We may not generate enough cash flow to pay dividends for the increased number of outstanding shares of common stock resulting from the issuance of additional common stock pursuant to the Rights Offering Transaction. As a result, we may not be able to make or increase distributions in the future and we may as we have done in the past decide to reduce our quarterly distribution in the future. See “Distribution Policy” for a description of our distribution policy.

There can be no assurance that we will be able to pay or maintain cash distributions or that distributions will increase over time.

All distributions will be at the sole discretion of our board of directors and will depend upon our actual and projected financial condition, results of operations, cash flows, liquidity and funds from operations, or FFO, maintenance of our REIT qualification and such other matters as our board of directors may deem relevant from time to time. We may not be able to maintain our current distribution rate or make distributions in the future or may need to fund such distributions from external sources, as to which no assurances can be given. In addition, we may choose to retain operating cash flow for investment purposes, working capital reserves or other purposes, and these retained funds, although increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future cash distributions likely would adversely affect the market price of our common stock.

To the extent that our distributions represent a return of capital for tax purposes, stockholders could recognize an increased gain or a reduced loss upon subsequent sales of common stock.

Distributions in excess of our current and accumulated earnings and profits and not treated by us as a capital gain dividend will not be taxable to a U.S. stockholder to the extent those distributions do not exceed the stockholder’s adjusted tax basis in its common stock but instead will constitute a return of capital and will reduce the stockholder’s adjusted tax basis in its common stock. If distributions result in a reduction of a stockholder’s adjusted basis in such holder’s common stock, subsequent sales of such holder’s common stock potentially will result in recognition of an increased gain or reduced loss due to the reduction in such adjusted basis.

We face risks associated with land holdings and related activities.

We hold the Land Investments for future development and may in the future acquire additional land holdings. The risks inherent in purchasing, owning, and developing land increase as demand for apartments, or rental rates, decrease. Real estate markets are highly uncertain and, as a result, the value of undeveloped land has fluctuated significantly and may continue to fluctuate. In addition, carrying costs can be significant and can result in losses or reduced profitability. As a result, we hold the Land Investments, and may in the future acquire additional land, in our development pipeline at a cost we may not be able to fully recover or at a cost which precludes our developing a profitable multifamily apartment community. If there are subsequent changes in the fair value of our land holdings which we determine is less than the carrying basis of our land holdings reflected in our financial statements plus estimated costs to sell, we may be required to take future impairment charges which would reduce our net income and negatively impact the per share trading price of our common stock. Moreover, we may in the future elect to sell one or more of our Land Investments if our board of directors determines that doing so is in the best interests or our stockholders. Such sales may be at less than the carrying values of such Land Investments. The sale and/or development of our Land Investment will trigger the conversion of some or all shares of our Class A preferred stock and Class B contingent units of our operating partnership, which could dilute holders of our common stock at such time.

Our participation in joint ventures would create additional risks as compared to direct real estate investments, and the actions of our joint venture partners could adversely affect our operations or performance.

We may purchase properties jointly with other entities, including limited partnerships and limited liability companies, some of which may be unaffiliated with us. There are additional risks involved in these types of transactions as compared to other types of real estate investments, including, but not limited to, the risks that:

•	our joint venture partner in an investment might become bankrupt, which would mean that we and any other remaining joint venture partners would bear an unexpectedly large portion of the economic responsibilities associated with the joint venture;

•	our joint venture partner may at any time have economic or business interests or goals that are or which become inconsistent with our business interests or goals;

•	our joint venture partner may take action contrary to our instructions, our policies or our objectives, including our policy with respect to maintaining our qualification as a REIT;

•	joint venture agreements may restrict our ability to transfer our joint venture interest when we desire or on advantageous terms;

•	our joint venture partner may exercise buy-sell, put-call and other similar liquidity mechanisms that could require us to fund additional capital to buy out our joint venture partner’s interests or sell our interest to our joint venture partner at a price that we would consider to be less than optimal; and

•	we may in certain circumstances be liable for the actions of our joint venture partners.

Such investments could also have the potential risk of impasses on decisions, such as a sale, because, in certain situations, neither we nor our joint venture partner may have full control over the partnership or joint venture. Disputes between us and our joint venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with joint venture partners might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may owe a fiduciary obligation to our partner in a joint venture transaction, which may make it more difficult to enforce our rights. We generally will seek to maintain sufficient control of our joint venture partnerships to permit us to achieve our business objectives; however, we may not be able to do so. Any of the above risks could adversely affect our financial condition, results of operations, cash flows, ability to pay distributions, and the market price of our shares of common stock.

Failure to succeed in new markets may have adverse consequences on our performance.

We may make acquisitions outside of our existing market areas if appropriate opportunities arise. We may be exposed to a variety of risks if we choose to enter new markets, including an inability to accurately evaluate local market conditions, to identify appropriate acquisition opportunities, to hire and retain key personnel, and a lack of familiarity with local governmental and permitting procedures. In addition, we may abandon opportunities to enter new markets that we have begun to explore for any reason and may, as a result, fail to recover expenses already incurred.

We may become subject to litigation or threatened litigation, which may divert management time and attention, require us to pay damages and expenses or restrict the operation of our business.

We may become subject to litigation as a result of our recapitalization if prior investors dispute the valuation of their respective interests, the adequacy of the consideration received by them in the recapitalization or the interpretation of the agreements implementing the recapitalization. Any such litigation could detract from management’s ability to operate our business or affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

Uninsured losses or losses in excess of insurance coverage could adversely affect our financial condition.

We carry comprehensive general liability and property (including fire, extended coverage and rental loss) insurance covering all of the properties in our portfolio under a blanket insurance policy. We consider the policy specifications and insured limits to be in line with coverage customarily obtained by owners of similar properties and appropriate given the relative risk of loss and the cost of the coverage. However, our insurance coverage may not be sufficient to fully cover all of our losses. There are certain types of losses, such as lease and other contract claims, acts of war or terrorism, acts of God, and in some cases, earthquakes, hurricanes and flooding that generally are not insured because such coverage is not available or it is not available at commercially reasonable rates. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in the damaged property, as well as the anticipated future revenue from the property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it impractical or undesirable to use insurance proceeds to replace a property after it has been damaged or destroyed. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. Furthermore, we may not be able to obtain adequate insurance coverage at reasonable costs in the future, as the costs associated with property and casualty renewals may be higher than anticipated.

Underlying demographic characteristics and trends in our markets, which we expect will increase demand for apartments, may not result in higher rental rates and reduced vacancies.

Over the long term, we believe strong underlying demographic characteristics and trends in our markets as described in this prospectus under the section “Our Industry and Market Opportunity” will increase demand for our apartment units resulting in higher rental rates and reduced vacancies. In the event that this is not the case, our ability to effect our growth strategies could be adversely affected.

A component of our strategy is to selectively develop or redevelop properties, including our Land Investments, which could expose us to various risks associated with development activities that could adversely affect our profitability.

A component of our strategy is to selectively pursue development opportunities in our target markets, including developing our Land Investments. Primarily, we intend to develop apartment communities through unconsolidated joint ventures. To a limited extent, we may pursue development opportunities directly. Our development and redevelopment activities generally entail certain risks, including the following risks, the occurrence of which may reduce the funds available for distribution to our stockholders:

•	funds may be expended and management’s time devoted to projects that may not be completed due to a variety of factors including, without limitation, the inability to obtain necessary governmental approvals;

•	construction costs of a development project may exceed original estimates, possibly making the project economically unfeasible or the economic return on a property less than anticipated;

•	increased material and labor costs, problems with subcontractors, or other costs due to errors and omissions which occur in the development process;

•	projects may be delayed due to required governmental approvals, adverse weather conditions, labor shortages or other unforeseen complications;

•	occupancy rates and rents at a developed or redeveloped property may be less than anticipated; and

•	the operating expenses at a developed or redeveloped property may be higher than anticipated.

We may sell one or more of our Land Investments if our board of directors determines such sale is in the best interests of our stockholders, which sales could be at prices less than the carrying values of such assets.

In general, we will have greater exposure to these risks to the extent we pursue development projects directly rather than through an unconsolidated joint venture.

Short-term leases expose us to the effects of declining market conditions.

Substantially all of the leases for our properties are short-term leases (generally, one year or less in duration). Our residents can leave after the end of their lease term without any penalty. As a result, our rental revenues may be impacted by declines in market conditions more quickly than if our leases were for longer terms. Moreover, high turnover in our resident base due to short term leases could result in higher turnover expense, which could adversely affect our results of operations and cash available for distribution.

Inflation or deflation may adversely affect our financial condition and results of operations.

Increased inflation could have an adverse impact on our general and administrative expenses, as these costs could increase at a rate higher than our rental revenue. In addition, if we incur variable rate debt in the future, inflation could have a negative impact on our mortgage and debt interest. Conversely, deflation could lead to downward pressure on rents and other sources of income.

Breaches of our data security could materially harm our business and reputation.

We collect and retain certain personal information provided by our tenants and employees. While we have implemented a variety of security measures to protect the confidentiality of this information and periodically review and improve our security measures, there can be no assurance that we will be able to prevent unauthorized access to this information. Any breach of our data security measures and loss of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect our business and financial performance.

Risks Related to Our Organization and Structure

As the parent of the sole general partner of our operating partnership, we have fiduciary duties which may result in conflicts of interest in representing your interests as stockholders of our company.

Conflicts of interest could arise in the future as a result of the relationship between us, on one hand, and our operating partnership or any partner thereof, on the other, as the sole general partner of our operating partnership is our wholly owned subsidiary, Trade Street OP GP, LLC. The general partner has fiduciary duties to the other limited partners in our operating partnership under Delaware law. At the same time, our directors and officers have duties to our company under Maryland law in connection with their management of our company. Our duties as the parent of the sole general partner of our operating partnership may come in conflict with the duties of our directors and officers to our company. In the event that a conflict of interest exists between the interests of our stockholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. The limited partnership agreement expressly provides that in the event of such a determination by us, as the parent of the sole general partner of our operating partnership, we shall not be liable to our operating partnership or any of the limited partners for monetary damages for losses sustained, liabilities incurred or benefits not derived by a limited partner in connection with such a decision as long as we, in our capacity as the parent of the sole general partner, acted in good faith.

Our common stock is subordinate as to distributions and payments upon liquidation to our Class A preferred stock and quarterly distributions in respect of common units of the operating partnership are subordinate to declaration and payment of quarterly distributions in respect of Class B contingent units of the operating partnership.

The rights of the holders of shares of our Class A preferred stock rank senior to the rights of the holders of shares of our common stock as to distributions and payments upon liquidation. Unless full cumulative distributions on our shares of Class A preferred stock for all past distribution periods have been declared and paid (or set apart for payment), we will not declare and pay or set apart for payment distributions with respect to any shares of our common stock for any period. In addition, no distributions in respect of common units of the operating partnership may be paid until cumulative distributions in respect of Class A preferred units and non-cumulative quarterly distributions in respect of Class B contingent units of the operating partnership shall have been paid or reserved by the operating partnership. These provisions may limit our ability to pay distributions on our common stock. Upon liquidation, dissolution or winding up of our company (but excluding a merger, change of control, sale of substantially all assets or bankruptcy of our company, upon the occurrence of any of which all shares of Class A preferred stock will be automatically converted), the holders of shares of our Class A preferred stock are entitled to receive a liquidation preference of $100.00 per share subject to downward adjustments upon certain events, plus all accrued but unpaid distributions, prior and in preference to any distribution to the holders of shares of our common stock or any other class of our equity securities. Additionally, due to our UPREIT structure, our ability to make distributions is dependent upon our receipt of distributions from our operating partnership in accordance with our ownership of common units of our operating partnership. See “—Because of our UPREIT structure, we depend on our operating partnership and its subsidiaries for cash flow and we will be structurally subordinated in right of payment to the obligations of such operating partnership and its subsidiaries.” for further discussion of our UPREIT structure.

Our charter and bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.

Our charter contains a 9.8% ownership limit. Our charter, subject to certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to limit any person to beneficial or constructive ownership of no more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or the outstanding shares of our common stock. Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a proposed transferee from the ownership limit.

However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership of more than 9.8% of the value or number of the outstanding shares of our capital stock or the outstanding shares of our common stock could jeopardize our status as a REIT. The ownership limit contained in our charter and the restrictions on ownership of our stock may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Description of Stock—Restrictions on Ownership and Transfer.”

Our board of directors may create and issue additional classes or series of preferred stock without stockholder approval.

Our board of directors is empowered under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue, to designate and issue from time to time one or more classes or series of preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock without stockholder approval. Our board of directors may determine the preferences conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of any class or series of preferred stock issued. As a result, subject to the rights of holders of our Class A preferred stock, we may issue preferred stock with preferences, distributions, powers and rights, voting or otherwise, senior to the rights of holders of our common stock. The issuance of preferred stock could also have the effect of delaying or preventing a change of control transaction that might otherwise be in the best interests of our stockholders.

Certain provisions in the partnership agreement of our operating partnership may delay or prevent unsolicited acquisitions of us.

Provisions in the partnership agreement of our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

•	redemption rights of qualifying parties;

•	transfer restrictions on our operating partnership units;

•	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners; and

•	the right of the limited partners to consent to transfers of the general partnership interest and mergers under specified circumstances.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special appraisal rights and supermajority stockholder voting requirements on these combinations; and

•

“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have elected to opt out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our board of directors and provided that the business combination is first approved by our board of directors (including a majority of disinterested directors), and in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. Our board of directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL and we may by amendment to our bylaws opt in to the control share provisions of the MGCL in the future.

Additionally, Title 8, Subtitle 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors, without stockholder approval and regardless of what is currently provided in its charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price.

Our board of directors can take many actions without stockholder approval.

Our board of directors has overall authority to oversee our operations and determine our major corporate policies. This authority includes significant flexibility. For example, our board of directors can do the following without stockholder approval:

•	amend or revise at any time and from time to time our investment, financing, borrowing and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations;

•	amend our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements;

•	within the limits provided in our charter, prevent the ownership, transfer and/or accumulation of shares in order to preserve our status as a REIT or for any other reason deemed to be in the best interests of us and our stockholders;

•	issue additional shares, which could dilute the ownership of our then-current stockholders;

•	amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series;

•	classify or reclassify any unissued shares of our common stock or preferred stock into other classes or series of shares and set the preferences, rights and other terms of such classified or reclassified shares;

•	employ and compensate affiliates;

•	direct our resources toward investments that fail to ultimately appreciate over time;

•	offer purchase money financing in connection with the sale of properties or make loans to joint-development projects in which we may participate in the future; and

•	determine that it is no longer in our best interests to maintain our qualification as a REIT.

Any of these actions could increase our operating expenses, impact our ability to make distributions or reduce the value of our assets without giving you, as a stockholder, the right to vote.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers to the maximum extent permitted by Maryland law for liability actually incurred in connection with any proceeding to which they may be made, or threatened to be made, a party, except to the extent that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property or services, or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. Finally, we have entered into agreements with our directors and officers pursuant to which we have agreed to indemnify them to the maximum extent permitted by Maryland law. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

Because of our UPREIT structure, we depend on our operating partnership and its subsidiaries for cash flow and we will be structurally subordinated in right of payment to the obligations of such operating partnership and its subsidiaries.

We are an umbrella partnership REIT, or UPREIT, and conduct substantially all of our operations through our operating partnership. We do not have, apart from our ownership of our operating partnership, any independent operations. As a result, we rely on distributions from our operating partnership to pay any distributions we might declare on our common stock. We also rely on distributions from our operating partnership to meet our debt service and other obligations, including our obligations to make distributions required to maintain our REIT qualification. The ability of subsidiaries of our operating partnership to make distributions to the operating partnership, and the ability of our operating partnership to make distributions to us in turn, will depend on their operating results and on the terms of any loans that encumber the properties owned by them. Such loans may contain lockbox arrangements, reserve requirements, financial covenants and other provisions that restrict the distribution of funds. In the event of a default under these loans, the defaulting subsidiary would be prohibited from distributing cash. As a result, a default under any of these loans by the borrower subsidiaries could cause us to have insufficient cash to make distributions on our common stock required to maintain our REIT qualification. In addition, because we are a holding company, your claim as a stockholder will be structurally subordinated to all existing and future liabilities and obligations of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy your claim as a stockholder only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our operating partnership may issue additional common units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our operating partnership and would have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders.

We may, in connection with our acquisition of properties or otherwise, issue additional common units to third parties. Such issuances would reduce our ownership percentage in our operating partnership and affect the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own common units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Risks Associated with Real Estate

We face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs.

As a real estate company, we are subject to various changes in real estate conditions and any negative trends in such real estate conditions may adversely affect our results of operations through decreased revenues or increased costs. These conditions include:

•	changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits, high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;

•	fluctuations in interest rates, which could adversely affect our ability to obtain financing on favorable terms or at all;

•	the inability of residents to pay rent;

•	the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors’ properties based on considerations such as convenience of location, rental rates, amenities and safety record;

•	increased operating costs, including increased real property taxes, maintenance, insurance and utilities costs;

•	weather conditions that may increase or decrease energy costs and other weather-related expenses;

•	civil unrest, acts of God, including earthquakes, floods, hurricanes and other natural disasters, which may result in uninsured losses, and acts of war or terrorism;

•	oversupply of multifamily housing or a reduction in demand for real estate in the markets in which our properties are located;

•	a favorable interest rate environment that may result in a significant number of potential residents of our multifamily apartment communities deciding to purchase homes instead of renting;

•	changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes; and

•	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs.

Moreover, other factors may adversely affect our results of operations, including potential liability under environmental and other laws and other unforeseen events, many of which are discussed elsewhere in the following risk factors. Any or all of these factors could materially adversely affect our results of operations through decreased revenues or increased costs.

The illiquidity of real estate investments may significantly impede our ability to respond to changes in economic or market conditions, which could adversely affect our results of operations or financial condition.

Real estate investments are relatively illiquid generally, and may become even more illiquid during periods of economic downturn. As a result, we may not be able to sell a property or properties quickly or on favorable terms in response to changes in the economy or other conditions when it otherwise may be prudent to do so. This inability to respond quickly to changes in the performance of our properties could adversely affect our results of operations if we cannot sell an unprofitable property. Our financial condition could also be adversely affected if we were, for example, unable to sell one or more of our properties in order to meet our debt obligations upon maturity. In addition, as a result of the 100% prohibited transactions tax applicable to REITs, we intend to hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Mortgage financing on a property may also prohibit prepayment and/or impose a prepayment penalty upon the sale of a mortgaged property, which may decrease the proceeds from a sale or refinancing or make the sale or refinancing impractical. Therefore, we may be unable to vary our portfolio promptly in response to economic, market or other conditions, which could adversely affect our results of operations and financial position.

We are subject to significant regulations, which could adversely affect our results of operations through increased costs and/or an inability to pursue business opportunities.

Local zoning and use laws, environmental statutes and other governmental requirements may restrict or increase the costs of our development, expansion, renovation and reconstruction activities and thus may prevent or delay us from taking advantage of business opportunities. Failure to comply with these requirements could result in the imposition of fines, awards to private litigants of damages against us, substantial litigation costs and substantial costs of remediation or compliance. In addition, we cannot predict what requirements may be enacted in the future or that such requirements will not increase our costs of regulatory compliance or prohibit us from pursuing business opportunities that could be profitable to us, which could adversely affect our results of operations.

The costs of compliance with environmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Examples of federal laws include: the National Environmental Policy Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the Hazard Communication Act. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent the property or to use the property as collateral for future borrowing.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles govern the presence, maintenance, removal and disposal of certain building materials, including asbestos and lead-based paint. Such hazardous substances could be released into the air and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances.

In addition, if any property in our portfolio is not properly connected to a water or sewer system, or if the integrity of such systems is breached, microbial matter or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to private damage claims and awards, which could be material. If we become subject to claims in this regard, it could materially and adversely affect us.

Property values may also be affected by the proximity of such properties to electric transmission lines. Electric transmission lines are one of many sources of electro-magnetic fields, or EMFs, to which people may be exposed. Research completed regarding potential health concerns associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines and other states have required transmission facilities to measure for levels of EMFs. On occasion, lawsuits have been filed (primarily against electric utilities) that allege personal injuries from exposure to transmission lines and EMFs, as well as from fear of adverse health effects due to such exposure. This fear of adverse health effects from transmission lines may be considered both when property values are determined to obtain financing and in condemnation proceedings. We may not, in certain circumstances, search for electric transmission lines near our properties, but are aware of the potential exposure to damage claims by persons exposed to EMFs.

The cost of defending against such claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

We cannot assure you that properties which we acquire will not have any material environmental conditions, liabilities or compliance concerns. Accordingly, we have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of environmental conditions or violations with respect to the properties we own.

Costs associated with addressing indoor air quality issues, moisture infiltration and resulting mold remediation may be costly.

As a general matter, concern about indoor exposure to mold or other air contaminants has been increasing as such exposure has been alleged to have a variety of adverse effects on health. As a result, there have been a number of lawsuits in our industry against owners and managers of apartment communities relating to indoor air quality, moisture infiltration and resulting mold. Some of our properties may contain microbial matter such as mold and mildew. The terms of our property and general liability policies generally exclude certain mold-related claims. Should an uninsured loss arise against us, we would be required to use our funds to resolve the issue, including litigation costs. We make no assurance that liabilities resulting from indoor air quality, moisture infiltration and the presence of or exposure to mold will not have a future impact on our business, results of operations and financial condition.

As the owner or operator of real property, we could become subject to liability for asbestos-containing building materials in the buildings on our properties.

Some of our properties may contain asbestos-containing materials. Environmental laws typically require that owners or operators of buildings with asbestos-containing building materials properly manage and maintain these materials, adequately inform or train those who may come in contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. In addition, third parties may be entitled to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

In addition, many insurance carriers are excluding asbestos-related claims from standard policies, pricing asbestos endorsements at prohibitively high rates or adding significant restrictions to this coverage. Because of our inability to obtain specialized coverage at rates that correspond to the perceived level of risk, we may not obtain insurance for asbestos-related claims. We will continue to evaluate the availability and cost of additional insurance coverage from the insurance market. If we decide in the future to purchase insurance for asbestos, the cost could have a negative impact on our results of operations.

Compliance or failure to comply with the Americans with Disabilities Act of 1990 and Fair Housing Amendment Act of 1988 could result in substantial costs.

Under the Americans with Disabilities Act of 1990, as amended, or the ADA, and the Fair Housing Amendment Act of 1988, or the FHAA, and various state and local laws, all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with these requirements could involve removal of structural barriers from certain disabled persons’ entrances. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such means of access. Noncompliance with the ADA, the FHAA or related laws or regulations could result in the imposition of fines by government authorities, awards to private litigants of damages against us, substantial litigation costs and the incurrence of additional costs associated with bringing the properties into compliance, any of which could adversely affect our financial condition, results of operations and cash flows.

Risks Related to Our Debt Financings

Dislocations in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

If credit markets continue to be constrained, our ability to borrow to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. Also, if the values of our properties decline we may be unable to refinance all of our debt as it matures. As of September 30, 2013, on a pro forma basis after giving effect to the Rights Offering Transaction and the use of the net proceeds therefrom, our outstanding indebtedness was $289.0 million with maturity dates ranging from 2014 to 2025. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Our debt obligations outstanding upon completion of this offering will reduce our cash available for distribution and may expose us to the risk of default.

Our charter does not contain any limitation on the amount or percentage of indebtedness we may incur. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the distributions currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our financing agreements could have significant adverse consequences on us, including the following:

•	our cash flow may be insufficient to meet our debt service requirements and repay our debt, operate our properties, make distributions to our stockholders and successfully execute our growth strategy;

•	we may be unable to borrow additional funds on favorable terms, or at all, when needed, including to fund acquisitions or make distributions required to maintain our qualification as a REIT;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our obligations or violate restrictive covenants, in which case the lenders or mortgagees may accelerate our debt obligations, foreclose on the properties that secure their loans and/or take control of our properties that secure their loans and collect rents and other property income; and

•	our default under any future loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected.

Higher levels of debt or increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

We expect that we will incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. In addition, if we incur variable rate debt in the future, increases in interest rates could raise our interest costs, which would reduce our cash flows and our ability to make distributions to you. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected, and we may lose the property securing such indebtedness. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

Our board of directors may change our financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, our charter and bylaws contain no limitations on the amount or percentage of indebtedness that we may incur. Our board of directors could alter the balance between our total outstanding indebtedness and the value of our portfolio or our market capitalization at any time. If we become more leveraged in the future, the resulting increase in debt service requirements could materially and adversely affect us.

Our secured revolving credit facility restricts our ability to engage in some business activities, including our ability to incur additional indebtedness, make capital expenditures and make certain investments, which could adversely affect our financial condition, results of operations and cash flow and the trading price of our common stock.

Our secured revolving credit facility contains customary negative covenants and other financial and operating covenants that, among other things:

•	restrict our ability to incur additional indebtedness;

•	restrict our ability to incur additional liens;

•	restrict our ability to make certain investments;

•	restrict our ability to merge with another company; and

•	require us to satisfy minimum financial coverage ratios, minimum tangible net worth requirements and maximum leverage ratios.

These limitations will restrict our ability to engage in some business activities, which could adversely affect our financial condition, results of operations and cash flow and the trading price of our common stock. In addition, it will constitute an event of default under the credit facility if we default on any of our indebtedness that equals or exceeds $10.0 million for non-recourse debt or $5.0 million for recourse debt, including any indebtedness we have guaranteed. These cross-default provisions may require us to repay or restructure the facility in addition to any mortgage or other debt that is in default. If our properties were foreclosed upon, or if we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected.

There is refinancing risk associated with our debt.

Certain of our outstanding debt contains, and we may in the future acquire or finance properties with debt containing, limited principal amortization, which would require that the principal be repaid at the maturity of the loan in a so-called “balloon payment.” As of September 30, 2013, the financing arrangements for approximately $218.5 million of our outstanding pro forma indebtedness could require us to make lump-sum or “balloon” payments at maturity dates that range from 2014 to 2025. At the maturity of these loans, assuming we do not have sufficient funds to repay the debt, we will need to refinance the debt. If the credit environment is constrained at the time of our debt maturities, we would have a very difficult time refinancing debt. In addition, for certain loans, we locked in our fixed-rate debt at a point in time when we were able to obtain favorable interest rate, principal payments and other terms. When we refinance our debt, prevailing interest rates and other factors may result in paying a greater amount of debt service, which will adversely affect our cash flow, and, consequently, our cash available for distribution to our stockholders. If we are unable to refinance our debt on acceptable terms, we may be forced to choose from a number of unfavorable options, including agreeing to otherwise unfavorable financing terms on one or more of our unencumbered assets, selling one or more properties at disadvantageous terms, including unattractive prices, or defaulting on the mortgage and permitting the lender to foreclose. Any one of these options could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

We were required to become a co-guarantor (and, with respect to certain properties, a co-environmental indemnitor) on certain outstanding mortgage indebtedness related to our properties in connection with our recapitalization, which, in the event of certain prohibited actions, could trigger partial or full recourse to our company.

In connection with our recapitalization, as a condition to closing, we, along with our operating partnership, were required to become co-guarantors (and, with respect to certain properties, co-environmental indemnitors) on certain outstanding mortgage indebtedness related to our properties in order to replace, and cause the release of, the Trade Street Funds as the guarantors and indemnitors under the existing guarantees and environmental indemnity agreements, as applicable. Our position as a co-guarantor and co-indemnitor with respect to our properties could result in partial or full recourse liability to us or our operating partnership in the event of the occurrence of certain prohibited acts set forth in such agreements.

Some of our outstanding mortgage indebtedness contains, and we may in the future acquire or finance properties with, lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

A lock-out provision is a provision that prohibits the prepayment of a loan during a specified period of time. Lock-out provisions may include terms that provide strong financial disincentives for borrowers to prepay their outstanding loan balance and exist in order to protect the yield expectations of lenders. Some of our outstanding mortgage indebtedness is, and we expect that many of our properties will be, subject to lock-out provisions. Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties when we may desire to do so. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our shares relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance or refinance our properties, which could reduce the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. In addition, we run the risk of being unable to refinance mortgage debt when the loans come due or of being unable to refinance such debt on favorable terms. If interest rates are higher when we refinance such debt, our income could be reduced. We may be unable to refinance such debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us or could result in the foreclosure of such properties. If any of these events occur, our cash flows would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Some of our mortgage loans have “due on sale” provisions.

Some of our outstanding mortgage indebtedness currently does contain, and we may in the future finance our property acquisitions using financing with, “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan.

These clauses may cause the maturity date of such mortgage loans to be accelerated and such financing to become due. In such event, we may be required to sell our properties on an all-cash basis, to acquire new financing in connection with the sale, or to provide seller financing. It is not our intent to provide seller financing, although it may be necessary or advisable for us to do so in order to facilitate the sale of a property. It is unknown whether the holders of mortgages encumbering our properties will require such acceleration or whether other mortgage financing will be available. Such factors will depend on the mortgage market and on financial and economic conditions existing at the time of such sale or refinancing.

Hedging strategies may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

In the future we may use various derivative financial instruments to provide a level of protection against interest rate risks. These instruments involve risks, such as the risk that the counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such agreements are not legally enforceable. In addition, we may be limited in the type and amount of hedging transactions that we may use in the future by our need to satisfy the REIT gross income tests under the Code. In addition, the nature and timing of hedging transactions may influence the effectiveness of our hedging strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. Moreover, hedging strategies involve transaction and other costs. We cannot assure you that any future hedging strategy and the derivatives that we may use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

Risks Related to the Rights Offering Transaction

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the Rights Offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the Rights Offering, you will not be able to sell the shares of our common stock that you purchase in the Rights Offering. DRS Statements representing the shares purchased in the Rights Offering will be issued as soon as practicable after the expiration of the Rights Offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The subscription price determined for this offering is not necessarily an indication of the fair value of our common stock.

The price to purchase a share of common stock in this offering is $6.33 per whole share. This price was determined in connection with the Backstop Agreement. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not necessarily consider the subscription price to be an indication of the fair value of the common stock to be offered in this offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price. See “Questions and Answers About the Rights Offering—How was the Rights Offering Subscription Price of $6.33 per whole share established.”

Stockholders who do not fully exercise their rights will have their interests further diluted compared to stockholders who do exercise their rights.

If you are a current stockholder who chooses not to fully exercise your rights prior to the expiration of the Rights Offering, your proportionate voting interest will be reduced and your relative ownership interest in us will be diluted to a greater extent compared to holders who exercise their subscription rights. Rights holders who do not exercise or sell their rights prior to the expiration of the Rights Offering will lose any value represented by their rights.

Our proposed transaction with the Backstop Investor dilutes the interests of our common stockholders, and, to the extent existing stockholders do not exercise their rights in full, the dilution existing stockholders will experience could be significantly greater.

On November 12, 2013, we entered into a Standby Purchase Agreement with the Backstop Investor, pursuant which the Backstop Investor agreed to purchase from us, subject to the terms and conditions of the Standby Purchase Agreement, at the Rights Offering subscription price, the number of unsubscribed shares of our common stock (minus the aggregate dollar value of the Management Purchase Commitment) necessary to cause the gross proceeds of the Rights Offering to be $100.0 million, which we refer to as the Backstop Commitment. The Backstop Investor also has agreed to purchase $50.0 million of shares of our common stock in addition to the Backstop Commitment. We have also agreed to pay a fee of $3.75 million in connection with the Backstop Commitment and a fee of $3.75 million in connection with the Additional Purchase Commitment, for an aggregate amount of $7.5 million payable in shares of our common stock. See “The Agreements with the Backstop Investor and Other Related Agreements—Standby Purchase Agreement—Fees and Expenses.”

Assuming rights holders exercise their rights in this offering in full, the transactions contemplated by the Standby Purchase Agreement will result in the issuance to the Backstop Investor of $50.0 million of shares of our common stock pursuant to the Additional Purchase Commitment and $7.5 million of shares of our common stock in connection with the fees under the Standby Purchase Agreement, or an aggregate of 9,083,728 shares of common stock, which would result in the Backstop Investor owning 24.99% of our outstanding common stock upon completion of the Rights Offering Transaction. Assuming no rights holders exercise their rights in this offering, the Backstop Investor will be obligated to purchase $150.0 million of shares of our common stock (minus the aggregate dollar value of the shares purchased by Messrs. Baumann and Levin pursuant to the Management Purchase Commitment) pursuant to the Backstop Commitment and the Additional Purchase Commitment and we would issue $7.5 million payable in shares of our common stock in connection with the fees under the Standby Purchase Agreement, or an aggregate of 24,595,221 shares of our common stock, which would result in the Backstop Investor owning 67.66% of our outstanding common stock upon completion of the Rights Offering Transaction. As a result, regardless of whether or not rights holders exercise their rights in this offering in full, our existing stockholders’ proportionate voting interest will be reduced and their ownership interest in us will be diluted, but such dilution could be significantly greater if existing holders of our common stock do not exercise their rights in full.

Our proposed transaction with the Backstop Investor grants significant rights to the Backstop Investor regarding the future operation of our business.

In connection with the transactions contemplated by the Standby Purchase Agreement, we intend to enter into a Stockholders Agreement pursuant to which we will grant certain rights to the Backstop Investor that may impact the future operation of our business, including the following:

The Backstop Investor will have the right to designate directors to our board of directors if they own certain percentages of our outstanding common stock.

Pursuant to the terms of the Stockholders Agreement following our receipt of certain third-party consents, we will agree to maintain a nine member board of directors, and the Backstop Investor will have the right to designate a specified number of directors to the board of directors for so long as the Backstop Investor’s level of ownership of our company is equal to or greater than 4.9% of our outstanding common stock. Specifically, the Backstop Investor will be entitled to designate to our board of directors (i) two directors if the Backstop Investor’s ownership is equal to or greater than 19.9% of our total outstanding common stock and (ii) one director if the Backstop Investor’s ownership is at least 4.9%, but less than 19.9% of our total outstanding common stock. The Backstop Investor will have no board of directors designation rights if its level of ownership in our company is less than 4.9%. In addition, we will agree to allow the Backstop Investor’s designated directors to sit in as observers on meetings of the Compensation Committee and Investment Committee of our board of directors.

If the Backstop Investor’s beneficial ownership of outstanding common stock falls below any percentage threshold set forth above, the Backstop Investor will promptly cause one or more, as applicable, of the Backstop Investor’s nominated directors to resign from the Board, such that the remaining number of directors designated by the Backstop Investor does not exceed the number of directors that the Backstop Investor is then entitled to designate for nomination or appointment. Following such resignation, the number of directors that the Backstop

Investor is entitled to designate for nomination is forever reduced to such number of directors designated by the Backstop Investor immediately after such resignation(s), even if the Backstop Investor subsequently acquires additional shares of our common stock.

The Backstop Investor will have certain negative control rights that could restrict our ability to take certain actions that may be in the best interests of our stockholders.

Pursuant to the terms of the Stockholders Agreement following our receipt of certain third-party consents or the determination by us that such consents are no longer required, the Backstop Investor also will have the right to consent to the following actions for so long as the Backstop Investor’s level of ownership of our company is equal to or greater than 4.9% of our outstanding common stock (i) any guarantees of, incurrences or issuance of recourse debt or recourse capital stock redeemable at any time by us or Trade Street Operating Partnership, LP, our operating partnership, that in any calendar year are in a principal amount or create an obligation of the company in excess of $50.0 million and any issuance of equity other than our common stock for consideration or value greater than $50.0 million in the aggregate in any calendar year; (ii) any future equity issuance at a price lower than $6.33 per share of common stock, the cash subscription price in this offering; (iii) entering into or granting any retention agreements, stock options, restricted stock or restricted stock unit awards, stock incentive rights or signing bonuses that, in the aggregate during any calendar year exceeds 10% of the Company’s market capitalization after this offering or that in the aggregate exceeds $5.0 million in any calendar year (which awards will also be subject to approval of the Compensation Committee of our board of directors); (iv) any purchase of shares of our common stock or capital stock from members of our board of directors, management or their affiliates (other than deemed repurchases in connection with the surrender of shares to the company to satisfy any tax withholding in connection with vesting of restricted stock or cashless exercises of stock options); (v) any transaction, including any modification of rights, involving our existing shares of preferred stock or our preferred stockholders; (vi) any amendment to our charter or bylaws (whether by merger, consolidation or otherwise) in any manner adverse to the Backstop Investor; (vii) the hiring or firing of our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Operating Officer or President or any similar position; (viii) any acquisition or series of related acquisitions whose purchase price equals or exceeds 50% of our market capitalization immediately prior to the execution of a definitive document for such transaction, and (ix) determination by our board of directors that it is no longer in our best interest to qualify as a real estate investment trust. In addition, as a result of the Rights Offering Transaction, the Backstop Investor will own a large percentage of our common stock and thus will be able to influence the decisions of our board of directors relating to our corporate affairs. As a result, we will be restricted in our ability to take certain actions that may otherwise be in the best interests of our stockholders. Moreover, there can be no assurance that the interests of the Backstop Investor will be aligned with those of our other stockholders.

The Backstop Investor will have a liquidity right that could require us to repurchase its shares of common stock, and our failure to repurchase the Backstop Investor’s shares could have adverse consequences to us and our stockholders.

The Backstop Investor will have a right to seek liquidity with respect to shares of common stock that it owns, which we refer to as the Liquidity Right, if, on or after the 3.5-year anniversary of the closing of this offering, which we refer to as the Liquidity Right Measurement Date, the closing price of our common stock has not exceeded $10.00 per share (subject to certain adjustments set forth in the Stockholders Agreement) during any consecutive 10 trading day period during the 180 days prior to the Liquidity Right Measurement Date and the Backstop Investor continues to own 4.9% or greater of our outstanding common stock. If the Backstop Investor exercises its Liquidity Right, we will have the right of first offer to purchase the shares offered by the Backstop Investor for the greater of $10.00 per share or an amount equal to a 5.0% discount to the average volume-weighted average prices of our common stock over the 10 trading days immediately prior to the Liquidity Right Measurement Date. If we choose not to, or are unable to, exercise our right to repurchase the Backstop Investor’s common stock by the six-month anniversary of the Liquidity Right Measurement Date, we will be required to submit to the Backstop Investor for approval quarterly business plans setting forth all material business activities planned for the ensuing quarter. To the extent that any expenditure or other items relating to the income statement, balance sheet or cash flows set forth in the quarterly business plan for any particular fiscal quarter deviates from the initial quarterly business plan in a manner adverse to the Company by 5.0% or greater, we will be prohibited from making such expenditure or taking any such action, and from adopting such quarterly business plan, unless we receive the Backstop Investor’s approval, which may be given or withheld in the Backstop Investor’s sole discretion.

In addition, the Stockholders Agreement will contain certain standstill provisions pursuant to which the Backstop Investor has agreed, until the earlier of four years from the date of the closing of the Rights Offering, a change of control or at such time as the Backstop Investor no longer owns at least 4.9% of our outstanding common stock, not to, among other things:

•	acquire, offer or propose to acquire or agree to acquire, beneficial ownership of any voting securities of the Company, other than voting securities acquired (A) as a result of the exercise of any rights or obligations set forth in the Standby Purchase Agreement or the Stockholders Agreement, (B) pursuant to a stock split, stock dividend, recapitalization, reclassification or similar transaction, (C) directly from us, or (D) to maintain their aggregate percentage interest in the our outstanding common stock; provided that the Backstop Investor shall not be permitted to acquire, offer or propose to acquire or agree to acquire, beneficial ownership of any voting securities to account for the dilutive effect of any issuance of equity securities up to a maximum of the 4,329 shares of common stock authorized for issuance under the Equity Incentive Plan as of the date hereof;

•	enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, including a proposed negotiated private sale of its shares of common stock to a single purchaser or a “group” as defined in Section 13(d) of the Exchange Act, merger or other business combination relating to all or part of our or our subsidiaries or any acquisition transaction for all or part of our assets or any of our subsidiaries or any of our respective businesses; provided, however, that negotiated private sales to a single purchaser or a “group” will be permitted if the purchasing party agrees in writing to be bound by the provisions of the standstill;

•	other than a “solicitation” of a “proxy” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) seeking approval of the election to our Board solely with respect to any of the Backstop Investor nominated directors permitted by the terms of the Stockholders Agreement to serve on such Board, make, or in any way participate in, any such “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting election of any director to our Board;

•	call or seek to call a meeting of our common stockholders or any of our subsidiaries or initiate any stockholder proposal for action by our common stockholders;

•	deposit any of our securities into a voting trust unless such voting trust is bound by the provisions of the standstill provisions of the Stockholders Agreement, or subject our securities to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect unless such agreement or arrangement conforms to the provisions of the standstill provisions of the Stockholders Agreement;

•	seek representation on our Board or a change in the composition of our Board or number of directors elected by the holders of our common stock or a change in the number of such directors who represent the Backstop Investor, other than as expressly permitted pursuant to the Stockholders Agreement; and

•	bring any action or otherwise act to contest the validity of the standstill provisions of the Stockholders Agreement.

If we have not repurchased the Backstop Investor’s shares in connection with the Liquidity Right by the six-month anniversary of the Liquidity Right Measurement Date, the standstill provisions will cease to exist and the Backstop Investor may own shares of common stock in sufficient amounts to elect its own slate of directors and otherwise assume control of our company. See “—If holders of rights do not subscribe for shares of our common stock in sufficient amounts, the purchase of shares of our common stock by the Backstop Investor pursuant to the Standby Purchase Agreement could result in the Backstop Investor owning more than 50% of the outstanding common stock of our company which may require consents or waivers from parties to certain agreements to which we are a party.”

Furthermore, if the Backstop Investor exercises its Liquidity Right and we do not exercise our right to repurchase the Backstop Investor’s shares by the six-month anniversary of the Liquidity Right Measurement Date, the Backstop Investor will have the right to approve our quarterly business plans in its sole discretion, and we may be limited significantly in taking actions that are otherwise in our and our stockholders’ best interests. If we elect to repurchase the Backstop Investor’s shares, we may not have access to sufficient funds to repurchase the shares and we may need to obtain debt or equity financing, which may not be available to us on acceptable terms or at all. Moreover, if we use cash or other funding sources to repurchase the Backstop Investor’s shares, we would have less cash or other funding sources available to acquire additional properties or otherwise execute our business strategy, which could have a material adverse effect on our growth prospects and our business.

There can be no assurance that the interests of the Backstop Investor are aligned with those of our other stockholders. Investor interests can differ from each other and from other corporate interests and it is possible that this significant stockholder with a stake in corporate management may have interests that differ from us and those of other shareholders.

If the Backstop Investor were to sell, or otherwise transfer, all or a large percentage of its holdings, our stock price could decline and we could find it difficult to raise capital, if needed, through the sale of additional equity securities.

In connection with the transactions contemplated by the Standby Purchase Agreement, we intend to enter into the Stockholders Agreement, pursuant to which we will agree, subject to certain limitations, to file a registration statement covering the resale of the shares of our common stock issued to the Backstop Investor pursuant to the Standby Purchase Agreement, or the Resale Registration Statement. Once the Resale Registration Statement is declared effective (or earlier to the extent the Backstop Investor is eligible to sell shares of our common stock in accordance with Rule 144), the Backstop Investor could sell, or otherwise transfer, a large percentage of its holdings, which could cause our stock price to decline significantly. In addition, the perception that the Backstop Investor could sell a large percentage of its shares, even if it does not intend to do so, could adversely affect the price of our common stock. In addition, if we file a registration statement for the purpose of selling additional shares to raise equity capital and are required to include shares held by the Backstop Investor pursuant to the exercise of its rights under the Stockholders Agreement, our ability to raise capital may be materially impaired. See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement—Registration Rights.”

The Backstop Investor’s obligations under the Standby Purchase Agreement are subject to certain conditions. If any of these conditions are not met, the Backstop Investor will not be obligated to purchase any shares pursuant to the Backstop Commitment or Additional Purchase Commitment, which could adversely affect our financial condition.

The Backstop Investor’s obligations under the Backstop Commitment and the Additional Purchase Commitment are subject to the satisfaction or waiver of specified conditions, including, but not limited to, our compliance with the covenants in the Standby Purchase Agreement, each of our representations and warranties being true and correct in all material respects and no material adverse change with respect to our business and operations having occurred. In addition, as a condition to the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice Chairman and President, David, Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns. If the conditions to the Backstop Investor’s obligations under the Standby Purchase Agreement are not met and the Backstop Investor does not purchase the shares pursuant to the Backstop Commitment and the Additional Purchase Commitment, we will be required to pay a termination fee or liquidated damages to the Backstop Investor and our financial condition could be adversely affected. See “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—Effects of Termination—Termination Fees” and “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—Fees and Expenses—Reimbursement Obligations.”

If we fail to satisfy certain obligations under the Stockholders Agreement by the first anniversary of the closing of this offering, we will be subject to certain penalties.

Pursuant to the Stockholders Agreement, we will be required to file and cause the Resale Registration Statement to be declared effective by the SEC no later than the first anniversary of the closing of this offering. If the Resale Registration Statement is not declared effective by the first anniversary of the closing of this offering, we will be required to pay the Backstop Investor a fee, payable in additional shares of our common stock, or the Additional Shares, equal to 0.5% of the aggregate purchase price paid by the Backstop Investor under the Standby Purchase Agreement for each full 30 calendar days (prorated for periods totaling less than 30 calendar days) thereafter until the Resale Registration Statement is declared effective, divided by the average of the volume-weighted average prices of our common stock over the 10 trading days prior to the issuance of such shares. In the event we fail to issue the Additional Shares in a timely manner, the Additional Shares issued to the Backstop Investor will increase by 1.5% of the Consent Rate per month or portion thereof. As a result, if we are unable to have the Resale Registration Statement declared effective prior to the first anniversary of the closing of this offering, we could be required to issue additional shares of common stock to the Backstop Investor, which would increase the Backstop Investor’s ownership in our company and further dilute the interests of our existing stockholders. See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement—Registration Rights.”

If holders of rights do not subscribe for shares of our common stock in sufficient amounts, the purchase of shares of our common stock by the Backstop Investor pursuant to the Standby Purchase Agreement could result in the Backstop Investor owning more than 50% of the outstanding common stock of our company which may require consents or waivers from parties to certain agreements to which we are a party.

As of the date of this prospectus, we had 11,468,665 shares of our common stock outstanding. Depending on the level of participation of existing stockholders and other rights holders in the Rights Offering, the Backstop Investor could acquire more than 50% of our outstanding common stock after giving effect to the Rights Offering Transaction. If the Backstop Investor seeks to acquire more than 50% of our outstanding common stock, we may be required to obtain consents to certain agreements, including certain loan agreements, and such acquisition could result in our obligations under certain agreements being accelerated. We expect to obtain signed, written waivers of provisions contained in certain agreements that may be triggered in such event, but there can be no assurance that we will be successful in obtaining any consents or waivers of contractual provisions prohibiting, or resulting in acceleration of duties upon, the acquisition of more than 50% of our common stock. In the event we do not obtain all necessary consents or waivers and we do not determine that such consents or waivers are no longer required, we will be required to certain fees to the Backstop Investor payable in shares of our common stock or in cash. See “The Agreements with the Backstop Investor and Other Related Agreements—Stockholders Agreement—Third Party Consent Fee.”

If we fail to obtain the consent of certain third parties in connection with the acquisition of shares of our common stock by the Backstop Investor, we will be required to issue additional shares of our common stock to the Backstop Investor.

Certain of the documents governing our outstanding indebtedness require us to obtain the consent of the lender or the servicer of the indebtedness in connection with the transfer of a controlling interest in us. We are seeking and expect to procure all necessary waivers and consents in connection with the Rights Offering Transaction. However, pursuant to the Stockholders Agreement with the Backstop Purchaser, in the event such consents are not obtained and if we do not determine that such consents are no longer required on or prior to the date that is 180 days following the date of the Stockholders Agreement, which we refer to as the Consent Default, then, as liquidated damages to the Backstop Investor for the failure to obtain the consents (or determination that they are no longer required) by such date we will (i) issue to the Backstop Investor on the first 30 day anniversary of the Consent Default and on each subsequent 30 day anniversary of the Consent Default (pro rated for periods totaling less than 30 calendar days), or, if earlier, no later than 5 business days following the date that such Consent Default is cured, until the consents are obtained (or determination that they are no longer required), additional shares of our common stock, or the Consent Fee Shares, in an amount equal to 1.0% of the aggregate purchase price paid by the Backstop Investor in connection with the Backstop Commitment and the Additional Purchase Commitment or (ii) pay an amount of cash equal to 1.0% of the aggregate purchase price paid by the Backstop Investor in connection with the Backstop Commitment and the Additional Purchase Commitment (such cash payments, the Consent Delay Payments). In the event we fail to issue the Consent Fee Shares or pay the Consent Delay Payments in a timely manner, the Consent Fee Shares issued or the Consent Delay Payments paid, as the case may be, to the Backstop Investor shall be increased at the rate of 1.5% of the Consent Rate (or portion thereof) per month until such Consent Fee Shares are issued in full, or such Consent Delay Payments are paid in full, as applicable. See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement—Third Party Consent Fee.”

We may cancel the Rights Offering at any time prior to the expiration of the Rights Offering, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the Rights Offering or cancel the Rights Offering prior to the expiration of the Rights Offering. In the event the Rights Offering Transaction is terminated in connection with a Superior Transaction, we will pay a cash termination fee of $7.5 million to the Backstop Investor. In the event the Rights Offering Transaction is terminated for purposes other than a Superior Transaction subject to limited exception, we will pay liquidated damages of $2.5 million in cash to the Backstop Investor. In each case, we will also pay reasonable fees and expenses incurred by the Backstop Investor in connection with the Rights Offering Transaction up to an aggregate amount of $400,000.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the rights expire. If you exercise your rights you will have committed to buying shares of our common stock potentially at a price above the prevailing market price. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase common stock in the Rights Offering must act promptly to ensure that the subscription rights certificate is properly completed and actually received prior to the expiration of the Rights Offering and that all payments are actually received by the subscription agent prior to the payment deadline (unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures). The time period to exercise rights is limited. If you or your broker fails to complete and sign the required subscription rights certificate, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf.

We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

The tax treatment of the Rights Offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

Under Section 305 of the Code, a stockholder who receives a right to acquire common stock will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common stockholder who receives a right to acquire common stock generally will be treated as having received a taxable dividend if such stockholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. The application of this rule is very complex and subject to uncertainty.

We may amend or modify the terms of the Rights Offering at any time prior to the expiration of the Rights Offering with the consent of the Backstop Investor.

Our board of directors reserves the right to amend or modify the terms of the Rights Offering subject to the prior written consent of the Backstop Investor. Although we do not presently intend to do so, we may choose to amend or modify the terms of the Rights Offering for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications may include a change in the subscription price although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of this Rights Offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this Rights Offering and the new expiration date. As the subscription rights will cease trading on NASDAQ on January 9, 2014, if we extend the expiration date, the rights will not trade on NASDAQ during any extension period. The terms of the Rights Offering cannot be modified or amended after the expiration date of the Rights Offering.

No prior market exists for the rights, and a liquid and reliable market for the rights may not develop.

The rights are a new issue of securities with no established trading market. The rights are tradable on the NASDAQ until the close of business on January 9, 2014, the last trading day before the expiration of the Rights Offering. Unless exercised, the rights will cease to have any value following the expiration date. We are not responsible if you elect to sell your rights and no public or private market exists to facilitate the purchase of rights. In such event, the rights will expire and will no longer be exercisable or transferable. In addition, if you wish to sell your rights or the subscription agent, upon proper authorization, tries to transfer rights on your behalf in accordance with the procedures discussed in this prospectus but such rights cannot be sold or transferred, or if you provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent, then the rights will expire and will have no further value. Furthermore, any rights holders who purchased rights in the open market will not have the purchase price of the rights returned in the event we terminate the Rights Offering.

Significant sales of subscription rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the subscription rights and our common stock.

The sale of substantial amounts of the subscription rights and our common stock could adversely affect the price of these securities. Sales of substantial amounts of our subscription rights and our common stock in the public market, and the availability of shares for future sale, including 24,881,516 shares of our common stock to be issued in the Rights Offering Transaction (including any shares issued to the Backstop Investor as payment for fees under the Standby Purchase Agreement), could cause the market price of our common stock to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and subscription rights were attempted to be sold within a short period of time, the market for our shares and the subscription rights would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and the subscription rights and our ability to raise additional capital.

You will not be able to sell the shares of common stock you buy in the Rights Offering until you receive your DRS Statement or your account is credited with the common stock.

If you purchase shares in the Rights Offering by submitting the subscription rights certificate and payment, we will mail you a DRS Statement as soon as practicable after January 10, 2014, or such later date as to which the Rights Offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the Rights Offering as soon as practicable after the expiration of the Rights Offering, or such later date as to which the Rights Offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the Rights Offering will be listed for trading on the NASDAQ. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Because our management will have broad discretion over the use of the net proceeds from the Rights Offering Transaction you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the Rights Offering Transaction for the purposes set forth under “Use of Proceeds,” including the funding of pending acquisitions, payment of certain indebtedness and for general corporate and working capital purposes. Our management may allocate the net proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds from the Rights Offering Transaction, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the net proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

If you use a personal check to pay for the shares, it may not clear in time.

Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require seven or more business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the Rights Offering expires to ensure that your payment is received and clears by that time.

Risks Related to Our Common Stock

Future offerings of debt securities, which would rank senior to our common stock upon liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of liquidating and nonliquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including shares of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Preferred stock, if issued in addition to the Class A preferred stock already issued, could have preferences on liquidating and nonliquidating distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

The number of shares of our common stock available for future sale, including those issued in connection with the recapitalization, the Backstop Commitment and the Additional Purchase Commitments, could adversely affect the market price of our common stock, and future sales by us of shares of our common stock may be dilutive to existing stockholders.

Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of common units of our operating partnership, conversion of any Class A preferred stock or exercise of any warrants or options, or the perception that such sales might occur could adversely affect the market price of our common stock. The exchange of common units for common stock, the exercise of any stock options or the vesting of any securities granted under our Equity Incentive Plan, the issuance of our common stock or common units in connection with property, portfolio or business acquisitions and other issuances of our common stock or common units could have an adverse effect on the market price of the shares of our common stock. The existence of shares of our common stock reserved for issuance as restricted shares or upon exchange of common units or exercise of any options may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales by us of our common stock may be dilutive to existing stockholders.

In particular, we have entered into an agreement with the qualified plan asset manager of certain qualified pension benefit plans that are the beneficiaries of one of our liquidating trust stockholders, which beneficiaries own an amount in the aggregate representing 4,337,216 of the total number of outstanding shares of our common stock upon completion of this offering. Pursuant to the terms of such agreement, beginning on November 16, 2013 and continuing for a period of two years thereafter, in the event that we propose to register any shares of our common stock in an underwritten public offering under the Securities Act, such stockholders will be permitted, subject to certain exceptions, to request that the shares of common stock held by them be included within such registration statement. Notwithstanding the foregoing rights, we will not be required to include such shares in the registration statement in the event that the managing underwriter of such public offering determines that the number of shares proposed to be sold exceeds the number which can be effectively sold in, or which would have a material adverse effect on, such offering. Further notwithstanding such rights, because the shares of common stock are currently held in the liquidating trust and have not been distributed to the beneficiaries of the liquidating trust, and the liquidating trustee of the trust was not a party to this agreement, this registration right would not arise until such time as the shares are distributed to the pension funds. Pursuant to the terms of the governing documents for the liquidating trust, the liquidating trustee is required to distribute to the trust’s beneficial owners the shares of common stock owned by it no later than May 31, 2015 unless such date is extended in the trustee’s discretion. We cannot provide any assurances regarding when these shares will be distributed to the beneficial owners of the liquidating trust or whether, if timely distributed, such beneficial owners would exercise the right set forth in the abovementioned agreement.

In connection with the shares issued pursuant to the Standby Purchase Agreement, we will also enter into the Stockholders Agreement. Under to the Stockholders Agreement, we will grant the Backstop Investor certain demand and piggy-back registration rights with respect to the shares of common stock issued to the Backstop Investor pursuant to the Standby Purchase Agreement. We will also agree to use our reasonable best efforts to file with the SEC, prior to the first anniversary of the closing of this offering, a registration statement covering the resale at any time or from time to time of all shares of our common stock purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement. See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement.”

We expect to issue an aggregate of 24,595,221 shares of common stock to the Backstop Investor (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) if none of the holders exercise their rights in the Rights Offering and the conditions to the Backstop Investor’s obligation to act as the backstop purchaser under the Standby Purchase Agreement are satisfied. Under such circumstances, the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 67.66% after giving effect to the Rights Offering Transaction. We expect to issue an aggregate of 9,083,728 shares of common stock to the Backstop Investor under the Standby Purchase Agreement (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) if all of the holders exercise their subscription rights. Under such circumstances the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 24.99%. The Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 45.93% (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) after giving effect to the Rights Offering Transaction, if holders of half of the shares of our common stock exercise their subscription rights. See “The Rights Offering—Effects of the Rights Offering Transaction on the Backstop Investor’s Stock and Ownership.”

Broad market fluctuations could negatively impact the market price of our stock.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our operations or earnings estimates or publication of research reports about us or the industry;

•	changes in market valuations of similar companies;

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies);

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	future offerings of debt or equity securities;

•	speculation in the press or investment community; and

•	general market and economic conditions.

In addition, the stock market has experienced price and volume fluctuations that have affected the market prices of many companies in industries similar or related to ours, which fluctuations may have been unrelated to operating performances of these companies. These broad market fluctuations could reduce the market price of our common stock.

Increases in market interest rates may result in a decrease in the value of our common stock.

One of the factors that will influence the price of our common stock will be the distribution yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our common stock to expect a higher distribution yield and, if we are unable to pay such yield, the market price of our common stock could decrease.

The market price of our common stock could be adversely affected by our level of cash distributions.

The market value of the equity securities of a REIT is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with accounting standards newly issued or revised after April 5, 2012, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Upon the completion of the IPO, we became subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not have been adequately prepared and we may not be able to accurately report our financial results.

Following the completion of the IPO, we became subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404(a) of the Sarbanes-Oxley Act. Section 404(a) requires annual management assessments of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources and cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

For as long as we are an “emerging growth company” under the recently enacted JOBS Act or we remain a non-accelerated filer, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b). We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

Risks Related to Qualification and Operation as a REIT

The shares sold upon exercise of the rights in this offering are priced at a discount to the current market price of our common stock.

Under current law, there is uncertainty as to whether such discount is treated as a preferential dividend. We intend to take the position that the discount to the market price of our common stock is not a preferential dividend. Our position is not binding on the IRS. If the IRS successfully takes a contrary position, this could impact our ability to take dividends paid deductions which could adversely affect our ability to maintain our REIT qualification. If the Discount is treated as a preferential dividend, it would not be eligible for the dividends paid deduction which could adversely affect our REIT status, since we must make annual distributions to our stockholders that qualify for the dividends paid deduction in an amount equal to at least 90% of our REIT taxable income to qualify as a REIT. In addition, we are subject to tax on our taxable income to the extent we do not offset such income with distributions that qualify for the dividends paid deduction. Stockholders should consult their tax advisors regarding the tax consequences of the Discount being treated as a preferential dividend.

If we fail to maintain our qualification as a REIT, our operations and distributions to stockholders would be adversely impacted.

We intend to continue to be organized and to operate so as to maintain our qualification as a REIT under the Code. A REIT generally is not subject to corporate income tax on income it currently distributes to its stockholders. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to maintain our qualification as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions could significantly change the tax laws, possibly with retroactive effect, with respect to qualification as a REIT or the federal income tax consequences of such qualification.

If we were to fail to maintain our qualification as a REIT, we would face serious tax consequences that would substantially reduce the funds available for distributions to our stockholders because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income;

•	we would be subject to federal income tax at regular corporate rates and could be subject to the federal alternative minimum tax and increased state and local taxes; and

•	unless we are entitled to relief under certain statutory provisions under the Code, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to maintain our qualification as a REIT.

In addition, if we were to fail to maintain our qualification as a REIT, our cash available for stockholder distributions would be reduced, and we would no longer be required to make distributions. As a result of these factors, our failure to maintain our qualification as a REIT could impair our ability to expand our business and raise capital, force us to borrow additional funds or sell assets to pay corporate tax obligations and adversely affect the value of our common stock.

Even if we maintain our qualification as a REIT, we may be subject to other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, taxes on net income from certain “prohibited transactions,” tax on income from certain activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. Also, our subsidiaries that are taxable REIT subsidiaries will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease our earnings and our cash available for distributions to stockholders.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or liquidate otherwise attractive investments.

To maintain our qualification as a REIT for U.S. federal income tax purposes, we must continually satisfy requirements concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forgo investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than government securities, securities of taxable REIT subsidiaries and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of taxable REIT subsidiaries and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, we may be required to liquidate otherwise attractive investments, and may be unable to pursue investments that would otherwise be advantageous to us in order to satisfy the source-of-income or asset diversification requirements. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. Thus, compliance with the REIT requirements may hinder our ability to acquire, and, in certain cases, maintain ownership of certain attractive investments.

We may need to incur additional borrowings or issue additional securities to meet the REIT minimum distribution requirement and to avoid excise tax.

In order to maintain our qualification as a REIT, we are required to distribute to our stockholders at least 90% of our annual real estate investment trust taxable income (excluding any net capital gain and before application of the dividends paid deduction). To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years. Although we intend to pay dividends to our stockholders in a manner that allows us to meet the 90% distribution requirement and avoid this 4% excise tax, we cannot assure you that we will always be able to do so.

The prohibited transactions tax may limit our ability to dispose of our properties.

A REIT’s taxable income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although the Code provides a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction, we cannot assure you that we can comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a taxable REIT subsidiary.

We may make distributions consisting of both stock and cash, in which case stockholders may be required to pay income taxes in excess of the cash distributions they receive.

We may make distributions that are paid in cash and stock at the election of each stockholder and may distribute other forms of taxable stock dividends. Taxable stockholders receiving such distributions will be required to include the full amount of the distributions as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such distributions in excess of the cash received. If a stockholder sells the stock that it receives in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, in the case of certain non-U.S. stockholders, we may be required to withhold federal income tax with respect to taxable dividends, including taxable dividends that are paid in stock. In addition, if a significant number of our stockholders decide to sell their shares in order to pay taxes owed with respect to taxable stock dividends, it may put downward pressure on the trading price of our stock.

Shares of our common stock issued to the Backstop Investor under the Standby Purchase Agreement could further impair or limit our ability to use net operating losses to offset REIT taxable income.

Under the Internal Revenue Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding 3 year period. Shares of our common stock issued to the Backstop Investor (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee) pursuant to the rights offering could trigger an ownership change with respect to our stock and could impair or limit our ability to use net operating losses incurred prior to such ownership change to offset REIT taxable income earned subsequent to such ownership change. Because we have experienced multiple recent “ownership changes” for U.S. federal income tax purposes prior to and in connection with our recapitalization, our ability to utilize net operating losses incurred prior to the recapitalization is already severely limited.

Our ownership of taxable REIT subsidiaries will be subject to limitations, and our transactions with taxable REIT subsidiaries will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. In addition, the Code limits the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We intend to monitor the value of our investment in our taxable REIT subsidiaries for the purpose of ensuring compliance with taxable REIT subsidiary ownership limitations and intend to structure our transactions with our taxable REIT subsidiary on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% taxable REIT subsidiary securities limitation or to avoid application of the 100% excise tax.

If our operating partnership were classified as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes under the Code, we would cease to maintain our qualification as a REIT and would suffer other adverse tax consequences.

We intend for our operating partnership to be treated as a partnership for U.S. federal income tax purposes. If the IRS were to successfully challenge the status of our operating partnership as a partnership, however, our operating partnership generally would be taxable as a corporation. In such event, we likely would fail to maintain our status as a REIT for U.S. federal income tax purposes, and the resulting corporate income tax burden would reduce the amount of distributions that our operating partnership could make to us. This would substantially reduce the cash available to pay distributions to our stockholders. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is not otherwise disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

You may be restricted from acquiring or transferring certain amounts of our common stock.

Certain provisions of the Code and the stock ownership limits in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities. In order to maintain our qualification as a REIT, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our stock.

Our charter, with certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or capital stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of ownership limits would result in our failing to maintain our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to maintain our qualification as a REIT.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to maintain our qualification as a REIT. If we cease to maintain our qualification as a REIT, we would become subject to U.S. federal income tax on our taxable income without the benefit of the dividends paid deduction and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Dividends paid by REITs generally do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” paid to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends paid by REITs, however, generally are not eligible for the reduced rates. Although the tax rates applicable to qualified dividends do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The provisions of the Code applicable to REITs substantially limit our ability to hedge our liabilities. Any income from a hedging transaction that we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the gross income requirements applicable to REITs. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through taxable REIT subsidiaries. This could increase the cost of our hedging activities because any taxable REIT subsidiary that we may form would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in taxable REIT subsidiaries will generally not provide any tax benefit, except for being carried forward against future taxable income in the taxable REIT subsidiaries.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws applicable to REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the federal income tax laws, regulations or administrative interpretations.

ERISA Risks

If you fail to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our common stock, you could be subject to criminal and civil penalties.

Fiduciaries of employee benefit plans subject to ERISA should take into account their fiduciary responsibilities in connection with a decision to invest in our common stock. If such fiduciaries breach their responsibilities, including (among other things) the responsibility to act prudently, to diversify the plan’s assets, and to follow plan documents and investment policies, they may be held liable for plan losses and may be subject to civil or criminal penalties and excise taxes. Similar consequences may result if a plan’s investment in shares of our stock constitutes a so-called “prohibited transaction” under ERISA. Plans or arrangements that are not subject to ERISA, such as individual retirement accounts, may be subject to Section 4975 of the Code, which contains similar prohibited transaction rules.

Although it is intended that our underlying assets and our operating partnership’s underlying assets will not constitute “plan assets” of ERISA plans within the meaning of Department of Labor regulations and Section 3(42) of ERISA, there can be no assurance in this regard. If our assets or our operating partnership’s assets constitute plan assets under ERISA, certain transactions in which we might normally engage could constitute prohibited transactions under ERISA or the Code. If our assets or our operating partnership’s assets are plan assets, our managers may be fiduciaries under ERISA.

Governmental employee benefit plans and certain church plans are exempt from ERISA, but these plans may be subject to federal, state or local laws that are similar to the ERISA laws and regulations discussed above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. Our forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by our forward-looking statements are reasonable, we can give no assurance that our plans, intentions, expectations, strategies or prospects will be attained or achieved and you should not place undue reliance on these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and may be affected by a variety of risks and factors including, without limitation:

•	the factors included in this prospectus, including those set forth under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties;”

•	the competitive environment in which we operate;

•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;

•	decreased rental rates or increasing vacancy rates;

•	our ability to lease units in apartment communities that are newly constructed;

•	potential defaults on or non-renewal of leases by tenants;

•	potential bankruptcy or insolvency of tenants;

•	acquisition risks, including failure of such acquisitions to perform in accordance with projections;

•	the timing of acquisitions and dispositions, including our ability close any acquisitions or dispositions of properties under contract;

•	potential natural disasters such as hurricanes;

•	national, international, regional and local economic conditions;

•	our ability to continue to pay distributions at our quarterly and annual dividend rate set forth in this prospectus;

•	the general level of interest rates;

•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or tax laws, and potential increases in real property tax rates;

•	financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;

•	lack of or insufficient amounts of insurance;

•	our ability to maintain our qualification as a REIT;

•	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;

•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us;

•	failure to close this Rights Offering on the terms discussed in this prospectus;

•	failure of the Rights Offering to be consummated if the conditions to the Rights Offering are not satisfied; and

•	failure of the Backstop Investor to purchase shares of our common stock under the Backstop Commitment and the Additional Purchase Commitment if the conditions in the Standby Purchase Agreement are not satisfied.

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully read the section entitled “Risk Factors” in this prospectus. New risks and uncertainties may also emerge from time to time that could materially and adversely affect us.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of shares of our common stock offered in this Rights Offering and pursuant to the Backstop Commitment and the Additional Purchase Commitments, after deducting estimated offering expenses of $2.5 million payable by us, will be approximately $147.5 million. We will contribute the net proceeds of the Rights Offering Transaction to our operating partnership in exchange for common units of our operating partnership.

We intend to use the net proceeds of the Rights Offering Transaction as follows:

•	assuming we proceed with the proposed acquisition of The Aventine Greenville, approximately $99.2 million to fund the cash portions of the purchase prices of our pending acquisitions as follows:

Property	Purchase Price	Anticipated Financing		Offering Proceeds to be Used	Expected Date of Acquisition
The Aventine Greenville(1)	$41,866,000	—		$41,866,000	First quarter of 2014
The Avenues of Craig Ranch(1)	$42,375,000	$21,187,500	(2)	$21,187,500	First quarter of 2014
Miller Creek(1)	$43,750,000	$26,250,000	(3)	$17,500,000	First quarter of 2014
Estates of Wake Forest(1)	$37,250,000	$18,625,000	(4)	$18,625,000	First quarter of 2014

Total	$165,241,000	$66,062,500		$99,178,500

(1)	For more information, see “Prospectus Summary—Recent Developments—Pending Acquisitions.”
(2)	We have agreed to terms for a new mortgage secured by Craig Ranch in the amount of $21.2 million with a lender with which we have an extensive track record. There can be no assurance that we will enter into a definitive loan agreement with such lender.
(3)	In connection with this acquisition, we have obtained a commitment for a new mortgage loan secured by Miller Creek in the amount of $26.3 million. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
(4)	We have agreed to terms for a new mortgage secured by Wake Forest in the amount of $18.6 million with a lender with which we have an extensive track record. There can be no assurance that we will enter into a definitive loan agreement with such lender.

•	assuming we terminate the purchase agreement for The Aventine Greenville or the acquisition of The Aventine Greenville is otherwise not consummated, approximately $97.1 million to fund the cash portions of the purchase prices of our pending acquisitions as follows:

Property	Purchase Price	Anticipated Financing		Offering Proceeds to be Used	Expected Date of Acquisition
The Avenues of Craig Ranch	$42,375,000	$—		$42,375,000	First quarter of 2014
Miller Creek	$43,750,000	$26,250,000	(1)	$17,500,000	First quarter of 2014
Estates of Wake Forest	$37,250,000	$—		$37,250,000	First quarter of 2014

Total	$123,375,000	$26,250,000	(1)	$97,125,000

(1)	In connection with this acquisition, we have obtained a commitment for a new mortgage loan secured by Miller Creek in the amount of $26.3 million.

•	approximately $10.2 million to pay down, in part, certain indebtedness secured by the Estates at Millenia property and to pay fees associated therewith, which indebtedness was incurred to fund the acquisition of the property secured by such indebtedness. The indebtedness is scheduled to mature on June 3, 2014 and bears interest at a floating rate per annum of one-month LIBOR plus 4.75%, with a floor of 5.75%, which interest rate was 5.75% per annum as of September 30, 2013;

•

approximately $6.4 million to pay down, in full, the interim loan and fees associated therewith, which was incurred to fund the acquisition of the Fountains Southend property. The interim loan of $30.0 million bears interest at a floating rate equal to one-month LIBOR plus 4.75%, with a floor of 5.75% per annum. We have also entered into a new mortgage note payable secured by the Fountains Southend property. We intend to pay off the interim loan in full upon the closing of the Rights Offering Transaction with the proceeds of the new mortgage loan and $6.3 million in cash from the net proceeds of the Rights Offering Transaction;

•	approximately $14.8 million to pay down, in full, indebtedness secured by the Park at Fox Trails property and to pay fees associated therewith, which was incurred to fund the acquisition of the property secured by such indebtedness. The indebtedness is scheduled to mature on January 1, 2019 and bears interest at a floating rate per annum of one-month LIBOR plus 2.95%, with a floor of 2.92% and a maximum rate of 7.41% per annum which rate shall never be more than one percentage point higher or lower than the rate in effect in the immediately preceding month. The interest rate was 3.12% per annum as of September 30, 2013;

•	approximately $5.5 million to pay down, in full, indebtedness secured by the Mercé property and to pay fees associated therewith, which was incurred to fund the acquisition of the property secured by such indebtedness. The indebtedness is scheduled to mature on November 1, 2018 and bears interest at a floating rate per annum of one-month LIBOR plus 2.95%, with a floor of 2.92% and a maximum rate of 7.41% per annum which rate shall never be more than one percentage point higher or lower than the rate in effect in the immediately preceding month. The interest rate was 3.13% per annum as of September 30, 2013;

•	approximately $5.3 million to pay down, in full, indebtedness secured by the Post Oak property and to pay fees associated therewith;

•	approximately $4.2 million to pay down, in full, indebtedness secured by the Estates of Maitland property and to pay fees associated therewith, which was incurred to fund the acquisition of the property secured by such indebtedness. The loan has a term of one year and provides a variable rate of prime rate plus 3.50% and requires monthly payments of interest only for the term of the loan. As of September 30, 2013, the interest rate was 6.75%; and

•	the remainder of the net proceeds, if any, to be used for general corporate and working capital purposes, which may include future acquisitions, the repayment of indebtedness and the funding of capital improvements at our apartment communities.

DISTRIBUTION POLICY

We intend to pay quarterly distributions on our common stock. While the actual amount and timing of distributions will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Code, we intend to continue to pay quarterly dividends so as to satisfy the distribution requirements applicable to REITs, and we expect to distribute all or substantially all of our REIT taxable income to eliminate or minimize our obligation to pay income or excise taxes. The Code generally requires that a REIT distribute at least 90% of its annual adjusted REIT taxable income each taxable year, determined without regard to the deduction for dividends paid and excluding any net capital gain.

All future distributions will be determined by our board of directors in its sole discretion out of funds legally available therefor. When determining the amount of future distributions, our board of directors will consider, among other factors, (i) the amount of cash available for distribution, (ii) our expectations of future cash flows, including cash flows from financing and investing activities, (iii) our determination of near-term cash needs for debt repayments and other purposes, including selective acquisitions of new properties and property capital improvements, (iv) our ability to continue to access additional sources of capital, (v) the amount required to be distributed to maintain our status as a REIT and to reduce any income and excise taxes that we otherwise would be required to pay and (vi) any limitations on our distributions contained in our credit or other agreements.

We cannot assure you that we will generate sufficient cash flows to make distributions to our stockholders or that we will be able to sustain our current rate of distributions. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions. In addition, we may fund our quarterly distributions out of the net proceeds of the Rights Offering Transaction or proceeds from future equity offerings to the extent other sources of cash are insufficient to fund our distributions, which could adversely impact our results of operations. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense and unanticipated capital expenditures. In addition, if we are unable to generate sufficient cash flow to pay dividends at the current dividend rate, we may decide to reduce future dividend rates as we have done in the past. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

MARKET PRICE FOR OUR COMMON STOCK AND DIVIDEND PAYMENTS

Our common stock trades on the NASDAQ. From July 2008 until May 14, 2013, our common stock traded on the OTC Pink market. The following table sets forth the quarterly high, low, and closing prices per share of our common stock reported on the NASDAQ and the OTC Pink market, as applicable, for the periods indicated.

The following table sets forth the quarterly high, low, and closing prices per share of our common stock reported on the NASDAQ and the OTC Pink market, as applicable, as adjusted to reflect the reverse stock split that was effected on January 17, 2013.

	High	Low	Close
2011:
First Quarter	$12.00	$7.50	$12.00
Second Quarter	$18.00	$7.50	$15.00
Third Quarter	$28.50	$9.00	$18.00
Fourth Quarter	$27.00	$9.00	$9.00
2012:
First Quarter	$24.00	$6.00	$15.00
Second Quarter	$37.50	$9.00	$10.50
Third Quarter	$22.50	$9.00	$13.50
Fourth Quarter	$19.50	$9.00	$12.00
2013:
First Quarter	$20.00	$12.00	$17.00
Second Quarter	$17.00	$7.81	$8.80
Third Quarter	$9.00	$6.42	$6.96
Fourth Quarter (through December 19, 2013)	$7.25	$6.19	$6.31

On December 19, 2013, the closing price of our common stock reported on the NASDAQ was $6.31 per share, and there were approximately 56 stockholders of record.

Feldman did not declare or pay any distributions in 2011. The table below sets forth the quarterly distributions paid or payable per share to our stockholders since our recapitalization in June 2012.

2012	Distributions Per Share of Common Stock/Common Unit
Third Quarter	$0.07605
Fourth Quarter	$0.08550

2013
First Quarter	$0.0855
Second Quarter	$0.1575
Third Quarter	$0.0950
Fourth Quarter*	$0.0950

*	The dividend will be payable on January 17, 2014 to stockholders of record on December 23, 2013.

THE RIGHTS OFFERING

The Subscription Rights

We will distribute to each holder of our common stock who was a record holder of our common stock as of close of business on the record date, which is December 16, 2013, at no charge, one transferable subscription right for each share of our common stock owned, for a total of approximately 11,468,665 subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase 1.3775 shares of our common stock at a price of $6.33 per whole share. If you elect to exercise your basic subscription right in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription rights in full, subject to certain limitations related to REIT qualification. See “—Limitation on the Purchase of Shares.” If a sufficient number of shares of our common stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription right.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading “—Beneficial Owners.”

Limitation on the Purchase of Shares

A stockholder may not own more than 9.8% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription right and the over-subscription privilege unless we waive the limitation and such ownership does not result in the loss of our REIT status. Other than the 9.8% ownership limitation, and any pro rata allocations described above that may be made based on the aggregate shares available for over-subscription privileges, there is no limit on the number of shares of our common stock that may be purchased pursuant to the exercise of the over-subscription privilege.

Reasons for the Rights Offering Transaction

In authorizing the Rights Offering Transaction, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital and the desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis. Our board of directors also considered several alternative capital raising methods prior to concluding that the Rights Offering Transaction was the appropriate alternative under the circumstances. We are conducting the Rights Offering Transaction to raise capital that we intend to use to provide additional liquidity to pay off existing indebtedness, fund pending acquisitions and for working capital and general corporate purposes. See “Use of Proceeds.” We believe that the Rights Offering Transaction will strengthen our financial condition by generating additional cash and increasing our stockholders’ equity. Although we believe that the Rights Offering Transaction will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights.

The Backstop Commitment and the Additional Purchase Commitment

We have entered into the Standby Purchase Agreement with the Backstop Investor pursuant to which the Backstop Investor has committed to purchase from us, subject to the terms and conditions of the Standby Purchase Agreement, at the Rights Offering subscription price, all of the unsubscribed shares of our common stock (minus the aggregate dollar value of the Management Purchase Commitment) such that the gross proceeds to us of the Rights Offering will be $100.0 million. We refer to this commitment by the Backstop Investor as the Backstop Commitment. In addition, the Backstop Investor has agreed to purchase $50.0 million of shares of our common stock in addition to shares of our common stock purchased pursuant to the Backstop Commitment, which we refer to as the Additional Purchase Commitment. Any shares purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement, will be effected upon expiration of the Rights Offering in transactions exempt from the registration requirements of the Securities Act, and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part.

We intend to enter into a stockholders agreement with the Backstop Investor with respect to all registrable securities to be held by the Backstop Investor. We will also agree to use our reasonable best efforts to file with the SEC, prior to the first anniversary of the closing of this offering, a registration statement covering the resale at any time or from time to time of all shares of our common stock purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement. See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement.”

The Management Purchase Commitment

As a condition to the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice Chairman and President, David, Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns (which we refer to as the Management Purchase Commitment and, together with the Additional Purchase Commitment, the Additional Purchase Commitments). The amount of the basic subscription commitment for Messrs. Baumann and Levin will be $764,454 and $1,047,796, respectively, and Messrs. Baumann and Levin would own 0.6% and 0.8%, respectively, of our outstanding shares of common stock pursuant to the fulfillment of this condition. The sale of shares to Messrs. Baumann and Levin will be effected upon expiration of the Rights Offering pursuant to a purchase agreement, which we refer to as the Management Purchase Agreement, in transactions exempt from the registration requirements of the Securities Act, and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part. See “The Agreements with the Backstop Investor and Other Related Agreements—The Management Purchase Agreement.”

Conditions, Withdrawal and Cancellation

We may terminate the Rights Offering, in whole or in part, if at any time before completion of the Rights Offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in the sole judgment of our board of directors would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering. We may waive any of these conditions and choose to proceed with the Rights Offering even if one or more of these events occur.

Depending on the level of participation of existing stockholders in the Rights Offering, the Backstop Investor could acquire more than 50% of our outstanding common stock after giving effect to the Rights Offering Transaction. If the Backstop Investor seeks to acquire more than 50% of our outstanding common stock, we may be required to obtain consents to certain agreements, including certain loan agreements, and such acquisition could result in the rights under certain agreements being accelerated. We expect to obtain signed, written waivers of provisions contained in certain agreements that may be triggered in such event, but there can be no assurance that we will be successful in obtaining any consents or waivers of contractual provisions prohibiting, or resulting in acceleration of duties upon, the acquisition of more than 50% of our common stock. In the event we do not obtain all necessary consents or waivers, we may terminate the Rights Offering Transaction or pay fees or take other actions that could result in unintended use of our cash resources, including net proceeds of the Rights Offering Transaction.

We also reserve the right to withdraw and cancel the Rights Offering at any time for any reason. We also may cancel the Rights Offering at any time before its completion if our board of directors decides to do so in its sole discretion. If we cancel the Rights Offering, we will issue a press release notifying stockholders of the cancellation.

If the Rights Offering is terminated, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “—Cancellation Rights.”

Effect of Rights Offering on Existing Stockholders

The ownership interests and voting interests of the existing stockholders who do not exercise their basic subscription rights will be diluted. See “Questions and Answers About the Rights Offering.”

Subscription Rights

Your subscription rights entitle you to basic subscription rights and an over-subscription privilege.

Basic Subscription Right. With your basic subscription rights, you may purchase 1.3775 shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $6.33 per whole share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the record holders who purchase shares in the Rights Offering DRS statements representing the shares purchased with a holder’s basic subscription right or over-subscription rights, if any, as soon as practicable after the Rights Offering has expired. See “Description of Subscription Rights—Basic Subscription Right.”

Over-Subscription Privilege. In addition to your basic subscription right, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $6.33 per whole share, before the expiration of the Rights Offering. You may only exercise your over-subscription privilege if you exercised your basic subscription right in full and other holders of subscription rights do not exercise their basic subscription rights in full and such exercise would not cause you to own shares in excess of the Ownership Limit (see “Description of Capital Stock—Restrictions on Ownership and Transfer”). See “Description of Subscription Rights—Over-Subscription Privilege.”

Pro Rata Allocation. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights. If there is a pro rata allocation of the remaining shares of our common stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege or a number of shares in excess of the 9.8% ownership limit (the “Ownership Limit”), then we will allocate to you only the number of shares for which you subscribed or that would not be in excess of the Ownership Limit. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

The Backstop Investor will not be allocated any additional shares of our common stock pursuant to the Standby Purchase Agreement until all of the rights holders exercising their over-subscription privileges.

Full Exercise of Basic Subscription Rights. You may exercise your over-subscription privilege only if you exercise your basic subscription rights in full. To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription rights with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription rights owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription rights as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription rights in full.

Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the Rights Offering. We will deliver to the recordholders who purchase shares in the Rights Offering DRS Statements representing the shares of our common stock that you purchased as soon as practicable after the expiration date of the Rights Offering and after all pro rata allocations and adjustments have been completed.

Method of Subscription—Exercise of Rights

Subscription rights are evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of the Depository Trust Company, or DTC. Except as described below under “Foreign Shareholders,” the subscription certificates will be mailed to record date shareholders or, if a record date shareholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Subscription rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the subscription agent, together with payment in full for the shares at the subscription price by the expiration date of this offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures. Completed subscription rights certificates and related payments must be received by the subscription agent prior to 5:00 P.M., New York City time, on or before the expiration date, at the offices of the subscription agent at the address set forth below, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Method of Payment

A participating subscription rights holder may send the subscription rights certificate together with payment for the shares of our offered common stock subscribed for in the Rights Offering to the subscription agent based on the subscription price of $6.33 per share of offered common stock. Except as described below under “—Guaranteed Delivery Procedures,” to be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth below (see “—Delivery of Subscription Materials and Payment”), at or prior to 5:00 P.M., New York City time, on the expiration date unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures. Do not send subscription rights certificates, Notices of Guaranteed Delivery or payments to us.

All payments by a participating subscription rights holder must be in U.S. dollars by uncertified check, payable to American Stock Transfer & Trust Company, LLC. Payment also may be made by wire transfer to American Stock Transfer & Trust Company, LLC, with reference to the subscription rights holder’s name. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating subscription rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 P.M., New York City time, on the expiration date. Because uncertified personal checks may take at least seven to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of wire transfer.

Whichever of the methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.

If a participating subscription rights holder who subscribes for shares as part of the subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating subscription rights holders; (ii) apply any payment actually received by it from the participating subscription rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating subscription rights holder upon exercise of the subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, whose determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Participating subscription rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	Clearance of any uncertified check; or

•	Receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take at least seven to ten business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the Rights Offering expires to ensure that your payment is received by the subscription agent and clears by the Rights Offering expiration date. We urge you to consider wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Information

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the expiration date that we have established for the Rights Offering. If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the Rights Offering.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time before 5:00 P.M., New York City time, on January 10, 2014, the expiration date for the Rights Offering. If the commencement of the Rights Offering is delayed for a period of time, the expiration date of the Rights Offering will be similarly extended.

We will extend the duration of the Rights Offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the Rights Offering, although we do not presently intend to do so. If we elect to extend the Rights Offering for a period of greater than 10 days, we will need to obtain the consent of the Backstop Investor. We may extend the expiration date of the Rights Offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 A.M., New York City time, on the next business day after the most recently announced expiration date. As the subscription rights will cease trading on NASDAQ on January 9, 2014, if we extend the expiration date, the rights will not trade on NASDAQ during any extension period.

We reserve the right to amend or modify the terms of the Rights Offering, subject to obtaining the prior written consent of the Backstop Investor.

If you do not exercise your subscription rights before the expiration date of the Rights Offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the Rights Offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Cancellation Rights

Our board of directors may cancel the Rights Offering, in whole or in part, in its sole discretion at any time prior to the time the Rights Offering expires for any reason (including a change in the market price of our common stock). If we cancel the Rights Offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

Rights Offering Subscription Price

The subscription price is $6.33 per whole share. For more information with respect to how the subscription price was determined, see “Questions and Answers About the Rights Offering.”

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the Rights Offering expires. Because uncertified personal checks may take at least seven to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of wire transfer.

Delivery of Subscription Materials and Payment

The subscription agent for this offering is the American Stock Transfer & Trust Company, LLC. You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

You may call the subscription agent at 1-877-248-6417 or 1-718-921-8317.

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions as to the Use of Trade Street Residential Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent or the information agent at their respective address and telephone number set forth above under “Questions and Answers About the Rights Offering” included elsewhere in this document.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the Rights Offering.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the Rights Offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the Rights Offering expires, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you will not be able to deliver your subscription rights certificate to the subscription agent prior to the expiration date of the offering, then you may nevertheless exercise the subscription rights if before the expiration date, the subscription agent receives:

•	payment for the number of common shares you subscribe for pursuant to your subscription right; and

•	a guarantee notice from a member firm of a registered national securities exchange or a member of FINRA, or from a commercial bank or trust company having an office or correspondent in the United

States, guaranteeing the delivery to the subscription agent of the subscription rights certificate evidencing the subscription rights to be exercised within three (3) trading days following the date of that notice; and

•	within this three (3) trading day period, the subscription agent receives the properly completed subscription rights certificate.

You may deliver the guarantee notice referred to above to the subscription agent in the same manner as you would deliver the subscription rights certificate. You should refer to the form titled “Notice of Guaranteed Delivery For Subscription Rights Certificate,” which is provided with the “Instructions as to Use of Trade Street Residential Subscription Rights Certificates” distributed with the subscription rights certificate for the information and representations required in the guarantee notice.

Procedures for DTC Participants

We expect that the exercise of your basic subscription right and your over-subscription privilege may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your basic subscription right and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription right and your over-subscription privilege.

Fees and Expenses

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holders of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. We will pay all fees and expenses of the subscription agent related to the Rights Offering and have also agreed to indemnify the subscription agent from liabilities that they may incur in connection with the Rights Offering.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded down to the nearest whole number, with such adjustments as may be necessary to ensure that we will receive gross proceeds of $100.0 million from the Rights Offering.

No Fractional Shares

All shares of common stock will be sold at a purchase price of $6.33 per whole share. We will not issue fractional shares. Fractional shares resulting from the exercise of basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Beneficial Holders/Nominees

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on December 16, 2013, the record date, you should notify the respective beneficial owners of such shares of the Rights Offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should execute the subscription rights certificate and submit it to the subscription agent with the proper payment.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other Rights Offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the Rights Offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Your Funds will be Held by the Subscription Agent Until Shares of Our Common Stock are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon consummation of the Rights Offering.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the Rights Offering until DRS Statements representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the Rights Offering.

No Revocation or Change

Once you have exercised your subscription rights or have instructed your nominee of your subscription request, you may not revoke or change your exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price. Subscription rights not exercised prior to the expiration date of the Rights Offering will expire and will have no value.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 A.M., New York City time, at least three business days prior to the expiration of the Rights Offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

Listing and Trading

Our common stock is listed on the NASDAQ under the symbol “TSRE.”

As the rights are transferable, the rights will trade on the NASDAQ under the symbol “TSRER.” The rights will cease trading at the close of business (New York City time) on January 9, 2014, the day immediately preceding the expiration date, unless we terminate the offering.

If we elect to extend the expiration date, the rights will not trade on NASDAQ during any extension period.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 11,468,665 shares of our common stock issued and outstanding as of the record date, approximately 36,350,181 shares of our common stock will be issued and outstanding following the Rights Offering Transaction, inclusive of fees payable to the Backstop Investor in shares of our common stock under the Standby Purchase Agreement. This assumes that during the Rights Offering, we issue no other shares of our common stock.

Effects of the Rights Offering Transaction on the Backstop Investor’s Stock and Ownership

Even though the subscription rights will be offered on a pro rata basis to each holder of our common stock, because of the Backstop Commitment and the Additional Purchase Commitments pursuant to the Standby Purchase Agreement, the percentage of common stock owned by other stockholders will decrease. Stockholders who do not exercise their subscription rights will experience further dilution compared to stockholders who exercise their subscription rights.

Set forth below, for illustrative purposes only, are three scenarios that indicate the effect that the Rights Offering Transaction could have on the Backstop Investor’s relative interest following the Rights Offering Transaction. In all of the scenarios set forth below, we assume that the Backstop Investor will acquire $50.0 million of shares of our common stock pursuant to the Additional Purchase Commitment, that Messrs. Baumann and Levin purchase $1,812,250 of shares of our common stock pursuant to the Management Purchase Commitment and that $7.5 million in fees will be paid to the Backstop Investor in shares of our common stock upon consummation of the Rights Offering Transaction under the Standby Purchase Agreement.

Scenario A. All subscription rights are subscribed for on a pro rata basis by all of the stockholders to whom the subscription rights were issued or by purchasers of rights in the open market. Because all of the subscription rights distributed are exercised by holders, no shares are issuable pursuant to the over-subscription privilege and the Backstop Investor purchases only $50.0 million of shares of our common stock to be issued pursuant to the Additional Purchase Commitment under the Standby Purchase Agreement.

Scenario B. None of the holders exercise their subscription rights, and the Backstop Investor through its commitment to backstop the Rights Offering will acquire all of the shares offered in the Rights Offering (minus the aggregate number of shares issued pursuant to the Management Purchase Commitment) plus $50.0 million of shares of our common stock to be issued pursuant to the Additional Purchase Commitment under the Standby Purchase Agreement.

Scenario C. Half of the holders exercise their subscription rights, and the Backstop Investor through its commitment to backstop the Rights Offering will acquire shares pursuant to the Backstop Commitment plus $50.0 million of shares of our common stock to be issued pursuant to the Additional Purchase Commitment under the Standby Purchase Agreement.

Scenario	Total Shares Offered	No. of Shares Purchased by or issued to the Backstop Investor(1)	Gross Proceeds ($ million)	The Backstop Investor Voting %(1)
A	24,881,518	9,083,728	150.0	24.99
B	24,881,518	24,595,221	150.0	67.66
C	24,881,518	16,696,327	150.0	45.93

(1)	Includes $7.5 million of shares of our common stock to be issued to the Backstop Investor as payment of the Backstop Commitment Fee and the Additional Purchase Commitment Fee.

Other Matters

The Rights Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the Rights Offering.

THE AGREEMENTS WITH THE BACKSTOP INVESTOR AND OTHER RELATED AGREEMENTS

The Standby Purchase Agreement

General

We have entered into a standby purchase agreement, dated November 12, 2013, or the Standby Purchase Agreement, with the Backstop Investor, pursuant to which the Backstop Investor has agreed to purchase from us, subject to the terms and conditions thereof, at the Rights Offering subscription price of $6.33, unsubscribed shares of our common stock (minus the aggregate dollar value of shares of the Management Purchase Commitment) such that the gross proceeds of the Rights Offering will be $100.0 million. In addition, the Backstop Investor has agreed to purchase $50.0 million of shares of our common stock in addition to shares of our common stock purchased pursuant to the Backstop Commitment, which we refer to as the Additional Purchase Commitment. As a condition to the Backstop Commitment, Messrs. Baumann and Levin have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns. The statements made hereunder relating to the Standby Purchase Agreement and the common stock to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Standby Purchase Agreement a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The Backstop Commitment and the Additional Purchase Commitments

Pursuant to the Standby Purchase Agreement, the Backstop Investor has committed to purchase from us, subject to the terms and conditions of the Standby Purchase Agreement, at the Rights Offering subscription price, all of the unsubscribed shares of our common stock such that the gross proceeds to us of the Rights Offering will be $100.0 million (inclusive of the aggregate dollar value of shares of our common stock purchased under the Management Purchase Commitment). We refer to this commitment by the Backstop Investor as the Backstop Commitment. In addition, the Backstop Investor has agreed to purchase $50.0 million of shares of our common stock in addition to shares of our common stock purchased pursuant to the Additional Purchase Commitment.

As a condition to the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice Chairman and President, David, Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of shares of common stock that each individual owns (which we refer to as the Management Purchase Commitment and, together with the Additional Purchase Commitment, the Additional Purchase Commitments). The amount of the basic subscription commitment for Messrs. Baumann and Levin will be $764,454 and $1,047,796, respectively, and Messrs. Baumann and Levin would own 0.6% and 0.8%, respectively, of our outstanding shares of common stock pursuant to the fulfillment of this condition, after giving effect to the Rights Offering Transaction. All shares purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the purchase of shares by Messrs. Baumann and Levin pursuant to the Management Purchase Commitment will be effected upon expiration of the Rights Offering in a transaction exempt from the registration requirements of the Securities Act, and, accordingly, will not be registered pursuant to the Registration Statement.

We intend to enter into a stockholders agreement with the Backstop Investor providing certain demand and piggy-back registration rights with respect to the shares issued pursuant to the Standby Purchase Agreement. We will also agree to use our reasonable best efforts to file with the SEC, prior to the first anniversary of the closing of this offering, a registration statement covering the resale at any time or from time to time all shares of our common stock purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement. See “— Stockholders Agreement—Registration Rights.”

Representation and Warranties

We and the Backstop Investor made customary representations and warranties in the Standby Purchase Agreement that are subject, in some cases, to specified exceptions and qualifications, including relating to our authority to enter into the Standby Purchase Agreement and consummate the transactions contemplated thereby and relating to the operation of our business and properties.

Covenants

We and the Backstop Investor have agreed to take certain actions between signing and closing under the Standby Purchase Agreement and after closing, including:

•	Taking certain actions with respect to the Registration Statement and the definitive proxy statement, or the Proxy Statement, to be filed with the SEC relating to the approval of our stockholders regarding the issuance of shares of our common stock in connection with the Backstop Commitment and the Additional Purchase Commitment;

•	Continuing to operate our business in the ordinary course consistent with past practices, including that we will not engage in any sale, issuance, or authorization of the issuance or sale of any capital stock or other security to the extent that any such sale, issuance, or authorization of issuance or sale, if it was to occur immediately following the closing, would require the approval of the Backstop Investor pursuant to the terms of the Stockholders Agreement;

•	Filing all documents required to be filed by us with the SEC;

•	Using our reasonable best efforts to continue to qualify as a real estate investment trust; and

•	Without the prior consent of the Backstop Investor, not incurring any indebtedness prior to the closing of the Rights Offering other than (a) drawdowns in the ordinary course of business consistent with past practice under our credit facility, provided that (i) the aggregate outstanding principal amount of any such indebtedness may not exceed $14.0 million and (ii) the financial terms of any amended, restated or replacement of such indebtedness may not be less favorable to us than the terms of such indebtedness as in effect on the date of the Standby Purchase Agreement, or (b) to refinance any indebtedness upon maturity so long as the principal amount of such new indebtedness does not exceed the principal amount of such indebtedness being refinanced, and that such new indebtedness is on financial terms no less favorable to us than the indebtedness being refinanced.

In addition, we have agreed that, during the Exclusivity Period (as defined below), we will not enter into any agreement, discussion or negotiation with, or provide information to, or solicit or encourage or consider any inquires or proposals from, any other person with respect to any equity offering or other financing of our company using any combination of debt and/or equity, or a Financing, except for first mortgage loans with respect to individual apartment communities on market terms and conditions. “Exclusivity Period” means a period beginning on November 12, 2013 and ending on the earlier of (i) February 15, 2014 and (ii) the date on which the Backstop Investor informs us that it is no longer pursuing the Rights Offering Transaction or any similar transaction. Notwithstanding anything herein to the contrary, we are permitted to enter into any agreement, discussion or negotiation with, or provide information to, or solicit or encourage or consider any inquires or proposals from, any other person with respect to a Financing or Acquisition Transaction (as defined below) in response to an unsolicited proposal that our board of directors determines in good faith could reasonably be expected to lead to a Superior Transaction.

We must notify the Backstop Investor promptly (and in any event within 48 hours) of any determination of our Board in good faith that a proposal received by us for a Financing or Acquisition Transaction could reasonably be expected to lead to a Superior Transaction. If our Board determines in good faith after receiving the advice of its financial advisors and outside legal counsel, in response to a bona fide written proposal for a Financing or Acquisition Transaction that was unsolicited and that did not otherwise result from a breach of the Standby Purchase Agreement, that such proposal for a Financing or Acquisition Transaction constitutes a proposal for a Superior Transaction, we may enter into a definitive agreement to effect such Superior Transaction and terminate the Standby Purchase Agreement; provided that we terminate the Standby Purchase Agreement under such circumstances, and any purported termination will be void and of no force or effect, unless we prior to or concurrently with such action pay to the Backstop Investor the Termination Fee.

As used herein, the term “Acquisition Transaction” means (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us or (ii) any other direct or indirect acquisition involving 50% or more of the total voting power of the company, or all or substantially all of our consolidated total assets (including equity securities of our subsidiaries).

As used herein, the term “Superior Transaction” means a bona fide written Financing or Acquisition Transaction that our board of directors has determined in good faith after receiving the advice of its financial advisors and outside legal counsel and in the exercise of its duties under Maryland law is in the best interests of us and our stockholders.

Fees and Expenses

Backstop Commitment Fee

In the event that the Rights Offering closes, we have agreed to pay the Backstop Investor a Backstop Commitment Fee equal to $3.75 million. Such fee will be payable in in shares of our unregistered common stock.

Additional Purchase Commitment Fee

In the event that the Rights Offering closes, we have agreed to pay to the Backstop Investor a fee equal to $3.75 million which we refer to as the Additional Purchase Commitment Fee. This fee will be exclusive of any other fees or expense reimbursement due to the Backstop Investor. The Additional Purchase Commitment Fee will be payable in shares of our unregistered common stock.

Reimbursement Obligation

All reasonable out-of-pocket expenses of the Backstop Investor and the Backstop Investor’s counsel incurred in relation to the due diligence, drafting and execution of the documentation related to the Rights Offering Transaction, regardless of whether or not the parties enter into definitive documentation with respect to the Rights Offering Transaction will be the responsibility of the company, and we will reimburse the Backstop Investor for any such reasonable fees and expenses on the closing of the Rights Offering Transaction; provided that our obligation for the Backstop Investor fees and expenses with respect the Rights Offering Transaction will be limited to an aggregate $400,000 without our consent, exclusive of any termination fees as set forth below.

Closing Conditions and Closing

Completion of the transactions contemplated by the Standby Purchase Agreement depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	receipt of all approvals and authorizations of, filings with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and competition or merger control laws of any jurisdictions required to consummate the transactions contemplated hereunder;

•	no provision of any applicable law and no judgment, injunction, order or decree prohibiting the consummation of any of the transactions contemplated at the closing;

•	the consummation of the Rights Offering;

•	obtaining the stockholder approvals sought pursuant to the Proxy Statement;

•	the receipt of certain third party consents; and

•	no occurrence of (i) a material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, or (ii) a suspension or material limitation on trading, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any securities exchange or by such system or by order of the SEC, the NASDAQ or any other governmental authority, or (iii) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

In addition, our obligation to complete the transactions contemplated by the Standby Purchase Agreement depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	all representations and warranties of the Backstop Investor being true and correct;

•	the Backstop Investor having performed in all material respects all of its obligations under the Standby Purchase Agreement at or prior to the closing;

•	the Backstop Investor having executed the Stockholders Agreement; and

•	the Backstop Investor having executed and delivered a representation letter to us relating to certain matters with respect to the ownership limitations contained in our articles of restatement.

The obligation of the Backstop Investor to complete the transactions contemplated by the Standby Purchase Agreement depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	all of our other representations and warranties with regards to the Rights Offering registration statement and the Proxy Statement being true and correct, subject to any applicable Material Adverse Effect qualifications;

•	us having performed in all material respects all of our obligations under the Standby Purchase Agreement at or prior to the closing;

•	the absence of any Material Adverse Effect or any effect that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;

•	the transactions contemplated by the Management Purchase Agreement having been consummated;

•	payment by us of fees and expenses incurred by the Backstop Investor in connection with the Rights Offering Transaction up to an aggregate amount of $400,000;

•	our board of directors taking all requisite action to grant the Backstop Investor an exemption from the ownership limitations contained in our articles of restatement; and

•	the common stock issuable to the Backstop Investor being listed on the NASDAQ and the absence of any suspensions or any threat of suspension by the SEC or the NASDAQ from trading of our common stock on the NASDAQ.

For the purposes of the Standby Purchase Agreement, “Material Adverse Effect” means, with respect to us, (i) any material adverse change, or any development that is or would be reasonably expected to have a material adverse change, in or affecting the condition (financial or otherwise), the business, the properties or the results of operations of the Company and its subsidiaries taken as a whole or (ii) any material adverse effect on the ability of the Company, subject to certain approvals and other authorizations, to consummate the transactions contemplated by the Standby Purchase Agreement.

A Material Adverse Effect will not have occurred, however, as a result of any effect, event, development or change arising out of or resulting from:

•	any change, development, occurrence or event affecting the businesses or industries in which we and our subsidiaries operate (unless, and only to the extent, such developments have a materially disproportionate impact on us and our subsidiaries, taken as a whole, relative to the other participants in the industries in which we or our subsidiaries operate);

•	any conditions in or changes affecting the United States general economy or the general economy in any geographic area in which we or our subsidiaries operate or developments in the financial and securities markets and credit markets in the United States or elsewhere in the world (unless, and only to the extent, such developments have a materially disproportionate impact on us and our subsidiaries, taken as a whole, relative to the other participants in the industries in which we or our subsidiaries operate);

•	national or international political conditions and changes in political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments (unless, and only to the extent, such developments have a materially disproportionate impact on us and our subsidiaries, taken as a whole, relative to the other participants in the industries in which we or our subsidiaries operate);

•	any conditions resulting from natural disasters (unless, and only to the extent, such developments have a materially disproportionate impact on us and our subsidiaries, taken as a whole, relative to the other participants in the industries in which we or our subsidiaries operate);

•	changes in any Laws or GAAP (unless, and only to the extent, such developments have a materially disproportionate impact on us and our subsidiaries, taken as a whole, relative to the other participants in the industries in which we or our subsidiaries operate);

•	changes in the market price or trading volume of our common stock or any other of our equity, equity-related or debt securities (it being understood that the underlying circumstances, events or reasons giving rise to any such change (to the extent not excluded by this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

•	any failure by us to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure (to the extent not excluded by this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

•	actions or omissions by us expressly required by the terms of the Standby Purchase Agreement; and

•	the public disclosure of the Standby Purchase Agreement or the transactions contemplated thereby.

Termination of the Standby Purchase Agreement

The Standby Purchase Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement between us and the Backstop Investor;

(b) by either party, upon written notice to the other, in the event that the closing does not occur on or before February 15, 2014; provided, however; the right to terminate the Standby Purchase Agreement will not be available to any party whose failure to fulfill any obligation under the Standby Purchase Agreement will have been the cause of, or will have resulted in, the failure of the closing to occur on or prior to such date;

(c) by us by written notice to the Backstop Investor (x) in the event of a breach by the Backstop Investor of any representation, warranty, covenant or agreement under the Standby Purchase Agreement, where the effect of such breach would be to cause any of the Company’s conditions to the closing to not be satisfied, and such breach is not cured by the Backstop Investor within 20 business days following receipt of written notice from us of the breach or alleged breach or (y) in the event that as of February 15, 2014, each of the conditions precedent to the transactions contemplated by the Standby Purchase Agreement have been satisfied or waived (other than and other than those conditions that (i) by their nature cannot be satisfied until the closing date, but each of which conditions will be capable of being satisfied on the closing date and (ii) those conditions that have not been satisfied due to the Backstop Investor’s breach under the Standby Purchase Agreement) and the Backstop Investor fails to consummate such transactions (other than as a result of a breach of the Standby Purchase Agreement by us);

(d) by the Backstop Investor by written notice to us in the event of a breach by us of any representation, warranty, covenant or agreement under the Standby Purchase Agreement, where the effect of such breach would be to cause any of the Backstop Investor’s conditions to the closing to not be satisfied, and such breach is not cured by us within 20 business days following receipt of written notice from the Backstop Investor of the breach or alleged breach;

(e) by either party, upon written notice to the other party, in the event that any governmental entity issues any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by the Standby Purchase Agreement, and such order, decree, injunction or other action becoming final and nonappealable, provided that the right to terminate the Standby Purchase Agreement is not be available to any party that has initiated any proceeding that results in such order, decree, injunction or action, or that has not taken any and all reasonable actions necessary to oppose, contest and resist, and to have lifted, rescinded or vacated, such order, decree or judgment before it became final and non-appealable;

(f) by us, at any time prior to the completion of the Rights Offering upon written notice to the Backstop Investor; provided that if prior to such termination we received a bona fide written proposed for a Financing or an Acquisition Transaction, then we will pay the termination fee of $7.5 million in cash;

(g) by us, upon written notice to the Backstop Investor, if we have entered into a definitive agreement to effect a Superior Transaction and prior to or concurrently with such termination we pay the termination fee of $7.5 million in cash to the Backstop Investor; or

(h) by the Backstop Investor, upon written notice to us, if we have entered into a definitive agreement to effect a Superior Transaction (it being understood that we will pay the termination fee of $7.5 million in cash to the Backstop Investor)..

Effects of Termination

Termination Fees

In the event that the Standby Purchase Agreement is terminated in connection with a Superior Transaction, subject to certain conditions and limitations, we will pay the Backstop Investor a termination fee of $7.5 million in cash. In the event the Standby Purchase Agreement is terminated for purposes other than a Superior Transaction or a breach of by the Backstop Investor of the representations and warranties under the Standby Purchase Agreement, we will pay the Backstop Investor liquidated damages of $2.5 million in cash on or before December 31, 2014. In each case, we will also pay reasonable fees and expenses incurred by the Backstop Investor in connection with the Rights Offering Transaction up to an aggregate amount of $400,000.

The Stockholders Agreement

In connection with the shares of common stock issued to the Backstop Investor in connection with the Standby Purchase Agreement, we intend to enter into a stockholders agreement, or the Stockholders Agreement, with the Backstop Investor. Under the Stockholders Agreement, we have agreed to certain negative covenants and have granted certain rights to the Backstop Investor. The statements made hereunder relating to the Stockholders Agreement and the common stock to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Stockholders Agreement.

Registration Rights

Pursuant to the Stockholders Agreement, we will be required to file and cause the Resale Registration Statement covering the resale of all shares of common stock issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement to be declared effective by the SEC no later than the first anniversary of the closing of the Rights Offering. If the Resale Registration Statement is not declared effective by the first anniversary of the closing of the Rights Offering or, after being declared effective (subject to certain exceptions), the registrable securities cannot be sold pursuant thereto, we will be required to pay the Backstop Investor a fee (pro rated per periods totaling less than 30 days), payable in additional shares of our common stock, or the Additional Shares, equal to 0.5% of the aggregate purchase price paid by the Backstop Investor under the Standby Purchase Agreement for each full 30 calendar days (pro-rated for periods totaling less than 30 calendar days) thereafter until the Resale Registration Statement is declared effective or the shares are saleable on a registration statement, divided by the average of the volume-weighted average prices of our common stock over the 10 trading days prior to the issuance of such shares. The payment of the Additional Shares as a fee is not exclusive of any other remedies available at law or in equity, including, without limitation, actual damages, if any, or specific performance; provided, however, that the holder of the registrable securities cannot seek and in no event will be entitled to consequential, speculative or incidental damages in any such proceedings. In the event we fail to issue the Additional Shares in a timely manner, the amount of Additional Shares to be issued to the Backstop Investor will increase by 1.5% per month (or portion thereof). As a result, if we are unable to have the Resale Registration Statement declared effective prior to the first anniversary of the closing of this offering or, after being declared effective (subject to certain exceptions), any of the registrable securities cannot be sold pursuant the Resale Registration Statement, we could be required to issue additional shares of common stock to the Backstop Investor, which would increase the Backstop Investor’s ownership in our company and further dilute the interests of our existing stockholders. After issuance of any shares of common stock pursuant to the Stockholders Agreements (including without limitation the Additional Shares, the Consent Fee Shares and the Pre-Emptive Shares), such shares will become registrable securities hereunder and we will, as soon as reasonably practicable, file a post-effective amendment to the Resale Registration Statement to register such shares or file a separate registration statement, which will thereafter be treated as a registration statement hereunder, covering the registration of a secondary resale offering of such shares pursuant to Rule 415 under the Securities Act and or any similar rule that may be adopted by the SEC.

The Stockholders Agreement also provides for two demand registration rights for underwritten offerings in any 12 month period upon the written request of the holders of a majority of the registrable securities from time to time, subject to certain limitations, which may be underwritten. In addition, if we file a new registration statement covering issuance of our common stock, we will be required to include in such registration statement shares of common stock issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement in an amount as requested by the Backstop Investor, subject to certain limitations.

Governance

Pursuant to the terms of the Stockholders Agreement, following our receipt of certain third-party consents, we will agree to maintain a Board having no more than nine members, and the Backstop Investor will have the right to designate a specified number of directors to the Board for so long as the Backstop Investor’s level of ownership of the company is equal to or greater than 4.9% of our outstanding common stock. Specifically, the Backstop Investor will be entitled to designate to our Board (i) two directors if the Backstop Investor’s ownership is equal to or greater than 19.9% of our total outstanding common stock and (ii) one director if the Backstop Investor’s ownership is at least 4.9%, but less than 19.9% of our total outstanding common stock. The

Backstop Investor will have no Board designation rights if its level of ownership in our company is less than 4.9%. In addition, we will agree to allow the Backstop Investor’s designated directors to sit in as observers at meetings of the Compensation Committee and Investment Committee of our Board.

Right to Nominate Board Members

If the Backstop Investor’s beneficial ownership of outstanding common stock falls below any percentage threshold set forth above, the Backstop Investor will promptly cause one or more, as applicable, of the Backstop Investor’s nominated directors to resign from the Board, such that the remaining number of directors designated by the Backstop Investor does not exceed the number of directors that the Backstop Investor is then entitled to designate for nomination or appointment. Following such resignation, the number of directors that the Backstop Investor is entitled to designate for nomination is forever reduced to such number of directors designated by the Backstop Investor immediately after such resignation(s), even if the Backstop Investor subsequently acquires additional shares of common stock.

Consent Rights

The Backstop Investor also will have the right to consent to the following actions for so long as the Backstop Investor’s level of ownership of our company is equal to or greater than 4.9% of our outstanding common stock (i) any guarantees of, incurrences or issuance of recourse debt or recourse capital stock redeemable at any time by us or Trade Street Operating Partnership, LP, our operating partnership, that in any calendar year are in a principal amount or create an obligation of the company in excess of $50.0 million and any issuance of equity other than our common stock for consideration or value greater than $50.0 million in the aggregate in any calendar year; (ii) any future equity issuance at a price lower than $6.33 per share of common stock, the cash subscription price in this offering; (iii) entering into or granting any retention agreements, stock options, restricted stock or restricted stock unit awards, stock incentive rights or signing bonuses that, in the aggregate during any calendar year exceeds 10% of the Company’s market capitalization after this offering or that in the aggregate exceeds $5.0 million in any calendar year (which awards will also be subject to approval of the Compensation Committee of our board of directors); (iv) any purchase of shares of our common stock or capital stock from members of our board of directors, management or their affiliates (other than deemed repurchases in connection with the surrender of shares to the company to satisfy any tax withholding in connection with vesting of restricted stock or cashless exercises of stock options); (v) any transaction, including any modification of rights, involving our existing shares of preferred stock or our preferred stockholders; (vi) any amendment to our charter or bylaws (whether by merger, consolidation or otherwise) in any manner adverse to the Backstop Investor; (vii) the hiring or firing of our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Operating Officer or President or any similar position; and (viii) any acquisition or series of related acquisitions whose purchase price equals or exceeds 50% of our market capitalization immediately prior to the execution of a definitive document for such transaction.

Third Party Consent Fee

In addition, we have entered into certain agreements in which a change of control may trigger certain rights or accelerate the benefits to the counterparties to such agreements. The Rights Offering Transaction may result in changes in our share ownership that could trigger those rights or result in acceleration of such benefits. We are obtaining all necessary waivers and consents in connection with the change of control that may result from the Rights Offering Transaction. If such consents are not obtained and if we do not determine that such consents are no longer required on or prior to the date that is 180 days following the date of the Stockholders Agreement, which we refer to as the Consent Default, then, as liquidated damages to the Backstop Investor for the failure to obtain the consents (or determination that they are no longer required) by such date we will (i) issue to the Backstop Investor on the first 30 day anniversary of the Consent Default and on each subsequent 30 day anniversary of the Consent Default (pro rated for periods totaling less than 30 calendar days), or, if earlier, no later than 5 business days following the date that such Consent Default is cured, until the consents are obtained

(or determination that they are no longer required), additional shares of our common stock, or the Consent Fee Shares, in an amount equal to 1.0% of the aggregate purchase price paid by the Backstop Investor in connection with the Backstop Commitment and the Additional Purchase Commitment or (ii) pay an amount of cash equal to 1.0% of the aggregate purchase price paid by the Backstop Investor in connection with the Backstop Commitment and the Additional Purchase Commitment (such cash payments, the Consent Delay Payments). The issuance of the Consent Fee Shares or payment of the Consent Delay Payments will be the exclusive remedy at law or in equity for a period of 180 days following the Consent Default Date, but will not be exclusive of any other remedies available at law or in equity after 180 days following the Consent Default Date. In the event we fail to issue the Consent Fee Shares or pay the Consent Delay Payments in a timely manner, the Consent Fee Shares issued or the Consent Delay Payments paid, as the case may be, to the Backstop Investor will be increased at the rate of 1.5% of the Consent Rate per month until such Consent Fee Shares are issued in full, or such Consent Delay Payments are paid in full, as applicable.

After issuance of any Consent Fee Shares, such Consent Fee Shares will become registrable securities and we will, as soon as reasonably practicable, file a post-effective amendment to the Resale Registration Statement to register the Consent Fee Shares or file a separate registration statement, which shall thereafter be treated as a registration statement under the Stockholders Agreement, covering the registration of a secondary resale offering of the Consent Fee Shares pursuant to Rule 415 under the Securities Act and or any similar rule that may be adopted by the SEC.

Liquidity Right

If, on or after the 3.5 year anniversary of the closing of this offering, which we refer to as the Liquidity Right Measurement Date, the closing price of our common stock has not exceeded $10.00 per share (subject to certain adjustments set forth in the Stockholders Agreement) during any consecutive 10 trading day period during the 180 days prior to the Liquidity Right Measurement Date and the Backstop Investor continues to own 4.9% or greater of our outstanding common stock, the Backstop Investor will have a liquidity right, which must be exercised by written notice to us within 10 days of the Liquidity Right Measurement Date. If the Backstop Investor exercises its Liquidity Right, we will have the right to purchase any shares then-held by the Backstop Investor for the greater of $10.00 per share or an amount equal to a 5.0% discount to the average volume weighted average prices of our common stock over the 10 trading days immediately prior to the Liquidity Right Measurement Date. If we choose not to, or are unable to, exercise our right to repurchase the Backstop Investor’s common stock by the six-month anniversary of the Backstop Investor’s liquidity right, we will be required to submit to the Backstop Investor for approval quarterly business plans setting forth all material business activities planned for the ensuing quarter. To the extent that any expenditures or other items relating to the income statement, balance sheet or cash flows set forth in the quarterly business plan for any particular fiscal quarter deviates from the initial quarterly business plan by 5.0% or greater, we will be prohibited from making such expenditure or taking any such action, and from adopting such quarterly business plan, unless we receive the Backstop Investor’s approval, which may be given or withheld in the Backstop Investor’s sole discretion.

Standstill Provisions

Pursuant to the Stockholders Agreement, we will agree that from the closing of the Rights Offering until the earliest of (i) such time as the Backstop Investor no longer collectively own at least 4.9% of the outstanding common stock, (ii) the fourth (4th) anniversary of the closing of the Rights Offering or (iii) a change of control of the company, without the prior written approval of the company, the Backstop Investor will not, directly or indirectly:

(i) acquire, offer or propose to acquire or agree to acquire, ownership of any voting securities, other than voting securities acquired (A) as a result of the exercise of any rights or obligations set forth in the Standby Purchase Agreement or Stockholders Agreement, (B) pursuant to a stock split, stock dividend, recapitalization, reclassification or similar transaction, (C) directly from us, or (D) to maintain their aggregate percentage interest in the our outstanding common stock; provided, however, that the Backstop Investor will not be permitted to acquire, offer or propose to acquire or agree to acquire, ownership of any voting securities to account for the dilutive effect of any issuance of equity securities up to a maximum of the 4,329 shares of common stock authorized for issuance under our Equity Incentive Plan as of the date of the Stockholders Agreement;

(ii) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, including a proposed negotiated private sale of its shares of our common stock to a single purchaser or a “group” as defined in Section 13(d) of the Exchange Act, merger or other business combination relating to all or part of us or any of our subsidiaries or any acquisition transaction for all or part of our or our subsidiaries’ assets or any of our or our subsidiaries’ respective businesses; provided, however, that negotiated private sales of shares of our common stock to a single purchaser or a “group” will be permitted if the purchasing party agrees in writing to be bound by standstill provisions of the Stockholder’s Agreement;

(iii) other than a “solicitation” of a “proxy” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) seeking approval of the election to our board of directors solely with respect to any of the Investor Nominated Directors permitted by the terms hereof to serve on our board of directors, make, or in any way participate in, any such “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting election of any director to our board of directors;

(iv) call or seek to call a meeting of the our common stockholders or any of our subsidiaries or initiate any stockholder proposal for action by our common stockholders, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any voting securities;

(v) deposit any of our securities into a voting trust unless such voting trust is bound by the provisions of the standstill provisions of the Stockholders Agreement, or subject our securities to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect unless such agreement or arrangement conforms to the standstill provisions of the Stockholders Agreement;

(vi) seek representation on our board of directors or a change in the composition of the our board of directors or number of directors elected by the holders of our common stock or a change in the number of such directors who represent the Backstop Investor, other than as expressly permitted pursuant to the Stockholders Agreement; and

(vii) bring any action or otherwise act to contest the validity of the standstill provisions of the Stockholders Agreement;

Pre-Emptive Rights

For so long as the Backstop Investor beneficially owns 4.9% or more of our outstanding common stock, the Backstop Investor will have the option and right to participate in certain issuances of equity securities, or an Equity Issuance, by us in an amount necessary to maintain their ownership interest in us.

For purposes of the Backstop Investor’s pre-emptive right, an Equity Issuance means any issuance, sale or placement of stock of the company or any of its subsidiaries, and any issuance, sale or placement of any other securities of the company or any of its subsidiaries that are convertible or exchangeable into stock of the company or any of its subsidiaries. However, the following issuances will not be considered an Equity Issuance: (1) any issuance of stock pursuant to an exercise of an existing option under our Equity Incentive Plan, (2) any issuance of stock pursuant to current or future compensation arrangements subject to certain limits, (3) any issuance as consideration for an acquisition subject to certain conditions, and (4) any issuance of common units of limited partnership interest in Trade Street Operating Partnership, LP, or the Operating Partnership, upon a conversion or redemption of preferred or contingent units outstanding as of the date of the Stockholders Agreement, and any issuance of shares of our common stock upon redemption of common units, in each case, pursuant to the Agreement of Limited Partnership of the Operating Partnership.

The Management Purchase Agreement

We have entered into a management purchase agreement, dated November 12, 2013, or the Management Purchase Agreement, with Messrs. Baumann and Levin, or the Manager Purchasers, pursuant to which the Manager Purchasers will purchase from us, subject to the terms and conditions thereof, at the Rights Offering subscription price of $6.33 per share, 286,295 shares of our common stock that are subject to their basic subscription rights such that the aggregate commitment under the Management Purchase Commitment will be $1,812,250. The Manager Purchasers’ obligations under the Management Purchase Agreement will be subject to the satisfaction or waiver of specified conditions, including, but not limited to, each of our representations and warranties being true and correct in all material respects and no material adverse change with respect to our business and operations having occurred. The statements made hereunder relating to the Management Purchase Agreement and the common stock to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Management Purchase Agreement.

CAPITALIZATION

The following table sets forth our capitalization (i) on a historical basis as of September 30, 2013; (ii) on a pro forma as adjusted basis to give effect to the Rights Offering Transaction and application of the net proceeds as set forth under “Use of Proceeds.” You should read this table in conjunction with the sections captioned “Use of Proceeds,” “Selected Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited historical and pro forma financial information and related notes thereto included elsewhere in this prospectus.

	As of September 30, 2013
	Historical	Pro Forma as Adjusted
Mortgage notes payable	$253,755,806	$273,856,306
Stockholders’ equity:
Class A preferred stock; $0.01 par value per share; 423,326 shares authorized, 309,130 shares issued and outstanding	3,091	3,091
Common stock, $0.01 par value per share; 1,000,000,000 authorized; 11,468,665 and 36,350,181 shares issued and outstanding, historical and pro forma as adjusted, respectively	114,687	363,502
Additional paid-in capital	163,783,248	311,034,433
Accumulated deficit	(42,326,926)	(43,906,926)

Total stockholders’ equity—Trade Street Residential, Inc.	121,574,100	267,494,100
Noncontrolling interest in Operating Partnership—Class B contingent units	19,287,604	19,287,604

Total stockholders’ equity	140,861,704	286,781,704

Total capitalization	$394,617,510	$560,638,010

OUR RECAPITALIZATION AND STRUCTURE

Background and Purpose of the Recapitalization

Until June 1, 2012, we conducted business as Feldman Mall Properties, Inc., a Maryland corporation that elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2004, and which immediately prior to the recapitalization transaction held a single land asset having minimal value and conducted no operations. Feldman was formed and completed its initial public offering in 2004. In connection with Feldman’s initial public offering, it completed a simultaneous series of formation transactions that resulted in its acquisition of three regional malls and related assets. After the initial public offering and formation transactions, Feldman acquired additional mall properties outright and through joint ventures with institutional investors. Due to the deep recession that began in late 2007, the financial performance of these mall properties was significantly adversely affected. In 2008, Feldman’s common stock was delisted by the New York Stock Exchange, Feldman ceased being a reporting company with the Securities and Exchange Commission, or the SEC, and Feldman’s entire senior management team left the company, after which the then-current Feldman board of directors engaged Brandywine Financial Services Corporation, or Brandywine, as a third party manager of the company. From 2008 until June 1, 2012, Feldman sold or otherwise disposed of all of its mall properties except a single parcel of land having minimal value.

In mid-2011, our current management team, which at the time was the management team for Trade Street Capital, was asked to determine, among several alternative strategies, if the investors in the Trade Street Funds would likely benefit from conversion into a publicly traded REIT in order to achieve liquidity in their investments several years earlier than the fund agreements provided, would have an opportunity to share in the value growth that could be generated by a publicly traded REIT with access to capital and could be less susceptible to refinancing risks that were experienced in 2008 through 2010 if their investment was in a publicly traded REIT. Trade Street Capital evaluated options for converting the Trade Street Funds into a publicly traded REIT. Given the uncertain market for initial public offerings of small REITs in late-2011, the Trade Street Capital management team determined that a reverse merger into a company that already had a publicly traded stock could possibly be done more quickly and with more certainty of closure than a traditional initial public offering. The Trade Street Capital management team evaluated several reverse merger candidates and determined that Feldman provided the best alternative because (1) it had a currently effective REIT election, and (2) a combination with Feldman would not be subject to “seasoning” rules recently adopted by the national securities exchanges delaying listing by certain companies that effected reverse mergers into public shell corporations.

In December 2011, Trade Street Capital commenced negotiations with Feldman with respect to a contribution transaction pursuant to which the Trade Street Funds would contribute real estate assets to Feldman and Trade Street Capital would contribute its management and advisory businesses and interests in the real estate assets to be contributed by the Trade Street Funds, all in exchange for equity securities of Feldman and its newly formed operating partnership subsidiary, which became our operating partnership after the recapitalization. Feldman and Trade Street Capital executed a preliminary term sheet on February 6, 2012 and exchanged multiple drafts of a contribution agreement prior to the execution of the definitive contribution agreement on April 23, 2012. The parties engaged in extensive negotiations regarding the value of the properties and the management and advisory businesses to be contributed and the per-share price of Feldman’s common stock for determining the number of shares and units to be issued in the transaction by Feldman and its newly formed operating partnership subsidiary.

During the negotiation period, Feldman conducted a due diligence investigation with respect to the properties and the management and advisory business being contributed by the Trade Street Funds and their affiliates. The purpose of the investigation was to confirm the reasonableness of the information provided by the Trade Street Funds with respect to the contributed properties and to confirm the current condition of each contributed property. This due diligence investigation entailed the following with respect to each of the contributed properties: (1) site visitation and physical inspection of the property; (2) audit of tenant leases and rent rolls; (3) review of third party reports, including property appraisals, property condition reports, and Phase I environmental assessment reports; (4) review of loan documentation; and (5) review of actual and budgeted financial information, including historical and projected net operating income. This assessment was provided to the Feldman board of directors.

In connection with the transaction, Feldman engaged a financial adviser to evaluate the transaction from a financial perspective in order to confirm that the transaction was fair to the Feldman stockholders at the time of the transaction. Because the existing Feldman stockholders would retain approximately 2.0% of the newly capitalized entity, in addition to taking into account the value of the special distribution and warrants issuable to the Feldman stockholders, as discussed below, the financial adviser valued the ongoing ownership in the recapitalized entity using traditional valuation methodologies, including the discounted cash flow method and comparable public traded company analysis. The financial adviser used the Black Scholes formula to value the warrants being issued to the existing Feldman stockholders. Based on its analysis, the financial adviser concluded that the recapitalization transaction was financially advantageous to existing Feldman stockholders.

The Feldman board of directors considered, among other things, the due diligence assessment and the financial adviser’s analysis discussed above in reaching its decision to approve the recapitalization transaction. Particularly, the Feldman board of directors noted that Feldman had few, if any, alternatives to the proposed recapitalization transaction and little cash on hand. The Feldman board of directors further acknowledged that, without the recapitalization transaction, Feldman would be forced to liquidate and dissolve, which would likely leave the Feldman stockholders with proceeds well below the value attributable to the recapitalization transaction, as at the time, Feldman’s liabilities exceeded its assets. Taking these factors into account, the Feldman board of directors determined that the recapitalization transaction was in the best interests of the Feldman stockholders and approved the transaction.

In April 2012, Feldman entered into the contribution agreement with the Trade Street Funds and Trade Street Capital providing for the recapitalization. The recapitalization was completed on June 1, 2012, at which time the board of directors of Feldman was reconstituted, Feldman changed its name to “Trade Street Residential, Inc.,” the third party management arrangement with Brandy wine was terminated and our current senior management team, which prior to the recapitalization was the Trade Street Capital management team, took over day-to-day management of the recapitalized company. After the recapitalization, our business is a continuation of the multifamily residential real estate investment and management business of the Trade Street Funds and Trade Street Capital that were contributed to the company in the recapitalization.

Terms of the Contribution Agreement and Other Ancillary Agreements

The complete text of the contribution agreement and the first amendment thereto, as well as the warrant agreement summarized below, are included as exhibits to the registration statement of which this prospectus is a part.

Consideration. As more fully described below, as consideration for the contribution of the Contributed Properties and the Contributed Land Investments, Feldman issued shares of common stock and Class A preferred stock to the Trade Street Funds. Additionally, as consideration for the contribution of TSIA and TS Manager, LLC, the operating partnership issued common units, Class B preferred units and Class C preferred units to Trade Street Adviser GP, Inc., Trade Street Capital and Mr. Baumann and his wife. Additionally, Feldman stockholders of record as of May 17, 2012 received the warrants and the special distribution described below.

Representations and Warranties. The contribution agreement contained customary representations and warranties made by Feldman and the operating partnership to Trade Street Capital, on its behalf and on behalf of the Trade Street Funds, and by Trade Street Capital, on its behalf and on behalf of the Trade Street Funds, to Feldman and the operating partnership. The representations and warranties made by Feldman and the operating partnership in the contribution agreement will survive for the applicable statute of limitations for a breach of contract claim. The representations and warranties made by Trade Street Capital, on its behalf and on behalf of the Trade Street Funds, in the contribution agreement did not survive the closing of the transactions contemplated by the contribution agreement.

Indemnification. The contribution agreement did not provide for a continuing obligation to indemnify on the part of Feldman and the operating partnership or Trade Street Capital or the Trade Street Funds.

Warrant Agreement. In connection with the transactions contemplated by the contribution agreement for the recapitalization. We entered into a warrant agreement with our subscription agent, American Stock Transfer & Trust Company, LLC, acting as our warrant agent. The warrant agreement sets forth the terms of the warrants to purchase an aggregate of 139,215 shares issued by Feldman to stockholders of record as of May 17, 2012. As set forth in the warrant agreement, the warrants are exercisable until May 13, 2015 at a split-adjusted exercise price of $21.60 per share. In general, the warrants are not transferable, exchangeable or assignable without our consent.

Consideration Given in the Recapitalization

In connection with the recapitalization:

•	The Trade Street Funds contributed to our operating partnership all of their respective interests in the entities that owned certain of our Operating Properties, or the Contributed Properties, and certain of our Land Investments, or the Contributed Land Investments. In exchange for the Contributed Properties and the Contributed Land Investments, Feldman issued an aggregate of 3,396,976 shares of common stock and 173,326 shares of Class A preferred stock to the Trade Street Funds. Each share of Class A preferred stock has a liquidation preference of $100.00 per share, subject to a downward adjustment upon certain events (an aggregate liquidation preference of $17.3 million for such shares), has no voting rights except in certain limited instances, is entitled to a preferential annual distribution equal to 1.0% of the liquidation preference per share, which distribution rate increases to 2.0% on June 1, 2015 and 3.0% on June 1, 2016, is convertible into shares of our common stock at such time and as described under “Description of Stock—Preferred Stock,” and is redeemable by us in our sole discretion for cash equal to the liquidation preference per share plus accrued but unpaid distributions at any time after June 1, 2019. The aggregate value of the shares of common stock and shares of Class A preferred stock issued to the Trade Street Funds in the recapitalization was $78,478,168. In addition, a joint venture partner in one of the Contributed Properties contributed to our operating partnership all of its interest in the entity that owns such Contributed Property in exchange for an aggregate of 52,868 shares of our common stock having an aggregate value of $951,627. On January 14, 2013, we effected an amendment to the terms of the Class A preferred stock by providing that the average market price of our common stock for purposes of determining the number of shares of common stock into which shares of Class A preferred stock are converted is subject to a minimum of $9.00 per share. See “—Subsequent Transactions Related to the Recapitalization—Amendment of Terms of Class A Preferred Stock” and “Description of Stock—Class A Preferred Stock.”

•	Feldman issued 5,000 shares of common stock having a value of $90,000 to Brandywine as payment in full of a termination payment due upon termination of the management services agreement between Feldman and Brandywine.

•	Feldman declared a special distribution payable to stockholders of record as of May 17, 2012, in an amount equal to $7.50 per share, payable on the earlier of (A) five business days after the date Feldman sold the retained parcel of land referred to above and commonly known as the “Northgate Parcel” or (B) July 16, 2012. The distribution was to be payable in cash only to the extent of net proceeds from the sale of the Northgate Parcel prior to July 16, 2012, with the balance payable in shares of common stock. As the Northgate Parcel was not sold prior to July 16, 2012, we issued an aggregate of 42,340 shares of common stock on July 16, 2012 to the stockholders entitled to be paid the special distribution.

•	Feldman issued to stockholders of record as of May 17, 2012, as a special distribution, warrants to purchase an aggregate of 139,215 shares of common stock, which warrants are exercisable until May 13, 2015 at a split-adjusted exercise price of $21.60 per share, subject to adjustment for any other stock splits, stock distributions and other capital changes.

•	Our operating partnership issued 3,556,460 common units to our company, which equals the number of shares of our common stock outstanding immediately after the recapitalization, and 173,326 Class A preferred units to our company, which equals the number of shares of Class A preferred stock outstanding immediately after the recapitalization. After the recapitalization, all of our assets are held by, and all of our operations are conducted by, our operating partnership and its subsidiaries in a traditional REIT structure.

•	Trade Street Adviser GP, Inc., Trade Street Capital and Mr. Baumann and his wife contributed to our operating partnership all of their ownership interests in TSIA and TS Manager, LLC in exchange for (i) 546,132 common units having an aggregate value of $9,830,382, (ii) 98,304 Class B preferred units having an aggregate value of $9,830,400, and (iii) 98,304 Class C preferred units having an aggregate value of $9,830,400. The common units were redeemable at the option of the holder at any time after June 1, 2013 for a cash price per common unit equal to the average closing price of our common stock for the 20 trading days prior to the delivery of the notice of redemption by the holder, or, at our election, for shares of our common stock on a one-for-one basis. At the time of issuance, the Class B preferred units had a liquidation preference of $100.00 per unit or an aggregate liquidation preference of $9.8 million, and the Class C preferred units had a liquidation preference of $100.00 per unit or an aggregate liquidation preference of $9.8 million. In addition, the Class B preferred units and Class C preferred units were each entitled to cumulative annual distributions equal to 1.5% of the liquidation preference per share, payable quarterly. The Class B preferred units and Class C preferred units were convertible into common units beginning June 1, 2013 and June 1, 2014, respectively, at a conversion rate equal to the sum of (A) the liquidation preference per unit, (B) an additional 3.0% per annum of the liquidation preference per unit, and (C) any unpaid accumulated distributions; divided by, generally, the average closing price of our common stock for the 20 trading days prior to the date of conversion. Effective February 8, 2013 and March 26, 2013 our operating partnership and its partners amended and restated the partnership agreement of the operating partnership in the manner described under “—Amendment and Restatement of Operating Partnership Agreement” and “Our Operating Partnership and the Operating Partnership Agreement.”

•	Trade Street Capital contributed its property management company, Trade Street Property Management, LLC, to our operating partnership for no additional consideration.

•	In connection with the recapitalization, each of the Trade Street Funds formed a Delaware statutory trust and adopted a plan of liquidation and executed a liquidating trust agreement in order to effectuate its dissolution and liquidation. Pursuant to the terms of the liquidation documentation, all of the assets of the Trade Street Funds not contributed to us in the recapitalization, as well as the shares of our common stock and preferred stock issued by Feldman to the Trade Street Funds in the recapitalization, were contributed to each fund’s respective liquidating trust. Upon completion of the dissolution and liquidation of each of the Trade Street Funds, the trustees of the liquidating trusts will distribute the assets held in the liquidating trusts, including the shares of common stock and preferred stock, to the respective partners and members of the Trade Street Funds, including the limited partners and non-managing members, all of which limited partners and non-managing members are pension funds, in accordance with the governing documents of the Trade Street Funds. The governing documents of the liquidating trusts require the assets of each liquidating trust to be distributed to the beneficial owners no later than May 31, 2015 unless such date is extended in the trustee’s discretion.

Subsequent Transactions Related to the Recapitalization

Amendment of Terms of Class A Preferred Stock

On January 14, 2013, the terms of the Class A preferred stock were amended to provide that in calculating the number of shares of common stock to be issued upon conversion of shares of Class A preferred stock, the average market price of our common stock in the conversion calculation shall not be less than $9.00 per share. For a complete description of the terms of the Class A preferred stock, please see “Description of Stock—Class A Preferred Stock.”

Amendment and Restatement of the Operating Partnership Agreement

On February 8, 2013, the partners of the operating partnership entered into an Amendment and Restatement of the operating partnership agreement to combine the Class B preferred units and the Class C preferred units issued in the recapitalization into a single class of partnership units, designated as Class B contingent units, and to amend certain terms of the Class B contingent units. Each Class B contingent unit has a stated value of $100. The operating partnership issued one Class B contingent unit for each outstanding Class C preferred unit and all remaining Class B preferred units became Class B contingent units. The Amendment and Restatement of the operating partnership agreement was superseded by the Second Amendment and Restatement of the Operating Partnership agreement described in the next paragraph.

Second Amendment and Restatement of the Operating Partnership Agreement

On March 26, 2013, the partners of the operating partnership executed the Second Amended and Restated Agreement of Limited Partnership, or the partnership agreement, to amend the terms of the Class B contingent units. The 546,132 common units that were issued to Trade Street Adviser GP, Inc., Trade Street Capital and Mr. Baumann and his wife on June 1, 2012 at the closing of the recapitalization were exchanged for 14,307 additional Class B contingent units, such that after the Second Amendment and Restatement of the operating partnership agreement, Trade Street Adviser GP, Inc., Trade Street Capital and Mr. and Mrs. Baumann own no common units in the operating partnership and an aggregate of 210,915 Class B contingent units. As amended, the Class B contingent units are entitled to non-cumulative quarterly distributions that are preferential with respect to the payment of distributions on common units and pari passu with the payment of distributions on Class A preferred units. The quarterly distributions on the Class B contingent units must be declared and set aside for payment prior to any distributions being declared on the common units for that quarterly period. The amount of the distributions will be $0.375 (1.5% per annum of the stated value per Class B contingent unit) per quarter until December 31, 2014, $0.75 per quarter (3.0% per annum of the stated value per Class B contingent unit) from January 1, 2015 through December 31, 2015 and $1.25 per quarter (5.0% per annum of the stated value per Class B contingent unit) thereafter.

The Class B contingent units will be converted into common units in three tranches based upon the sale or stabilization, which is defined as the achievement of 90% physical occupancy, of our Land Investments, as follows (except that all Class B contingent units will be automatically converted into common units upon, among other events, a change of control, sale of substantially all assets or bankruptcy of our company):

•	52,728.75 units upon the earlier to occur of (i) the stabilization of our development property, The Estates at Maitland, and (ii) the sale of The Estates at Maitland.

•	52,728.75 units upon the earlier to occur of (i) the stabilization of our development property, Estates at Millenia—Phase II, and (ii) the sale of Estates at Millenia—Phase II.

•	105,457.50 units upon the earlier to occur of (i) the stabilization of either our development property, Midlothian Town Center East, or our development property, Venetian, and (ii) the sale of either Midlothian Town Center-East or Venetian.

The Class B contingent units will be converted into common units on the schedule set forth above (or an earlier triggering event) at a conversion rate equal to $100.00 per unit divided by, generally, the average closing price of our common stock for the 20 trading days prior to the date of conversion, subject to a minimum price of $9.00 per share (subject to further adjustment for subsequent stock splits, stock dividends, reverse stock splits and other capital changes). The Class B contingent units rank equally with common units with respect to losses of the operating partnership and share in profits only to the extent of the distributions. The Class B contingent units do not have a preference with respect to distributions upon any liquidation of the operating partnership. There have been no further changes to the common units or Class B contingent units since the second amendment and restatement of the limited partnership agreement on March 26, 2013.

Summary of Recapitalization and Other Related Transactions

The following table summarizes the equity securities issued by us and our operating partnership in connection with the recapitalization and termination of the Brandywine management services agreement, as adjusted for the reverse split. With respect to Class B contingent units, the information in the following table reflects the amendment and restatement of the operating partnership agreement on March 26, 2012:

Issuance/Recipient	Number of Shares/Units/ Warrants Transferred	Value of Consideration (Per Share/ Unit/ Warrant)	Aggregate Value of Consideration at the Time of Issuance
Issuances of common stock for Contributed Properties(1)(2)
Trade Street Funds	3,396,976	$18.00	$61,145,568
Post Oak Partners, LLC	52,868	$18.00	$951,627
Issuance of common stock (termination fee under management services agreement with Brandywine)(1)
Brandywine Financial Services Corporation	5,000	$18.00	$90,000
Issuance of common stock as special distribution(1)
Feldman stockholders of record on May 17, 2012	42,340	$7.50	$317,550

Total common stock	3,497,184		$62,504,745
Issuance of warrants to purchase common stock(3)(4)
Feldman stockholders of record on May 17, 2012	139,215	$2.10	$292,352

Total common stock and warrants	3,636,399		$62,797,097

Issuances of Class A preferred stock for Contributed Land Investments(2)(5)(7)
Trade Street Funds	173,326	$100.00	$17,332,600
Issuances of Class B contingent units for ownership interests in TSIA and TS Manager LLC(6)(7)
Trade Street Capital, LLC	70,298	$100.00	$7,029,800
Trade Street Adviser GP, Inc.	1,413	$100.00	$141,300
Michael and Heidi Baumann	139,204	$100.00	$13,920,400

Total Class B contingent units	210,915		$21,091,500

(1)	The number of shares of common stock issued gives effect to the reverse stock split. There were 3,556,460 shares of common stock outstanding immediately after the recapitalization. As discussed in this prospectus under the caption “Our Recapitalization and Structure,” the parties to the recapitalization engaged in extensive arm’s length negotiations regarding the per share price of Feldman’s common stock in order to determine the number of shares of common stock, and the value of the preferred stock and preferred units, to be issued in the recapitalization.
(2)	On December 3, 2012, we issued 940,241 shares of common stock and 100,000 shares of our Class A preferred stock to BREF/BUSF Millenia Associates, LLC as consideration for the contribution of the Estates at Millenia and the development parcel adjacent thereto. On March 14, 2013, we issued 35,804 additional shares of our Class A preferred stock as a reimbursement to BREF/BUSF Millenia Associates, LLC of certain development costs incurred in connection with the development of such development parcel. These shares of common stock and Class A preferred stock were issued in a separate transaction that was not part of the recapitalization; accordingly these shares are not reflected in this table. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition and Disposition Activity—Estates at Millenia” for more information.
(3)	The number of warrants to purchase shares of common stock gives effect to the reverse stock split. The warrants, on a split-adjusted basis, have an exercise price of $21.60 per share.
(4)	The value of warrants was determined using the Black Scholes valuation model.
(5)	The per share/unit value and the aggregate value reflects the liquidation preference per share of Class A preferred stock.

(6)	The ownership interests in TSIA and TS Manager LLC were contributed in exchange for 546,132 common units, 98,304 Class B preferred units and 98,304 Class C preferred units. By amendment and restatement of the operating partnership agreement on February 8, 2013 and March 26, 2013, the Class B preferred units and Class C preferred units were combined into 196,608 Class B contingent units having an agreed base value of $100 per unit and the 546,132 common units were exchanged for 14,307 additional Class B contingent units. See “Our Recapitalization and Structure—Terms of the Contribution Agreement and Other Ancillary Agreements” and “Our Operating Partnership and the Operating Partnership Agreement— Operating Partnership Units—Class B Contingent Units.”
(7)	The Class A preferred stock is convertible into shares of commons stock upon the occurrence of certain contingencies described in “Description of Stock—Class A Preferred Stock.” The Class B contingent units are convertible into common units of the operating partnership upon the occurrence of certain contingencies described in “Our Operating Partnership and the Operating Partnership Agreement—Operating Partnership Units—Class B Contingent Units.”

Our Structure

We are a full service, vertically integrated, self-administered and self-managed corporation operating as a REIT for U.S. federal income tax purposes. All of our employees are employed by, and all of our operations are conducted through, our operating partnership. As of the date of this prospectus, we own 100% of the common units in our operating partnership. The following diagram depicts the ownership of our common stock and our operating partnership’s common units immediately prior to the commencement of this offering.

(1)	Includes 11,468,665 shares of common stock held by common stockholders prior to this offering.
(2)

Two liquidating trusts formed in connection with the impending liquidation of the Trade Street Funds also own 100% of the shares of Class A preferred stock issued to the Trade Street Funds in the recapitalization and to BREF/BUSF Millenia Associates, LLC in December 2012 as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition and Disposition Activity—Estates at Millenia.”
(3)	Includes shares of restricted stock granted to our executive officers upon completion of the IPO, which are subject to vesting over a four-year period, and 21,000 shares of our common stock granted to our non-employee directors in lieu of cash for the 2013 annual retainer fee, and 75,000 fully-vested shares of common stock granted to David Levin in connection with his appointment as our Vice Chairman and President. See “Management—Director Compensation” and “Executive Compensation—Equity Incentive Plan—Initial Awards” and “Executive Compensation—Grants of Plan-Based Awards,” respectively.
(4)	Trade Street Capital, LLC also owns approximately 33.33% of the Class B contingent units of Trade Street Operating Partnership, LP.
(5)	Trade Street Residential, Inc. also owns 100% of the Class A preferred units and no Class B contingent units of Trade Street Operating Partnership, LP.
(6)	Trade Street Adviser GP, Inc. also owns approximately 0.67% of the Class B contingent units of Trade Street Operating Partnership, LP.
(7)	Michael and Heidi Baumann also own approximately 66.0% of the Class B contingent units of Trade Street Operating Partnership, LP.

SELECTED FINANCIAL AND OTHER DATA

The following table sets forth selected financial and other data of Trade Street Residential, Inc. The historical financial statements of Trade Street Residential, Inc. included in this prospectus for the periods prior to June 1, 2012 reflect the assets, liabilities and operations of Trade Street Company retroactively adjusted to reflect the legal capital of Trade Street Residential, Inc. Trade Street Company is not a legal entity, but instead represents a combination of certain real estate entities and management operations based on common ownership and control by the Trade Street Funds and Trade Street Capital.

The selected balance sheet as of September 30, 2013 and the selected statement of operations for the nine months ended September 30, 2013 have been derived from the unaudited consolidated financial statements of our company included elsewhere in this prospectus. In the opinion of the management of our company, the consolidated statements of operations for the nine months ended September 30, 2013 include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the historical financial statements for such period. The selected balance sheet data as of December 31, 2012 and 2011 and the selected statement of operations data for the years ended December 31, 2012 and 2011 have been derived from the audited historical financial statements of Trade Street Residential, Inc., appearing elsewhere in this prospectus.

Our unaudited selected pro forma financial and other data as of and for the nine months ended September 30, 2013 and for the year ended December 31, 2012 have been adjusted to give effect to this offering and our intended use of proceeds of this offering and certain other transactions as described in the pro forma condensed consolidated financial statements included elsewhere in this prospectus.

You should read the following selected financial, operating and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes appearing elsewhere in this prospectus.

	Nine Months Ended September 30, (unaudited)			Years Ended December 31,
	Pro Forma 2013	Historical		Pro Forma 2012 (unaudited)	Historical
		2013	2012		2012	2011
Statement of operations data:
Total revenue	$24,987,147	$19,749,194	$10,485,259	$22,187,884	$14,649,576	$10,105,038
Total operating expenses(1)	32,263,047	25,486,198	12,359,019	26,964,770	18,395,302	9,355,526

Income (loss) from operations	(7,275,900)	(5,737,004)	(1,873,760)	(4,776,886)	(3,745,726)	749,512
Total other expenses, net	(3,867,623)	(1,237,944)	(3,070,282)	(7,451,956)	(4,801,431)	(1,979,052)

Loss from continuing operations	(11,143,523)	(6,974,948)	(4,944,042)	(12,228,842)	(8,547,157)	(1,229,540)

Income (loss) from discontinued operations	—	1,696,421	(1,636,834)	—	(4,103)	(2,568,716)

Net loss	(11,143,523)	(5,278,527)	(6,580,876)	(12,228,842)	(8,551,260)	(3,798,256)
Loss allocated to noncontrolling interests	745,355	911,221	1,169,980	817,949	1,708,734	377,330
Dividends declared and accreted on preferred stock and units	(706,531)	(706,531)	(214,561)	(375,482)	(375,482)	—
Dividends to restricted stockholders	(28,678)	(28,678)	—	—	—	—
Extinguishment of equity securities	11,715,683	11,715,683	—	—	—	—
Adjustments attributable to participating securities	(2,491,957)	(2,491,957)	—	—	—	—

Net income (loss) attributable to common stockholders of Trade Street Residential, Inc.	$(1,909,651)	$4,121,211	$(5,625,457)	$(11,786,375)	$(7,218,008)	$(3,420,926)

Earnings per common share—basic and diluted
Continuing operations	$(0.06)	$0.31	$(2.39)	$(0.43)	$(3.17)	$(8.85)
Discontinued operations	—	0.21	(0.98)	—	—	(26.68)

	$(0.06)	$0.52	$(3.37)	$(0.43)	$(3.17)	$(35.53)

(1)	Total operating expenses for the year ended December 31, 2012 include approximately $1.9 million of expenses in connection with our recapitalization.

	Nine Months Ended September 30, (unaudited)			Years Ended December 31,
	Pro Forma 2013 (unaudited)	Historical		Pro Forma 2012 (unaudited)	Historical
		2013	2012		2012	2011
Balance Sheet data (at the end of period):
Investment in operating properties before accumulated depreciation and amortization	$501,124,816	$339,876,545	$175,353,745	$—	$175,353,745	$110,683,189
Land held for future development	$43,746,943	$43,746,943	$42,622,330	$—	$42,622,330	$18,170,949
Real estate held for sale	$35,079,125	$35,079,125	$58,638,227	$—	$58,638,227	$85,853,449
Total assets	$599,018,156	$432,997,656	$291,909,724	$—	$291,909,724	$235,199,632
Indebtedness(1)	$273,856,306	$253,755,806	$133,245,422	$—	$133,245,422	$81,559,312
Total stockholders’ equity(2)	$286,781,704	$140,861,704	$46,238,691	$—	$46,238,691	$84,337,100

Cash flows data:
Operating activities	$—	$(927,176)	$3,025,470	$—	$(1,159,784)	$3,044,087
Investing activities	$—	$(59,443,261)	$(363,974)	$—	$2,892,501	$(30,634,753)
Financing activities	$—	$62,266,563	$(1,748,164)	$—	$2,519,209	$26,531,632

Other data:
FFO(3)	$(6,273,997)	$(4,295,126)	$192,801	$488,204	$(1,807,777)	$1,941,736
Core FFO(3)	$(3,070,446)	$(640,788)	$2,605,932	$3,455,702	$1,178,063	$4,239,541
NOI(4)	$12,558,692	$10,782,290	$5,343,320	$11,806,322	$7,486,020	$4,918,426
Number of properties at end of the period		17	11		13	13

(1)	Excludes liabilities of approximately $9.1 million, $6.7 million, $14.3 million, and $9.7 million related to real estate held for sale (Fontaine Woods, Beckanna, Terrace at River Oaks and Oak Reserve, respectively) included in discontinued operations as of December 31, 2012.
(2)	Reflects redeemable preferred stock of approximately $26.8 million recorded as temporary equity as of December 31, 2012.
(3)	FFO for the year ended December 31, 2012 includes recapitalization costs of approximately $1.9 million. For a definition and reconciliation of FFO and Core FFO and a statement disclosing the reasons why our management believes that the presentation of FFO and Core FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO and Core FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures—Funds from Operations and Core FFO.”
(4)	For a definition and reconciliation of NOI and a statement disclosing the reasons why our management believes that the presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures—Net Operating Income.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

The following discussion analyzes the financial condition and results of operations of Trade Street Residential, Inc.(“TSRE”), and Trade Street Operating Partnership, L.P. (“TSOP”). A wholly owned subsidiary of TSRE (Trade Street OP GP, LLC) is the sole general partner of TSOP. As of September 30, 2013, TSRE owned an 86.4% limited partner interest in TSOP. TSRE conducts all of its business and owns all of its properties through TSOP and TSOP’s various subsidiaries. Except as otherwise required by the context, the “Company,” “Trade Street,” “we,” “us” and “our” refer to TSRE and TSOP together, as well as TSOP’s subsidiaries, except where the context otherwise requires. You should read the following discussion of our financial condition and results of operations in conjunction with the more detailed information set forth under the caption “Selected Financial and Other Data,” and in our audited and unaudited financial statements and the related notes thereto appearing elsewhere in this prospectus.

Overview of Our Company

We are a full service, vertically integrated, self-administered and self-managed real estate investment trust (“REIT”), focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas. We currently have 110 employees who provide property management, maintenance, landscaping, administrative and accounting services for the properties we own. We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2004.

We seek to own and operate apartment communities in cities that have:

•	a stable work force comprised of a large number of “echo boomers” augmented by positive net population migration;

•	well-paying jobs provided by a diverse mix of employers across the education, government, healthcare, insurance,

•	manufacturing and tourist sectors;

•	a favorable cost of living;

•	reduced competition from larger multifamily REITs and large institutional real estate investors who tend to focus on

•	select coastal and gateway markets; and

•	a limited supply of new housing and new apartment construction.

We completed our IPO on May 16, 2013. We currently own and operate 17 apartment communities containing an aggregate of 4,024 apartment units in Alabama, Florida, Georgia, Kentucky, North Carolina, South Carolina, Tennessee and Texas. We currently have 110 employees who provide property management, maintenance, landscaping, administrative and accounting services.

We recognize that economic conditions could deteriorate and that the current economic recovery may not be sustainable. However, with the growth in multi-family supply expected to be below historical averages for the next few years and with employment in our markets steady or increasing, we do not anticipate any significant slowdown in the multi-family sector.

In addition, we believe that attractive acquisition opportunities that meet our investment profile remain available in the market. We believe our expected access to capital and the accordion feature in our revolving credit facility along with our extensive industry relationships and management’s expertise, will allow us to compete successfully for such acquisitions and enable us to continue to make accretive acquisitions.

Our Recapitalization and Other Related Transactions

For a complete discussion of our recapitalization and our structure, see “Our Recapitalization and Structure.” After completion of the recapitalization on June 1, 2012, we are a full service, vertically integrated, self-administered and self-managed corporation operating as a REIT for federal income tax purposes. All of our employees are employed by, and all of our operations are conducted through, our operating partnership. As of the date of this prospectus, we own 100% of the common units in our operating partnership.

For accounting purposes, TSIA was deemed to be the accounting acquirer in the recapitalization even though Trade Street Residential, Inc. (formerly Feldman Mall Properties, Inc.) was the legal acquirer. The audited historical financial statements of the registrant as of and for the year ended December 31, 2011 represent the audited historical financial statements of Trade Street Company and the consolidated statements of operations and cash flows for the year ended December 31, 2012 include the operations and cash flows of Trade Street Company for the five months ended May 31, 2012, the day prior to effectiveness of the recapitalization. Trade Street Company is not a legal entity, but represents a combination of certain real estate entities and management operations based on common ownership and control of the Trade Street Funds and Trade Street Capital. During all periods presented in the accompanying consolidated financial statements up to June 1, 2012, the entities comprising Trade Street Company were under common control with Trade Street Capital.

How We Derive Our Revenue

Our revenue consists primarily of rents received from residents of our apartment communities. One of our properties, The Estates at Perimeter, is owned through a joint venture, resulting in a noncontrolling interests of 50%. Income (loss) allocations, if any, to noncontrolling interests includes the pro-rata share of such properties net real estate income (loss). All significant intercompany balances and transactions were eliminated as a result of the recapitalization transaction.

Trends

During the nine months ended September 30, 2013, rental demand for our apartments continued to strengthen as compared to the same period in 2012 and the years ended December 31, 2012 and 2011. Occupancy remained constant at 95.5% across our portfolio of apartment communities owned as of September 30, 2013 as compared to September 30, 2012. Our average monthly rental rate for new leases and renewals trended up to $861 as of September 30, 2013 from $769 as of September 30, 2012. Average rental rates are the Company’s market rents after “loss to lease” and concessions but before vacancy, discounted employee units, model units, and bad debts. Leasing concessions represent discounts to the current rate. Effective rent per occupied unit is equal to the average of gross monthly rent minus any leasing discounts offered, divided by the total number of occupied units. Discounts include concessions, discounted employee units and model units. We believe average rent and effective rent are helpful measures in evaluating pricing. They do not represent actual rental revenue collected per unit.

Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units, divided by the total number of units. Leasing concessions represent discounts to the current rate. We believe average effective rent is a helpful measure in evaluating average pricing. It does not represent actual rental revenue collected per unit. With strong occupancy at all of our apartment communities, we expect our positive trend in average rent and effective rent to continue in the near term. While we have benefitted from positive trends in occupancy and pricing, our portfolio occupancy and rates are impacted by employment trends in our markets. New employment continues to increase at a slow pace, and the unemployment rate remains at historically high levels; therefore, we remain cautiously optimistic about our ability to sustain occupancy increases and higher rents over the coming quarters.

We also continue to benefit from limited supply of new apartment units in our markets. In 2012, new supply of apartment units entering the market continued to run below historical averages. Competition from existing condominiums reverting to rental apartments, or new condominiums being converted to rental apartments, has not affected our portfolio because most of our submarkets have not been primary areas for condominium development. We have found the same to be true for rental competition from single family homes, and we have not experienced the entry of large single family rental “consolidators” into our markets. We have avoided committing a significant amount of capital to markets where the housing crisis most dramatically impacted home values and sales and created a new rental market consisting of single family homes. We expect new supply of new apartments and rental units in our markets to remain low over the foreseeable future.

Throughout the nine months ended September 30, 2013, we continued to have the benefit of lower interest rates resulting from a continued strong market for Fannie Mae and Freddie Mac debt securities. Short term interest rates continue to be at historically low levels and, as a result, we expect a continuation of favorable interest rates in the near term with rates rising as the economy improves.

Factors That May Influence Future Results of Operations

We derive a substantial majority of our revenues from rents received from residents in our apartment communities. We consider our strong internal property management capability to be a vital component of our business; therefore, as we grow we will likely add personnel as necessary to provide outstanding customer service to our residents in order to maintain or increase occupancy levels at our apartment communities and to preserve the ability to increase rents. This is likely to result in an increase in our operating and general and administrative expenses.

Substantially all of the leases at our apartment communities are for terms of one year or less, which generally enables us to seek increased rents upon renewal of existing leases or commencement of new leases. These short-term leases minimize the potential adverse effect of inflation or deflation on rental income, although residents may leave without penalty at the end of their lease terms for any reason. As is customary in the multifamily industry, a certain number of residents move out of an apartment community at the end of a lease term, which is referred to as “turnover.” All apartment owners incur costs in connection with turnover, including the costs of repainting and repairing apartment units, replacing obsolete or damaged appliances and re-leasing the units. While we budget for turnover and the costs associated therewith, our turnover cost may be affected by certain factors we cannot control. Excessive turnover and failure to properly manage turnover cost may adversely affect our operations and could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

We seek earnings growth primarily through increasing rents and occupancy at existing properties, acquiring additional apartment communities in markets complementing our existing portfolio locations and selectively disposing of stabilized properties to redeploy capital into higher growth investments. Our apartment communities are concentrated in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas, which makes us more susceptible to adverse developments in those markets. As a result, we are particularly affected by the local economic conditions in these markets, including, but not limited to, changes in supply of or demand for apartment units in our markets, competition for real property investments in our markets, changes in government rules, regulations and fiscal policies, including those governing real estate usage and tax, and any environmental risks related to the presence of hazardous or toxic substances or materials at or in the vicinity of our properties, which will negatively impact our overall performance.

We may be unable to accurately predict future changes in national, regional or local economic, demographic or real estate market conditions. For example, continued volatility and uncertainty in the global, national, regional and local economies could make it more difficult for us to lease apartments, may require us to lease our apartments at lower rental rates than projected and may lead to an increase in resident defaults. In addition, these conditions may also lead to a decline in the value of our properties and make it more difficult for us to dispose of these properties at competitive prices. These conditions, or others we cannot predict, could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

In connection with the recapitalization and this offering, we have incurred substantial, one-time general and administrative expenses. Following completion of the IPO, we began to incur increased general and administrative expenses, including legal, accounting and other expenses related to corporate governance, public reporting and compliance with various provisions of the Sarbanes-Oxley Act, related regulations of the SEC, including compliance with the reporting requirements of the Exchange Act, and the requirements of the national securities exchange on which our stock is listed.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to provide reduced public company reporting requirements in this and in future filings. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with accounting standards newly issued or revised after April 5, 2012. In other words, an “emerging growth company” can delay the adoption of accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of the extended transition period for complying with accounting standards newly issued or revised after April 5, 2012.

Internal Controls and Procedures

In connection with the audit of our financial statements as of and for the year ended December 31, 2012, we and our independent registered accounting firm concluded that a material weakness existed with the Company’s process of identifying, tracking, recording and communicating related party transactions. Additionally, after issuing interim financial statements as of and for the six and nine months ended June 30, 2012 and September 30, 2012, respectively, we identified the following two accounting errors: (1) expenses incurred in connection with the recapitalization on June 1, 2012 that should have been recorded as expense and included in our statement of operations for the six months ended June 30, 2012 were incorrectly recorded as a direct reduction to equity in those financial statements; and (2) certain capital expenditures occurring from January 1, 2012 through September 30, 2012 were inappropriately recorded as operating expenses but should have been capitalized. We have revised and restated our previously issued financial statements as of and for the six and nine months ended June 30, 2012 and September 30, 2012, respectively. In connection with our restatement of those statements, we and our independent public registered accounting firm concluded that an additional material weakness existed with the Company’s process of identifying, tracking and recording capital asset additions. A material weakness is a control deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Our senior management team has taken steps that we believe have remediated the causes of these material weaknesses. We have put into place new accounting processes and control procedures, including the implementation of best-in-class multifamily property management and financial accounting and revenue management software systems. During 2012 and the first quarter of 2013, we added six experienced accounting and property management personnel in response to our identification of gaps in our skills base and expertise of our staff required to meet the financial reporting requirements of a public company. We also adopted related party transaction policies and procedures. In addition, we adopted a formal capitalization policy that we are following in order to prevent errors in our process of identifying, tracking and recording capital asset additions.

Management believes that the above material weaknesses have been remediated as of June 30, 2013. However, to continue to comply with the requirements of being a public company, we may need to implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting for as long as we are an emerging growth company and while remaining a non-accelerated filer. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting for as long as we are an emerging growth company and while remaining a non-accelerated filer. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

Our Portfolio

Currently, our Operating Properties consist of 16 properties, of which 15 were wholly-owned and one was owned through an unconsolidated joint venture in which the Company has a 50% interest, consisting of 4,024 an aggregate of apartment units. The following table provides certain information for the three months ended September 30, 2013 with respect to your Operating Properties owned as of the date of this prospectus.

Property Name	Location	Year Built Renovated(1)	Date Acquired	Number of Units	Average Unit Size (Sq. Ft.)	Average Physical Occupancy(2)
The Pointe at Canyon Ridge	Sandy Springs, GA	1986/2007	09/18/08	494	920	96.4%
Arbors River Oaks	Memphis, TN	1990/2010	06/09/10	191	1,136	94.1%
The Estates at Perimeter(3)	Augusta, GA	2007	09/01/10	240	1,109	93.9%
Lakeshore on the Hill	Chattanooga, TN	1969/2005	12/14/10	123	1,168	96.6%
The Trails of Signal Mountain	Chattanooga, TN	1975	05/26/11	172	1,185	97.4%
Post Oak	Louisville, KY	1982/2005	07/28/11	126	881	96.4%
The Beckanna on Glenwood(4)	Raleigh, NC	1963/2006	10/31/11	255	729	91.8%
Mercé Apartments	Addison, TX	1991/2007	10/31/11	114	653	97.8%
Park at Fox Trails	Plano, TX	1981	12/06/11	286	960	97.2%
Estates at Millenia	Orlando, FL	2012	12/03/12	297	952	94.1%
Westmont Commons	Asheville, NC	2003&2008	12/12/12	252	1,009	97.4%
Vintage at Madison Crossing	Huntsville, AL	2002	03/04/13	178	1,047	96.6%
St. James at Goose Creek	Goose Creek, SC	2009	05/16/13	244	976	97.4%
Creekstone at RTP	Durham, NC	2013	05/17/13	256	1,043	97.7%
Talison Row(5)	Charleston, SC	2013	08/26/13	274	989	—
Fountains at South End(5)	Charlotte, NC	2013	09/24/13	208	844	—

Total / Weighted Average				3,710	972	96.0%

(1)	The extent of the renovations included within the term “renovated” depends on the individual apartment community, but “renovated” generally refers to the replacement of siding, roof, wood, windows or boilers, updating of gutter systems, renovation of leasing centers and interior rehabilitation, including updated appliances, countertops, vinyl plank flooring, fixtures, fans and lighting, or some combination thereof.
(2)	Average physical occupancy represents the average for the three months ended September 30, 2013 of the total number of units occupied at each apartment community during the period divided by the total number of units at each apartment community.
(3)	We own a 50% interest in this apartment community through an unconsolidated joint venture.
(4)	We have entered into a binding contract for the disposal of this property, which is expected to close during the fourth quarter. While we do have a binding contract to dispose of this property, the closing is subject to certain conditions and as such we can provide no assurance that we will be able to do so.
(5)	We acquired these apartment communities during the third quarter of 2013, and as such, average physical occupancy has been excluded from this table.

As of September 30, 2013, the weighted average monthly rent per unit and monthly effective rent per occupied unit for our operating properties was $861 and $851, respectively. Average rental rates are the Company’s market rents after “loss to lease” and concessions but before vacancy, discounted employee units, model units, and bad debt for the three months ended September 30, 2013. Effective rent per occupied unit is equal to the average of gross monthly rent minus any leasing discounts offered for each month in the three months ended September 30, 2013 divided by the total number of occupied units each month in the period. Discounts include concessions, discounted employee units and model units.

In addition, our land held for future development consists of the parcels described in the table below, upon which we anticipate developing apartment communities in the future, when market and demographic trends favor the delivery of additional multifamily units to the markets where the respective land investments are located.

Property Name	Location	Potential Use	Planned Units	Acreage
Venetian(1)	Fort Myers, FL	Apartments	436	23.0
Midlothian Town Center—East(2)	Midlothian, VA	Apartments	238	8.4
The Estates at Maitland(3)	Maitland, FL	Apartments	416	6.1
Estates at Millenia—Phase II(4)	Orlando, FL	Apartments	403	7.0

(1)	Venetian was acquired from an insolvent developer after construction began. The site currently has improvements, including a partially completed clubhouse, building pads, roads and utilities on Phase I of the development.
(2)	Midlothian Town Center—East is currently approved for 246 apartment units and 10,800 square feet of retail space, including a parking deck structure. The project is currently going through a site plan modification process in Chesterfield County, Virginia that will allow the development of 238 apartment units, 10,800 square feet of retail space and the elimination of the parking deck structure.
(3)	The Estates at Maitland is currently approved for a maximum of approximately 330 apartment units and 20,000 square feet of retail space. The City of Maitland, Florida changed its zoning code allowing a higher density in May 2012. The municipal development agreement is currently being modified to include approximately 416 units and 10,000 square feet of retail space.
(4)	Estates at Millenia—Phase II is currently approved for 403 apartment units and 10,000 square feet of retail space. The site currently has all utilities.

Summary of Results of Operations

The following discussion of results of operations for the three and nine months ended September 30, 2013 and 2012 should be read in conjunction with the Condensed Consolidated Statements of Operations of the Company and the related notes thereto.

Throughout this section, we have provided certain information on a “same store” property basis. We define “same store” properties as properties that were owned and stabilized since January 1, 2012 through September 30, 2013. For newly constructed or lease-up properties or properties undergoing significant redevelopment, we consider a property stabilized at the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. For comparison of the three and nine months ended September 30, 2013 and 2012, the same store properties included properties owned since January 1, 2012, excluding our land held for future development and properties included in discontinued operations (see below). No properties owned since January 1, 2012 were under construction or undergoing redevelopment and, as a result, no properties owned since January 1, 2012 were excluded from the same store portfolio.

For the three months ended September 30, 2013, the Company reported net income to common stockholders of $1.36 million, compared with a net loss to common stockholders of $1.52 million for the comparable prior year period. For the nine months ended September 30, 2013, the Company reported net income to common stockholders of $4.12 million, compared with a net loss to common stockholders of $5.63 million for the comparable prior year period.

The principal factors that impacted our results from continuing operations for the three months ended September 30, 2013 included:

•	A 5.8% increase in same-store revenues coupled with a 3.9% decrease in same store expenses

•	The inclusion in operating income of Talison Row and Fountains Southend together with the bargain purchase gain recorded on the acquisition of Fountains Southend (see further discussion below).

•	Increased stock compensation expense as a result of the award of shares to an executive officer and the vesting of shares related to the resignation of an executive officer.

In addition to the factors described above, the principal factors that impacted our results from continuing operations for the nine months ended September 30, 2013 included:

•	A 6.0% increase in same-store revenues partially offset by an increase in same store expenses of 1.2%.

•	The inclusion in operating income of the five additional properties acquired since September 30, 2012.

•	The refinancing of the Point at Canyon Ridge and the payments for the redemption of the noncontrolling interest in four properties.

•	Increased general and administrative expenses associated with being a self-administered and self-managed public company.

Results of Operations

Recent Acquisition and Disposition Activity

Recent acquisition and disposition activity that may affect our future results of operations is discussed further below.

2013 Acquisitions

Vintage at Madison Crossing—On March 4, 2013, we acquired Vintage at Madison Crossing, a 178-unit apartment community consisting of 12 buildings in Huntsville, Alabama. The purchase price of $15.3 million was comprised of a mortgage note payable of approximately $11.4 million plus cash of approximately $3.8 million.

St. James at Goose Creek—On May 16, 2013, we acquired St. James at Goose Creek, a 244-unit Class-A garden-style apartment community located in the Goose Creek, South Carolina, a suburb of Charleston. The purchase price of $27.4 million was paid in cash. Subsequently, on June 20, 2013 we obtained a $19.0 million mortgage note payable secured by the property.

Creekstone at RTP—On May 17, 2013, we acquired Creekstone at RTP, a 256-unit newly-constructed apartment community located in Durham, North Carolina. The purchase price of $35.8 million was comprised of a mortgage note payable of approximately $23.3 million plus cash of approximately $12.5 million.

Talison Row—On August 26, 2013, we acquired Talison Row, a 274-unit newly-constructed apartment community located in Charleston, South Carolina. The purchase price of $48.1 million was comprised of a mortgage note payable of approximately $33.6 million plus cash of approximately $14.5 million.

Fountains Southend—On September 24, 2013, we acquired Fountains Southend a 208-unit newly-constructed apartment community located in Charlotte, North Carolina. The purchase price of $34.0 million was comprised of a mortgage note payable of $30.0. million plus cash of approximately $4.0 million.

2013 Dispositions

Fontaine Woods—On March 1, 2013, we completed the sale of our 70% ownership interest in Fontaine Woods, an apartment community located in Chattanooga, Tennessee. The consideration received for our 70% ownership interest was $10.5 million, including $4.0 million of cash. The sale resulted in a gain to the Company of approximately $1.6 million. The proceeds of this sale were primarily used to acquire Vintage at Madison Crossing, as described above.

Oak Reserve at Winter Park—On June 12, 2013, we sold Oak Reserve at Winter Park, an apartment community located in Winter Park, Florida for $11.7 million, including $1.6 million of cash. The sale resulted in a gain to the Company of approximately $0.5 million.

Discontinued Operations

The Beckanna on Glenwood—In January 2013, we committed to a plan to actively market the Beckanna on Glenwood, and on September 10, 2013, we finalized a binding contract, which is subject to the buyer’s assumption of the existing loan with closing expected to occur during the fourth quarter.

Terrace at River Oaks—In July 2013, we committed to a plan to actively market the Terrace at River Oaks, and on September 30, 2013, we finalized a contract, which is subject to customary due diligence conditions and the buyer’s assumption of the existing loan. On December 16, 2013, we sold the Terrace at River Oaks property for $22.5 million, including the assumption the existing mortgage loan balance of $14.3 million.

The results of operations for Fontaine Woods, Oak Reserve, Beckanna and Terrace at River Oaks have been reported as discontinued operations for all periods presented. During 2012, the Company sold The Estates at Mill Creek and during the 2013, the Company sold Fontaine Woods and Oak Reserve at Winter Park. The results of operations for these properties have been reported as discontinued operations for all periods presented.

Comparison of the Three and Nine Months Ended September 30, 2013 to the Three and Nine Months Ended September 30, 2012

Below are the results of operations for the three and nine months ended September 30, 2013 and 2012. In the comparative tables presented below, increases in revenues/income or decreases in expenses (favorable variances) are shown without parentheses while decreases in revenues/income or increases in expenses (unfavorable variances) are shown with parentheses. For purposes of comparing our results of operations for the periods presented below, all of our properties in the “same store” reporting group were wholly owned from January 1, 2012 through September 30, 2013. Property Revenues include rental revenue and other property revenues. Property Expenses include property operations and real estate taxes and insurance.

(dollars in thousands)	Apartment Units	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change

		2013	2012	$	%	2013	2012	$	%
Property Revenues
Same Store (7 properties)	1,506	$3,784	$3,577	$207	5.8%	$11,115	$10,485	$630	6.0%
Non Same Store (9 properties)	1,709	4,244	—	4,244	N/A	8,634	—	8,634	N/A

Total property revenues	3,215	$8,028	$3,577	$4,451	124.4%	$19,749	$10,485	$9,264	88.4%

Property Expenses
Same Store (7 properties)	1,506	$1,779	$1,936	$157	8.1%	$5,205	$5,471	$266	4.9%
Non Same Store (9 properties)	1,709	1,818	—	(1,818)	N/A	3,762	—	(3,762)	N/A

Total property expenses	3,215	$3,597	$1,936	$(1,661)	-85.8%	$8,967	$5,471	$(3,496)	-63.9%

Same Store Properties—Property Revenues and Property Expenses

Same store property revenues increased approximately $0.2 million, or 5.8%, for the three months ended September 30, 2013 as compared to the same period in 2012 due primarily to a 2.7% increase in average rental rates. Same store property revenues increased approximately $0.6 million, or 6.0%, for the nine months ended September 30, 2013 as compared to the same period in 2012 due primarily to an increase of $0.3 million as the result of a 2.4% increase in average rental rates and an increase of $0.3 million, as the result of a 260 basis point increase in average occupancy.

Same store property expenses decreased approximately $0.2 million, or 8.1%, for the three months ended September 30, 2013 as compared to the same period in 2012 due primarily to a decrease of $0.1 million in third party management fees, which were not incurred in 2013 as we were entirely self-managed together with a decrease of $0.1 million in real estate taxes as the result of a successful appeal of 2012 taxes for one of our properties. Same store property expenses decreased approximately $0.3 million, or 4.9%, for the nine months ended September 30, 2013 as compared to the same period in 2012 due primarily to a decrease of $0.3 million in third party management fees, which were not incurred in 2013 as we were entirely self-managed.

Non-Same Store Properties—Property Revenues and Property Expenses

Property Revenues and Property Expenses for our non-same store properties increased due to the acquisitions made late in the fourth quarter of 2012 and in the first nine months of 2013. The results of operations for these properties have been included in our consolidated statements of operations from the date of acquisition.

Other Operating Expenses

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change

(dollars in thousands)	2013	2012	$	%	2013	2012	$	%
General and administrative	$3,113	$866	$(2,247)	(259.5%)	$6,511	$1,483	$(5,028)	(339.0%)
Depreciation and amortization	$3,312	$772	$(2,540)	(329.0%)	$8,479	$3,554	$(4,925)	(138.6%)
Asset impairment losses	$—	$—	$—	—	$613	$—	$(613)	*
Acquisition and recapitalization fees	$472	$—	$(472)	*	$916	$1,851	$935	50.5%

*	Not a meaningful percentage.

General and administrative expense increased approximately $2.2 million, or 260%, for the three months ended September 30, 2013 as compared to the same period in 2012 and approximately $5.0 million, or 339%, for the nine months ended September 30, 2013 as compared to the same period in 2012. The increase in general and administrative expense for both the three and nine month periods is attributed primarily to (i) growth in the number of corporate personnel needed to acquire, manage and maintain the increased number of properties that we acquired since September 30, 2012, (ii) separation costs relating to the resignation of an executive officer during the third quarter of 2013, (iii) increased stock based compensation primarily attributable to value of restricted shares fully vested during the third quarter of 2013, (iv) increased professional fees primarily attributable to legal fees and the audit of our 2012 financial statements and review of our quarterly financial statements, (v) directors fees which were not incurred prior to the recapitalization and (vi) increased overhead from being a self-administered and self-managed company after the recapitalization.

Depreciation and amortization expense for the three months ended September 30, 2013 was approximately $3.3 million, representing an increase of approximately $2.5 million, or 329% over the three months ended September 30, 2012, primarily due to seven acquisitions between December 2012 and September 2013. The acquisitions were of new or relatively new, large Class A communities. Depreciation and amortization expense for the nine months ended September 30, 2013 was approximately $8.5 million, representing an increase of approximately $4.9 million, or 139%, over the nine months ended September 30, 2012, as a result of the same acquisitions.

Approximately $0.6 million of impairment was recorded in the nine months ended September 30, 2013 to write down the carrying value of the Estates at Maitland. The Estates at Maitland is currently land held for future development. Management is currently evaluating options with respect to this property and may not continue with the future development of the land and may instead sell the property. The impairment charge was based on a recent appraisal of the land which was determined to be the best indication of fair market value. Since the beginning of the third quarter of 2013, we are no longer capitalizing interest and costs to this property. No impairment was recorded in the nine months ended September 30, 2012.

Acquisition expenses are charged to current expense in the period incurred. Our acquisition expenses include direct costs to acquire apartment communities, including real estate commissions, attorney fees, due diligence costs, title searches and title insurance costs. For the three months ended September 30, 2013, acquisition expenses were approximately $0.5 million, primarily for costs incurred in the acquisition of Talison Row and Fountains Southend. For the nine months ended September 30, 2013, acquisition expenses were approximately $0.9 million, primarily for costs incurred in the acquisition of Talison Row, Fountains Southend Creekstone at RTP, St. James at Goose Creek and Vintage at Madison Crossing. There were no acquisition costs in the three and nine months ended September 30, 2012. Approximately $1.9 million in recapitalization costs were incurred in connection with the recapitalization transaction on June 1, 2012 and are included in the results for the three and nine months ended September 30, 2012.

Other Income and Expenses

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change

(dollars in thousands)	2013	2012	$	%	2013	2012	$	%
Gain on bargain purchase	$6,900	$—	$6,900	*	$6,900	$—	$6,900	*
Interest expense	$2,210	$1,202	$(1,008)	(83.9%)	$6,110	$2,509	$(3,601)	(143.5%)
Amortization of deferred financing cost	$275	$221	$(54)	(24.4%)	$994	$312	$(682)	(218.6%)
Loss on extinguishment of debt	$—	$—	$—	—	$1,146	$538	$(608)	(113.0%)
Loss from discontinued operations	$(80)	$(337)	$257	76.2%	$(249)	$(1,637)	$1,388	84.8%
Gain on sale of discontinued operations	$—	$—	$—	—	$1,946	$—	$1,946	*
(Income) loss allocated to noncontrolling interest holders	$(257)	$382	$639	167.3%	$911	$1,170	$259	22.1%

*	Not a meaningful percentage.

Gain on bargain purchase for the both the three and nine months ended September 30, 2013 represents a gain recorded on the acquisition of Fountains Southend. The Company placed the property under contract for a purchase price of $34.0 million in December 2012 while the property was early in the construction period. As a result of the strong leasing market in the Charlotte, NC market and the compression in multi-family capitalization rates during construction and lease-up, the property appraised for $40.9 million at closing on September 24, 2013 resulting in the bargain purchase gain. There was no comparable gain recorded in the three and nine months ended September 30, 2012.

Interest expense increased approximately $1.0 million, or 84%, in the three months ended September 30, 2013 and approximately $3.6 million, or 144%, in the nine months ended September 30, 2013. The increase for three months ended September 30, 2013 was due to the aforementioned seven acquisitions between December 2012 and September 2013 and the revolving credit facility in place since early 2013. The increase for nine months ended September 30, 2013 was due to the aforementioned seven acquisitions between December 2012 and September 2013, the additional interest associated with the noncontrolling interests in four properties contributed in the recapitalization, and the revolving credit facility in place since early 2013.

Amortization of deferred financing costs increased by $0.1 million in the three months ended September 30, 2013 and by $0.7 million in the nine months ended September 30, 2013, primarily due to the aforementioned seven acquisitions between December 2012 and September 2013 as well as amortization of new loan costs for Pointe at Canyon Ridge.

Loss on extinguishment of debt for the nine months ended September 30, 2013 includes repayment penalties related to the refinancing of bridge loan for Pointe at Canyon Ridge as well as the refinancing of debt on Arbor River Oaks. Loss on extinguishment of debt for the nine months ended September 30, 2012 includes a prepayment penalty and the write-off of the remaining deferred loan costs for Pointe at Canyon Ridge.

Gain on sale of discontinued operations resulted from the sale of Fontaine Woods on March 1, 2013 (approximately $1.6 million) and the sale of Oak Reserve on June 12, 2013 (approximately $0.5 million). The gain was offset by $0.1 million for payments from escrow during the second quarter of 2013 related to the sale of the Mill Creek property in the fourth quarter of 2012.

Income (loss) allocated to noncontrolling interests for of the above periods represents primarily the noncontrolling interest in our Operating Partnership since the June 1, 2012 recapitalization. The income (loss) allocated to noncontrolling interest as a percentage of net loss decreased significantly in the third quarter of 2013 due to dilution as a result of the public offering in May 2013.

Funds from Operations and Core FFO

Funds from operations (“FFO”) is defined by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income (computed in accordance with GAAP), excluding gains (losses) from sales of property (and impairment adjustments), plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is in accordance with the NAREIT definition.

Management considers FFO to be useful in evaluating potential property acquisitions and measuring operating performance. FFO does not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. Further, FFO as disclosed by other REITs might not be comparable to our calculation of FFO.

Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items such as prepayment penalties on early payment of debt, acquisition costs and costs relating to our recapitalization that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance with other multifamily REITs. Acquisition costs and the prepayment penalty on early repayment of debt are one-time, non-recurring charges. Accordingly, management believes that it is helpful to investors to add back nonrecurring items to arrive at our Core FFO.

The following table sets forth a reconciliation of FFO and Core FFO for the periods presented to net income (loss) attributable to common stockholders, as computed in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2013	2012	2013	2012
Net income (loss) attributable to common stockholders	$1,360	$(1,516)	$4,121	$(5,625)
Adjustments related to earnings per share computation(1)	—	—	(9,224)	—
Asset impairment loss	—	—	507
Real estate depreciation and amortization—continuing operations	2,859	603	7,016	2,922
Real estate depreciation and amortization—discontinued operations	—	605	364	2,655
Real estate depreciation and amortization—unconsolidated joint venture	79	76	239	241
Gain on bargain purchase	(5,955)	—	(5,709)	—
Gain on sale of discontinued operations	—	—	(1,610)	—

Funds from operations attributable to common stockholders	(1,657)	(232)	(4,296)	193
Acquisition and recapitalization costs	408	—	758	1,522
Loss on early extinguishment of debt	—	—	955	442
Non-cash straight-line adjustment for ground lease expenses	88	81	256	234
Non-cash portion of stock awards	1,076	—	1,191	—
Non-cash accretion of preferred stock and units	156	161	495	215

Core funds from operations attributable to common stockholders	$71	$10	$(641)	$2,606

Per share data:
Funds from operations—diluted	$(0.15)	$(0.06)	$(0.53)	$0.12
Core funds from operations—diluted	$0.01	$0.00	$(0.08)	$1.56
Weighted average common shares outstanding—diluted(2)(3)	11,393,665	3,698,510	8,081,580	1,669,216

(1)	See notes B and J to condensed consolidated financial statements included elsewhere in this prospectus.
(2)	Includes non-vested portion of restricted stock awards.
(3)	Does not reflect the potential dilution of conversion of Class B contingent units into common units under certain circumstances. The outstanding Class B contingent units, which total approximately $21 million, can be converted into common units of our Operating Partnership only upon the sale or development and stabilization of four specified land assets. Accordingly, as the dates and per share values of these conversions cannot be determined, the effects of these conversions have not been reflected in the per share amounts. If the contingencies for all four land sites had been satisfied as of January 1, 2013, the Class B contingent units would have converted at a floor of $9.00 per share, which would have resulted in a total weighted average diluted shares and units outstanding of 13,737,165 and 10,425,080 for the three and nine months ended September 30, 2013, respectively.
(4)	Individual line items included in the computations are net of noncontrolling interests and include results from discontinued operations where applicable.

Net Operating Income

We believe that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization as well as property management fees paid to third parties, as such fees were paid prior to the recapitalization and will not be incurred in the future, as we are now self-administered and self-managed. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. In addition, results for 2013 and 2012 reflect NOI from discontinued operations (Oak Reserve at Winter Park and The Beckanna on Glenwood for same store and Fontaine Woods and Estates of Mill Creek for non-same store) as we owned and managed these properties during the majority of the periods presented. We have included the NOI of our unconsolidated joint venture (The Estates at Perimeter) in same store NOI.

The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net income (loss) attributable to common stockholders, as computed in accordance with GAAP:

(dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Operating Income
Same Store	$2,005	$1,726	$5,909	$5,343
Non Same Store	2,425	—	4,873	—

Total property net operating income	$4,430	$1,726	$10,782	$5,343

Reconciliation of NOI to GAAP Net Income (Loss)
Total property net operating income	$4,430	$1,726	$10,782	$5,343
Add (subtract):
Property management fees paid to third parties	—	(85)	—	(329)
Property NOI, continuing operations	4,430	1,641	10,782	5,014
Other income	26	19	70	248
Gain on bargain purchase	6,900	—	6,900	—
Depreciation and amortization	(3,312)	(773)	(8,479)	(3,554)
Interest expense	(2,210)	(1,202)	(6,110)	(2,509)
Amortization of deferred financing costs	(275)	(221)	(994)	(312)
Loss on extinguishment of debt	—	—	(1,146)	(538)
General and administrative	(3,113)	(866)	(6,511)	(1,483)
Asset impairment losses	—	—	(613)	—
Acquisition and recapitalization costs	(472)	—	(916)	(1,851)
Income (loss) from unconsolidated joint venture	(13)	2	42	41

Income (loss) from continuing operations	1,961	(1,400)	(6,975)	(4,944)
Discontinued operations	(80)	(337)	1,696	(1,637)

Net income (loss)	1,881	(1,737)	(5,279)	(6,581)
(Income) loss allocated to noncontrolling interests	(258)	382	911	1,170
Adjustments related to earnings per share computation[1]	(263)	(161)	8,489	(215)

Income (loss) attributable to common stockholders	$1,360	$(1,516)	$4,121	$(5,626)

1	See notes B and J to the accompanying condensed consolidated financial statements included elsewhere in this prospectus.

Comparison of Years Ended December 31, 2012 to December 31, 2011

	Years ended December 31,		Change	%
	2012	2011
TOTAL REVENUE	14,649,576	10,105,038	4,544,538	45.0%

OPERATING EXPENSES:
Property operations	5,330,324	3,064,370	2,265,954	73.9%
Real estate taxes and insurance	2,122,249	1,392,971	729,278	52.4%
General and administrative	3,767,383	747,782	3,019,601	403.8%
Depreciation and amortization	4,844,004	3,104,985	1,739,019	56.0%
Asset impairment losses	—	54,808	(54,808)	*
Provision for loan losses	—	59,461	(59,461)	*
Acquisition and recapitalization costs	2,331,342	444,669	1,886,673	424.3%
Acquisition fees from related parties	—	486,480	(486,480)	*

TOTAL OPERATING EXPENSES	18,395,302	9,355,526	9,039,776	96.6%

INCOME (LOSS) FROM OPERATIONS	(3,745,726)	749,512	(4,495,238)	(599.8)%

OTHER INCOME (EXPENSES), NET:
Interest income	77,095	5,633	71,462	1268.6%
Income from unconsolidated joint venture	45,739	43,381	2,358	5.4%
Interest expense	(3,750,604)	(1,946,653)	(1,803,951)	92.7%
Amortization of deferred financing cost	(635,723)	(81,413)	(554,310)	680.9%
Loss on extinguishment of debt	(537,938)	—	(537,938)	*

TOTAL OTHER EXPENSE, NET	(4,801,431)	(1,979,052)	(2,822,379)	142.6%

LOSS FROM CONTINUING OPERATIONS	(8,547,157)	(1,229,540)	(7,317,617)	595.2%

DISCONTINUED OPERATIONS:
Loss on operations of rental property	(2,186,516)	(2,568,716)	382,200	(14.9)%
Gain from sale of rental property	2,182,413	—	2,182,413	*

LOSS FROM DISCONTINUED OPERATIONS	(4,103)	(2,568,716)	2,564,613	(99.8)%

NET LOSS	(8,551,260)	(3,798,256)	(4,753,004)	125.1%
LOSS ALLOCATED TO NONCONTROLLING INTERESTS	1,708,734	377,330	1,331,404	352.8%
ACCRETION OF PREFERRED STOCK AND PREFERRED UNITS	(375,482)	—	(375,482)	*

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF TRADE STREET RESIDENTIAL, INC.	$(7,218,008)	$(3,420,926)	(3,797,082)	111.0%

*	Not a meaningful percentage

Our focus throughout 2012 and 2011 was increasing pricing where possible through our revenue management system, while maintaining strong physical occupancy. Through these efforts, weighted average effective rent per unit and weighted average physical occupancy increased during both comparative periods. During the year ended December 31, 2012, the weighted average effective rent per unit for our same store properties increased to $760 per unit from $739 per unit for the year ended December 31, 2011. Occupancy of our same store properties as of December 31, 2012 and 2011 was 94.0% and 94.1%, respectively.

The weighted average effective rent per unit for the entire portfolio for the year ended December 31, 2012 was $818 reflecting our entry into middle markets with lower rent price points. These markets have strong economic and demographic fundamentals, which we believe should allow for improved operating trends in the future. However, no assurance can be given that such improvement will occur. The occupancy of our properties, excluding our Land Investments, owned as of December 31, 2012 and 2011 was 91.4% and 94.0%, respectively.

Net Income (Loss) Applicable to Common Stockholders

There was an approximate $3.8 million increase in our net loss attributable to common stockholders for the year ended December 31, 2012 over the net loss attributable to common stockholders incurred for the year ended December 31, 2011. The following is a discussion of changes from period to period of the material components of our results of operations.

Revenue

Total revenue for the year ended December 31, 2012 was approximately $14.6 million, an increase of approximately $4.5 million or 45.0%, from the year ended December 31, 2011 due primarily to: (i) the acquisition of two multifamily communities added to our portfolio in 2012; (ii) a full year of operations of the four multifamily communities added to our portfolio in 2011 and (iii) an increase in average effective rent per unit. In addition, advisory fee revenue decreased by approximately $0.9 million to approximately $0.2 million for the year ended December 31, 2012 from approximately $1.1 million for the same period in the prior year. This reduction in advisory fees reflects the decrease in the number and value of assets under management for properties which were not contributed in the recapitalization. We do not expect advisory fees to contribute meaningfully to our operating revenue in the future.

Property Operations Expense

Expenses from property operations include property-level costs including, without limitation, compensation costs for property-level personnel, repairs and maintenance, utilities and landscaping. Expenses from property operations for the year ended December 31, 2012 were approximately $5.3 million, an increase of approximately $2.3 million, or 73.9%, from the year ended December 31, 2011 due primarily to (i) a full year of operations of the four multifamily communities added to our portfolio in 2011 ($1.8 million), (ii) increases in same store expenses ($0.5 million) related to additional staffing and turnover costs associated with bringing management in house and increased occupancy, (iii) expenses from two multifamily communities purchased in 2012.

General and Administrative Expense

General and administrative expense increased 403.8%, from approximately $0.8 million for the year ended December 31, 2011 to approximately $3.8 million for the year ended December 31, 2012. The increase in general and administrative expense is attributed primarily to growth in the number of corporate personnel needed to acquire, manage and maintain the increased number of properties that were acquired during the third and fourth quarters of 2011 and in 2012, increased professional fees primarily attributable to the audit of our financial statements and increased overhead from being a wholly self-managed and advised company after the recapitalization. General and administrative expenses include the costs associated with corporate management, including executive officers, acquisition and corporate development staff and functions. We expect general and administrative expense, including accounting and legal fees, to increase in future periods as we incur additional public company expenses.

Depreciation and Amortization

Depreciation and amortization expense for the year ended December 31, 2012 was approximately $4.8 million, an increase of approximately $1.7 million from the year ended December 31, 2011, primarily due to (i) the acquisition of two multifamily communities added to our portfolio in 2012; and (ii) a full year of depreciation on the four multifamily communities added to our portfolio in 2011. The 2012 amount includes amortization of $1.0 million for the in-place leases capitalized in connection with the acquisition of each asset as compared to $0.7 million for the year ended December 31, 2011 as the majority of units purchased were acquired during the second half of 2011 (16% in the last month) and, therefore, most of the related in-place lease costs had not yet been amortized as of December 31, 2012.

Asset Impairment Losses

The carrying value of the loan to Venetian Ft. Myers Associates, LLLP was $11.0 million as of December 31, 2011, reflecting an impairment loss of approximately $59,000 recorded in 2011. Venetian is located in southwest Florida, which experienced substantial price depreciation over the last few years. Due to the aforementioned weakness in pricing, an appraisal was obtained to determine the net realizable value of the loan at the balance sheet date. Recently, demand in this market has improved and we expect to begin development of the property in the next few years. On February 19, 2012, BREF Venetian, LLC, as the lender, completed foreclosure proceedings on Venetian Ft. Myers Associates, LLLP and took possession of the underlying property, The Venetian. The $11.0 million carrying value of the loan as of December 31, 2011 was the carrying value of the property at the time of possession, which also equaled the appraised value. This amount is included in Land Held for Future Development as of December 31, 2012 in the accompanying consolidated balance sheets.

For investment properties, specifically Estates at Maitland and Midlothian Town Center—East and Oak Reserve at Winter Park, management recorded impairment losses in 2011 of $0.4 million, including $0.3 million in discontinued operations, in order to adjust land, buildings, improvements and other capitalized costs of impaired properties to their fair value. Fair values were determined using internally developed valuation models and property appraisals performed by MAI certified independent appraisers. Prior to our recapitalization transaction, we were required by our governing documents to obtain appraisals of each of our properties on an annual basis. Following our recapitalization transaction, to determine fair value, we use appraisals, internal estimates, and discounted cash flow calculations to indicate a potential impairment and then obtain third-party appraisals to further analyze any potential impairment. Appraisals performed are generally consistent with our internally generated valuations, and we do not adjust appraisals in arriving at the fair value of a property.

Estates at Maitland and Midlothian Town Center—East are both pre-development mixed use multifamily projects with a small retail component. The projects are located in Maitland, Florida and Midlothian, Virginia, respectively. As a result of the general downturn in the national economy and each of these local economies, the redevelopment trend had slowed significantly, the active development was primarily limited to already commenced projects and a significant amount of nearby vacant retail space existed. These factors, coupled with tighter credit standards, which reduced the financing capabilities of potential lenders, placed significant downward pressure on valuations and led to the recorded impairments. Over the past year, demand in each of these markets has improved, and we expect to begin development of each of these properties in the next year.

Oak Reserve at Winter Park is a 142-unit property is located in Winter Park, Florida. The economic downturn had a significant impact on existing developments, and both rental rates and occupancy levels had dropped for residential projects in this market. The surrounding multifamily market had experienced a significant increase in apartment-to-condominium conversions during 2005 to 2007. However, due to a lack of buyers and available financing, many of these converted condominium units had been placed back on the market as rentable units creating an additional supply of units and placing downward pressure on occupancy and rental rates. These factors contributed to reduced valuations and the aforementioned impairments. We sold this property on June 12, 2013.

Acquisition and Recapitalization Costs

Acquisition expenses are charged to current expense in the period incurred. Our acquisition expenses include direct costs to acquire apartment communities, including real estate commissions, attorney fees, due diligence costs, title searches and title insurance costs. We also paid acquisition fees to related parties in 2011, which are reflected in acquisition expenses.

For the year ended December 31, 2012, acquisition expenses were approximately $0.5 million, compared to $0.4 million for the year ended December 31, 2011, an increase of approximately 7.9%.

In connection with the recapitalization, acquisition and recapitalization costs of $2.7 million were incurred during the year ended December 31, 2012, of which $0.9 million was charged against additional paid-in capital and $1.8 million was recorded as acquisition and recapitalization costs.

Interest Expense (Net)

Interest expense (net) increased approximately $1.8 million or 92.7% in 2012 due to (i) the acquisition of two apartment communities added to our portfolio in 2012 ($0.2 million); (ii) a full year of operations of the four apartment communities added to our portfolio in 2011 ($1.4 million); and (iii) the debt refinancing we completed in 2012 ($0.2 million).

Amortization of deferred financing costs increased by $0.5 million in 2012 primarily due to (i) acquisition of two apartment communities added to our portfolio in 2012 and a full year of operations of four apartment communities added to our portfolio in 2011.

Loss on extinguishment of debt in 2012 includes a prepayment penalty and the write-off of the remaining deferred costs for Pointe at Canyon Ridge.

Loss from Discontinued Operations Including Gain from Sale of Rental Real Estate Property

Loss from discontinued operations including gain from sale of rental real estate property increased approximately $2.6 million or 99.8% primarily as a result of the gain from the sale of Estates at Mill Creek ($2.2 million).

Noncontrolling Interests

Noncontrolling interests increased approximately $1.3 million or 353% due to the recapitalization and the resulting noncontrolling interest in the operating partnership.

Accretion of Preferred Stock and Preferred Units

The accretion of preferred stock and preferred units is due to the recapitalization and was recorded as a result of the issuance of the shares of our Class A preferred stock and the operating partnership’s existing Class B and Class C units.

Liquidity and Capital Resources

We estimate that the net proceeds we will receive from the sale of shares of our common stock offered in the Rights Offering Transaction will be approximately $147.5 million after deducting estimated offering expenses of approximately $2.5 million payable by us. We will contribute the net proceeds we receive from this Rights Offering, the Backstop Commitment and the Additional Purchase Commitments to our operating partnership in exchange for common units of our operating partnership. We expect our operating partnership will use the net proceeds as set forth in “Use of Proceeds.”

As of September 30, 2013, our outstanding indebtedness was $274.3 million, which is comprised of mortgage indebtedness secured by our properties, borrowings under our revolving credit facility and mortgage indebtedness secured by our discontinued operations. As of September 30, 2013, our outstanding indebtedness was $253.8 million after excluding mortgage indebtedness secured by our discontinued operations.

Financial Condition and Sources of Liquidity

Our primary sources of liquidity are cash on hand, availability under our secured revolving credit facility, proceeds from refinancing of existing mortgaged apartment communities, proceeds from new mortgage loans on newly stabilized apartment communities, net cash from the operation of our apartment communities, net proceeds from the sale of The Beckanna on Glenwood and Terraces at River Oaks, and net proceeds from offerings of our securities. As of September 30, 2013, we had $6.8 million of available cash on hand and $0.5 million available for future borrowings under our $14 million secured revolving credit facility that can be used for general corporate purposes. On December 16, 2013, we received net cash proceeds of approximately $7.6 million from the sale of the Terrace at River Oaks property. In addition, we anticipate receiving net cash proceeds of approximately $2.5 million from the sale of The Beckanna on Glenwood during the fourth quarter.

We may not generate enough cash flow to pay dividends for the increased number of outstanding shares of common stock resulting from the issuance of additional common stock pursuant to the Rights Offering Transaction. As a result, we may not be able to make or increase distributions in the future and we may decide to reduce our quarterly distribution in the future.

Short-Term Liquidity Needs

Our short-term liquidity needs will primarily be to fund operating expenses, recurring capital expenditures, property taxes and insurance, interest and scheduled debt principal payments, general and administrative expenses and distributions to stockholders and unitholders, as well as the acquisition and financing activity described below. We expect to meet these requirements using our cash on hand, the net cash provided by operations, the net cash proceeds from the sale of Beckanna at Glenwood and Terraces at River Oaks, and, to the extent available by accessing the capital markets.

The mortgage note payable secured by Fountains Southend in the amount of $30.0 million matures on March 24, 2014. The loan may be extended for an additional three months at our option subject to a 0.5% fee and other conditions, with which we expect to comply. We have a commitment for a $23.8 million mortgage on this property. The commitment provides for a term of 10 years and a fixed interest rate of 4.31% per annum with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter until maturity based on a 30-year amortization schedule. While we currently have a commitment for financing this property, there can be no assurance that such financing will be completed. Should we be unable to close this loan, we would forfeit approximately $0.6 million in interest rate-lock deposits.

The mortgage note payable secured by The Estates at Millenia in the amount of approximately $35.0 million matures on June 3, 2014. The loan may be extended for six months at our option subject to a 0.5% fee and other conditions, with which we expect to comply. We have submitted an application and agreed to terms for a $28.6 million mortgage on this property with a lender who has provided us financing in the past; however, we currently have no commitment for financing this property nor can there be any assurance that such financing will be completed.

On February 22, 2013, we entered into a binding contract to acquire Miller Creek, an apartment community that is currently under construction, for a purchase price of $43.8 million. The property is located in Germantown, Tennessee and is expected to have 330 units. The purchase contract provides for closing, subject to the satisfaction of customary closing conditions, upon completion of the property, which is expected to occur during the first quarter of 2014. We have a commitment for a $26.3 million mortgage on this property. The commitment provides for a term of 10 years and a fixed interest rate of 4.60% per annum with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter until maturity based on a 30-year amortization schedule. While we currently have a commitment for financing this property, there can be no assurance that we will be able to close the purchase of the property and that such financing will be completed, which would result in our forfeiture of approximately $1.0 million in earnest money and interest rate-lock deposits.

On June 6, 2013, we entered into a binding agreement to acquire The Avenues of Craig Ranch, an apartment community located in McKinney, Texas, which is currently under construction and is anticipated to have 334 units, for a purchase price of $42.4 million. The purchase contract provides for closing, subject to the satisfaction of customary closing conditions, upon completion of the property, which is expected to occur during the first quarter of 2014. We have agreed to terms for a mortgage on this property with a lender who has provided us financing in the past; however, we currently have no commitment for financing this property. Accordingly, there can be no assurance that we will obtain financing for the acquisition, and we may be unable to close the purchase of the property, which would result in our forfeiture of $0.8 million in earnest money.

On October 29, 2012, we entered into a binding contract to acquire the Estates at Wake Forest, a 288-unit apartment community under construction in Wake Forest, North Carolina for a price of $37.3 million, which is expected to occur during the first quarter of 2014. The purchase contract provides for closing, upon completion of the property, subject to the satisfaction of customary closing conditions. We have agreed to terms for a mortgage on this property with a lender who has provided us financing in the past; however, we currently have no commitment for financing this property. Accordingly, there can be no assurance that we will obtain financing for the acquisition, and we may be unable to close the purchase of the property, which would result in our forfeiture of approximately $0.8 million in earnest money.

On December 5, 2013, we entered into a contract to acquire The Aventine Greenville, a 346-unit apartment community in Greenville, South Carolina, for a price of $41.9 million, which is expected to close in the first quarter of 2014. We intend to use a portion of the net proceeds from the Rights Offering Transaction to fund this acquisition.

As a REIT, we are required to distribute at least 90% of our REIT taxable income, excluding net capital gains, to stockholders on an annual basis. We expect that these needs will be met from cash generated from operations and other sources, including proceeds from secured mortgages and unsecured indebtedness, proceeds from additional equity issuances, cash generated from the sale of property and the formation of joint ventures.

Long-Term Liquidity Needs

Our principal long-term liquidity needs will primarily be to fund additional property acquisitions, major renovation and upgrading projects and debt payments and retirements at maturities. We do not expect that net cash provided by operations will be sufficient to meet all of these long-term liquidity needs. We anticipate meeting our long-term liquidity requirements by using cash and short-term credit facilities as an interim measure, to be replaced by funds from public and private equity and debt offerings, long-term secured and unsecured debt, or joint venture investments. In addition, we may use Operating Partnership units issued by our Operating Partnership to acquire properties from existing owners seeking a tax-deferred transaction.

Contractual Obligations and Commitments

As of September 30, 2013, we had the following contractual obligations:

	Payment Due By Period
Contractual Obligations	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Long-term debt obligations(1)	$70,463,636	$17,989,036	$34,283,193	$160,426,103	$283,161,968
Operating lease obligations	969,775	1,683,000	1,742,400	54,552,271	58,947,446
Interest payments(2)	11,047,997	16,206,541	14,416,785	25,831,325	67,502,648

Totals	$82,481,408	$35,878,577	$50,442,378	$240,809,699	$409,612,062

(1)	Includes indebtedness on Beckanna at Glenwood and Terraces River Oaks, which are included in discontinued operations, and 50% of the indebtedness on Estates at Perimeter, in which we have an unconsolidated 50% interest.
(2)	For variable rate indebtedness, we have assumed that such indebtedness will be paid at the rate in effect on September 30, 2013 for the duration of the obligation.

Consolidated Indebtedness to be Outstanding After the Rights Offering Transaction

The following table sets forth information with respect to the indebtedness that we expect to have outstanding after the deployment of the net proceeds as described under “Use of Proceeds,” the refinancing of the indebtedness on the Estates at Millenia and Fountains Southend and our anticipated financing of Miller Creek, The Avenues of Craig Ranch and Estates at Wake Forest, as described in the footnotes below. Unless otherwise indicated, the interest rate and outstanding balance is as of September 30, 2013.

Property	Interest Rate	Origination Date	Amortization (Years)	Number of Months of Interest Only Payments from Origination Date	Maturity Date	Outstanding Balance
Revolving Credit Facility(1)(2)	3.52%	01/31/2013	N/A	All	01/31/2016	$13,000,000
Creekstone at RTP	3.88%	05/17/2013	30	36	06/10/2023	$23,250,000
Estates at Millenia(3)	4.75%	(3)	30	30	(3)	$24,950,000
Estates at Perimeter(4)	4.25%	09/01/2010	30	24	09/01/2017	$8,838,233
Estates at Wake Forest(5)	3.75%	(5)	7	84	(5)	$18,625,000
Fountains Southend(6)	4.31%	(6)	30	36	(6)	$23,750,000
Lakeshore on the Hill	4.48%	12/14/2010	30	24	01/01/2018	$6,763,337
Miller Creek(7)	4.60%	(7)	30	36	(7)	$26,250,000
St. James at Goose Creek	3.75%	06/20/2013	30	24	07/01/2023	$19,000,000
Talison Row(8)	4.06%	08/26/2013	30	36	09/10/2023	$33,635,000
The Avenues of Craig Ranch(9)	3.75%	(9)	7	84	(9)	$21,187,500
The Beckanna on Glenwood(2)(10)	3.12%	10/31/2011	30	12	11/01/2018	$6,267,929
The Pointe at Canyon Ridge	4.10%	05/31/2013	30	24	06/01/2025	$25,800,000
The Trails of Signal Mountain	4.92%	05/26/2011	30	24	06/01/2018	$8,288,723
Vintage at Madison Crossing	4.19%	03/04/2013	30	24	04/01/2023	$11,437,000
Westmont Commons	3.84%	12/13/2012	30	24	01/01/2023	$17,920,000

Total						$288,962,722

(1)	The information provided is as of September 30, 2013. The interest rate on credit facility borrowings is the weighted average interest rate on the outstanding balance as of September 30, 2013. On November 4, 2013, we modified the revolving credit facility as discussed below under “—Revolving Credit Facility.”
(2)	Variable rate indebtedness. See Note E to the accompanying financial statements for the nine months ended September 30, 2013 for a description of the terms of our variable rate indebtedness.
(3)	The current indebtedness on this property is scheduled to mature on June 3, 2014 and bears interest at a floating rate per annum of one-month LIBOR plus 4.75%, with a floor of 5.75%, which interest rate was 5.75% per annum as of September 30, 2013. As described in “Use of Proceeds,” we intend to use $10.2 million of the net proceeds of the Rights Offering Transaction to pay down, in part, the current indebtedness and pay fees associated therewith. We have submitted an application and agreed to terms for permanent financing for this acquisition with a lender who has provided financing to us in the past, which we will use to pay off, in full, the current indebtedness on this property. The information in this table sets forth these anticipated terms. We anticipate that the loan will close December 1, 2013 and provide for a term of ten years. As we currently do not have a commitment for financing of this property, there be no assurance that we will procure such financing on the anticipated terms or at all.
(4)	We own this property through a 50% unconsolidated joint venture.
(5)	We have agreed to terms for a new mortgage secured by Wake Forest in the amount of $18.6 million with a lender with which we have an extensive track record. There can be no assurance that we will enter into a definitive loan agreement with such lender.
(6)	In connection with the purchase of Fountains Southend on September 24, 2013, we entered into a $30.0 million interim mortgage loan secured by the property. The interim mortgage loan bears interest at one-month LIBOR plus 4.75%, with a floor of 5.75% and requires monthly payments of interest only. The loan matures on March 24, 2014 with a $150,000 fee payable at maturity. We have the option to extend the loan for an additional three months subject to certain terms and conditions. On July 2, 2013, we obtained a commitment for a new mortgage loan secured by Fountains Southend in the amount of $23.8 million with a 10-year term. The commitment expires on December 2, 2013. The loan will bear interest at a fixed rate of 4.31% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30 year amortization schedule. We intend to use $6.3 million of the net proceeds from the Rights Offering Transaction and the proceeds from this mortgage loan to pay off the existing mortgage loan. We can provide no assurances that we will obtain a new mortgage loan on the anticipated terms, or at all, or that we will pay able to pay off the existing mortgage loan.
(7)	In connection with the purchase of Miller Creek on February 22, 2013, we entered into a commitment for a $26.3 million mortgage loan secured by the property. The commitment provides for a term of 10 years and a fixed interest rate of 4.60% per annum with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter until maturity based on a 30-year amortization schedule. While we currently have a commitment for financing this property, there can be no assurance that we will be able to close the purchase of the property and that such financing will be completed, which would result in our forfeiture of approximately $1.0 million in earnest money and interest rate-lock deposits.
(8)	This loan was entered into in connection with the purchase of Talison Row on August 26, 2013.
(9)	We have agreed to terms for a new mortgage secured by Craig Ranch in the amount of $21.2 million with a lender with which we have an extensive track record. There can be no assurance that we will enter into a definitive loan agreement with such lender.
(10)	On September 10, 2013, we finalized a binding contract to sell this property. The closing is anticipated to occur after the purchaser obtains the lender’s consent to assume the existing mortgage loan on the property, which is expected to occur during the fourth quarter of 2013.

Revolving Credit Facility

Our operating partnership entered into a $14.0 million senior secured revolving credit facility agreement, dated January 31, 2013 for which BMO Harris Bank N.A. is serving as sole lead arranger and administrative agent. We serve as the guarantor for any funds borrowed by the operating partnership as borrower under the credit facility. The credit facility has a term of three years and allows for borrowings of up to $14.0 million, with an accordion feature that will allow us to increase the availability thereunder by $66.0 million to an aggregate of $80.0 million under certain conditions as additional properties are included in the borrowing base. On November 4, 2013, the agreement was amended to redefine certain terms relating to the financial covenants and to permit the company and the operating partnership to declare or make cash distributions to its stockholders or unit holders, respectively, through December 31, 2014, in amounts greater than ninety-five percent (95%) of the operating partnership’s funds from net income. Commencing January 1, 2015, such distributions will be impermissible in aggregate amounts greater than 95% of the operating partnership’s funds from net income (or, if greater, the amount equivalent to be distributed for the company to maintain its status as a REIT).

The Arbors River Oaks property is currently the only property included in the borrowing base. On January 31, 2013, we borrowed $9.0 million on the credit facility to repay in full the mortgage loan on the Arbors River Oaks property and $1.5 million to fund prepayment penalties, closing costs and other related fees and working capital needs. Subsequently, we borrowed an additional $2.5 million on the credit facility for general corporate purposes. As of September 30, 2013, due to certain borrowing restrictions set forth in the credit facility, we had approximately $0.5 million available under the credit facility.

The credit facility bears interest, at our option, either at a base rate plus a margin of 150 basis points to 225 basis points, depending on our leverage ratio, or at the rate of LIBOR, plus a margin of 250 basis points to 325 basis points, depending on our leverage ratio. As of September 30, 2013, the weighted average interest rate was 3.52%. In addition, we pay a commitment fee of 0.25% to 0.35% quarterly in arrears based on the unused revolving credit commitment. As of September 30, 2013, the commitment fee was 0.25%.

The credit facility contains customary affirmative and negative covenants and contains financial covenants that, among other things, require us to maintain certain leverage ratios, ratios of earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items, or EBITDA, as compared to fixed charges, and minimum tangible net worth. The financial covenants also limit our distributions to 95% of funds from operations. In addition, it will constitute an event of default under the credit facility if we default on any of our indebtedness that equals or exceeds $10.0 million for non-recourse debt or $5.0 million for recourse debt, including any indebtedness we have guaranteed.

As September 30, 2013, we were in compliance with or obtained waivers for all of the financial covenants under the revolving credit facility.

Cash Flows for the Nine Months Ended September 30, 2013 Compared to the Nine Months Ended September 30, 2012

Cash flows provided by (used in) operating activities, investing activities and financing activities for the nine months ended September 30, 2013 and 2012 were as follows:

(dollars in thousands)	Nine months ended September 30,
	2013	2012
Operating activities	$(927)	$3,025
Investing activities	$(59,443)	$(364)
Financing activities	$62,267	$(1,748)

Net cash used in operating activities was approximately $0.9 million for the nine months ended September 30, 2013 compared to net cash provided by operating activities of approximately $3.0 million for the nine months ended September 30, 2012. The negative net change in cash from operating activities of $3.9 million is primarily a result of the inclusion in operating income of properties acquired subsequent to September 30, 2012 and the reduction recapitalization costs partially offset by the additional general and administrative expenses associated with being a self-administrated and self-managed public company and the timing of payments related to accounts payable and accrued expenses.

Net cash used in investing activities was approximately $59.4 million during the nine months ended September 30, 2013 compared to net cash used in investing activities of approximately $0.4 million during the nine months ended September 30, 2012. The increase in net cash provided by investing activities was primarily the result of the use of approximately $62.2 million during the nine months ended September 30, 2013 for the acquisition of five properties. No property acquisitions were completed in the nine months ended September 30, 2012. The purchase of real estate assets during the nine months ended September 30, 2013 included $1.5 million in cash paid for the acquisition of a mortgage note.

Net cash provided by financing activities was approximately $62.3 million during the nine months ended September 30, 2013 compared to net cash used in financing activities of approximately $1.7 million during the nine months ended September 30, 2012. The increase in net cash provided by financing activities was primarily due to $54.5 million of net proceeds received from our public equity offering during the second quarter of 2013 and increased borrowings to finance acquisitions partially offset by payments to redeem noncontrolling interests and for distributions to stockholders.

Cash Flows for the Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Cash flows provided by (used in) operating activities, investing activities and financing activities for the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Operating activities	$(1,159,784)	$3,044,087
Investing activities	$2,892,501	$(30,634,753)
Financing activities	$2,519,209	$26,531,632

Net cash flow used in operating activities was approximately $1.2 million for the year ended December 31, 2012 compared to net cash provided by operating activities of approximately $3.0 million for the year ended December 31, 2011. The net increase is mainly a result of:

•	Increase in amortization of deferred loan costs by approximately $0.6 million;

•	Increase of approximately $1.7 million in depreciation and amortization;

•	Increase of approximately $2.6 million in the change in accounts payable and accrued expenses, which includes professional fees related to the recapitalization; and

•	Increase of approximately $0.2 million in the change in security deposits and deferred rent;

•	Less: Increase of approximately $4.3 million in the change in prepaid expenses and other assets, which includes professional fees related to this offering; and

•	Less: Increase of approximately $7.3 million in loss from continuing operations.

Net cash provided by investing activities was approximately $2.9 million during the year ended December 31, 2012 compared to net cash used in investing activities of approximately $30.6 million during the year ended December 31, 2011. The increase was primarily the result of the use of approximately $15.5 million during the year ended December 31, 2011 for the acquisition of four properties compared to the use of approximately $4.5 million during the year ended December 31, 2012 for the acquisition of two properties. Also increasing cash provided from investing activities were net proceeds of approximately $7.6 million from the sale of a property held for sale and approximately $0.8 million from the sale of land that was owned by Feldman prior to the recapitalization in the year ended December 31, 2012.

Net cash provided by financing activities was approximately $2.5 million during the year ended December 31, 2012 compared to net cash provided by financing activities of approximately $26.5 million provided during the year ended December 31, 2011. The net reduction in the current year was primarily due to increases in payment of deferred loan costs ($1.2 million), recapitalization costs ($0.9 million), decreases in contributions from partners and members ($17.8 million), and the reduction of cash provided by discontinued operations ($15.7 million); partially offset by an increase in net borrowings under mortgage financing ($4.7 million), private placement of common stock ($2.7 million), a reduction due from related parties ($1.5 million) and a decrease in distributions to partners, members and stockholders ($2.7 million).

On August 7, 2012, we sold an aggregate of 178,333 shares of our common stock in a private placement at a price equal to $15.00 per share to certain individuals with pre-existing relationships with us and members of our senior management team. We conducted the private placement to generate cash for working capital and general corporate purposes and used the net proceeds of $2.7 million for those purposes.

Income Taxes

No provision has been made for income taxes since all of the company’s operations are held in pass-through entities and accordingly the income or loss of the company is included in the individual income tax returns of the partners or members.

We elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 2004. As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate tax rates. We believe that we are organized and operate in a manner to qualify and be taxed as a REIT and we intend to operate so as to remain qualified as a REIT for federal income tax purposes.

Inflation

Inflation in the United States has been relatively low in recent years and did not have a significant impact on the results of operations for the company’s business for the periods shown in the consolidated historical financial statements. We do not believe that inflation poses a material risk to the company. The leases at our apartment properties are short term in nature. None are longer than two years, and most are one year or less.

Although the impact of inflation has been relatively insignificant in recent years, it does remain a factor in the United States economy and could increase the cost of acquiring or replacing properties in the future.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair value relevant to our financial instruments depends upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. Based upon the nature of our operations, we are not subject to foreign exchange rate or commodity price risk. The principal market risk to which we are exposed is the risk related to interest rate fluctuations. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors that are beyond our control contribute to interest rate risk. Our interest rate risk objective is to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve this objective, we manage our exposure to fluctuations in market interest rates for our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable. All of our financial instruments were entered into for other than trading purposes.

Fixed Interest Rate Debt

As of September 30, 2013, excluding discontinued operations, we had approximately $146.1 million of fixed rate mortgage debt, or approximately 58% of our outstanding mortgage debt, which limits our risk to fluctuating interest rates. Though a change in the market interest rates affects the fair market value, it does not impact net income to stockholders or cash flows. Our total outstanding fixed rate mortgage debt had an average effective interest rate as of September 30, 2013 of 4.05% per annum with an average of 9.50 years to maturity.

Variable Interest Rate Debt

As of September 30, 2013, excluding discontinued operations, we had approximately $107.7 million of variable rate mortgage debt, or approximately 42% of our outstanding debt. As of September 30, 2013, we did not have any interest rate swaps, caps or other derivative instruments in place, leaving the variable debt subject to interest rate fluctuations. The impact of a 1% increase or decrease in interest rates on our variable rate mortgage debt would result in a decrease or increase of annual net income of approximately $1.1 million, respectively. Our total outstanding variable rate mortgage debt had an average effective interest rate as of September 30, 2013 of 4.91% per annum with an average of 1.87 years to maturity.

Off-Balance Sheet Arrangements

As of September 30, 2013, we had no off-balance sheet arrangements that have had or are reasonably likely to have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures. We own a 50% interest in one joint venture, which is accounted for under the equity method as we exercise significant influence over, but do not control, the investee.

Non-GAAP Financial Measures

In this prospectus, we disclose and discuss funds from operations, or FFO, core funds from operations, or Core FFO, and net operating income, or NOI, all of which meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result we are required to include in this prospectus a statement of why management believes that presentation of these measures provides useful information to investors.

None of FFO, Core FFO and NOI should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance; however, we believe that to understand our performance further, FFO, Core FFO and NOI should be compared with our reported net income or net loss and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Funds from Operations and Core FFO

FFO is defined by the National Association of Real Estate Investment Trusts, or NAREIT, as net income (computed in accordance with GAAP), excluding gains (losses) from sales of property (and impairment adjustments), plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from—or “adds it back” to—GAAP net income. We consider FFO to be useful in evaluating potential property acquisitions and measuring operating performance. FFO does not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP. Further, FFO as disclosed by other REITs might not be comparable to our calculation of FFO.

Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items such provision for loan losses, prepayment penalty on early payment of debt, as acquisition costs and costs relating to our recapitalization transaction that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance with other multifamily REITs. Specifically, the provision for loan losses reflects the loss on a mortgage loan held by Trade Street Company, which loss was included in loss from continuing operations, was non-recurring and is akin to an impairment loss on a real estate asset. Recapitalization costs and the prepayment penalty on early repayment of debt are one-time, non-recurring charges related to the recapitalization described elsewhere in this prospectus. Accretion to preferred stock and preferred units is a one-time charge associated with the balance sheet classification of preferred stock and preferred units at December 31, 2012 as temporary equity, which charge is non-recurring due to amended terms of these instruments which is expected to result in reclassification of such items as permanent equity in the first quarter of 2013. Management believes that it is helpful to investors to add back non-recurring items to arrive at our Core FFO.

The following table sets forth a reconciliation of FFO and Core FFO for the periods presented to net loss, as computed in accordance with GAAP (amounts in thousands):

	Nine Months Ended September 30,			Years Ended December 31,
	Pro forma	Historical		Pro forma	Historical
	2013	2013	2012	2012	2012	2011
Net income (loss) attributable to common stockholders	$(1,909,651)	$4,121,211	$(5,625,457)	$(11,786,376)	$(7,218,008)	$(3,420,926)
Adjustments related to earnings per share computation(1)	(9,223,726)	(9,223,726)	—	—	—	—
Asset impairment loss	572,164	507,278	—	—	—	372,625
Real estate depreciation and amortization—continuing operations	11,861,624	7,015,557	2,922,279	10,485,370	3,876,063	2,796,527
Real estate depreciation and amortization—discontinued operations	410,715	364,139	2,655,173	3,460,973	2,967,630	1,765,558
Real estate depreciation and amortization—unconsolidated joint venture	269,865	239,261	240,806	364,865	312,856	427,952
Gain on bargain purchase	(6,439,080)	(5,708,868)	—		—	—
Gain on sale of discontinued operations	(1,815,908)	(1,609,978)	—	(2,036,628)	(1,746,318)	—

Funds from operations attributable to common stockholders(4)	(6,273,997)	(4,295,126)	192,801	488,204	(1,807,777)	1,941,736
Acquisition and recapitalization costs	—	757,936	1,522,298	1,727,782	1,869,255	1,677,086
Loss on early extinguishment of debt	1,076,785	954,674	442,301	502,004	430,446	—
Provision for loan losses	—	—	—	—	—	535,547
Non-cash straight-line adjustment for ground lease expenses	288,204	255,521	233,971	362,301	310,657	85,173
Non-cash portion of stock awards	1,343,477	1,191,122	—	—	—	—
Non-cash accretion of preferred stock and units	495,085	495,085	214,561	375,482	375,482	—

Core funds from operations attributable to common stockholders(4)	$(3,070,446)	$(640,788)	$2,605,932	3,455,773	$1,178,063	$4,239,541

Per share data
Funds from operations	$(0.19)	$(0.53)	$0.12	$0.02	$(0.79)	$20.17
Core funds from operations	$(0.09)	$(0.08)	$1.56	$0.13	$0.52	$44.03
Weighted average common shares outstanding—basic(2)(3)	32,963,096	8,081,580	1,669,216	27,159,610	2,278,094	96,284

(1)	See notes B and J to condensed consolidated financial statements included elsewhere in this prospectus.
(2)	Includes non-vested portion of restricted stock awards.
(3)	Does not reflect the potential dilution of conversion of Class B contingent units into common units under certain circumstances. The outstanding Class B contingent units, which total approximately $21.1 million, can be converted into common units of our Operating Partnership only upon the sale or development and stabilization of four specified land assets. Accordingly, as the dates and per share values of these conversions cannot be determined, the effects of these conversions have not been reflected in the per share amounts. If the contingencies for all four land sites had been satisfied as of January 1, 2013, the Class B contingent units would have converted at a floor of $9.00 per share, which would have resulted in a total weighted average diluted shares and units outstanding of 13,737,165 and 10,425,080 for the three and nine months ended September 30, 2013, respectively.
(4)	Individual line items included in the computations are net of noncontrolling interests and include results from discontinued operations where applicable.

Net Operating Income

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization as well as property management fees paid to third parties, as such fees were paid prior to the recapitalization and will not be incurred in the future, as we are now self-administered and self-managed. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. In addition, results for 2013 and 2012 reflect NOI from discontinued operations (Oak Reserve at Winter Park and The Beckanna on Glenwood for same store and Fontaine Woods and Estates of Mill Creek for non-same store) as we owned and managed these properties during the majority of the periods presented. We have included the NOI of our unconsolidated joint venture (The Estates at Perimeter) in same store NOI.

However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net loss:

	Nine Months Ended September 30,			Years Ended December 31,
	Pro forma	Historical		Pro forma	Historical
	2013	2013	2012	2012	2012	2011
Net Operating Income
Same Store	$5,909,498	$5,909,498	$5,343,320	$4,015,023	$4,015,023	$3,605,624
Non Same Store	6,649,194	4,872,792	—	7,791,299	3,470,997	1,312,802

Total property net operating income	$12,558,692	$10,782,290	$5,343,320	$11,806,322	$7,486,020	$4,918,426

Reconciliation of NOI to GAAP Net Loss
Total property net operating income	$12,558,692	$10,782,290	$5,343,320	$11,806,322	$7,486,020	$4,918,426
Add (subtract):
Property management fees paid to third parties	—	—	(328,895)	(478,997)	(478,997)	(351,000)

Property NOI, continuing operations	12,558,692	10,782,290	5,014,425	11,327,325	7,007,023	4,567,426
Advisory fees from related party	—	—	189,980	189,980	189,980	1,080,271
Interest income	69,933	69,933	57,989	77,095	77,095	5,633
Gain on bargain purchase	6,900,000	6,900,000	—	—	—	—
Depreciation and amortization	(12,710,699)	(8,479,325)	(3,554,154)	(10,485,370)	(4,844,004)	(3,104,985)
Interest expense	(8,228,516)	(6,110,105)	(2,509,116)	(6,441,389)	(3,790,160)	(1,866,733)
Amortization of deferred financing costs	(925,057)	(993,789)	(312,474)	(785,443)	(596,167)	(161,333)
Loss on extinguishment of debt	(1,725,657)	(1,145,657)	(537,938)	(537,938)	(537,938)	—
General and administrative	(6,510,773)	(6,510,773)	(1,482,572)	(3,767,383)	(3,767,383)	(747,782)
Asset impairment losses	(613,120)	(613,120)	—	—	—	(54,808)
Provision for loan losses	—	—	—	—	—	(59,461)
Acquisition and recapitalization costs	—	(916,076)	(1,851,459)	(1,851,459)	(2,331,342)	(444,669)
Acquisition fees from related parties	—	—	—	—	—	(486,480)
Income from unconsolidated joint venture	41,674	41,674	41,277	45,739	45,739	43,381

Loss from continuing operations	(11,143,523)	(6,974,948)	(4,944,042)	(12,228,843)	(8,547,157)	(1,229,540)
Discontinued operations	—	1,696,421	(1,636,834)	—	(4,103)	(2,568,716)

Net loss	(11,143,523)	(5,278,527)	(6,580,876)	(12,228,843)	(8,551,260)	(3.798,256)
Income (Loss) allocated to noncontrolling interests	745,355	911,221	1,169,980	817,949	1,708,734	377,330
Adjustments related to earnings per share computation(1)	8,488,517	8,488,517	(214,561)	(375,482)	(375,482)	—

Income (loss) attributable to common stockholders	(1,909,651)	$4,121,211	$(5,625,457)	$(11,786,376)	$(7,218,008)	$(3,420,926)

(1)	See notes B and J to the condensed consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses in the reporting periods. Our actual results may differ from these estimates.

We identify and discuss our significant accounting policies that directly impact our financial statements in the notes to the financial statements included in this prospectus. We discuss below those policies that may be of particular interest to readers of this prospectus. Other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

Purchase Price Allocation and Related Depreciation and Amortization

When we acquire apartment communities, management analyzes and determines the relative value of the components of real estate assets and intangible assets acquired and assigns useful lives to such components based on age and condition at the time of original acquisition. These estimates of useful lives are highly subjective and are based in part on assumptions that could differ materially from actual results in future periods.

Capital Expenditures and Depreciation

Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized to the extent the total carrying value of the property does not exceed the estimated net realizable value of the completed property. Capitalization of these costs begins when the activities and related expenditures commence and ceases when the project is substantially complete and ready for its intended use, at which time the project is placed in service and depreciation commences. Real estate taxes, construction costs, insurance, and interest costs incurred during construction periods are capitalized. Capitalized real estate taxes and interest costs are amortized over periods which are consistent with the constructed assets. Real estate investments are stated at the lower of cost less accumulated depreciation or fair value, if deemed impaired, as described below. Depreciation on real estate is computed using the straight-line method over the estimated useful lives of the related assets, generally 35 to 50 years for buildings, two to 15 years for long-lived improvements and 3 to 7 years for furniture, fixtures and equipment. Ordinary repairs and maintenance costs are expensed. Significant improvements, renovations and replacements that extend the life of the assets are capitalized and depreciated over their estimated useful lives.

Impairment of Real Estate Assets

We evaluate our real estate assets when events or occurrences, which may include significant adverse changes in operations and/or economic conditions, indicate that the carrying amounts of such assets may not be recoverable. We assess a property’s recoverability by comparing the carrying amount of the property to our estimate of the undiscounted future operating cash flows expected to be generated over the holding period of the property, including cash flow from its eventual disposition. If our evaluation indicates that we may be unable to recover the carrying value of a property, we record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the property. Recording an impairment loss results in an immediate negative charge to net income. For real estate owned through unconsolidated real estate joint ventures or other similar real estate investment structures, at each reporting date we compare the estimated fair value of our real estate investment to the carrying value, and record an impairment charge to the extent the fair value is less than the carrying amount and the decline in value is determined to be other than a temporary decline. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future operating results that could differ materially from actual results in future periods. For a discussion of our impairments in 2012 and 2011, see “—Historical Results of Operations—Comparison of Years Ended December 31, 2012 to December 31, 2011—Asset Impairment Losses.”

Revenue Recognition

Revenues are recorded when earned. Residential properties are leased under operating leases with terms of generally one year or less. Rental income is recognized when earned on a straight-line basis. Sales of real estate property occur through the use of a sales contract where gains or losses from real estate property sales are recognized upon closing of the sale. We use the accrual method and recognize gains or losses on the sale of our properties when the earnings process is complete, we have no significant continuing involvement and the collectability of the sales price and additional proceeds is reasonably assured, which is typically when the sale of the property closes.

Operating Expenses

Operating expenses associated with the rental property include costs to maintain the property on a day to day basis as well as any utility costs, real estate taxes and insurance premiums. Operating expenses are recognized as incurred.

Accounting for Recapitalization

For legal purposes, our recapitalization consisted of the contribution by the Trade Street Funds of all of their respective interests in the entities that own the Contributed Properties and the Contributed Land Investments and the contribution by Trade Street Advisor GP, Inc., Trade Street Capital and Mr. Baumann and his wife and all of their interest in the real estate investment advisory and management platform to the surviving legal entity, Trade Street Residential, Inc., a Maryland corporation, formerly known as Feldman Mall Properties, Inc. prior to June 1, 2012. For accounting purposes the transaction was accounted for as a recapitalization, and TSIA, which was owned and controlled by Mr. Baumann, was deemed to be the “accounting acquirer.” Accordingly, the accompanying historical audited financial statements of Trade Street Residential, Inc. and the unaudited historical condensed financial statements of Trade Street Residential, Inc. included elsewhere in this prospectus and the discussion below represent the historical financial statements of the entities contributed to the operating partnership prior to June 1, 2012, which have been retroactively adjusted to reflect the legal capital of the recapitalized corporation, and Trade Street Residential Inc. subsequent to June 1, 2012. See Note A to the audited historical consolidated financial statements for the years ended December 31, 2012 and 2011 appearing elsewhere in this prospectus for further discussion.

Accounting for the Variable Interest Entity

Under Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC 810, “Consolidation,” when a reporting entity is the primary beneficiary of an entity that is a variable interest entity as defined in FASB ASC 810, the variable interest entity must be consolidated into the financial statements of the reporting entity. The determination of the primary beneficiary requires management to make significant estimates and judgments about rights, obligations, and economic interests in such entities as well as the same of the other owners. A primary beneficiary has both the power to direct the activities that most significantly impact the variable interest entity, and the obligation to absorb losses and the right to receive benefits from the variable interest entity. Unconsolidated joint ventures in which we do not have a controlling interest but exercise significant influence are accounted for using the equity method, under which the Company recognizes its proportionate share of the joint venture’s earnings and losses. The entities contributed to the operating partnership in the recapitalization were under common control, directly or indirectly, of Mr. Baumann.

Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of accumulated other comprehensive income (AOCI) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. We have early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 did not have a significant impact on our consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12 in order to defer only those changes in ASU 2011-05, which is discussed below, that relate to the presentation of reclassification adjustments. No other requirements in ASU 2011-05 were affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. ASU 2011-12 is effective for us in fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-12 for the year ended December 31, 2012 did not have a significant impact on the consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet Disclosures relating to Offsetting Assets and Liabilities. ASU 2011-11 amended ASC 210, Balance Sheet, to facilitate the comparison between disclosure guidance in GAAP and International Financial Reporting Standards, or IFRS. The amendments will enhance disclosures required by GAAP by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. The amendment is to be applied retrospectively for all comparative periods presented and is effective for annual periods beginning after January 1, 2013. The company does not believe the future adoption of ASU 2011-11 will have a significant impact on the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of stockholders’ equity and requires the presentation of components of net income and components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The adoption of ASU 2011-5 did have a significant impact on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in GAAP and International Financial Reporting Standards. ASU 2011-04 amended ASC 820, Fair Value Measurements and Disclosures, to converge the fair value measurement guidance in GAAP and IFRS. Some of the amendments clarify the application of existing fair value measurement requirements, while other amendments change a particular principle in ASC 820. In addition, ASU 2011-04 requires additional fair value disclosures. The amendments are to be applied prospectively and are effective for annual periods beginning after December 15, 2011. The adoption of this standard did not have a material impact on the consolidated financial statements of the company.

BUSINESS AND PROPERTIES

Overview

We are a full service, vertically integrated, self-administered and self-managed Maryland corporation focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas. We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2004.

We currently own and operate apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas that we consider to have economic drivers that support a strong apartment rental market. We seek to acquire apartment communities in cities experiencing population growth, reduced levels of new housing or apartment construction and stable job markets provided by a diverse mix of employers. We may also opportunistically pursue acquisitions and selective development of garden-style or mid-rise apartment communities that meet our criteria in other geographic regions and markets that possess demographic and other characteristics similar to our existing markets. Our apartment communities are characterized by attractive features including substantial landscaping, well-maintained exteriors and high quality interior finishes, and amenities such as swimming pools, clubhouses, fitness facilities and controlled-access gated entrances.

We believe that economic drivers for multifamily housing in our markets will remain strong for the foreseeable future. Building permits for multifamily housing continue to be issued at levels that are substantially below historical levels. We believe that lending for new apartment construction will continue to be tight, with lenders requiring lower loan-to-value ratios, more recourse from borrowers, including personal or corporate guarantees, and stricter quality standards. Moreover, housing prices have not stabilized in some markets, foreclosure rates remain higher than historical norms and many families are electing to lease apartments rather than own homes. In addition, mortgage financing for single-family homes is more difficult to obtain than prior to the 2008 housing downturn and mortgage crisis. These factors should continue to provide a robust market for apartment rentals, allowing us to maintain high occupancy rates at our apartment communities and to increase rental rates.

Our Operating Properties currently consist of 17 apartment communities containing 4,024 apartment units in Alabama, Florida, Georgia, Kentucky, North Carolina, South Carolina, Tennessee and Texas. For the three months ended September 30, 2013, the weighted average occupancy rate for our Operating Properties owned during the entire period was 95.5% and the weighted average monthly effective rent per occupied apartment unit at those Operating Properties was $851. Our Land Investments consist of four parcels of land that are zoned for multifamily development. Our Land Investments have undergone varying degrees of pre-construction development, such as partial completion of grading, installation of streets and partial development of site and architectural plans; however, we have not begun construction of apartment units on any of the Land Investments. We intend primarily to complete development of our Land Investments in unconsolidated joint ventures with highly-qualified regional and/or national third party developers when market and demographic trends favor the delivery of additional multifamily units in the markets where our Land Investments are located. However, in certain limited instances where our board determines that the benefits significantly outweigh the risks, we may develop additional apartment units ourselves utilizing our debt and equity capital resources. We may also sell one or more of our Land Investments if our board of directors determines such sale is in our best interests. We intend to add scale in our current markets through acquisitions and selective development of new apartment communities. We may also opportunistically pursue acquisitions and selective development of apartment communities in other geographic regions and markets that possess economic, demographic and other characteristics similar to our existing markets.

We are a full service, vertically integrated, self-administered and self-managed corporation with 110 employees currently who provide property management, maintenance, landscaping, construction management and accounting services. Our senior management team consists of Mr. Baumann, our Chairman and Chief Executive Officer, Mr. Levin, our Vice-Chairman and President, Mr. Ross, our Chief Financial Officer, and Mr. Hanks, our Chief Investment Officer. Messrs. Baumann and Hanks were principals at Trade Street Capital prior to our recapitalization. Our senior management team has significant experience in acquiring, owning, operating and managing commercial real estate, specifically apartment communities, and has managed our Operating Properties since their acquisitions by us.

Our Strengths

•	Experienced Management Team. Our senior management team has significant experience in acquiring, owning, operating and managing commercial real estate, specifically apartment communities. Over the last 10 years, our senior management team has had the primary responsibility of overseeing the acquisition, ownership and management of 25 multifamily communities consisting of more than 10,000 apartment units in our target markets, including our Operating Properties, since their acquisitions by the Trade Street Funds. Mr. Baumann has developed and/or acquired in excess of $1.0 billion of multifamily residential and other commercial real estate projects over his 25-year career. Mr. Levin has over 30 years of industry experience including 20 years, from 1992 to 2012, in various capacities, including Vice Chairman, with LNR Property LLC, one of the leading U.S. investors in and servicers of CMBS debt, Mr. Ross has over 30 years of experience serving in finance and accounting capacities with various companies including REITS and real estate operating companies. Mr. Hanks has overseen the acquisition of in excess of 11,600 apartment units with aggregate value of approximately $1.4 billion over his 10-year career.

•	Strategic Focus on Markets with Strong Multifamily Housing Fundamentals. Our Operating Properties are located in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas. Our existing and target markets are characterized by low unemployment, a diversified base of employers, prospects for continued job growth, lower cost of living and positive net population growth from other states. Our strategic focus on acquiring apartment communities in mid-sized markets with strong economic and demographic drivers differentiates us from the majority of multifamily REITs, who we believe are more focused on select coastal and gateway markets.

•	Attractive Acquisition Opportunities Provided by Extensive Relationships Across the Multifamily Industry. Over the course of their careers, Messrs. Baumann, Levin and Hanks have developed an extensive network of relationships with institutional investment managers and private operators and developers throughout the multifamily industry. These relationships provide us access to an ongoing pipeline of acquisition opportunities in our target markets, many of which are “off-market” transactions where we are not involved in an open competitive bidding process, thereby allowing us to achieve lower acquisition costs. We acquired approximately 90% of our Operating Properties in such off-market transactions.

•	Stable Portfolio of High Quality Properties. Our Operating Properties consist of conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities that typically offer attractive amenities such as swimming pools, clubhouses, fitness facilities and controlled-access gated entrances. As of September 30, 2013, our operating properties have a monthly effective rent per occupied unit of $851 and an average physical occupancy rate of 95.5%.

•

Strong Acquisition Pipeline. We continue to see significant selling activity in our targeted sector of the multifamily industry. We have entered into definitive agreements to acquire three apartment communities that are anticipated to contain an aggregate of approximately 952 new units for an aggregate purchase price of approximately $123.4 million. Each of these proposed acquisitions is subject to customary closing conditions and we cannot assure you that we will acquire any of the apartment communities we have under contract. See “—Recent Developments—Pending

Acquisitions.” We believe that our track record of apartment acquisitions, when combined with a greater access to capital due to our being a publicly-traded REIT and our ability to acquire properties on a tax-deferred basis in exchange for common units will provide us with numerous additional quality acquisition opportunities in the near term.

Our Business Objectives and Strategies

Our primary business objective is to maximize stockholder value by increasing cash flows at our existing properties, acquiring additional properties in our existing markets and in other strategic markets, and selectively pursuing development opportunities. We intend to achieve this objective by executing the following strategies:

•	Maintain Disciplined Focus on Mid-Sized Markets. We intend to maintain a disciplined investment focus on mid-sized cities and suburban submarkets of larger cities with strong economic and demographic drivers, reduced competition from larger multifamily REITs and limited supply of new housing and apartment construction. We conduct a top down demographic analysis of our target markets that includes a review of near-term prospects for job growth given expansion or relocation of major employers, and evaluation of positive net migration trends or recent population increases. We also evaluate new multifamily building permits and construction starts to determine new supply trends.

•	Intensely Manage Our Apartment Communities to Maintain Market Competitiveness and Cost Efficiency. We manage all of our Operating Properties and our senior management team has a “hands-on” approach to property management. This includes real-time communication with resident managers, frequent property visits, substantial investment in aesthetics and amenities and attention to operating costs. Our senior management team has overseen significant improvements at our Operating Properties that have added landscaping, exterior facelifts, and renovation of common areas such as clubhouses and refurbishment of apartment interiors. We believe that by presenting attractive, aesthetically pleasing interiors and exteriors combined with modern amenities, our apartment communities have a competitive edge in our markets compared to other apartment communities owned by lesser capitalized operators.

•	Utilize Our Relationships and Industry Knowledge to Acquire High Yielding Properties in Our Target Markets. We will seek to acquire additional apartment communities in our existing markets in order to build scale by utilizing our acquisition experience and leveraging our local management resources in those markets. We believe adding scale in our existing markets will increase our operating efficiency, produce cost savings, enhance our market knowledge and strengthen our ability to be a market leader in each of our markets.

•	Selectively Dispose of Fully Stabilized Assets to Redeploy Capital in Higher Growth Investments. We will actively manage our portfolio to increase cash flow through the sale of fully stabilized assets to redeploy capital into higher yielding investments. We will also actively seek to improve our average age and asset quality in our target markets or exit markets that we deem as non-strategic going forward.

•	Selectively Acquire Development Sites and Utilize Our Current Land Investments for the Future Development of Multifamily Communities in Our Target Markets. Our senior management team has extensive experience in developing multifamily properties. We intend to continue utilizing our management team’s knowledge, experience and relationships to increase stockholder value by selectively pursuing development opportunities in our target markets. Primarily, we will seek development opportunities through unconsolidated joint ventures with highly-qualified regional and/or national third party developers in markets where demographic trends favor the delivery of additional multifamily units. However, in certain limited instances where our board determines that the benefits significantly outweigh the risks, we may develop additional apartment units ourselves utilizing our debt and equity capital resources. Our Land Investments were acquired by the Trade Street Funds in anticipation of their future development by the Trade Street Funds and contributed to our operating partnership in the recapitalization.

Our Properties

Currently, our Operating Properties consist of 16 apartment communities. The following table provides certain information for the three months ended September 30, 2013 with respect to our Operating Properties owned as of the date of this prospectus.

Property Name	Location	Primary Employers(1)	Year Built/ Renovated(2)	Date Acquired	Number of Units	Average Unit Size (Sq. Ft.)	Average Physical Occupancy(3)	Monthly Effective Rent per Occupied Unit(4)
Arbors River Oaks	Memphis, TN	FedEx	1990/2010	06/09/2010	191	1,136	94.1%	$1,038
Creekstone at RTP	Durham, NC	State of North Carolina	2013	05/17/2013	256	1,043	97.7%	$1,011
Estates at Millenia	Orlando, FL	Walt Disney Company	2012	12/03/2012	297	952	94.1%	$1,174
Fountains Southend(5)	Charlotte, NC	Bank of America	2013	09/24/2013	208	840	—	—
Lakeshore on the Hill	Chattanooga, TN	BlueCross/BlueShield	1969/2005	12/14/2010	123	1,168	96.6%	$872
Mercé Apartments	Addison, TX	Bearing Point Inc.	1991/2007	10/31/2011	114	653	97.8%	$769
Park at Fox Trails	Plano, TX	Bearing Point Inc.	1981	12/06/2011	286	960	97.2%	$802
Post Oak	Louisville, KY	United Parcel Service	1982/2005	07/28/2011	126	881	96.4%	$718
St. James at Goose Creek	Goose Creek, SC	Joint Base Charleston U.S. Military	2009	05/16/2013	244	976	97.4%	$906
Talison Row(5)	Charleston, SC	Joint Base Charleston U.S. Military	2013	08/26/2013	274	989	—	—
The Beckanna on Glenwood(6)	Raleigh, NC	State of NC Government	1963/2006	10/31/2011	255	729	91.8%	$744
The Estates at Perimeter(7)	Augusta, GA	U.S. Army	2007	09/01/2010	240	1,109	93.9%	$925
The Pointe at Canyon Ridge	Sandy Springs, GA	Delta Airlines	1986/2007	09/18/2008	494	920	96.4%	$696
The Trails of Signal Mountain	Chattanooga, TN	BlueCross/BlueShield	1975	05/26/2011	172	1,185	97.4%	$788
Vintage at Madison Crossing	Huntsville, AL	U.S. Army/Redstone Arsenal U.S. Military	2002	03/04/2013	178	1,047	96.6%	$751
Westmont Commons	Asheville, NC	Mission Valley Health System & Hospital	2003&2008	12/13/2012	252	1,009	97.4%	$826
Total / Weighted Average					3,710	972	96.0%	$859

(1)	Represents significant employers within a 25 mile radius of where the apartment community is located.
(2)	The extent of the renovations included within the term “renovated” depends on the individual apartment community, but “renovated” generally refers to the replacement of siding, roof, wood, windows or boilers, updating of gutter systems, renovation of leasing centers and interior rehabilitation, including updated appliances, countertops, vinyl plank flooring, fixtures, fans and lighting, or some combination thereof.
(3)	Average physical occupancy represents the average for the three months ended September 30, 2013 of the total number of units occupied at each apartment community during the period divided by the total number of units at each apartment community.
(4)	Monthly effective rent per occupied unit is equal to the average of (i) gross monthly rent minus any leasing discounts offered for our tenants for each month in the three months ended September 30, 2013 (ii) divided by the total number of occupied units during each month included in such period. Discounts include concessions, discounted employee units and model units. These discounts may be offered from time-to-time for various reasons, including assistance with the initial lease-up of a newly developed apartment community or as a response to a property’s local market economics. Total concessions for our Operating Properties for the three months ended September 30, 2013 amounted to approximately $0.6 million. For the three months ended September 30, 2013, excluding discounted employee and model units, the average discount per unit as a percentage of market rent was 5.8%.
(5)	We did not own this property during the entire three months ended September 30, 2013. Accordingly, information regarding average physical occupancy and monthly effective rent per occupied unit for the three months ended September 30, 2013 is not included in this table.
(6)	We have entered into a definitive agreement for the disposition of this property. While we have a contract to dispose of this property, we can provide no assurance that we will be able to do so on the terms set forth in the definitive agreement or at all.
(7)	We own a 50% interest in this apartment community through an unconsolidated joint venture.

In addition, our Land Investments consist of the parcels described in the table below, upon which we anticipate developing apartment communities in the future, when market and demographic trends favor the delivery of additional multifamily units to the markets where the respective Land Investments are located.

Property Name	Location	Potential Use	Number of Planned Units	Acreage
Venetian(1)	Fort Myers, FL	Apartments	436	23.0 acres
Midlothian Town Center—East(2)	Midlothian, VA	Apartments	238	8.4 acres
The Estates at Maitland(3)	Maitland, FL	Apartments	416	6.1 acres
Estates at Millenia—Phase II(4)	Orlando, FL	Apartments	403	7.0 acres

(1)	Venetian was acquired from an insolvent developer after construction began. The site currently has improvements, including a partially completed clubhouse, building pads, roads and utilities on Phase I of the development. Costs, including the cost of the land, incurred to date as of September 30, 2013 for the property were approximately $11.1 million.
(2)	Midlothian Town Center—East is currently approved for 246 apartment units and 10,800 square feet of retail space, including a parking deck structure. The project is currently going through a site plan modification process in Chesterfield County, Virginia that will allow the development of 238 apartment units, 10,800 square feet of retail space and the elimination of the parking deck structure. Costs, including the cost of the land, incurred to date as of September 30, 2013 for the property were approximately $8.2 million.
(3)	The Estates at Maitland is currently approved for a maximum of 330 apartment units and 20,000 square feet of retail space. The City of Maitland, Florida changed its zoning code allowing a higher density in May 2012. The municipal development agreement is currently being modified to include 416 units and 10,000 square feet of retail space. Costs, including the cost of the land, incurred to date as of September 30, 2013 for the property were approximately $10.0 million. Management is currently evaluating options with respect to this property and may not continue with the future development of the land and may instead sell the property.
(4)	Estates at Millenia—Phase II is currently approved for 403 apartment units and 10,000 square feet of retail space. The site currently has all utilities. Costs, including the cost of the land, incurred to date as of September 30, 2013 for the property were approximately $13.0 million.

The following table summarizes the physical occupancy rate and the average monthly effective rent per occupied unit for each of the apartment communities we owned as of December 31, 2012 for the years ended December 31, 2012, 2011 and 2010.

	Average Physical Occupancy(1)				Monthly Effective Rent per Occupied Unit(2)
	Year Ended December 31,				Year Ended December 31,
Property	2012	2011	2010		2012	2011		2010
Arbors River Oaks	96.8%	97.9%	96.6	%(3)	$986	$941		$880
Estates at Millenia(4)	78.4%	—	—		$1,180	—		—
Lakeshore on the Hill	93.5%	96.2%	—	(8)	$804	$819		—	(8)
Mercé Apartments	96.3%	— (5)	—	(5)	$741	—	(5)	—	(5)
Oak Reserve at Winter Park	93.0%	94.4%	90.7	%(6)	$809	$774		$764	(6)
Park at Fox Trails	92.4%	— (5)	—	(5)	$777	—	(5)	—	(5)
Post Oak	96.7%	93.7%	—	(5)	$697	$662		—	(5)
Terrace at River Oaks	94.8%	— (5)	—	(5)	$742	—	(5)	—	(5)
The Beckanna on Glenwood	94.9%	— (5)	—	(5)	$723	—	(5)	—	(5)
The Estates at Perimeter	92.3%	93.0%	94.8	%(3)	$972	$961		$971
The Pointe at Canyon Ridge	92.5%	90.2%	90.9	%(7)	$674	$668		$652
The Trails of Signal Mountain	94.7%	95.3%	—	(5)	$753	$777		—	(5)
Westmont Commons(9)	90.9%	—	—		$826	—		—

(1)	Average physical occupancy represents the average, for the period presented, of the total number of units occupied at each property divided by the total number of units at each property.
(2)	Monthly effective rent per unit is equal to the average of (i) gross monthly rent minus any leasing discounts offered (ii) divided by the total number of occupied units.
(3)	We acquired this property in 2010.
(4)	We acquired this newly constructed property in December 2012. Information provided is as of December 31, 2012.
(5)	Properties acquired during the fourth quarter of 2011 have been excluded.
(6)	We acquired this property in September, 2008. The average physical occupancy rate and average monthly revenue per occupied unit for this property as of December 31, 2009 and 2008 were 91.9% and $823, and 74.7% and $839, respectively.
(7)	We acquired this property in October, 2008. The average physical occupancy rate and monthly effective rent per occupied unit for this property as of December 31, 2009 and 2008 were 87.7% and $671 and 86.1% and $622, respectively.
(8)	We acquired this property on December 14, 2010 and 2010 activity was insignificant.
(9)	We acquired this property in December 2012. Information provided is as of December 31, 2012.

The following table summarizes the unit type for each of our currently owned apartment communities.

	Unit Type
Property	1BR		2BR	3BR+
Arbors River Oaks	60		99	32
Creekstone at RTP	112		120	24
Estates at Millenia	106		191	—
Fountains Southend	130	(1)	74	4
Lakeshore on the Hill	44		61	18
Mercé Apartments	108		6	—
Park at Fox Trails	208		78	—
Post Oak	80		46	—
St. James at Goose Creek	102		124	18
Talison Row	126		136	12
The Beckanna on Glenwood	203		52	—
The Estates at Perimeter	84		120	36
The Pointe at Canyon Ridge	288		206	—
The Trails of Signal Mountain	40		116	16
Vintage at Madison Crossing	40		104	34
Westmont Commons	96		126	30

Total	1,827		1,659	224

(1)	Includes 18 studio apartments.

Description of Our Operating Properties

Set forth below is information with respect to each of our Operating Properties owned as of the date of this prospectus. As used below, average effective annual rent per occupied unit is equal to the annualized average of (i) gross monthly rent minus any leasing discounts offered (ii) divided by the total number of occupied units. Discounts include concessions, discounted employee units and model units.

Arbors River Oaks

Developed in 1990, Arbors River Oaks is located in the Germantown/Collierville submarket of Memphis, Tennessee. We acquired this 191-unit property in June 2010. On-site amenities include a swimming pool, gated access, a business center, nine-foot ceilings, private balconies and patios and walk-in closets. Additional information about Arbors River Oaks is included in the property tables above.

The average effective annual rent per unit for the years ended December 31, 2012, 2011 and 2010, was $12,221, $11,292, and $10,558, respectively.

We hold fee simple title to this property. On January 31, 2013, we repaid in full a mortgage loan on the property with a principal balance, as of December 31, 2012, of approximately $9.0 million with borrowings drawn on our revolving credit facility. The property is currently the only property in the borrowing base for our revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility” for a description of the material terms of the revolving credit facility.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Arbors River Oaks.

For 2012, the real estate tax rate was $7.13 per $100 of valuation and the annual real estate tax on Arbors River Oaks for 2012 was approximately $350,000.

The table below sets forth the following tax-related information as of the acquisition date for Arbors River Oaks: (i) federal tax basis, (ii) method of depreciation—straight-line (“SL”) or double declining balance (“DDB”), (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under the Modified Accelerated Cost Recovery System, or MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$14,276,256	SL	27.5 years	1.97% - 3.64%
Land improvements	$321,868	150% DDB	15.0 years	2.95% - 4.50%
Personal property	$309,553	200% DDB	5.0 years	5.76% - 20.00%

Creekstone at RTP

Developed in 2013, Creekstone at RTP is located in Durham, North Carolina. We acquired this 256-unit property in May 2013. On-site amenities include a fitness center, dog park and private movie theater. Additional information about Creekstone at RTP is included in the property tables above.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $23.25 million. The loan bears interest at a fixed rate of 3.88% and matures on June 10, 2023. The loan requires monthly interest-only payments for three years and beginning July 10, 2016, principal and interest payments for the remainder of the term based on a 30-year amortization thereafter. The loan may be prepaid, in whole but not in part, on or after July 10, 2015, subject to notice and the payment of a make-whole fee, equal to the greater of: (i) 1% of the outstanding principal balance or (ii) the present value as of the date of prepayment of the remaining scheduled payments of principal and interest, less the amount of principal being prepaid. There is no make-whole fee during the last three months of the term. The outstanding balance at the time of maturity will be approximately $20.0 million.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Creekstone at RTP.

For 2012, the real estate tax rate was $1.497 per $100 of valuation and the annual real estate tax on Creekstone at RTP for 2012 was approximately $42,511.

The table below sets forth the following tax-related information as of December 31, 2012 for Creekstone at RTP: (i) federal tax basis, (ii) method of depreciation—straight-line (“SL”) or double declining balance (“DDB”), (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under the Modified Accelerated Cost Recovery System, or MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$30,912,583	SL	27.5 years	1.97% - 3.64%
Land improvements	$1,027,043	150% DDB	15.0 years	2.95% - 4.50%
Personal property	$302,857	200% DDB	5.0 years	5.76% - 20.00%

Estates at Millenia

Developed in 2012, Estates at Millenia is located in Orlando, Florida. We acquired this 297-unit property in December 2012. Estates at Millenia is located near the Mall of Millenia and in close proximity to prime shopping, dining and entertainment in Orlando. On-side amenities at Estates at Millenia include a pool with garden and pool deck with an outdoor fireplace, wellness facility and garage parking with private access and apartment entry. Additional information about Estates at Millenia is included in the property tables above.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $34.95 million. The loan bears interest at a floating rate per annum of one-month LIBOR plus 4.75%, with a floor of 5.75%. The interest rate as of September 30, 2013 was 5.75% per annum. The loan requires monthly interest payments for the term of the loan. The loan was originally scheduled to mature on December 3, 2013 and provided for one additional one-year period subject to the payment of an extension fee and satisfaction of certain conditions. On September 3, 2013, we paid an extension fee of $174,750 to extend the term of the loan until June 3, 2014, unless extended for one additional six month term, subject to the payment of an extension fee and the satisfaction of certain conditions. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note. Voluntary prepayment prior to maturity requires us to pay a prepayment premium equal to $174,750.00 plus the amount, if any, by which $1 million exceeds the amount of interest actually paid to the lender prior to the repayment date. Due to the floating interest rate, the balance at the time of maturity cannot be approximated. We expect to refinance this indebtedness and have begun discussions with a lender regarding the same, but have not yet received a commitment from the lender. There can be no assurance that we will be able to do the same on more favorable terms or at all.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Estates at Millenia.

For 2012, the real estate tax rate was $0.02014 per $100 of valuation and the annual real estate tax on Estates at Millenia for 2012 was approximately $103,600.

The table below sets forth the following tax-related information as of December 31, 2012 for Estates at Millenia: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under the Modified Accelerated Cost Recovery System, or MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$39,582,803	SL	27.5 years	0.15% - 3.64%
Land improvements	$630,524	150% DDB	15.0 years	2.95% - 9.50%
Personal property	$1,326,309	200% DDB	5.0 years	5.76% - 20.00%

Fountains Southend

Developed in 2013, Fountains Southend is located in Charlotte, North Carolina. We acquired this 208-unit property in September 2013. On-site amenities include a pool-side fire pit, fitness center, and sky terrace. Additional information about Fountains Southend is included in the property tables above.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $30.0 million. The loan bears interest at a floating rate of one-month LIBOR, plus 4.75% per annum, with a floor of 5.75% per annum, and matures on March 20, 2014 and requires the payment of a $150,000 fee upon maturity. The loan requires monthly interest-only payments. The loan may be prepaid in whole, but not in part, subject to an exit fee equal to the sum of (a) $150,000 plus (b) the difference between $580,000 and the interest actually paid to the lender for a prepayment during the first four months of the loan term. The exit fee is $150,000 for a prepayment during month five of the loan term or thereafter. Due to the floating interest rate, the balance at the time of maturity cannot be approximated. On July 2, 2013, we obtained a commitment for a new mortgage loan secured by Fountains Southend in the amount of $23.8 million with a 10-year term. The commitment expires on October 2, 2013 with two 30-day extension options. The loan will bear interest at a fixed rate of 4.31% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30 year amortization schedule. We intend to use $6.3 million of the net proceeds from the Rights Offering Transaction and the proceeds from this new mortgage loan to pay off the existing interim mortgage loan. We can provide no assurances that we will obtain a new mortgage on the anticipated terms, or at all, or that we will be able to pay off the existing mortgage.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Fountains Southend.

For 2012, the real estate tax rate was $1.296 per $100 of valuation and the annual real estate tax on Fountains Southend for 2012 was approximately $19,085.

The table below sets forth the following tax-related information as of the acquisition date for Fountains Southend: (i) federal tax basis, (ii) method of depreciation—straight-line (“SL”) or double declining balance (“DDB”), (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under the Modified Accelerated Cost Recovery System, or MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$30,831,217	SL	27.5 years	1.97% - 3.64%
Land improvements	$1,383,811	150% DDB	15.0 years	2.95% - 4.50%
Personal property	$732,892	200% DDB	5.0 years	5.76% - 20.00%

Lakeshore on the Hill

Lakeshore on the Hill, acquired in December 2010, is located in Chattanooga, Tennessee. The 123-unit property comprises five three story buildings with exterior brick elevations on 12.4 acres. The apartment complex was originally completed in 1970 and prior owners have completed, and the property has experienced, continuous renovations during the years. On-site amenities include a swimming pool, clubhouse, extra storage, fitness center, high speed internet access, laundry facility and playground. Additional information about Lakeshore on the Hill is included in the property tables above.

The average effective annual rent per unit for the years ended December 31, 2012 and 2011 was approximately $10,241 and $9,833, respectively.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $6.76 million. The loan requires monthly principal and interest payments for the remainder of the term. It bears interest at a fixed rate of 4.48% per annum and matures on January 1, 2018. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note prior to the maturity date on the last calendar day of a calendar month subject to a prepayment fee equal to the greater of (i) 1% of the outstanding principal balance and (ii) customary yield maintenance for a prepayment occurring before June 30, 2017, or 1% of the outstanding principal balance for a prepayment occurring from June 30, 2017 to September 30, 2017. There is no prepayment fee during the last three months of the term. The outstanding balance at the time of maturity will be approximately $6.3 million.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Lakeshore on the Hill.

For 2012, the real estate tax rate was $5.074 per $100 of valuation and the annual real estate tax on Lakeshore on the Hill for 2012 was approximately $140,000.

The table below sets forth the following tax-related information as of December 31, 2012 for Lakeshore on the Hill: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$9,554,925	SL	27.5	1.97% - 3.64%
Land improvements	$2,541	150% DDB	15.0	2.95% - 9.50%
Personal property	$121,544	200% DDB	5.0	5.76% - 20.00%

Mercé Apartments

Developed in 1991, Mercé Apartments is located in Addison, Texas. We acquired this 114-unit property in October 2011. On-site amenities include controlled access gates and buildings, a swimming pool, a picnic area with barbeque, 24-hour emergency maintenance, nine-foot ceilings, formica granite countertops and stainless steel appliances. Additional information about Mercé Apartments is included in the property tables above.

The average effective annual rent per unit for the year ended December 31, 2012 was approximately $9,025.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $5.48 million. The loan requires monthly interest-only payments for two years and beginning December 1, 2013 principal and interest payments for the remainder of the term. It bears interest at a floating rate of LIBOR plus a spread of 2.93%, with a floor of 2.93% and a maximum rate of 7.41% per annum which rate shall never be more than one percentage point higher or lower than the rate in effect in the immediately preceding month. The floating rate was 3.13% per annum as of September 30, 2013 and matures on November 1, 2018. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note only on the last calendar day of a calendar month and only if we comply with certain requirements set forth in the loan agreement, including the payment of a prepayment premium of 1% of the outstanding principal balance. There is no prepayment fee during the last three months of the term. Due to the floating interest rate, the balance at the time of maturity cannot be approximated.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Mercé Apartments.

For 2012, the real estate tax rate was $2.735 per $100 of valuation and the annual real estate tax on Mercé Apartments for 2012 was approximately $186,000.

The table below sets forth the following tax-related information as of December 31, 2012 for Mercé Apartments: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$5,806,601	SL	27.5 years	1.97% - 3.64%
Land improvements	$324,740	150% DDB	15.0 years	2.95% - 9.50%
Personal property	$454,726	200% DDB	5.0 years	5.76% - 20.00%

Park at Fox Trails

Developed in 1981, Park at Fox Trails is located in Plano, Texas. We acquired this 286-unit property in December 2011. On-site amenities include a basketball court, a swimming pool and hot tub, covered parking, modern appliances, private balconies or patios and spacious walk-in closets. Additional information about Park at Fox Trails is included in the property tables above.

The average effective annual rent per unit for the year ended December 31, 2012 was approximately $9,323.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $14.77 million. The loan requires monthly principal and interest payments for the remainder of the term. It bears interest at a floating rate of LIBOR plus a spread of 2.92%, with a floor of 2.92% and a maximum rate of 7.41% per annum which rate shall never be more than one percentage point higher or lower than the rate in effect in the immediately preceding month. The floating rate was 3.12% per annum as of September 30, 2013 and matures on January 1, 2019. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note only on the last calendar day of a calendar month and only if we comply with certain requirements set forth in the loan agreement, including the payment of a prepayment premium of 1% of the outstanding principal balance. There is no prepayment fee during the last three months of the term. Due to the floating interest rate, the balance at the time of maturity cannot be approximated.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Park at Fox Trails.

For 2012, the real estate tax rate was $2.1883 per $100 of valuation and the annual real estate tax on Park at Fox Trails for 2012 was approximately $463,000.

The table below sets forth the following tax-related information as of December 31, 2012 for Park at Fox Trails: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$15,815,974	SL	27.5 years	1.97% - 3.64%
Land improvements	$644,232	150% DDB	15.0 years	2.95% - 9.50%
Personal property	$547,018	200% DDB	5.0 years	5.76% - 20.00%

Post Oak

Developed in 1981 and renovated by the prior owners in 2009, Post Oak is located in Louisville, Kentucky. We acquired this 126-unit property in July 2011. On-site amenities include a picnic area with barbeque, a swimming pool, a clubhouse, pantries, private balconies and patios, mirrored closet doors and extra storage. Additional information about Post Oak is included in the property tables above.

The average effective annual rent per unit for the years ended December 31, 2012 and 2011 was approximately $8,374 and $7,946, respectively.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $5.27 million. The loan requires principal and interest payments for the remainder of the term. It bears interest at a floating rate of LIBOR plus a spread of 3.18%, with a floor of 3.18% and a maximum rate of 7.41% per annum which rate shall never be more than one percentage point higher or lower than the rate in effect in the immediately preceding month. The floating rate was 3.58% per annum as of September 30, 2013 and matures on August 1, 2018. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note only on the last calendar day of a calendar month and only if we comply with certain requirements set forth in the loan agreement, including the payment of a prepayment premium of 1% of the outstanding principal balance. There is no prepayment fee during the last three months of the term. Due to the floating interest rate, the balance at the time of maturity cannot be approximated.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Post Oak.

For 2012, the real estate tax rate was $11.4355 per $100 of valuation and the annual real estate tax on Post Oak for 2012 was approximately $94,400.

The table below sets forth the following tax-related information as of December 31, 2012 for Post Oak: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$6,003,762	SL	27.5 years	1.97% - 3.64%
Land improvements	683,865	150% DDB	15.0 years	2.95% - 9.50%
Personal property	$211,016	200% DDB	5.0 years	5.76% - 20.000%

St. James at Goose Creek

Developed in 2009, St. James at Goose Creek is located in Goose Creek, South Carolina, a suburb of Charleston. We acquired this 244-unit property in May 2013. On-site amenities include an adjacent grilling area, business center and fitness center. Additional information about St. James at Goose Creek is included in the property tables above.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $19.0 million. The loan bears interest at a fixed interest rate of 3.75% and matures on July 1, 2023. The loan requires monthly interest-only payments for two years and beginning August 1, 2015 principal and interest payments for the remainder of the term based on a 30-year amortization thereafter. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note prior to the maturity date on the first day of the month subject to a prepayment premium equal to: (i) 5% of the outstanding principal balance for a prepayment occurring in the first year of the loan term; (ii) 4% of the outstanding principal balance for a prepayment occurring in the second year of the loan term; (iii) 3% of the outstanding principal balance for a prepayment occurring during the third or fourth years of the loan term; (iv) 2% of the outstanding principal balance for a prepayment occurring during the fifth and sixth years of the loan term; and (v) 1% of the outstanding principal balance for a prepayment occurring the seventh and eighth years of the loan term. There is no prepayment premium during the last two years of the term. The outstanding balance at the time of maturity will be approximately $15.8 million.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of St. James at Goose Creek.

For 2012, the real estate tax rate was $28.406 per $100 of valuation and the annual real estate tax on St. James at Goose Creek for 2012 was approximately $223,727.

The table below sets forth the following tax-related information as of the acquisition date for St. James at Goose Creek: (i) federal tax basis, (ii) method of depreciation—straight-line (“SL”) or double declining balance (“DDB”), (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under the Modified Accelerated Cost Recovery System, or MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$22,307,501	SL	27.5 years	1.97% - 3.64%
Land improvements	$1,035,502	150% DDB	15.0 years	2.95% - 4.50%
Personal property	$441,545	200% DDB	5.0 years	5.76% - 20.00%

Talison Row

Developed in 2013, Talison Row is located in Charleston, South Carolina. We acquired this 274-unit property in August 2013. On-site amenities include a fitness center, business center and gourmet outdoor kitchen. Additional information about Talison Row is included in the property tables above.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of August 30, 2013, of $33.6 million. The loan bears interest at a fixed interest rate of 4.06% and matures on September 10, 2023. The loan requires monthly interest-only payments for two years and beginning October 10, 2016 principal and interest payments for the remainder of the term based on a 30-year amortization thereafter. The loan may be prepaid, in whole but not in part, on or after October 10, 2015 upon notice and payment of a make-whole fee equal to: (i) the greater of (a) 1% of the outstanding principal balance or (b) the present value as of the date of prepayment, less the amount of principal being prepaid for any prepayment occurring from October 10, 2015 to October 9, 2020; (ii) 3% of the outstanding principal balance for any prepayment occurring from October 10, 2020 to October 9, 2021; (iii) 2% of the outstanding principal balance for any prepayment occurring from October 10, 2021 to October 9, 2022; or (iv) 1% of the outstanding principal balance for any prepayment occurring from October 10, 2022 to March 9, 2023. There is no make-whole fee during the last six months of the term. The loan also may be partially prepaid in the approximate amount of $1.7 million per prepayment up to three (3) times during the term of the loan (but only once per year) on or after September 10, 2014, without the requirement of a make-whole fee. The outstanding balance at the time of maturity will be approximately $29.0 million.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Talison Row.

For 2012, the real estate tax rate was $30.259 per $100 of valuation and the annual real estate tax on Talison Row for 2012 was approximately $46,553.

The table below sets forth the following tax-related information as of the acquisition date for Talison Row: (i) federal tax basis, (ii) method of depreciation—straight-line (“SL”) or double declining balance (“DDB”), (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under the Modified Accelerated Cost Recovery System, or MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$41,638,125	SL	27.5 years	1.97% - 3.64%
Land improvements	$1,170,622	150% DDB	15.0 years	2.95% - 4.50%
Personal property	$810,369	200% DDB	5.0 years	5.76% - 20.00%

The Beckanna on Glenwood

Developed in 1963 and significantly renovated by the prior owners in 2007, The Beckanna on Glenwood is located in Raleigh, North Carolina. We acquired this 255-unit property in October 2011. On-site amenities include a clubhouse featuring billiards, an off-leash dog park, a swimming pool, a fitness center and spacious walk-in closets. Additional information about The Beckanna on Glenwood is included in the property tables above. Additional information about The Beckanna on Glenwood is included in the property tables above.

On July 16, 2013, we entered into a contract to sell The Beckanna on Glenwood. The closing is anticipated to occur after the purchaser has obtained the consent of the lender of the existing mortgage loan on the property to assume such loan, which is expected to occur during the fourth quarter of 2013. The purchase price payable to us will be a cash payment of $2.5 million plus the assumption of the $6.3 million existing loan. While we have entered into a contract to dispose of this property, we can provide no assurance that we will be able to do so.

The average effective annual rent per unit for the year ended December 31, 2012 was approximately $8,717.

We purchased this property subject to a long-term net ground lease, expiring on March 23, 2055. The lease may be renewed at our option for up to five additional terms of ten years each upon written notice to the landlord no later than 60 days prior to the expiration date of the current term. The current base rent under the lease is $66,000 per month, which base rent increases on every fifth anniversary of the lease term, as described in the lease. Subject to certain limitations set forth in the lease, we have a right of first refusal in the event of a proposed sale of the property or assignment of the lease by the landlord.

The property is subject to a mortgage loan with a principal balance, as of September 30, 2013, of $6,267,929. The loan requires monthly principal and interest payments for the remainder of the term. It bears interest at a floating rate of LIBOR plus a spread of 2.92%, with a floor of 2.92% and a maximum rate of 7.41% per annum, which rate shall never be more than one percentage point higher or lower than the rate in effect in the immediately preceding month. The floating rate was 3.12% per annum as of September 30, 2013 and matures on November 1, 2018. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note only on the last calendar day of a calendar month and only if we comply with certain requirements set forth in the loan agreement, including the payment of a prepayment premium of 1% of the outstanding principal balance. There is no prepayment fee during the last three months of the term. Due to the floating interest rate, the balance at the time of maturity cannot be approximated.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of The Beckanna on Glenwood.

For 2012, the real estate tax rate was 0.9492% per $100 of valuation + $20.00 recycle fee, and the annual real estate tax on The Beckanna on Glenwood for 2012 was approximately $156,000.

The table below sets forth the following tax-related information as of December 31, 2012 for The Beckanna on Glenwood: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$8,225,707	SL	27.5 years	1.97% - 3.64%
Land improvements	$375,138	150% DDB	15.0 years	2.95% - 9.50%
Personal property	$322,222	200% DDB	5.0 years	5.76% - 20.00%

The Estates at Perimeter

The Estates at Perimeter is located in Augusta, Georgia. In September 2010, we acquired a 50% interest in the entity that owns this 240-unit property. On-site amenities include a resort-style saltwater swimming pool with a grill station, free Wi-Fi access at the pool and clubhouse, a gourmet coffee bar, detached garages, crown molding, European garden bathtubs and additional storage. Additional information about The Estates at Perimeter is included in the property tables above.

The average effective annual rent per unit for the years ended December 31, 2012, 2011 and 2010, was approximately $11,358, $11,533 and $11,654, respectively.

This property is subject to a mortgage loan with a principal balance, as of September 30, 2013, of $17,676,465. The loan requires monthly principal and interest payments for the remainder of the term. It bears interest at a fixed rate of 4.25% per annum and matures on September 1, 2017. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note prior to the maturity date on the last calendar day of a calendar month subject to a prepayment fee equal to the greater of (i) 1% of the outstanding principal balance and (ii) customary yield maintenance for a prepayment occurring before February 28, 2017, or 1% of the outstanding principal balance for a prepayment occurring from February 28, 2017 to May 31, 2017. There is no prepayment fee during the last three months of the term. The outstanding balance at the time of maturity will be approximately $17.8 million.

We have a 50% unconsolidated joint venture interest in the entity that owns this property. As such, our unconsolidated joint venture interest is accounted for using the equity method, under which Trade Street Company recognizes its proportionate share of the joint venture’s earnings and losses.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of The Estates at Perimeter.

For 2012, the real estate tax rate was $30.082 per $100 of valuation and the annual real estate tax on The Estates at Perimeter for 2012 was approximately $217,000.

The table below sets forth the following tax-related information as of December 31, 2012 for The Estates at Perimeter: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$6,003,767	SL	27.5 years	1.97% - 3.64%
Land improvements	$683,865	150% DDB	15.0 years	2.95% - 9.50%
Personal property	$211,016	200% DDB	5.0 years	5.76% - 20.00%

The Pointe at Canyon Ridge

The Pointe at Canyon Ridge is located in Atlanta, Georgia (Sandy Springs/Dunwoody). We acquired this 494-unit property in September 2008. On-site amenities include resort-style swimming pools, lighted tennis courts, a car care center, large state-of-the-art fitness center, walk-in closets, private balconies and patios and wood-burning fireplaces. Additional information about The Pointe at Canyon Ridge is included in the property tables above.

The average effective annual rent per unit for the years ended December 31, 2012, 2011 and 2010, was approximately $8,006, $8,013, and $7,825, respectively.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $25.8 million. The loan requires monthly interest-only payments for two years and beginning July 1, 2015 principal and interest payments for the remainder of the term based on a 30-year amortization thereafter. It bears interest at a fixed rate of 4.10% per annum and matures on June 1, 2025. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note subject to notice and a prepayment premium equal to the greater of: (i) 1% of the outstanding principal balance and (ii) customary yield maintenance for a prepayment occurring before November 30, 2024. A prepayment made on or after November 30, 2024 will be subject to a prepayment premium of 1% of the outstanding principal balance. There is no prepayment premium during the last three months of the term. The outstanding balance at the time of maturity will be approximately $20.4 million.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of The Pointe at Canyon Ridge.

For 2012, the real estate tax rate was $0.033836 per $100 for valuation and the annual real estate tax on The Pointe at Canyon Ridge for 2012 was approximately $330,000.

The table below sets forth the following tax-related information as of December 31, 2012 for The Pointe at Canyon Ridge: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$15,529,897	SL	27.5 years	1.97% - 3.64%
Land improvements	$—	—	—	—
Personal property	$1,452,439	200% DDB	5.0 years	5.76% - 20.00%

The Trails of Signal Mountain

Developed in 1971, The Trails of Signal Mountain is located in Chattanooga, Tennessee. We acquired this 172-unit property in May 2011. The property was renovated by the prior owners between 2006 and 2009. The property is directly adjacent to our Fontaine Woods property and benefits from similar market drivers. On-site amenities include a swimming pool, tennis courts, a state-of-the-art fitness center, extra storage, bay windows, hardwood flooring, oversized closets and new and private balconies and patios. Additional information about The Trails of Signal Mountain is included in the property tables above.

The average effective annual rent per unit for the years ended December 31, 2012 and 2011 was approximately $9,404 and $9,329, respectively.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $8.29 million. The loan requires principal and interest payments for the remainder of the term. It bears interest at a fixed rate of 4.92% per annum and matures on June 1, 2018. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note prior to the maturity date on the last calendar day of a calendar month subject to a prepayment fee equal to the greater of (i) 1% of the outstanding principal balance and (ii) customary yield maintenance for a prepayment occurring before November 30, 2017, or 1% of the outstanding principal balance for a prepayment occurring from November 30, 2017 to February 28, 2018. There is no prepayment fee during the last three months of the term. The outstanding balance at the time of maturity will be approximately $7,705,266.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of The Trails of Signal Mountain.

For 2012, the real estate tax rate was $5.3937 per $100 of valuation and the annual real estate tax on The Trails of Signal Mountain for 2012 was approximately $187,300.

The table below sets forth the following tax-related information as of December 31, 2012 for The Trails of Signal Mountain: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$10,975,118	SL	27.5 years	1.97% - 3.64%
Land improvements	$841,512	150% DDB	15.0 years	2.95% - 9.50%
Personal property	$287,165	200% DDB	5.0 years	5.76% - 20.00%

Vintage at Madison Crossing

Developed in 2002, Vintage at Madison Crossing is located in Huntsville, Alabama. We acquired this178-unit property in March 2013. On-site amenities include an executive business center, concierge services, jogging trails and pool pavilion with sundeck. Additional information about Vintage at Madison Crossing is included in the property tables above.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $11.44 million. The loan requires monthly interest-only payments for two years and beginning May 1, 2014 principal and interest payments for the remainder of the term. It bears interest at a fixed rate of 4.19% per annum and matures on April 1, 2023. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note prior to the maturity date on the last calendar day of a calendar month subject to a prepayment fee equal to the greater of (i) 1% of the outstanding principal balance and (ii) customary yield maintenance for a prepayment occurring before September 30, 2022, or 1% of the outstanding principal balance for a prepayment occurring from September 30, 2022 to December 31, 2022. There is no prepayment fee during the last three months of the term. The outstanding balance at the time of maturity will be approximately $9,328,667.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Vintage at Madison Crossing.

For 2012, the real estate tax rate was $5.8 per $100 of valuation and the annual real estate tax on Vintage at Madison Crossing for 2012 was approximately $123,888.

The table below sets forth the following tax-related information as of the acquisition date for Vintage at Madison Crossing: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$12,625,783	SL	27.5 years	1.97% - 3.64%
Land improvements	$957,783	150% DDB	15.0 years	2.95% - 4.50%
Personal property	$315,550	200% DDB	5.0 years	5.76% - 20.00%

Westmont Commons

Developed in two phases in 2003 and 2008, Westmont Commons is located in Asheville, North Carolina. We acquired this 252-unit property in December 2012. Westmont Commons consists of ten three-story buildings on approximately 17.5 acres. On-site amenities include a clubhouse, fitness and business centers, pool and pet park. Additional information about Westmont Commons is included in the property tables above.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of September 30, 2013, of $17.92 million. The loan requires monthly interest-only payments for two years and beginning February 1, 2015 principal and interest payments for the remainder of the term. It bears interest at a fixed rate of 3.84% per annum and matures on January 1, 2023. We may voluntarily prepay all, but not less than all, of the unpaid principal balance of the note prior to the maturity date on the last calendar day of a calendar month subject to a prepayment fee equal to the greater of (i) 1% of the outstanding principal balance and (ii) customary yield maintenance for a prepayment occurring before June 30, 2022, or 1% of the outstanding principal balance for a prepayment occurring from June 30, 2022 to September 30, 2022. There is no prepayment fee during the last three months of the term. The outstanding balance at the time of maturity will be approximately $14,940,284.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Westmont Commons.

For 2012, the real estate tax rate was $0.00945 per $100 of valuation and the annual real estate tax on Westmont Commons for 2012 was approximately $157,500.

The table below sets forth the following tax-related information as of December 31, 2012 for Westmont Commons: (i) federal tax basis, (ii) method of depreciation, (iii) life claimed with respect to the property for purposes of depreciation and (iv) rate of depreciation. Under the Modified Accelerated Cost Recovery System, or MACRS, the capitalized cost (basis) of tangible property is recovered over a specified life by annual deductions for depreciation.

Component	Federal Tax Basis	Method	Life Claimed	Depreciation Rate
Buildings	$19,964,376	SL	27.5 years	0.15% - 3.64%
Land improvements	$865,996	150% DDB	15.0 years	2.95% - 9.50%
Personal property	$302,011	200% DDB	5.0 years	5.76% - 20.00%

Historical Capital Expenditures

For the year ended December 31, 2012, we spent an average of approximately $342 per apartment unit on recurring capital expenditures and approximately $321 per apartment unit on non-recurring capital expenditures.

We categorize capital expenditures as either recurring or non-recurring. Recurring capital expenditures are generally operating replacements which substantially extend the useful life of our properties and which regularly occur in the normal course of operating and maintaining our assets. Our recurring capital expenditures include appliances, carpeting and flooring, window glass replacements, HVAC, kitchen and bath cabinets, roof replacements, site improvements and exterior building improvements. Non-recurring capital expenditures similarly extend the useful life of our properties, but are non-routine, not necessarily required to maintain the condition of our properties, and generally increase the value of our properties. Our revenue enhancing non-recurring capital expenditures include projects such as upgrades to kitchens and bathrooms, conversions of decks and patios to enclosed sunrooms, installations, where possible, of in-unit washers and dryers, and additions of on-site community amenities such as playgrounds or fitness facilities. Our policy is to capitalize costs related to acquisition, development, renovation and non-recurring improvement of properties. Ordinary repair and maintenance costs that do not extend the useful life of the asset are expensed as incurred. Turnover costs due to normal wear and tear by the residents are expensed as the units are turned. We generally do not incur material costs for leasing our units, and no such costs were capitalized. We had no capitalized costs related to new development for the period presented.

The following table summarizes our total non-recurring and recurring capital expenditures for the three and nine months ended September 30, 2013.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013		2013
	Total	Per Unit	Total	Per Unit
Recurring capital expenditures(1):
Flooring & Carpeting	$172,304	$60	$374,787	$151
Appliances	34,987	12	103,188	42
HVAC	—	—	57,835	23
Other	3,391	1	27,373	11

Total recurring capital expenditures	$210,682	$73	$563,183	$227

Non-recurring capital expenditures(1)(2):
Plumbing	$—	$—	$386,657	$156
Renovations	96,127	34	267,615	108
Furniture, Fixtures and Equipment	—	—	111,767	45
Other	120,613	42	137,806	56

Total non-recurring capital expenditures	$216,740	$76	$903,845	$365

Weighted average units—wholly owned, continuing operations		2,851		2,482

The following table summarizes our total non-recurring and recurring capital expenditures for the year ended December 31, 2012.

	Year ended December 31, 2012
	Total	Per Unit
Recurring capital expenditures(1):
Renovations	$—	$—
Other capital expenditures	515,106	342

Total recurring capital expenditures	515,106	$342

Non-recurring capital expenditures(1)(2):
Renovations	291,352	193
Other capital expenditures	192,045	128

Total non-recurring capital expenditures	483,397	$321

Total capital expenditures	$998,503	$663

(1)	Excludes capital expenditures with respect to the Estates at Mill Creek, Fontaine Woods, Oak Reserve, The Beckanna and Terrace at River Oaks, which are classified as discontinued operations.
(2)	Non-recurring capital expenditures of the nature described above typically occur within the first few months of ownership of a property. They are not indicative of future capital expenditures.

Terms of Leases

No tenant at our Operating Properties occupies 10% or more of the rentable square footage, and no business, occupation or profession is carried on at the properties other than our multifamily apartment rental operations. Residents of each of our apartment communities execute a lease agreement with us. Our leases typically follow standard forms produced by the National Apartment Association or by the state apartment association where the apartment community is located. Under such leases, residents are responsible for payment of monthly rental charges and, depending on the credit risk associated with the resident, may be required to pay an initial security deposit. As a landlord, we are responsible for all real estate taxes, special assessments (if applicable), community-level utilities, insurance on the building improvements, building repairs, and other building operation and management costs. Individual residents are generally responsible for the utility costs of their apartment home and for insuring their personal possessions. Our lease terms range from month-to-month to 18 months, but are generally for terms of approximately one year in duration.

Acquisition Process

In evaluating properties for potential acquisition, our primary consideration is a property’s current and anticipated cash flow, particularly with respect to the cash flow’s adequacy to meet operational needs and other obligations, and its impact on our ability to pay distributions to our stockholders. We also put emphasis on the market in which the apartment community is located and the proximity to employment centers and other economic drivers. We obtain this information from market studies and existing relationships with brokers, other owners and developers of apartment communities located in the apartment market. We also consider other factors, such as:

•	the age, construction quality, condition and design of the property;

•	the potential for increasing the value of the apartment community through selective improvements;

•	the potential for increasing cash flow by means of increasing rental rates and occupancies, as well as reducing operating expenses;

•	the potential for capital appreciation of the property;

•	the growth, tax and regulatory environment of the market in which the property is located;

•	occupancy and demand for the property; and

•	prospects for future sale or refinancing.

Acquisition Criteria

The acquisitions we choose to pursue are based on a series of strict and concise criteria that discourage us from pursuing investments in properties that do not coincide with our overall business plan and strategy. These criteria include generally investing in properties that:

•	are garden-style, multifamily apartments;

•	fall within our target size of 150 to 500 units and are valued, either individually or as a portfolio acquisition, between $10 million and $50 million;

•	are located within close proximity to large and stable employment bases within our target markets and have a high degree of visibility; and

•	are less than ten years old, or can justify an older age based on differentiating and value-added characteristics.

Development

We intend to selectively develop or redevelop properties in our existing or target markets. Our senior management team has substantial experience in developing properties from raw land, and we expect to continue to seek opportunities, dependent upon market conditions, to develop properties for our portfolio, beginning with the planned development of our Land Investments. Our senior management team also has extensive experience acquiring apartment communities that are outdated or suffer from deferred maintenance and have demonstrated an ability to locate such properties in our target markets, acquire them at attractive prices, renovate and upgrade such properties and generate attractive cash yields through increased occupancies and rental rates. We intend to continue to seek development opportunities in our target markets when conditions in those markets favor the delivery of additional multifamily units.

Regulation

Apartment communities are subject to various laws, ordinances and regulations, including regulations relating to common areas, such as swimming pools, activity centers, and recreational facilities. We believe that each of our properties has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

Our properties must comply with Title III of the ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily accessible accommodations is an ongoing one, and we will continue to assess our properties and make alterations as appropriate in this respect.

Fair Housing Act

The Fair Housing Act, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) or handicap (disability) and, in some states, financial capability. A failure to comply with these laws in our operations could result in litigation, fines, penalties or other adverse claims, or could result in limitations or restrictions on our ability to operate, any of which could materially and adversely affect us. We believe that we operate our properties in substantial compliance with the Fair Housing Act.

Environmental Matters

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under, or migrating from such property, including costs to investigate and clean up such contamination and liability for natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines, or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Independent environmental consultants have conducted Phase I Environmental Site Assessments at all of the properties in our portfolio using the American Society for Testing and Materials, or ASTM Standard E 1527-05 or Standard E 1527-13. A Phase I Environmental Site Assessment is a report that identifies potential or existing environmental contamination liabilities. Site assessments are intended to discover and evaluate information regarding the environmental condition of the assessed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the site assessments identified any known past or present contamination that we believe would have a material adverse effect on our business, assets or operations. However, the assessments are limited in scope and may have failed to identify all environmental conditions or concerns. A prior owner or operator of a property or historic operations at our properties, or operations and conditions at nearby properties may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability. Moreover, conditions identified in environmental assessments that did not appear material at that time, may in the future result in material liability.

Some of our properties have contained or currently contain, or are adjacent to or near other properties that have contained or currently contain, storage tanks for the storage of petroleum products or other hazardous or toxic substances. Similarly, some of our properties were used in the past for commercial or industrial purposes, or are currently used for commercial purposes, that involve or involved the use of petroleum products, pollutants or other hazardous or toxic substances, or are adjacent to or near properties that have been or are used for similar commercial or industrial purposes. As a result, some of our properties have been or may be subject to environmental laws regarding, or impacted by contamination arising from the releases of, such petroleum products, pollutants or hazardous or toxic substances. Where we have deemed appropriate, we have taken steps to address identified contamination or mitigate risks associated with such contamination; however, we are unable to ensure that further actions will not be necessary. As a result of the foregoing, we could potentially incur material liabilities.

Environmental laws also govern the presence, maintenance and removal of hazardous materials in building materials (e.g. asbestos and lead), and may impose fines and penalties for failure to comply with these requirements or expose us to third party liability (e.g., liability for personal injury associated with exposure to asbestos). Such laws require that owners or operators of buildings containing hazardous materials properly manage and maintain certain hazardous materials, adequately notify or train those who may come into contact with certain hazardous materials, and undertake special precautions, including removal or other abatement, if certain hazardous materials would be disturbed during renovation or demolition of a building. In addition, the properties in our portfolio are subject to various federal, state, and local environmental and health and safety requirements, such as state and local fire requirements.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

The cost of future environmental compliance may materially and adversely affect us. See “Risk Factors–Risks Associated with Real Estate.”

Insurance

We carry comprehensive general liability and property (including fire, extended coverage and rental loss) insurance covering all of the properties in our portfolio under a blanket insurance policy. We consider the policy specifications and insured limits to be in line with coverage customarily obtained by owners of similar properties and appropriate given the relative risk of loss and the cost of the coverage. However, our insurance coverage may not be sufficient to fully cover all of our losses. There are certain types of losses, such as lease and other contract claims, acts of war or terrorism, acts of God and, in some cases, earthquakes, hurricanes and flooding that generally are not insured because such coverage is not available or it is not available at commercially reasonable rates.

Competition

In acquiring our target properties, we compete with other multifamily residential property sector REITs, income-oriented non-traded REITs, private real estate fund managers and local real estate investors and developers. Local real estate investors and developers, historically, have been our primary competition in our markets.

Employees

As of the date of this prospectus, we employed 110 full-time employees. We believe that our relationships with our employees are stable and positive. None of our employees is represented by a labor union.

Legal Proceedings

From time to time, we are party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business.

Although we are not currently subject to, and we have not in the past been subject to, any legal proceedings that we consider to be material, one of our subsidiaries, TSIA, did receive, in December 2012, a request from the U.S. Department of Labor, or DOL, to produce certain documents and information in connection with an investigation by the DOL of one of the labor union pension funds that invested in one of the funds that contributed assets to us as part of the recapitalization. Our subsidiary has responded to the request by the DOL and intends to cooperate with any further requests.

Although we do not expect the DOL investigation to result in further investigation of, or the initiation of a proceeding against, us or any of our affiliates, we cannot provide any assurance to that effect or that, if such investigation or proceeding were to arise, it would not materially affect our company.

Our Corporate Information

Our principal executive offices are located at 19950 West Country Club Drive, Suite 800, Aventura, Florida 33180. Our telephone number is (786) 248-5200. Our website is www.tradestreetresidential.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Our Status as an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we have chosen to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We will remain an emerging growth company until the earlier of:

•	the last day of the fiscal year (i) following the fifth anniversary of the completion of the IPO, (ii) in which we have total annual gross revenue of at least $1.0 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th; and

•	the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of seven directors, five of whom we believe qualify as independent within the meaning of the listing standards of the NASDAQ. Each director will serve until the 2013 annual meeting of stockholders at which time his one-year term ends and until his successor has been duly elected and qualifies. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors.” Our officers serve one-year terms and until their successors are duly elected and qualify at the discretion of our board of directors. The following table sets forth certain information concerning our directors, executive officers and certain other significant employees immediately prior to the completion of this offering:

Name	Age	Position
Michael Baumann*	56	Chief Executive Officer and Chairman
David Levin*	57	President and Vice-Chairman
Richard Ross*	54	Chief Financial Officer
Ryan Hanks*	33	Chief Investment Officer
Heather Straub	49	Director of Property Operations
James Boland†	63	Director
Randolph C. Coley†	66	Director
Lewis Gold †	57	Director
Mack D. Pridgen III†	64	Director
Sergio Rok†	51	Director

*	Indicates our executive officers
†	Indicates independent directors within the meaning of the NASDAQ listing standards.

Set forth below is biographical information concerning our executive officers and certain other significant employees. There are no family relationships among any of our executive officers or directors.

Michael Baumann has served as our Chief Executive Officer and Chairman of our board of directors since our recapitalization in June 2012. Mr. Baumann has served as the chairman of Trade Street Capital, LLC since its formation in December 2009. Mr. Baumann has over 25 years of experience in multiple sectors of the real estate industry, including residential and commercial real estate. Since 1996, Mr. Baumann has been involved in real estate development. Mr. Baumann has been the senior executive in charge of all corporate matters for Trade Street Capital since 1999. Mr. Baumann has focused Trade Street’s business on property management, property acquisitions, real estate development and advisory services. A licensed attorney, Mr. Baumann served as general counsel for the Baumann Group of Companies from 1984 through 1995 where he was involved in the acquisition, financing, leasing, construction, and management of a variety of real estate projects. Prior to that time, Mr. Baumann worked as a senior litigation associate with the law firm of Sparber, Shevin, Rosen, Shapo and Heilbronner. Mr. Baumann served as Assistant General Counsel for the Keyes Real Estate Company from 1982 until 1984. Prior to joining the Keyes Real Estate Company, Mr. Baumann began his career as an Associate with the Harris County, Texas District Attorney’s office. Mr. Baumann received his B.A. in psychology from the University of Miami in 1979, and his J.D. from South Texas College of Law. Although no longer a practicing attorney or arbitrator, Mr. Baumann is licensed to practice law in Florida and was a licensed arbitrator with the American Arbitration Association of New York. Mr. Baumann’s service as our President and Chief Executive Officer and the Chairman of our board of directors provides a critical link between management and our board of directors, enabling our board of directors to perform its oversight function with the benefit of management’s perspectives on the business. Mr. Baumann also brings extensive experience in the multifamily and real estate industry.

David Levin has served as a director since June 2012 and as our President and Vice-Chairman since July 2013. Until May 2013, Mr. Levin was Vice Chairman at LNR Property LLC. Between 1992 and 2007, Mr. Levin served several roles at LNR Property LLC, including leading investments in sponsored funds with third-party institutional partners and sourcing, diligence, structuring, acquisition, financing and portfolio management for investments in B-notes and mezzanine loans. Between 1992 and 1997, Mr. Levin managed the Miami real estate investment and asset management division for Lennar Corp. (NYSE:LEN), where he was responsible for the acquisition, financing and management of distressed loan portfolios in excess of $5 billion. Before joining Lennar Corp. in 1992, Mr. Levin spent 14 years with various commercial real estate firms in New York, including Bear Stearns Real Estate Group, where he was a Managing Director and department co-head. Mr. Levin received his B.A. in liberal arts from Alfred University in 1977 and his M.B.A. from the New York University Stern School of Business in 1980. Mr. Levin brings to our board of directors significant business and finance experience, particularly in the areas of acquisition, financing and managing of real estate assets.

Richard Ross has served as our Chief Financial Officer since August 2013, having previously served as a financial consultant to the Company from February 2013 to August 2013. In March 2011, Mr. Ross founded Chiron Consulting, LLC, an independent financial and operations consultancy, where he worked until becoming our Chief Financial Officer. From April 1998 to December 2010, Mr. Ross served as the Chief Financial Officer for Branch Properties, LLC, a private real estate investment firm primarily focused on the development of multifamily communities and high-quality neighborhood shopping centers located in the southeastern United States. From April 1997 to April 1998, Mr. Ross served as the Chief Financial Officer of Gearon Communications. Mr. Ross is a Certified Public Accountant and Certified Financial Planner in the state of Florida.

Ryan Hanks has served as our Chief Investment Officer since our recapitalization in June 2012. He has served as Managing Principal for Trade Street Capital, LLC since May 2009. Mr. Hanks is responsible for overseeing our investment and operating strategy. Mr. Hanks has over 10 years of real estate experience in acquiring, developing, and brokering apartment communities. Before joining Trade Street, from January 2008 to May 2009, Mr. Hanks was a director of a small, private multifamily real estate company. Mr. Hanks was responsible for transactional activity with the firm and helped increase the company from 4 employees to over 50. Prior to that, from January 2006 to January 2008, Mr. Hanks was with Apartment Realty Advisors, the nation’s second largest apartment brokerage firm specializing in the disposition of multifamily communities on behalf of private and institutional investors. Prior to joining Apartment Realty Advisors, Mr. Hanks served as Vice President of Development and Acquisitions for a company that specialized in the ownership, management, and development of multifamily communities across the country. He was responsible for sourcing investment and development opportunities in the Mid-Atlantic and South East. Mr. Hanks is a member of the Charlotte Apartment Association, Urban Land Institute, National Multi-Housing Council, and the Center for Transit Oriented Development. Mr. Hanks received his B.S. in business management from Liberty University.

Heather L. Straub has served as our Director of Property Operations since June 2012. Most recently, Ms. Straub served as Vice President of Operations for Florida with Riverstone Residential Group from November 2011 to June 2012. Prior to that she was engaged as Vice President of Operations for the Southeastern United States for The Bainbridge Companies, a private development company specializing in the development of apartment communities from 2004 to 2011 and as a Regional Manager for Trammell Crow Residential Services in South Florida from 1998 to 2004. She is a licensed Florida real estate salesperson and has served on the board of directors for the Southeast Florida Apartment Association.

Set forth below is biographical information concerning our directors:

James Boland has served as a director since July 2012. Mr. Boland has been a member of the Executive Board of the International Union of Bricklayers & Allied Craftworkers since 1995 and has served as its President since February 2010. Mr. Boland served as an Executive Vice President from 1995 until 1999, when he was named Secretary-Treasurer, a position to which he was elected in 2000 and 2005 and in which he served until 2010. Mr. Boland also currently serves as the Co-Chair of the International Masonry Institute, as a trustee of both the Bricklayers and Trowel Trades International Pension Fund and International Health Fund, and Co-Chair of the BAC Canadian Congress. Additionally, Mr. Boland is a Vice President on the AFL-CIO Executive Council, and serves on four AFL-CIO Committees: International Affairs; Legislation / Policy; Political; and Immigration. He is a member of the Governing Board of Presidents of the Building and Construction Trades Department, AFL-CIO. In addition, he serves on the General Presidents’ Committee on Contract Maintenance and the National Joint Heavy and Highway Committee. He also serves on the boards of directors for the following organizations: the AFL-CIO Housing Investment Trust, ULLICO, the National Endowment for Democracy, and the National Labor College. Mr. Boland studied at University College Dublin and is a 1996 graduate of the Harvard Trade Union Program. Mr. Boland brings to our board of directors a deep understanding of pension funds.

Randolph C. Coley has served as a director since June 2012. He retired from King & Spalding LLP at the end of 2008 after rejoining King & Spalding in 1999 as a partner in the Houston office. He served on King & Spalding’s policy committee, operating committee, and as Managing Partner of the Houston office. From 1978 to 1996, Mr. Coley practiced corporate and securities law in the Atlanta office of King & Spalding where he headed the firm’s corporate practice. From 1996 to 1999, Mr. Coley served as the Executive Managing Director and head of investment banking at Morgan Keegan & Company. Mr. Coley has served as a member of the securities law task force of NAREIT and has spoken at several NAREIT conferences. He chaired the committee of the State Bar of Georgia that drafted the Georgia Business Combination Statute, which was enacted by the Georgia Legislature and upheld by the federal courts when challenged in connection with a hostile takeover. Mr. Coley also served as a member of the Securities Law Committee of the Corporate and Banking Law Section of the State Bar of Georgia and twice served as Chairperson of the Advanced Securities Law Seminar sponsored by that committee. Mr. Coley earned his undergraduate degree from Vanderbilt University. After working for five years as a commercial banker, he attended the Vanderbilt University School of Law, graduating in 1978. Mr. Coley currently serves on the board of directors, audit committee and nominating and corporate governance committee for Deltic Timber Corp. (NYSE:DEL) and the board of directors, compensation committee and nominating and corporate governance committee for Gastar Exploration Ltd. (NYSE MKT:GST). Mr. Coley brings to our board of directors significant experience in corporate governance and public company best practices, as well capital raising activities.

Lewis Gold, M.D. has served as a director since June 2012. Dr. Gold presently is Executive Vice Chairman and Co-Founder of Sheridan Healthcare, has served on the board of directors of Sheridan Healthcare since its inception and was instrumental in their initial public offering in October 1995. Dr. Gold was Executive Vice President from 1994 to 1999 while Sheridan Healthcare was publicly traded on the NASDAQ (1995-1999). From 1999 until 2010, Dr. Gold held the title of President of Sheridan Healthcare. Dr. Gold originally joined Sheridan Healthcare as a practicing anesthesiologist in 1985. Dr. Gold is a summa cum laude graduate of Albright College in Reading, Pennsylvania. He received his medical degree from Temple University School of Medicine in 1982 and completed his residency at the University of Miami’s Jackson Memorial Hospital. Dr. Gold retains Board Certification in Anesthesiology. Dr. Gold brings to our board of directors significant business expertise and public company experience.

Mack D. Pridgen III has served as a director since June 2012. From 1997 until March 2007, Mr. Pridgen served as General Counsel, Vice President and Secretary of Highwoods Properties, Inc. (NYSE:HIW), a commercial REIT that owns and operates primarily suburban office properties, as well as industrial, retail and residential properties. Prior to joining Highwoods Properties, Inc., Mr. Pridgen was a partner with Smith, Helms, Mulliss and Moore, LLP, with a specialized focus on the tax, corporate and REIT practices. Mr. Pridgen also served as a tax consultant for Arthur Andersen & Co. for 15 years. Mr. Pridgen received his Bachelor of Business Administration and Accounting degree from the University of North Carolina at Chapel Hill and his law degree from the University of California at Los Angeles School of Law. Mr. Pridgen serves on the board of directors and audit committee of AmREIT, Inc. (NYSE: AMRE). Mr. Pridgen’s knowledge and experience in the area of accounting and tax, with a focus on REITs and his experience as a former executive with a publicly-traded REIT contribute to the mix of qualifications and experience the board of directors seeks to maintain.

Sergio Rok has served as a director since June 2012. Mr. Rok is President of Rok Enterprises, Inc., where he has worked since 1983. Mr. Rok is an owner and board member of TransAtlantic Bank based in Florida. Mr. Rok is a graduate of the University of Florida and Florida International University. In addition to his extensive work experience in the community and his previous involvement in banking, Mr. Rok has served or does serve on the following boards: Florida International University School of Business Dean’s Council, Downtown Development Authority (1990—Present), Downtown Miami Partnership, Founding Member (1994), Community Partner for the Homeless (1995—1996), Presidential Estates Association, President (2003), Beth Torah Temple, Board Member (2006), Old Federal Condominiums Association, President (2000—Present), and Flagler First Condominiums Association, President (2008—Present). Mr. Rok brings banking and entrepreneurial business experience, as well as significant real estate development experience.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•	of the seven persons serving on our board of directors, our board of directors has determined that five of those directors satisfy the listing standards for independence of the NASDAQ and Rule 10A-3 under the Exchange Act;

•	we have determined that at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the control share acquisition statute and the business combination provisions in the MGCL; and

•	we do not have a stockholder rights plan.

Board of Directors

Our business is managed through the oversight and direction of our board of directors. A majority of our directors are “independent,” as determined by our board of directors, as such term is defined by the rules of the NASDAQ and Rule 10A-3 under the Exchange Act. Our directors stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Committees of the Board of Directors

Our board of directors has created an audit committee, a compensation committee and a nominating and corporate governance committee, the principal functions of which are briefly described below, and has adopted charters for each of these board committees. Under these charters, each of these committees is composed in such a way as to comply with the listing standards and rules and regulations of the SEC and the NASDAQ, as amended or modified from time to time. Each of these committees is composed exclusively of directors who are “independent” within the meanings of applicable SEC rules and the NASDAQ listing standards. Moreover, the compensation committee is composed exclusively of individuals who are, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code. Our board of directors may from time to time establish certain other committees.

Audit Committee

Our audit committee is composed of three of our independent directors. The members of our audit committee are Messrs. Pridgen, Boland and Coley. Mr. Pridgen serves as the chair the committee and as our audit committee financial expert, as that term is defined by the SEC. The audit committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent public accountants; and

•	the performance of our independent auditors and any internal auditors.

The audit committee is also responsible for engaging our independent public accountants, reviewing with our independent public accountants the plans and results of the audit engagement, approving professional services provided by our independent public accountants, reviewing the independence of our independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our compensation committee is composed of three of our independent directors. The members of our compensation committee are Messrs. Gold, Rok and Boland. Mr. Gold serves as the chair the committee. The principal functions of the compensation committee are to:

•	evaluate the performance and compensation of our Chief Executive Officer;

•	review and approve the compensation and benefits of our executive officers and members of our board of directors;

•	administer our compensation, stock option, stock purchase, incentive or other benefit plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of three of our independent directors. The members of our nominating and corporate governance committee are Messrs. Coley, Rok and Gold. Mr. Coley serves as the chair the committee. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board of directors for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of the board of directors and our corporate governance, and annually recommends to the board of directors nominees for each committee of the board of directors. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and report thereon to the board of directors.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is to be informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to their respective areas of oversight. In particular, our audit committee is responsible for considering and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics which applies to our employees, officers and directors when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors and will be promptly disclosed as required by law or the listing requirements of the NASDAQ.

Limitation of Liability and Indemnification

Our charter includes a provision permitted by Maryland law that limits the personal liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws provide that we will indemnify our directors or officers to the fullest extent permitted by Maryland law. We have entered into indemnification agreements with each of our directors and executive officers which will require us to indemnify such persons to the maximum extent permitted by Maryland law and to pay such persons’ expenses in defending any civil or criminal proceedings related to their service on our behalf in advance of final disposition of such proceeding. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Compensation Committee Interlocks and Insider Participation

None of the proposed members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation committee. See “—Directors and Executive Officers.”

Corporate Leadership Structure

Since the recapitalization, Mr. Baumann has served as our Chairman and Chief Executive Officer. The board of directors believes that our consolidated leadership structure is in the best interests of our stockholders because it provides an efficient and effective management model which fosters direct accountability, effective decision-making and alignment of corporate strategy between our board of directors and management. Because we have combined the role of Chairman and Chief Executive Officer, Mr. Pridgen, one of our independent directors, serves as the lead independent director. Mr. Pridgen presides at all executive sessions of the board of directors, consults with Mr. Baumann regarding agendas for meetings of the board of directors and its constituent committees and acts as a liaison to facilitate teamwork and communication between our executive officers and the independent directors.

Director Compensation

Our board of directors has approved an annual retainer fee for 2013 of $35,000 to each of our independent directors for services as a director, which was paid, at each director’s election, in fully-vested shares of our common stock upon completion of the IPO with each non-employee director at such time receiving 3,500 shares of our common stock. We issued an aggregate of 21,000 shares of our common stock to our non-employee directors as their 2013 annual retainer. We pay an additional annual fee of $7,500 to the chair of the audit committee, an additional annual fee of $3,500 to the chair of the compensation committee and an additional annual fee of $3,500 to the chair of the nominating and corporate governance committee and any other committee of our board of directors. All members of our board of directors receive additional compensation of $2,000 per meeting, payable in cash, and are entitled to reimbursement for their reasonable out-of-pocket costs and expenses in attending our board meetings. If a director is also one of our officers, we do not pay any compensation for services rendered as a director.

The following table provides compensation information paid to each of our non-employee directors during 2012 for his services since the date each director joined our board of directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Total
James Boland	$17,000	—	$17,000
Randolph C. Coley	$17,000	—	$17,000
Lewis Gold	$17,000	—	$17,000
David Levin(1)	$17,000	—	$17,000
Mack D. Pridgen III	$17,000	—	$17,000
Sergio Rok	$17,000	—	$17,000

(1)	Mr. Levin was appointed as Vice-Chairman and President on July 22, 2013. Effective on the date of such appointment, we ceased paying any compensation to Mr. Levin for services rendered as a director.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth the compensation paid in fiscal year 2012 and expected to be paid in fiscal year 2013 to our named executive officers and certain other executive officers. Because we were restructured on June 1, 2012 and our named executive officers and certain other executive officers were not entitled to any compensation from us prior to the completion of the recapitalization, compensation information for prior periods is not applicable. As discussed below under “—Employment Agreements,” we have entered into employment agreements with Messrs. Baumann, Levin and Ross.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards	All Other Compensation		Total
Michael Baumann	2013	$400,000	(1)	—	—	—		$400,000
Chairman and Chief Executive Officer	2012	$292,020	(2)	$350,000	—	$12,000	(3)	$654,020

David Levin	2013	$300,000		—	—	—		$300,000
Vice-Chairman and President(4)	2012	—		—	—	—		—

Richard Ross	2013	$175,000		—	—	—		$175,000
Chief Financial Officer(5)	2012	—		—	—	—		—

Ryan Hanks	2013	$150,000		—	—	—		$150,000
Chief Investment Officer	2012	$42,628	(2)	$200,000	—	—		$242,628

Bert Lopez	2013	$150,000		—	—	—		$150,000
Chief Financial Officer(6)	2012	$87,900	(2)	$100,000	—	—		$187,900

(1)	Until September 26, 2013, Mr. Baumann received an annual base salary of $500,000. At such time, the Company and Mr. Baumann entered into an employment agreement, as more fully described below, and Mr. Baumann’s base salary was changed to $400,000.
(2)	Represents salaries paid to our named executive officers for the period from June 1, 2012 to December 31, 2012.
(3)	Represents car allowance.
(4)	Mr. Levin was appointed as Vice-Chairman and President on July 22, 2013. While he was not a named executive officer for the year ended December 31, 2012, we anticipate that he will be a named executive officer for the year ending December 31, 2013. On September 30, 2013 Mr. Levin received 75,000 fully-vested shares of common stock under our Equity Incentive Plan.
(5)	Mr. Ross was appointed as Chief Financial Officer on August 27, 2013. While he was not a named executive officer for the year ended December 31, 2012, we anticipate that he will be a named executive officer for the year ending December 31, 2013.
(6)	Mr. Lopez served as our Chief Financial Officer and Chief Operating Officer for the period from June 1, 2012 to August 27, 2013 and September 13, 2013, respectively. In connection with Mr. Lopez’s resignation as Chief Operating Officer, we entered into a separation agreement with Mr. Lopez pursuant to which we agreed to pay Mr. Lopez a severance payment equal to $150,000 payable over 12 equal monthly installments, as well as COBRA continuation coverage premiums under our major medical group health plan for a period of up to 12 months. Additionally, as discussed below, the 58,866 shares of restricted stock that Mr. Lopez received under the Equity Incentive Plan upon the completion of the IPO became fully-vested on September 20, 2013.

Grants of Plan-Based Awards

Upon the completion of the IPO, and upon the approval of our board of directors, we issued 301,877 shares of restricted stock under our Equity Incentive Plan to certain of our officers and employees. Specifically, we granted 54,338 shares of restricted stock to Mr. Baumann and 58,866 shares of restricted stock to each of Mr. Lopez and Mr. Hanks. Except for the shares issued to Mr. Lopez, these shares of restricted stock will vest ratably over a four-year period beginning on May 16, 2014. The shares of restricted stock are entitled to receive any dividends paid on our common stock. On September 20, 2013, in connection with Mr. Lopez’s resignation as our Chief Operating Officers and pursuant to a separation agreement between the Company and Mr. Lopez, Mr. Lopez’s 58,866 shares of restricted stock became fully-vested.

On September 30, 2013, we issued 75,000 fully-vested shares of common stock under our Equity Incentive Plan to Mr. Levin, our Vice Chairman and President, in connection with his employment with the Company.

Equity Incentive Plan

On January 24, 2013, our stockholders approved, at the recommendation of our board of directors, the Trade Street Residential, Inc. 2013 Equity Incentive Plan, referred to in this prospectus as our Equity Incentive Plan, to attract and retain independent directors, executive officers and other key employees and individual service providers, including officers and employees of our affiliates. Our Equity Incentive Plan provides for the grant of options to purchase shares of our common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards.

Administration of our Equity Incentive Plan

Our Equity Incentive Plan is administered by the compensation committee of our board of directors, except that our Equity Incentive Plan is administered by our board of directors with respect to awards made to directors who are not employees. This summary uses the term “administrator” to refer to the compensation committee or our board of directors, as applicable. The administrator will approve all terms of awards under our Equity Incentive Plan. The administrator will also approve who will receive grants under our Equity Incentive Plan and the number of shares of our common stock subject to each grant.

Eligibility

All of our employees and employees of our affiliates and our directors are eligible to receive grants under our Equity Incentive Plan. In addition, individuals who provide significant services to us or an affiliate, including individuals who provide services to us or an affiliate by virtue of employment with, or providing services to, our operating partnership, may receive grants under our Equity Incentive Plan.

Share Authorization

We are authorized to issue up to 381,206 shares of our common stock under our Equity Incentive Plan.

In connection with stock splits, dividends, recapitalizations and certain other events, our board of directors will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under our Equity Incentive Plan and the terms of outstanding awards.

If any options or stock appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or are paid in cash without delivery of common stock or if any stock awards, performance units or other equity-based awards are forfeited, the shares of our common stock subject to such awards will again be available for purposes of our Equity Incentive Plan. Shares of our common stock tendered or withheld to satisfy the exercise price or for tax withholding are not available for future grants under our Equity Incentive Plan. If shares of common stock are used in settlement of a stock appreciation right, the number of shares of common stock available under our Equity Incentive Plan shall be reduced by the number of shares for which the stock appreciation right was exercised.

As discussed above, 301,877 shares of restricted stock and 75,000 fully-vested shares of common stock have been issued, and 4,329 shares of common stock remain available for issuance, under our Equity Incentive Plan.

Options

Our Equity Incentive Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of our common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder,” within the meaning of Sections 422 and 424 of the Code). Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the exercise price of an outstanding option may not be reduced without the approval of our stockholders and no payment will be made in cancellation of an option if, on the date of cancellation, the option price exceeds the fair market value of a share of common stock. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of our common stock (or attestation of ownership of shares of our common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”). Incentive stock options may only be granted to our employees and employees of our subsidiaries.

Stock Awards

Our Equity Incentive Plan also provides for the grant of stock awards. A stock award is an award of shares of our common stock that may be subject to restrictions on transferability and other restrictions as the administrator determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. A participant who receives a stock award may have all of the rights of a stockholder as to those shares, including, without limitation, voting rights and rights to receive distributions, provided, however, that if the stock award does not vest solely on account of continued employment or service, dividends paid on the shares of common stock subject to a stock award will be distributed only when, and to the extent that, the stock award vests. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) we will retain custody of the certificates and (iii) a participant must deliver a stock power to us for each stock award.

Stock Appreciation Rights

Our Equity Incentive Plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of our common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Except for adjustments to equitably reflect stock splits, stock dividends or similar events, the initial value of an outstanding stock appreciation right may not be reduced without the approval of our stockholders and no payment will be made in cancellation of a stock appreciation right if, on the date of cancellation, the initial value exceeds the fair market value of a share of common stock. Stock appreciation rights will become exercisable in accordance with terms determined by the administrator. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted in tandem with an incentive stock option awarded to a “ten percent stockholder.”

Performance Units

Our Equity Incentive Plan also authorizes the grant of performance units. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of our common stock, if performance goals established by the administrator are met. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating partnership, the participant’s performance or such other criteria as determined by the administrator. If the performance goals are met, performance units will be paid in cash, shares of our common stock, other securities or property or a combination thereof.

Incentive Awards

Our Equity Incentive Plan also authorizes the administrator to make incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The administrator will establish the requirements that must be met before an incentive award is earned and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the administrator. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment which may be in cash, shares of our common stock or a combination of cash and common stock.

Other Equity-Based Awards

The administrator may grant other types of stock-based awards as other equity-based awards under our Equity Incentive Plan, including LTIP units. Other equity-based awards are payable in cash, shares of our common stock or shares or units of such other equity, or a combination thereof, as determined by the administrator. The grant of other equity-based awards that are LTIPs will reduce the number of shares of common stock that may be issued under our Equity Incentive Plan on a one-for-one basis. The terms and conditions of other equity-based awards are determined by the administrator.

LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under our Equity Incentive Plan, reducing the plan’s share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as units in our operating partnership, which distributions will generally equal per share distributions on shares of our common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with units in our operating partnership with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the operating partnership’s valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unitholders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of units in our operating partnership, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Dividend Equivalents

The administrator may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been reinvested in shares of our common stock or otherwise reinvested) and may be payable in cash, shares of our common stock or other property or a combination of the two. However, if the performance units or other equity-based awards do not vest solely on account of continued employment or service, divided equivalents will be distributed only when, and to the extent that, the underlying award vests. The administrator will determine the terms of any dividend equivalents.

Initial Awards

Upon the completion of the IPO, and upon the approval of our board of directors, we issued 301,877 shares of restricted stock under our Equity Incentive Plan to certain of our officers and employees. Specifically, we granted 54,338 shares of restricted stock to Mr. Baumann and 58,866 shares of restricted stock to each of Mr. Lopez and Mr. Hanks. Except for the shares issued to Mr. Lopez, these shares of restricted stock will vest ratably over a four-year period beginning on May 16, 2014. The shares of restricted stock are entitled to receive any dividends paid on our common stock. On September 20, 2013, in connection with Mr. Lopez’s resignation as our Chief Operating Officers and pursuant to a separation agreement between the Company and Mr. Lopez, Mr. Lopez’s 58,866 shares of restricted stock became fully-vested

Change in Control

If we experience a change in control, the administrator may, at its discretion, provide that outstanding options, stock appreciation rights, stock awards, performance units, incentive awards or other equity-based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity, subject to Section 409A of the Code. The administrator may also provide that outstanding options and stock appreciation rights will be fully exercisable upon the change in control, restrictions and conditions on outstanding stock awards will lapse upon the change in control and performance units and incentive awards or other equity-based awards will become earned and nonforfeitable in their entirety. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity based awards in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price or initial value).

In summary, a change of control under our Equity Incentive Plan occurs if:

•	an individual, entity or affiliated group acquires, in a transaction or series of transactions, more than 50% of (i) the outstanding shares of our common stock (taking into account as outstanding for this purpose shares of our common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire shares of our common stock) or (ii) the total combined voting power of our outstanding securities;

•	members of our board of directors on the effective date of our Equity Incentive Plan (“incumbent directors”) cease to constitute a majority of the members of our board of directors, provided that any individual who becomes a director and whose election or nomination for election to our board of directors was approved by a vote of at least two-thirds of the then incumbent directors will be deemed an incumbent director;

•	there occurs a merger, consolidation, reorganization, statutory share exchange or similar form of corporate transaction, unless (i) the holders of our voting securities immediately prior to such transaction have more than 50% of the combined voting power of the securities in the surviving entity and (ii) at least a majority of the members of the board of directors of surviving entity are incumbent directors at the time of our board of directors’ approval of the execution of the initial agreement providing for such transaction; or

•	we directly or indirectly sell, transfer or otherwise dispose of all or substantially all of our assets to a person other than one of our subsidiaries in one or a series of related transactions (other than by way of merger or consolidation).

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a U.S. federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under our Equity Incentive Plan could be treated as parachute payments. In that event, our Equity Incentive Plan provides that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under our Equity Incentive Plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits. Our Equity Incentive Plan provides that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification or other payment from us for the 20% excise tax.

Amendment; Termination

Our board of directors may amend or terminate our Equity Incentive Plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve, among other things, any amendment that (i) materially increases the benefits accruing to participants under our Equity Incentive Plan, (ii) materially increases the aggregate number of shares of our common stock that may be issued under our Equity Incentive Plan (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or (iii) materially modifies the requirements as to eligibility for participation in our Equity Incentive Plan. Unless terminated sooner by our board of directors or extended with stockholder approval, our Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our board of directors adopted our Equity Incentive Plan.

Employment Agreements

We have entered into employment agreements with Messrs. Baumann, Levin and Ross. Set forth below is a description of the anticipated terms of each employment agreement.

The employment agreements have a three year term with automatic annual renewal thereafter, unless the executive or we provides notice of non-renewal to the other party. The employment agreements provide for an initial base salary of $400,000 to Mr. Baumann, an initial base salary of $300,000 to Mr. Levin and an initial base salary of $175,000 to Mr. Ross, to be adjusted annually thereafter at the discretion of the board of directors or the compensation committee based on the performance of the executive and us. Pursuant to the employment agreements, the executives are eligible to receive an annual bonus in the event we or the executive, or both, respectively, achieve certain financial performance and personal performance targets to be established by the board of directors or the compensation committee pursuant to a cash compensation incentive plan or similar plan to be established by us under our Equity Incentive Plan. The executive are also eligible to participate in other compensatory and benefit plans available to all employees.

The employment agreements provide that, if the executive’s employment is terminated:

•	by mutual agreement between the executive and us, by us for “cause” or by the executive without “good reason,” then we shall pay the executive: (i) all accrued but unpaid wages through the termination date; (ii) all earned and accrued but unpaid bonuses; and (iii) all approved, but unreimbursed, business expenses;

•	by us without “cause” or by the executive for “good reason,” then we shall pay the executive: (i) all accrued but unpaid wages through the termination date; (ii) all accrued but unused vacation for the year in which the termination occurs through the termination date; (iii) all approved, but unreimbursed, business expenses; (iv) all earned and accrued but unpaid bonuses; (v) any COBRA continuation coverage premiums required for the coverage of the executive (and his eligible dependents) under our major medical group health plan, generally for a period of 18 months or, if less, until the executive or his eligible dependent is no longer entitled to COBRA coverage; and (vi) a separation payment equal to the sum of three times (3x) Mr. Baumann’s or Mr. Levin’s (A) then current base salary and (B) average annual bonus for the two annual bonus periods completed prior to termination, or one and one-half times (1.5x) Messrs. Hanks’ or Ross’s then current base salary, as applicable, with such separation payment being payable over a period of 36 months with respect to Mr. Baumann and Mr. Levin and 18 months with respect to Messrs. Hanks and Ross. Additionally, all of the executive’s outstanding unvested equity-based awards (including, but not limited to, restricted stock and restricted stock units) granted pursuant to the Equity Incentive Plan, will vest and become immediately exercisable and unrestricted, without any action by our board of directors or any committee thereof;

•	due to the executive’s death or “disability,” then we shall pay the executive (or the executive’s estate and/or beneficiaries, as the case may be): (i) all accrued but unpaid wages through the termination date; (ii) all earned and accrued but unpaid bonuses prorated to the date of his death or disability; (iii) all approved, but unreimbursed, business expenses; and (iv) any COBRA continuation coverage premiums required for the coverage of the executive (or his eligible dependents) under our major medical group health plan, generally for a period of 18 months or, if less, until the executive or his eligible dependent is no longer entitled to COBRA coverage. Additionally, all of the executive’s outstanding unvested equity-based awards (including, but not limited to, restricted stock and restricted stock units) granted pursuant to the Equity Incentive Plan, will vest and become immediately exercisable and unrestricted, without any action by our board of directors or any committee thereof.

In the event we elect not to renew the executive’s employment agreement at the end of the term or any renewal term, we will be required to provide the executive with the same payments and benefits that he would be entitled to receive if we were to terminate his employment agreement without “cause” as described above, except that the separation payment described above will be equal to one times (1x) the sum of Mr. Baumann’s or Mr. Levin’s (A) then current base salary and (B) average annual bonus for the two annual bonus periods completed prior to the non-renewal of the employment agreement, or one times (1x) Messrs. Hanks’ or Ross’s then current base salary, as applicable. The amount of such separation payment will be determined on the date of non-renewal, and the amount payable at that time will be the amount of the separation payment as so determined, reduced dollar-for-dollar by all salary and bonus payments made to the executive for services as an employee after the non-renewal of his employment agreement. The separation payment will be payable on the first regular payroll payment date occurring after the thirtieth (30th) day following the date of non-renewal and will be payable over a period of 12 months. Additionally, in the event of our non-renewal of the employment agreement, all of the executive’s outstanding unvested equity-based awards (including, but not limited to, restricted stock and restricted stock units) granted pursuant to the Equity Incentive Plan, will vest and becoming immediately exercisable and unrestricted, without any action by our board of directors or any committee thereof.

In addition, the employment agreements contain certain provisions that require the executives to comply with restrictions on competition with us and on solicitation of our tenants and employees during the term of their employment and for a period of two years following any termination.

Additionally, in the event that we terminate the employment agreement without “cause” or the executive terminates for “good reason” within one (1) year following a “change of control” (as defined in the employment agreements), then we shall pay the executive: (i) all accrued but unpaid wages through the termination date; (ii) all earned and accrued but unpaid bonuses; (iii) all approved, but unreimbursed, business expenses; and (iv) a separation payment equal to the sum of three times (3x) Mr. Baumann’s or Mr. Levin’s, or two times (2x) Messrs. Hanks’ or Ross’s, as applicable, (A) then current base salary and (B) average annual bonus for the two annual bonus periods completed prior to the termination. Additionally, upon such event, all of the executive’s outstanding unvested equity-based awards (including, but not limited to, restricted stock and restricted stock units) granted pursuant to the Equity Incentive Plan, will vest and becoming immediately exercisable and unrestricted, without any action by our board of directors or any committee thereof.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investment Policies

Investment in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through our operating partnership. Our principal investment objectives are to provide our stockholders with current income, to increase the cash flow and value of our portfolio of properties and increase the value of shares of our common stock. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and other strategic objectives, see “Business and Properties.”

We expect to implement our investment strategies through the acquisition, ownership, operation and management of apartment communities. We focus on identifying our market (both geographic and consumer), effectively managing our properties, offering the highest possible level of customer service to our residents and streamlining our management structure. We seek to acquire properties in areas within the southeastern United States and Texas, exhibiting substantial economic growth and a rapidly expanding job base in which we can establish a significant market presence in the apartment community marketplace. We believe apartment communities in these markets offer attractive long-term investment returns. We also believe there are attractive opportunities both within and beyond the markets in which we currently operate. Although we intend to focus on the property types, markets and locations discussed above under “Business and Properties,” our future investment activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with our status as a REIT for U.S. federal income tax purposes. In addition, we intend to purchase or lease income-producing properties for long-term investment. We may also expand and improve the properties we will own upon completion of this offering or that we may subsequently acquire, and we may sell such properties, in whole or in part, when circumstances warrant.

We also may participate with third parties in property ownership and development, through joint ventures, partnerships or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly decreasing our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in contributed or acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness we incur when we acquire or refinance these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

We may seek selective development opportunities, including the selective development of our Land Investments, primarily through unconsolidated joint ventures with highly-qualified regional and/or national third party developers in markets where demographic trends favor the delivery of additional multifamily units. However, in certain limited instances where our board of directors determines that the benefits significantly outweigh the risks, we may develop additional apartment units ourselves utilizing our debt and equity capital resources.

Investments in Real Estate Mortgages

Although we have no current intention of doing so, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. If we choose to invest in mortgages, we would expect to invest in mortgages secured by multifamily apartment properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage.

Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment. We do not presently intend to invest in real estate mortgages. We will limit any investments in securities so that we do not fall within the definition of an investment company under the Investment Company Act.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although we have no current intention of doing so, subject to the percentage of ownership limitations, asset tests and gross income tests necessary for REIT qualification, we may invest, without stockholder approval, in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. While we may attempt to diversify our investments, in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in one entity, property or geographic area. In any event, we do not intend that any such investments in securities will require us to register as an investment company under the Investment Company Act, and we intend to divest securities before any registration would be required.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Investments Requiring Unanimous Written Consent of our Independent Directors

Our board of directors has adopted a policy that requires unanimous written consent of our independent directors for any of the following actions:

(i) Any modification or amendment of our articles of restatement and bylaws, operating agreement or similar organizational documents (whether by merger, consolidation or otherwise) in any manner adverse to the non-manager directors;

(ii) Entering into, payment or granting of any individual or series of related retention agreements or bonuses, signing bonuses, stock option awards, stock incentive rights (including any phantom stock) or any similar employee compensation-related agreements or arrangements if and to the extent that the aggregate of all of the foregoing would exceed in the aggregate during any calendar year 10% of our market capitalization as of December 31, 2014 or February 14, 2014, depending on which date our Market Capitalization is higher, or that, in the aggregate, exceeds $5,000,000 in value during any calendar year, determined as of the date of grant with respect to equity awards and as of the date of payment with respect to cash awards or similar arrangements;

(iii) Any purchase of shares of common stock or capital stock from members of our board of directors, our management or their respective affiliates (other than deemed repurchases in connection with the surrender of shares by members of the board of directors, our management or their respective affiliates to us to satisfy any customary tax withholding in connection with vesting of restricted stock or cashless exercises of stock options);

(iv) Any issuance, sale or placement of common stock, other capital stock or securities convertible or exchangeable into common stock or other capital stock of the company or our subsidiaries, other than a Permitted Issuance, as described below, at a price per share (net of any discounts, commissions, or other direct or indirect payments, whether in cash or other value) or deemed price per share (i.e. conversion, exchange or exercise price) of common stock less than $6.33 per share.

A “Permitted Issuance” means (a) any issuance of capital stock upon the exercise of options, warrants or other rights to subscribe for, purchase or otherwise acquire share of our capital stock outstanding and publicly disclosed as November 8, 2013 and in accordance with their terms as in effect on the date of the Standby Purchase Agreement, (b) any issuance, sale or authorization pursuant to our currently existing and publicly filed compensation arrangements for our directors, officers, employees, consultants and agents, (c) any issuance, sale or authorization pursuant to any future compensation arrangements for our directors, officers, employees, consultants and agents that are approved by our Compensation Committee, (d) any issuance, sale or placement of capital stock as consideration in any acquisition transaction the primary purpose of which is not to raise capital, including any change of control, that has been approved by our board of directors and does not violate this policy, (e) any issuance of capital stock, and (f) any issuance of common units or limited partnership interests in the Operating Partnership upon conversion of contingent or preferred units issued as of the date this policy has been adopted by our board of directors, and any issuance of common stock upon redemption of common units in the Operating Partnership that are issued and outstanding or otherwise permitted to be issued pursuant to clause (d) above as of November 12, 2013;

(v) Any transaction, including any modification of rights, involving our Class A preferred stock or the Class B contingent units issued by the Operating Partnership;

(vi) Any guarantee of, incurrence of or issuance of recourse debt or recourse capital stock that is redeemable at any time by us or our Operating Partnership, which guarantees, incurrences or issuances during any calendar year are in a principal amount or create an obligation or potential obligation of us for a payment amount greater than $50,000,000 (after counting a guarantee and its related debt only once); and for any issuance of capital stock other than common stock for consideration or value greater than $50,000,000 in the aggregate in any calendar year;

(vii) Any acquisition or series of related acquisitions, the purchase price of which would equal more than fifty percent (50%) of our market capitalization immediately prior to execution of definitive documentation for any such acquisition;

(viii) The hiring or firing of our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Operating Officer or President or any similar position; and

(ix) A determination that it is no longer in our best interest to qualify as a REIT.

Dispositions

We may selectively dispose of fully stabilized assets in our portfolio to redeploy capital into higher yielding investments if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our stockholders’ best interest. Any decision to dispose of a property will be made by our board of directors or the investment committee of our board of directors.

Financing Policies

We expect to fund property acquisitions initially through a combination of any cash available from offering proceeds and debt financing, including borrowings under our credit facility and traditional mortgage loans. Where possible, we also anticipate using common units issued by our operating partnership to acquire properties from existing owners seeking a tax-deferred transaction. In addition, we may use a number of different sources to finance our acquisitions and operations, including cash provided by operations, secured and unsecured debt, issuance of debt securities, perpetual and non-perpetual preferred stock, additional common equity issuances, letters of credit or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Our board of directors has adopted a policy limiting the amount of debt and preferred stock we can incur or issue to $50.0 million in the aggregate during any calendar year without unanimous approval by our independent directors. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, our board of directors may increase our indebtedness beyond the policy limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to pay distributions to our stockholders. See “Risk Factors—Risks Related to Our Debt Financings—Our debt obligations outstanding upon completion of this offering will reduce our cash available for distribution and may expose us to the risk of default” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

As of September 30, 2013, on a pro forma basis after giving effect to this offering and the use of the net proceeds therefrom, our outstanding indebtedness was $289.0 million with a weighted average debt maturity of approximately 8.7 years and a weighted average interest rate of 4.1% per annum. Our overall leverage will depend on our investments and the cost of leverage.

Conflict of Interest Policies

Our charter and bylaws do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct. However, we have adopted a code of business conduct and ethics that prohibits conflicts of interest between our officers, employees and directors, on the one hand, and our company on the other hand, except in compliance with the policy. See “Management—Code of Business Conduct and Ethics.” Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with the NASDAQ and SEC requirements. In addition, we have adopted corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and serve our interests and those of our stockholders.

Our board of directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Conflicts of interest could also arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other hand. Our directors and officers have duties to us and our stockholders under applicable Maryland law in connection with their management of us. At the same time, as the parent of the general partner of our operating partnership, we have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to us and our stockholders. In the event that a conflict of interest exists between the interests of our stockholders, on the one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners in favor of our stockholders. The limited partners of our operating partnership have expressly acknowledged that in the event of such a determination by us, as the parent of the sole general partner of our operating partnership, we will not be liable to the limited partners for losses sustained or benefits not realized in connection with such a determination.

Unless otherwise provided for in our partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. However, the partnership agreement expressly limits our liability by providing that neither the general partner of our operating partnership, nor any of our directors or officers will be liable to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission, if we or such director or officer acted in good faith. In addition, our operating partnership is required to indemnify us and our directors, officers and other employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, provided that our operating partnership will not indemnify for (a) willful misconduct or a knowing violation of the law, (b) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Pursuant to Maryland law, each director and officer is obligated to offer to us any business opportunity (with certain limited exceptions) that comes to him or her in his or her capacity as a director or officer and that we have an interest in pursuing or reasonably could be expected to have an interest in pursuing.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law, we, as the parent of the general partner, may have a fiduciary duty to the limited partners of our operating partnership and, consequently, such transactions also may be subject to the duties of care and loyalty that the general partner owes to limited partners in our operating partnership (to the extent such duties have not been modified pursuant to the terms of the partnership agreement). We have adopted a policy that requires that all contracts, transactions and relationships between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Lending Policies

We may not make loans to our directors, officers or other employees except in accordance with our code of business conduct and ethics and applicable law. We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties when providing that financing will increase the value to be received by us for the property sold. We may make loans to joint-development projects in which we may participate in the future. We have not engaged in any lending activities in the past, and we do not intend to do so in the future.

Reporting Policies

We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we are required to file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information.”

Policies with Respect to Other Activities

We have authority, without stockholder approval, to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise re-acquire our common stock or other securities in exchange for property in the open market or otherwise, and we may engage in such activities in the future. Except in connection with our reorganization transaction, we have not issued common stock, common units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. We may offer common units of our operating partnership in exchange for property. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to maintain our qualification as a REIT, unless our board of directors determines that it is no longer in our best interest to maintain our qualification as a REIT due to circumstances or changes in the Code or the Treasury regulations. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 16, 2013 by (i) each person known by us to own more than 5% of our outstanding shares of common stock, (ii) our directors, named executive officers and certain other executive officers and (iii) by all directors, named executive officers and certain other executive officers as a group. The table below does not give effect to this offering or the issuance of shares of our common stock to the Backstop Investor pursuant to the Standby Purchase Agreement or the Stockholders Agreement or to Messrs. Baumann and Levin pursuant to the Management Purchase Agreement. For more information regarding the Backstop Investor’s potential ownership in our company after giving effect to the Rights Offering Transaction, see “The Rights Offering—Effects of the Rights Offering Transaction on the Backstop Investor’s Stock and Ownership.” Except as otherwise indicated below, the address of each director, named executive officer and executive officer listed below is c/o Trade Street Residential, Inc., 19950 West Country Club Drive, Suite 800, Aventura, Florida 33180.

Unless otherwise indicated in the footnotes, the listed beneficial owners have sole voting and investment power over all shares.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Percent of Common Stock Before Offering(1)
5% Stockholders
Trade Street Property Fund I, LP Liquidating Trust(2)	3,466,535		30.23%
BCOM Real Estate Fund, LLC Liquidating Trust(2)(3)	870,683		7.59%
Jacobs Asset Management, LLC(4)	597,900		5.21%
Forward Management, LLC(5)	1,143,700		9.97%
Forward Select Income Fund(5)	970,000		8.46%

Named Executive Officers and Executive Officers:
Michael Baumann	140,539	(3)(6)	1.23%
David Levin(7)	120,166	(8)	1.05%
Ryan Hanks	58,866	(11)	*
Bert Lopez(8)	58,866	(12)	*
Richard Ross(13)	—		—

Directors:
James Boland	3,500	(10)	*
Randy Coley	3,500	(10)	*
Lewis Gold	20,166	(10)(14)	*
Mack D. Pridgen III	3,500	(10)	*
Sergio Rok	3,500	(10)	*

All executive officers, directors and director nominees as a group (ten persons)	412,603		3.6%

*	Less than 1%
(1)	Based on 11,468,665 shares of common stock outstanding as of December 16, 2013, the record date.
(2)

Address of trustee is 541 Cypress Point Drive West, Pembroke Pines, Florida 33027. See “Our Recapitalization and Structure” for a discussion of the liquidating trusts. Includes an aggregate of 940,241 shares of common stock owned by BREF/BUSF Millenia Associates, LLC, an entity owned and controlled by Trade Street Property Fund I, LP Liquidating Trust and BCOM Real Estate Fund, LLC Liquidating Trust. The ultimate voting or dispositive control over the shares of common stock is held by Michael Fellner, who serves as the series trustee of the series trusts of the liquidating trusts. The liquidating trusts are required by their governing documents to distribute to the trusts’ beneficial owners the shares of common stock owned, including shares owned by BREF/BUSF Millenia Associates, LLC, by them no later than

May 31, 2015 unless such date is extended in the trustee’s discretion. If the shares of common stock had been distributed to the beneficial owners on November 12, 2013, the following table represents the beneficial owners of Trade Street Property Fund I, LP Liquidating Trust and BCOM Real Estate Fund, LLC Liquidating Trust that would have owned more than 5% of our outstanding common stock as of November 12, 2013.

Beneficial Owner	Number of Shares Upon Distribution of Liquidating Trust	Percent of Common Stock Before Offering
Trade Street Property Fund I, LP Liquidating Trust:
United Brotherhood of Carpenters Pension Plan	623,976	5.44%
Southwest Carpenters Pension Fund	1,247,952	10.88%
Ironworkers District Council of Tennessee Valley & Vicinity Welfare, Pension & Annuity Plans	720,274	6.28%

(3)	Pursuant to the operating agreement of BCOM Real Estate Fund, LLC as in effect prior to the recapitalization, BCOM Real Estate Fund, LLC was obligated to reimburse entities controlled by Mr. Baumann for certain amounts advanced to or paid on behalf of BCOM Real Estate Fund, LLC. Immediately prior to formation of the BCOM Real Estate Fund, LLC Liquidating Trust, on May 31, 2012 this reimbursable amount was approximately $10.6 million. The $10.6 million reimbursable amount may in the future be settled in part through a transfer by BCOM Real Estate Fund, LLC Liquidating Trust to Mr. Baumann or entities controlled by Mr. Baumann of shares of common stock. If BCOM Real Estate Fund, LLC Liquidating Trust transferred all shares of common stock owned by it (amounting to approximately $3.1 million based on the $6.33 per share offering price) to Mr. Baumann or entities controlled by him, then after such transfer, Mr. Baumann would beneficially own 700,504 shares of common stock, or approximately 1.9% of our pro forma as adjusted outstanding common stock.
(4)	Sy Jacobs is the control person for this stockholder. The address of this stockholder is 11 East 26th Street, Suite 1900, New York, New York 10010.
(5)	The address of this stockholder is 101 California Street, Suite 1600, San Francisco, California 94111.

If only half of the holders exercise their subscription rights, the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 45.93% (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee).

(6)	Includes (i) 33,333 shares of common stock held by Mr. Baumann and his wife; (ii) 52,868 shares of common stock held by Post Oak Partners, LLC, an entity controlled by Mr. Baumann and (iii) 54,338 shares of restricted stock granted to Mr. Baumann upon completion of the IPO, which are subject to vesting over a four-year period. Excludes (i) an unknown number of shares of common stock for which common units may be redeemed following conversion of 71,711 Class B contingent units held by Trade Street Capital, LLC and Trade Street Adviser GP, Inc., entities controlled by Mr. Baumann; and (ii) an unknown number of shares of common stock for which common units may be redeemed following conversion of 139,204 Class B contingent units held by Mr. Baumann and his wife. See “Our Operating Partnership and the Operating Partnership Agreement—Operating Partnership Units” for a description of the conversion rights of our Class B contingent units.
(7)	Mr. Levin was appointed as Vice-Chairman and President on July 22, 2013. While he was not a named executive officer for the year ended December 31, 2012, we anticipate that he will be a named executive officer for the year ending December 31, 2013.
(8)	Mr. Lopez’s address is 5711 Maggiore St., Coral Gables, Florida 33146.
(9)	Includes 25,000 shares of common stock acquired in the IPO and 75,000 fully-vested shares issued under our Equity Incentive Plan.
(10)	Includes 3,500 shares of common stock granted in lieu of cash for the 2013 annual retainer fee of $35,000.

(11)	Includes 58,866 shares of restricted stock granted upon completion of the IPO, which are subject to vesting over a four-year period.
(12)	Mr. Lopez served as our Chief Financial Officer and Chief Operating Officer for the period from June 1, 2012 to August 27, 2013 and September 13, 2013, respectively. As a result of Mr. Lopez’s resignation on September 13, 2013, the 58,866 shares of restricted stock that Mr. Lopez received under the Equity Incentive Plan upon the completion of the IPO became fully-vested on September 20, 2013.
(13)	Mr. Ross was appointed as Chief Financial Officer on August 27, 2013. While he was not a named executive officer for the year ended December 31, 2012, we anticipate that he will be a named executive officer for the year ending December 31, 2013.
(14)	Includes shares of common stock held in the name of EGGE, LLC, an entity controlled by Mr. Gold.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization Transaction

In the recapitalization described elsewhere in this prospectus, the Trade Street Funds contributed all of their respective interests in the entities that own the Contributed Properties and the Contributed Land Investments to our operating partnership in exchange for 3,396,976 shares of our common stock and 173,326 shares of our Class A preferred stock. In addition, Trade Street Capital and Trade Street Adviser GP, Inc., which are owned and controlled by Mr. Baumann, as well as Mr. Baumann and his wife transferred to our operating partnership 100% of the ownership interest in two limited liability companies that advised and managed the apartment communities owned by the Trade Street Funds in exchange for an aggregate of 546,132 common units, 98,304 Class B preferred units and 98,304 Class C preferred units. The Class B preferred units and the Class C preferred units were consolidated on February 8, 2013 into a single class of partnership units designated as Class B contingent units. On March 26, 2013, the partners entered into the Second Amended and Restated Agreement of Limited Partnership, which eliminated the common units owned by Trade Street Capital, Trade Street Adviser GP, Inc. and Mr. and Mrs. Baumann and amended the terms of the Class B contingent units. See “Our Recapitalization and Structure.”

Employment Agreements

We have entered into employment agreements with Messrs. Baumann, Levin and Ross, which provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances. The material terms of the agreements with our named executive officers are described under “Executive Compensation—Employment Agreements.”

Credit Facility Agreement

On January 31, 2013, our operating partnership entered into a $14.0 million senior secured revolving credit facility for which BMO Harris Bank N.A. is serving as sole lead arranger and administrative agent. We serve as the guarantor for any funds borrowed by the operating partnership as borrower under the credit facility. The credit facility has a term of three years and allows for borrowings of up to $14.0 million, with an accordion feature that will allow us to increase the availability thereunder by $66.0 million to an aggregate of $80.0 million under certain conditions as additional properties are included in the borrowing base. As of September 30, 2013, due to certain borrowing restrictions set forth in the credit facility, we had approximately $0.5 million available under the credit facility. Under the Credit Facility Agreement, a change of control of our company will result in an event of default. As the Rights Offering Transaction may result in a change of control, we will obtain consents with regards to the change of control event of default. If we are unable to obtain the necessary consents, we will terminate the Rights Offering.

Equity Incentive Plan

Our board of directors has adopted, and our stockholders have approved, our Equity Incentive Plan for our directors, officers, employees and consultants. We are authorized to issue up to 381,206 shares of our common stock under our Equity Incentive Plan.

Upon the completion of the IPO, and upon the approval of our board of directors, we issued 301,877 shares of restricted stock under our Equity Incentive Plan to certain of our officers and employees. Specifically, we granted 54,338 shares of restricted stock to Mr. Baumann and 58,866 shares of restricted stock to each of Mr. Lopez and Mr. Hanks. Except for the shares issued to Mr. Lopez, these shares of restricted stock will vest ratably over a four-year period beginning on May 16, 2014. The shares of restricted stock are entitled to receive any dividends paid on our common stock. The stock award agreements pursuant to which the foregoing grants were made, or the Stock Award Agreements, contain change of control provisions pursuant to which all outstanding awards granted pursuant to the Stock Award Agreements will automatically vest upon a change of control of the Company. We will obtain signed, written waivers to the change of control provisions in the Stock Award Agreements that may be triggered by the Rights Offering Transaction. However, in the event we do not obtain all necessary consents, we will terminate the Rights Offering.

On September 20, 2013, in connection with Mr. Lopez’s resignation as our Chief Operating Officers and pursuant to a separation agreement between the Company and Mr. Lopez, Mr. Lopez’s 58,866 shares of restricted stock became fully-vested.

On September 30, 2013, we issued 75,000 fully-vested shares of common stock under our Equity Incentive Plan to Mr. Levin, our Vice Chairman and President, in connection with his employment with the Company. See “Executive Compensation—Equity Incentive Plan.”

Prior Private Placement

In August 2012, we issued 178,333 shares of our common stock in a private placement at a price equal to $15.00 per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cash Flows for the Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011” for a discussion of the private placement. Mr. Baumann and his wife purchased 33,333 shares of our common stock at an aggregate price of $500,000, our director Mr. Levin purchased 16,666 shares of our common stock at an aggregate price of $250,000 and an entity controlled by our director Mr. Gold purchased 16,666 shares of our common stock at an aggregate price of $250,000. The shares of our common stock issued were unregistered and sold in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Standby Purchase Agreement

We have entered into the Standby Purchase Agreement dated November 12, 2013 with the Backstop Investor, pursuant to which the Backstop Investor has agreed to purchase from us, subject to the terms and conditions thereof, at the Rights Offering subscription price of $6.33, unsubscribed shares of our common stock such that the gross proceeds of the Rights Offering will be $100.0 million (minus the aggregate dollar value of the Management Purchase Commitment) and an additional $50.0 million in shares of common stock, or the Additional Purchase Commitment. In addition, as a condition to the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice Chairman and President, David, Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns. See “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement.”

Stockholders Agreement

The shares issued pursuant to the Standby Purchase Agreement to the Backstop Investor and pursuant to the Management Purchase Agreement to Messrs. Baumann and Levin will be issued in a private placement transaction, exempt from the registration requirements of the Securities Act and, accordingly, will be restricted securities. We intend to enter into a stockholders agreement with the Backstop Investor and Messrs. Baumann and Levin granting demand and piggy-back registration rights with respect to the shares issued to them pursuant to the Standby Purchase Agreement and the Stockholders Agreement. We will also agree to use our reasonable best efforts to file with the SEC, prior to the first anniversary of the closing of this offering, a registration statement covering the resale at any time or from time to time of all shares of our common stock purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement and the Stockholders Agreement. In addition, we will grant a right to elect board members under certain conditions, a liquidity right exercisable under certain conditions related to our common stock price and certain negative control rights to the Backstop Investor. See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement.”

Management Purchase Agreement

As a condition to the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice Chairman and President, David Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of $6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns. All shares issued to Messrs. Baumann and Levin pursuant to the Management Purchase Agreement will be issued in a private placement transaction, exempt from the registration requirements of the Securities Act and, accordingly, will be restricted securities. See “The Agreement with the Backstop Investor and Related Agreements—The Management Purchase Agreement.”

Indemnification of Officers and Directors

Our charter and bylaws provide for certain indemnification rights for our directors and officers, and we have entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Maryland law. See “Management—Limitation of Liability and Indemnification.”

Former Board Member Relationship

During the year ended December 31, 2012, we incurred legal fees totaling approximately $524,000 with a law firm of which a former member of our board of directors, Gerald Greenspoon, is the managing shareholder. The fees were incurred for legal services in connection with our recapitalization, certain acquisitions and other general corporate legal services. Effective December 17, 2012, Mr. Greenspoon no longer serves as a member of our board of directors.

Family Relationships

Greg Baumann, the son of Mr. Baumann, serves as our Vice President and General Counsel, and he received a salary of $72,917 for the period from June 1, 2012 to December 31, 2012. We have entered into an employment agreement with Greg Baumann pursuant to which he is paid a salary of $125,000 per year.

Related Party Transaction Policy

Our board of directors has adopted a Related Party Transaction Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related party transactions must be reviewed and approved by the Audit Committee in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by the Audit Committee after it becomes reasonably apparent that such transaction constituted a related party transaction. The term “related party transaction” refers to a transaction involving more than $120,000 in which we or any of our subsidiaries are or will be a participant, and in which a related party has or will have a direct or indirect interest. This policy was not yet in place at the time of the private placement in August 2012 or the other transactions set forth above, and therefore such transactions were not reviewed under such policy. However, Messrs. Baumann, Levin and Gold participated in the private placement on the same terms and at the same price per share as all other participants in the private placement. All related party transactions will be reviewed pursuant to the Related Party Transaction Policy in the future. The board of directors has reviewed and approved the salary payable to Greg Baumann.

At the time of the recapitalization transaction, Feldman had a policy in place with respect to related party transactions that required a majority of Feldman’s disinterested directors to approve each related party transaction. The policy generally encompassed transactions involving amounts exceeding $120,000 between the company and a related party, which included Feldman’s directors and executive officers, or their immediate family members, or stockholders owning 5% or more of Feldman’s outstanding stock. The policy also permitted the Feldman board of directors, in the judgment of the disinterested directors, to obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated stockholders. Because the recapitalization transaction did not constitute a related party transaction within the scope of Feldman’s related party transactions policy, the Feldman board of directors was not required to consider Feldman’s related party transaction policy when evaluating the recapitalization transaction.

DESCRIPTION OF STOCK

The following summary of the material terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

General

We were formed as a Maryland corporation on July 14, 2004. Our charter provides for a perpetual duration. Pursuant to our charter, we may issue up to 1,000,000,000 shares of our common stock, $0.01 par value per share, or common stock, and 50,000,000 shares of preferred stock, $0.01 par value per share, or the preferred stock. As of September 30, 2013, 11,468,665 of common stock and no preferred stock issued and outstanding. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations. The reverse stock split did not have an impact on our authorized capitalization.

Preferred Stock

Subject to limitations prescribed by the MGCL and our charter, our board of directors is authorized to issue, from the authorized but unissued shares of stock, shares of preferred stock in class or series and to establish from time to time the number of shares of preferred stock to be included in the class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of each class or series.

Class A Preferred Stock

Our board of directors has classified and designated 423,326 shares of Class A preferred stock, par value $0.01 per share, or the Class A preferred stock. Holders of Class A preferred stock have no voting rights other than, in certain instances, with respect to amendments or revisions to our charter that would materially or adversely affect any right, preference, privilege or voting power of the Class A preferred stock.

With respect to rights to the payment of liquidating and nonliquidating distributions of assets, the Class A preferred stock ranks senior to all classes of common stock. Upon any voluntary or involuntary liquidation, holders of the Class A preferred stock have the right to receive a $100.00 per share liquidation preference, subject to a downward adjustment upon certain events, plus any accrued and unpaid distributions to and including the date of payment. Based on the current number of shares of Class A preferred stock outstanding and assuming no accrued and unpaid distributions, the aggregate liquidation preference would equal $27.3 million.

Holders of Class A preferred stock are entitled to receive preferential cumulative cash distributions at a rate of 1.0% per annum of the $100.00 per share liquidation preference (equivalent to $1.00 per annum per share). On each of the third and fourth anniversaries of the date of issuance of the Class A preferred stock, the rate will increase to 2% and 3%, respectively. Beginning on the date of issuance, distributions on the Class A preferred stock are payable annually in arrears and are cumulative.

Shares of Class A preferred stock are convertible into common stock upon the achievement of 90% physical occupancy or earlier disposition of all of the Contributed Land Investments contributed by the Trade Street Funds in our recapitalization and Estates at Millenia—Phase II, a development property we acquired in December 2012. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition and Disposition Activity—Estates at Millenia.” The conversion rate on any such conversion will equal the liquidation preference (as adjusted for certain decreases in value, if any, below June 1, 2012 levels) divided by, generally, the average closing price of the common stock for the 20 trading days immediately preceding the conversion, subject to a minimum price of $9.00 per share. The Class A preferred stock also will be automatically converted upon certain other events, including a change of control, tender offer, sale of substantially all of our assets and bankruptcy of our company. On and after June 1, 2019, we may, at our option, redeem the Class A preferred stock, in whole or from time to time in part, by payment of $100.00 per share, plus any accrued and unpaid distributions to and including the date of redemption.

Common Stock

All shares of common stock offered by this prospectus will be duly authorized, fully-paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us. The holders of our common stock are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may otherwise be specified in our charter, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any securities of our company. Holders of shares of our common stock shall not be entitled to exercise appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of shares of our common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal distribution, liquidation and other rights.

Power to Reclassify Unissued Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. No shares of our preferred stock are presently outstanding and other than the conditional issuance of Class C preferred stock, we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter from time to time to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Restrictions on Ownership and Transfer

In order for us to maintain our qualification as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended, among other purposes, to assist us in complying with these requirements and continuing to maintain our qualification as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the ownership limit. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a purported beneficial transferee if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a purported record transferee if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than (i) 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or (ii) 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own shares constructively in excess of the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limits prospectively or retroactively with respect to a particular stockholder if:

•	our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being closely held under Section 856(h) of the Code or otherwise failing to maintain our qualification as a REIT;

•

such stockholder does not and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, a 10% or greater interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to maintain our qualification as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.

As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to preserving our REIT qualification. Our board of directors has granted waivers to the Trade Street Funds of the ownership limitations, but is not obligated to grant waivers in the future.

In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons; provided, however, that any decrease (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately) will not be effective for any person whose ownership percentage in our common stock or capital stock, as applicable, is in excess of the decreased ownership limit until such time as such person’s ownership percentage equals or falls below the decreased ownership limit, but any further acquisition of common stock or capital stock, as applicable, in excess of such ownership percentage will be in violation of the ownership limit; and the ownership limit may not be increased if, after giving effect to such increase, five individuals could beneficially own or constructively own in the aggregate, more than 49.9% of the shares then outstanding. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in our being closely held under Section 856(h) of the Code or otherwise cause us to fail to maintain our qualification as a REIT; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us, or, in the case of a proposed or attempted transaction, give at least 15 days prior written notice to us, and, in both cases, provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to maintain our qualification as a REIT or that compliance with the restrictions is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any transfer of our common stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our common stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or in our being closely held under Section 856(h) of the Code or otherwise failing to maintain our qualification as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution by the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being closely held or otherwise failing to maintain our qualification as a REIT, then our charter provides that the transfer of the excess shares will be void.

Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NASDAQ on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount payable to the purported record transferee by the amount of dividends and other distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NASDAQ on the trading day immediately preceding the relevant date) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the purported record transferee by the amount of dividends and other distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any thereon. In addition, if, prior to discovery by us that shares of our common stock have been transferred to a trust, such shares of common stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our common stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Subscription Agent and Registrar

The subscription agent and registrar for shares of our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The Subscription Rights

We are distributing to the record holders of our common stock as of the record date transferable subscription rights to purchase shares of our common stock. The subscription price of $6.33 per full share was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on November 8, 2013, the last trading day prior to the announcement of the subscription price. The closing sales price of our common stock on November 8, 2013 was $6.79. The subscription rights will entitle the holders of our common stock (or holders who purchase rights in the open market) to purchase approximately an aggregate of 15,797,788 shares of our common stock for an aggregate purchase price of $100.0 million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder at the as of 5:00 P.M., New York City time, on the record date. Each subscription right will entitle the holder to a basic subscription right and an over- subscription privilege.

Basic Subscription Right

With your basic subscription right, you may purchase 1.3775 shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $6.33 per full share, prior to the expiration of the Rights Offering. You may exercise all or a portion of your basic subscription right. However, if you exercise less than your full basic subscription right you will not be entitled to purchase shares pursuant to your over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver DRS statements representing shares of our common stock purchased with the basic subscription right as soon as practicable after the Rights Offering has expired.

Over-Subscription Right

If you fully exercise your basic subscription right and other stockholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the Rights Offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all common shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the Rights Offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription right and over-subscription privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the Rights Offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription right.

•	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

•	To the extent the stockholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver DRS statements representing shares of our common stock purchased with the over-subscription privilege, if any, as soon as practicable after the expiration of the Rights Offering.

Limitation on the Purchase of Shares

A stockholder may not exercise subscription and over-subscription privileges to the extent that any such exercise would result in the stockholder beneficially owning more than 9.8% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription right and the over-subscription privilege unless we waive such ownership limit. Any person, together with all affiliates and associates of such person, owning 9.8% or more of our outstanding common stock as the result of purchases made pursuant to the Rights Offering (or otherwise) will not be permitted to thereafter acquire any additional shares unless otherwise permitted by us. Other than these ownership limitations and any pro rata allocations described above that may be made based on the aggregate shares available for over-subscription privileges, there is no limit on the number of shares of our common stock that may be purchased pursuant to the exercise of the over-subscription privilege.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws and charter provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, any vacancy on our board of directors may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain business combinations (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation), or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any person who has not otherwise become an interested stockholder, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights if the board of directors has previously determined by a majority vote that such rights apply to such shares. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) vest in the board of directors the exclusive power to fix the number of directorships provided that the number is not more than 15 and (ii) require, unless called by our chairman of the board of directors, our president, our chief executive officer or the board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Amendment to Our Charter and Bylaws

Except for amendments relating to the restrictions on ownership and transfer of our stock and the vote required for such amendments (which require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter and the declaration by the board of directors that the amendment is advisable) and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in our charter, our charter may be amended only with the approval of our board of directors and the affirmative vote of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only: (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving of the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions if the business combination is not first approved by our board of directors (including a majority of disinterested directors), cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the classified board provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and the amended and restated agreement of limited partnership of our operating partnership, the operating partnership agreement, provide for indemnification of our present and former officers and directors against liabilities to the fullest extent permitted by the MGCL and Delaware law, respectively, as amended from time to time.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of the board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The operating partnership agreement provides that we, as general partner through our wholly owned subsidiary, and our officers and directors are indemnified to the fullest extent permitted by Delaware law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to maintain our qualification as a REIT. Our board of directors may also determine that compliance with any restriction or limitation on stock ownership and transfers is no longer required for REIT qualification.

OUR OPERATING PARTNERSHIP AND THE OPERATING PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Second Amended and Restated Agreement of Limited Partnership, or the operating partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the operating partnership agreement. See “Where You Can Find More Information.” For the purposes of this section, references to the “general partner” refer to Trade Street OP GP, LLC, a wholly owned subsidiary of Trade Street Residential, Inc.

Management and Control of Our Operating Partnership

Our operating partnership is a Delaware limited partnership that was formed on April 26, 2012. Our wholly owned subsidiary, Trade Street OP GP, LLC, is the sole general partner of our operating partnership. Pursuant to the operating partnership agreement, we have, through our control of the general partner, and subject to certain protective rights of the limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the operating partnership agreement and as required by applicable law. The general partner may not be removed by the limited partners with or without cause, except with the general partner’s consent. The operating partnership agreement restricts our ability to engage in a business combination as more fully described in “—Transferability of Operating Partnership Interests; Extraordinary Transactions” below.

The limited partners of our operating partnership expressly acknowledge that the general partner is acting for the benefit of the operating partnership and the limited partners, including Trade Street Residential, Inc. in its capacity as a limited partner, and that the general partner is under no obligation to give priority to the separate interests of any limited partner in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of any of the limited partners, including Trade Street Residential, Inc. in its capacity as a limited partner, the general partner will endeavor in good faith to resolve the conflict in a manner that is not adverse to any limited partner (including Trade Street Residential, Inc. in its capacity as a limited partner). The general partner will not be liable under the operating partnership agreement to our operating partnership or to any limited partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions; provided, that the general partner has acted in good faith.

Upon completion of this offering, substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Management Liability and Indemnification

To the maximum extent permitted under Delaware law, neither we, the general partner nor any of their directors or officers are liable to our operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the general partner or such director or officer acted in good faith. The operating partnership agreement provides for indemnification of us, our affiliates and each of our respective officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion, including present and former members, managers, stockholders, directors, limited partners, general partners, officers or controlling persons of our predecessor, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person, for (i) material acts or omissions that were committed in bad faith or were the result of active and deliberate dishonesty, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the operating partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as the parent of the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us. We are under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by our directors and officers to us and our stockholders and the fiduciary duties owed by us, in our capacity as parent of the general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

The limited partners of our operating partnership have expressly acknowledged that we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

Operating Partnership Units

Pursuant to the operating partnership agreement, the operating partnership has designated the following classes of units of limited partnership interest, or operating partnership units: common units, Class A preferred units, Class B contingent units and LTIP units.

Distributions

The operating partnership agreement provides that the general partner may cause our operating partnership to make quarterly (or more frequent) distributions of all, or such portion as the general partner may in its sole and absolute discretion determine, available cash (which is defined to be cash available for distribution as determined by the general partner) (i) first, with respect to any operating partnership units that are entitled to any preference in accordance with the rights of such operating partnership unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any operating partnership units that are not entitled to any preference in distribution, in accordance with the rights of such class of operating partnership unit (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the operating partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the operating partnership agreement, net income and net loss are allocated to the holders of operating partnership units holding the same class of operating partnership units in accordance with their respective percentage interests in the class at the end of each fiscal year. The operating partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the operating partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the operating partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of operating partnership units or LTIP units taking into consideration the requirements of Section 704(c) of the Code.

Common Units

All of the outstanding common units are currently held by Trade Street Residential Inc. On or after the date 12 months after the date of the original issuance of the common units, each holder of common units (other than Trade Street Residential, Inc.) will have the right, subject to the terms and conditions set forth in the operating partnership agreement, to require our operating partnership to redeem all or a portion of the common units held by such limited partner in exchange for a cash amount equal to the number of tendered common units multiplied by the price of a share of our common stock (determined in accordance with, and subject to adjustment under, the terms of the operating partnership agreement), unless the terms of such common units or a separate agreement entered into between our operating partnership and the holder of such common units provide that they are not entitled to a right of redemption or provide for a shorter or longer period before such limited partner may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered common units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each common unit (subject to anti-dilution adjustments provided in the operating partnership agreement).

Class A Preferred Units

All of the outstanding Class A preferred units are currently held by Trade Street Residential, Inc. Holders of Class A preferred units are entitled to receive distributions at a preferred rate per unit of $1.00 per annum until June 1, 2015, $2.00 per annum from June 1, 2015 until June 1, 2016, and $3.00 per annum commencing on June 1, 2016. Beginning on the date of issuance, distributions on the Class A preferred units are payable quarterly in arrears and are cumulative. Upon liquidation, the Class A preferred units are entitled to a liquidation preference of $100.00 per unit, subject to a downward adjustment upon certain events plus all accumulated and unpaid distributions. Based on the current number of shares of Class A preferred stock outstanding and assuming no accrued and unpaid distributions, the aggregate liquidation preference would equal $27.3 million. If shares of Class A preferred stock are converted into common stock of the company pursuant to the charter of the company, then an equivalent number of Class A preferred units are automatically converted into common units of the operating partnership.

Class B Contingent Units

On February 8, 2013, the partners of the operating partnership amended and restated the operating partnership agreement to combine the Class B preferred units and the Class C preferred units issued in the recapitalization into a single class of partnership units, designated as Class B contingent units, and to amend certain terms of the Class B contingent units. Each Class B contingent unit has a stated value of $100. The operating partnership issued one Class B contingent unit for each outstanding Class C preferred unit and all remaining Class B preferred units became Class B contingent units.

On March 26, 2013, the partners of the operating partnership executed the Second Amended and Restated Agreement of Limited Partnership to amend the terms of the Class B contingent units. The 546,132 common units that were issued to Trade Street Adviser GP, Inc., Trade Street Capital and Mr. Baumann and his wife on June 1, 2012 at the closing of the recapitalization were exchanged for 14,307 additional Class B contingent units. As amended, the Class B contingent units are entitled to non-cumulative quarterly distributions that are preferential with respect to the payment of distributions on common units and pari passu with the payment of distributions on Class A preferred units. The quarterly distributions on the Class B contingent units must be declared and set aside for payment prior to any distributions being declared on the common units for that quarterly period. The amount of the distributions will be $0.375 per quarter (1.5% per annum of the stated value per Class B contingent unit) until December 31, 2014, $0.75 per quarter (3.0% per annum of the stated value per Class B contingent unit) from January 1, 2015 through December 31, 2015 and $1.25 per quarter (5.0% per annum of the stated value per Class B contingent unit) thereafter.

The Class B contingent units will be converted into common units in three tranches (except that all Class B contingent units will be automatically converted into common units upon, among other events, a change of control, sale of substantially all assets or bankruptcy of our company):

•	52,728.75 units upon the earlier to occur of (i) the stabilization of our development property, The Estates at Maitland, and (ii) the sale of The Estates at Maitland.

•	52,728.75 units upon the earlier to occur of (i) the stabilization of our development property, Estates at Millenia—Phase II, and (ii) the sale of Estates at Millenia—Phase II.

•	105,457.50 units upon the earlier to occur of (i) the stabilization of either our development property, Midlothian Town Center—East, or our development property, Venetian, and (ii) the sale of either Midlothian Town Center—East or Venetian.

The Class B contingent units will be converted into common units on the schedule set forth above at a conversion rate equal to $100.00 per unit divided by, generally, the average closing price of our common stock for the 20 trading days prior to the date of conversion, subject to a minimum price of $9.00 per share (subject to further adjustment for subsequent stock splits, stock dividends, reverse stock splits and other capital changes). The Class B contingent units rank equally with common units with respect to losses of the operating partnership and share in profits only to the extent of the distributions. The Class B contingent units do not have a preference with respect to distributions upon any liquidation of the operating partnership.

LTIP Units

In the future, we may cause our operating partnership to issue LTIP units to our executive officers or our directors. In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in our operating partnership. The rights, privileges, and obligations related to each series of LTIP units will be established at the time the LTIP units are issued. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with our operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the holder equivalent to common units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into common units, which in turn are redeemable as described above under “—Common Units.” However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero.

Transferability of Operating Partnership Units; Extraordinary Transactions

The general partner will not be able to withdraw voluntarily from the operating partnership or transfer any of its interest in the operating partnership unless the transfer is made in connection with (i) any merger, consolidation or other combination in which, following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our stockholders, (ii) a transfer to any qualified REIT subsidiary of the general partner or (iii) as otherwise expressly permitted under the operating partnership agreement. The operating partnership agreement prohibits the general partner from engaging in a merger, consolidation or other combination, or sale of substantially all of its assets unless:

•	we receive the consent of a majority in interest of the limited partners (excluding our company);

•	following the consummation of such transaction, substantially all of the assets of the surviving entity consist of partnership units; or

•	as a result of such transaction all limited partners will receive, or will have the right to receive, for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of our common stock immediately prior to the expiration of the offer.

With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without the prior written consent of the general partner, and which consent may be withheld in its sole and absolute discretion. Except with the general partner’s consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote or effect a redemption with respect to such partnership units in any matter presented to the limited partners for a vote. The general partner will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by in its sole and absolute discretion.

Issuance of Our Stock and Additional Partnership Interests

Pursuant to the operating partnership agreement, upon the issuance of our stock other than in connection with a redemption of operating partnership units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, common units or, in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock. In addition, the general partner may cause our operating partnership to issue additional operating partnership units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, units or other partnership interests or other securities issued by our operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into our operating partnership.

Tax Matters

Pursuant to the operating partnership agreement, the general partner is the tax matters partner of our operating partnership and has certain other rights relating to tax matters. Accordingly, the general partner, in its capacity as general partner and tax matters partner, has the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership. We currently own 100% of the equity interests of the general partner.

Term

The term of the operating partnership commenced on April 26, 2012 and will continue perpetually, unless earlier terminated in the following circumstances:

•	a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•	an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•	the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all operating partnership units that the general partner has authorized other than those held by our company; or

•	the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Operating Partnership Agreement

Amendments to the operating partnership agreement may only be proposed by the general partner. Generally, the operating partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	conversion of a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

•	modification of the limited liability of a limited partner;

•	alteration of the rights of any partner to receive the distributions to which such partner is entitled (subject to certain exceptions);

•	alteration or modification of the redemption rights provided by the operating partnership agreement; or

•	alteration or modification of the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, the general partner will have the power, without the consent of the limited partners, to amend the operating partnership agreement as may be required to:

•	add to the general partner’s obligations or surrender any right or power granted to the general partner or any of its affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, or withdrawal of partners or the termination of the operating partnership in accordance with the operating partnership agreement and to amend the list of operating partnership unit and LTIP unit holders in connection with such admission, substitution or withdrawal;

•	reflect a change that is of an inconsequential nature or does not adversely affect the limited partners as such in any material respect, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with the law or with the provisions of the operating partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•	set forth or amend the designations, preferences, conversion or other rights, voting powers, duties restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional partnership units issued or established pursuant to the operating partnership agreement;

•	reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT, to satisfy REIT qualification requirements or to reflect the transfer of all or any part of a partnership interest among us, the general partner and any qualified REIT subsidiary or entity that is disregarded as an entity separate from us or the general partner for U.S. federal income tax purposes;

•	modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the operating partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

•	issue additional partnership interests; and

•	reflect any other modification to the operating partnership agreement as is reasonably necessary for the business or operations of the operating partnership or the general partner of the operating partnership and which does not otherwise require the consent of each partner adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of the Rights Offering Transaction, we will have 36,350,181 outstanding shares of common stock.

Shares of common stock sold pursuant to the subscription rights offered in this Rights Offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares of common stock held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All of the shares of our common stock held by our affiliates, including our officers and directors, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Our common stock is traded on the NASDAQ under the symbol “TSRE.” See “Market Price For Our Common Stock and Dividend Payments” for more information regarding the trading history of our common stock for each full quarterly period in 2011 and 2012 and for the period from January 1, 2013 through December 19, 2013.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of shares of our common stock reported through the NASDAQ during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Prior Registration Rights Agreements

The company has entered into an agreement with the qualified plan asset manager of certain qualified pension benefit plans that are the beneficiaries of one of our liquidating trust stockholders, which beneficiaries will own an amount in the aggregate representing 10,213,727 of the total number of outstanding shares of our common stock upon completion of this offering, assuming all existing stockholders exercise their full basic subscription rights. Pursuant to the terms of such agreement, beginning on November 16, 2013 and continuing for a period of two years thereafter, in the event that we propose to register any shares of our common stock in an underwritten public offering under the Securities Act, such stockholders will be permitted, subject to certain exceptions, to request that the shares of common stock held by them be included within such registration statement. Notwithstanding the foregoing rights, we will not be required to include such shares in the registration statement in the event that the managing underwriter of such public offering determines that the number of shares proposed to be sold exceeds the number which can be effectively sold in, or which would have a material adverse effect on, such offering. Further notwithstanding such rights, because the shares of common stock are currently held in the liquidating trust and have not been distributed to the beneficiaries of the liquidating trust, and the liquidating trustee of the trust was not a party to this agreement, this registration right would not arise until such time as the shares are distributed to the pension funds. Pursuant to the terms of the governing documents for the liquidating trust, the liquidating trustee is required to distribute to the trust’s beneficial owners the shares of common stock owned by it no later than May 31, 2015 unless such date is extended in the trustee’s discretion. We cannot provide any assurances regarding when these shares will be distributed to the beneficial owners of the liquidating trust or whether, if timely distributed, such beneficial owners would exercise the right set forth in the abovementioned agreement.

The Standby Purchase Agreement and Stockholders Agreement

We have entered into the Standby Purchase Agreement dated November 12, 2013 with the Backstop Investor, pursuant to which the Backstop Investor has agreed to purchase from us, subject to the terms and conditions thereof, at the Rights Offering subscription price of $6.33, unsubscribed shares of our common stock such that the gross proceeds of the Rights Offering will be $100.0 million (minus the aggregate dollar value of the Management Purchase Commitment). All shares purchased by or issued to the Backstop Investor pursuant to the Standby Purchase Agreement will be issued in a private placement transaction, exempt from the registration requirements of the Securities Act and, accordingly, will be restricted securities. We intend to enter into a stockholders agreement with the Backstop Investor granting the Backstop Investor registration rights with respect to such shares. See “The Agreements with the Backstop Investor and Other Related Agreements—The Stockholders Agreement.”

We expect to issue an aggregate of 24,595,221 shares of common stock to the Backstop Investor (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee), which will be subject to registration rights under the Stockholders Agreement, if none of the holders exercise their rights in the Rights Offering and the conditions to the Backstop Investor’s obligation to act as the backstop purchaser under the Standby Purchase Agreement are satisfied. Under such circumstances, the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 67.66% after giving effect to the Rights Offering Transaction .

We expect to issue an aggregate of 9,083,728 shares of common stock to the Backstop Investor (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee), which will be subject to registration rights under the Stockholders Agreement, if all of the holders exercise their subscription rights. Under such circumstances the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 24.99% after giving effect to the Rights Offering Transaction.

We expect to issue an aggregate of 18,696,327 shares of common stock to the Backstop Investor (inclusive of shares of our common stock payable to the Backstop Investor for the Backstop Commitment Fee and the Additional Purchase Commitment Fee), which will be subject to registration rights under the Stockholders Agreement, if holders of half of the shares of our common stock exercise their subscription rights. Under such circumstances the Backstop Investor’s ownership percentage of our outstanding common stock would be approximately 45.93% after giving effect to the Rights Offering Transaction. See “The Rights Offering—Effects of the Rights Offering Transaction on the Backstop Investor’s Stock and Ownership” and “The Agreements with the Backstop Investor and Other Related Agreements—The Standby Purchase Agreement—The Backstop Commitment and the Additional Purchase Commitments.”

Management Purchase Agreement

As a condition to the Backstop Commitment and the Additional Purchase Commitment, our Chairman and Chief Executive Officer, Michael Baumann, and our Vice Chairman and President, David, Levin, have agreed to purchase shares of our common stock that are subject to their basic subscription right at the subscription price of

$6.33 per share for an aggregate commitment of $1,812,250 based on the number of common stock that each individual owns. All shares purchased by Messrs. Baumann and Levin pursuant to the Management Purchase Agreement will be issued in a private placement transaction, exempt from the registration requirements of the Securities Act and, accordingly, will be restricted securities. See “The Agreement with the Backstop Investor and Related Agreements—The Management Purchase Agreement.”

Equity Incentive Plan

Under our Equity Incentive Plan, following our initial grants of 301,877 shares of restricted stock to certain of our officers and employees and 75,000 to Mr. Levin, our Vice Chairman and President, in connection with his employment, up to 4,329 shares of our common stock are available for future issuance for awards of stock options, restricted stock awards, stock appreciation rights, common units, LTIP units and other awards to our employees and non-employee directors.

Warrants

As part of our recapitalization, Feldman issued to stockholders of record as of May 17, 2012, as a special distribution, warrants to purchase an aggregate of 139,215 shares of our common stock. These warrants are exercisable until May 13, 2015 at a split-adjusted exercise price of $21.60 per share, subject to adjustment for stock splits, stock distributions and other capital changes. The holders of these securities do not have registration rights with respect to the underlying shares of common stock. Shares of common stock issued upon any exercise of the warrants will not be registered under the Securities Act and will only be able to be resold pursuant to Rule 144 under the Securities Act or another available exemption. See “—Rule 144” above.

Conversion Rights

We have outstanding shares of common stock and Class A preferred stock, and our operating partnership has or will have outstanding Class A preferred units, Class B contingent units and common units. See “Description of Stock—Class A Preferred Stock” for a description of the conversion rights of the Class A preferred stock. See “Our Operating Partnership and the Operating Partnership Agreement—Operating Partnership Units” for a description of the conversion rights of our operating partnership’s Class A preferred units, Class B contingent units and common units. The holders of these securities do not have registration rights with respect to the underlying shares of common stock. Shares of common stock issued upon the conversion of these securities will not be registered under the Securities Act and will only be able to be resold pursuant to Rule 144 under the Securities Act or another available exemption. See “—Rule 144” above.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, we and our officers and directors are bound by lock-up agreements entered into with the underwriters of the IPO and have agreed to enter into lock-up agreements with the underwriters of this offering. See “Underwriting” for a description of the lock-up agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering. As used in this section, the terms “we” and “our” refer solely to Trade Street Residential, Inc. and not to our subsidiaries and affiliates which have not elected to be taxed as REITs for U.S. federal income tax purposes.

This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of the net investment income tax or any state, local or foreign tax considerations. This discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal, investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “—Taxation of non-U.S. holders”) and other persons subject to special tax rules. Except where noted, this summary deals only with subscription rights held as capital assets for U.S. federal income tax purposes, which generally means property held for investment. The statements in this section are based on the current U.S. federal income tax laws, including the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “partnership”) holds our subscription rights, the U.S. federal income tax treatment of an owner of the partnership generally will depend on the status of the owner and the activities of the partnership. If you are an owner of a partnership holding our subscription rights, you should consult your tax advisor regarding the consequences of the ownership and disposition of our subscription rights by the partnership.

We urge you to consult your own tax advisor regarding the specific tax consequences to you relating to the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences relating to this rights offering and regarding potential changes in applicable tax laws.

Taxation of the Rights Offering

Rights Offering Discount

The shares sold upon exercise of the rights in this offering are priced at a discount to the current market price of our common stock. Under current law, there is uncertainty as to whether such discount is treated as a preferential dividend paid by us to stockholders who exercise rights. In general, under the preferential dividend rules, every shareholder of the class of stock with respect to which the distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated other than in accordance with its dividend rights as a class. We intend to take the position that the discount is not a preferential dividend. Our position is not binding on the IRS. If the IRS successfully takes a contrary position, this could impact our ability to take dividends paid deductions which could adversely affect our ability to maintain our REIT qualification. If the discount is treated as a preferential dividend, it would not be eligible for the dividends paid deduction which could adversely affect our REIT status, since we must make annual distributions to our stockholders that qualify for the dividends paid deduction in an amount equal to at least 90% of our REIT taxable income to qualify as a REIT. In addition, we are subject to tax on our taxable income to the extent we do not offset such income with distributions that qualify for the dividends paid deduction. Stockholders should consult their tax advisors regarding the tax consequences of the discount being treated as a preferential dividend. The remainder of this discussion assumes that the discount is not a preferential dividend.

Receipt of Subscription Rights

Your receipt of subscription rights pursuant to the rights offering should not be treated as a taxable distribution for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire common stock will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common stockholder who receives a right to acquire common stock generally will be treated as having received a taxable dividend if such stockholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. The application of this rule is very complex and subject to uncertainty. We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a stockholder for U.S. federal income tax purposes and the remainder of this discussion assumes that is the case.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, you will not recognize any gain or loss for U.S. federal income tax purposes, and you should reallocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to your existing shares of common stock.

Taxation of U.S. Holders

For purposes of our discussion, the term “U.S. holder” means a holder of our subscription rights that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Sale or other disposition of subscription rights

If you sell or otherwise dispose of your subscription rights prior to the expiration date, you will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property you receive and your tax basis, if any, in the subscription rights sold or otherwise disposed of. If you are a non-corporate U.S. holder and your holding period for the subscription rights at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Exercise of subscription rights

Generally, you will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.

Taxation of non-U.S. holders

For purposes of our discussion, the term “non-U.S. holder” means a holder of our subscription rights that is not a U.S. holder or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of non-U.S. holders, including nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders, are complex. This section is only a summary of certain of those rules.

We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws relating to the rights offering including any reporting requirements.

Sale or other disposition of our subscription rights

You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of subscription rights unless the subscription rights constitute a United States Real Property Interest, or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. For this purpose, the term USRPI includes shares of stock of a “United State real property holding corporation” or “USRPHC,” meaning, generally, a United States corporation if 50% or more of the value of the corporation’s assets at any point during the preceding 5 years consists of USRPIs. However, stock of a U.S. corporation is not treated as a USRPI if the corporation is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by non-U.S. holders. Subscription rights will not constitute a USRPI if our stock is not a USRPI because we are a “domestically controlled qualified investment entity.” We expect that we will be a “domestically controlled qualified investment entity,” but we cannot guarantee such status in part due to the fact that our stock will be publicly traded. Even if we do not constitute a “domestically controlled qualified investment entity,” a non-U.S. holder’s sale of a subscription right generally will not be subject to tax under FIRPTA as a sale of a USRPI provided that (1) our stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and (2) the selling non-U.S. holder held 5% or less of our outstanding stock at all times during a specified testing period. If, contrary to our expectation, we are not a “domestically controlled qualified investment entity” or you own 5% or more of our stock, any gain recognized by you on disposition of subscription rights would be treated for U.S. federal income tax purposes as if it were effectively connected with the conduct of a U.S. trade or business and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale or exchange of shares of our subscription rights not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our subscription rights is treated as effectively connected with the non-U.S. holder’s U.S. trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if a sale or exchange of our subscription rights would be exempt from FIRPTA because we are a “domestically controlled qualified investment entity,” upon disposition of shares of our subscription rights, a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder’s shares of our subscription rights within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock or subscription rights within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Exercise of subscription rights

You will generally not recognize any income, gain or loss upon the exercise of your subscription rights, provided that such subscription rights are exempt from tax under FIRPTA. Non-U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of the subscription rights.

Information Reporting Requirements, Backup Withholding and Certain Other Required Withholding

We may report to our stockholders and to the IRS the amount of distributions (including proceeds in connection with a sale or other disposition of our subscription rights) that we pay during each calendar year, and the amount of tax that we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (at a rate of 28%) with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that such non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a “U.S. person” that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption of our subscription rights or common stock that occurs outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition of our subscription rights or common stock by a non-U.S. stockholder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws.

ERISA CONSIDERATIONS

Overview

The following is a summary of some considerations associated with an investment in our shares of common stock by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, or ERISA, or a plan or arrangement which is described in Section 4975(e)(1) of the Code or an entity, the assets of which are treated as “plan assets” under the U.S. Department of Labor’s Plan Asset Regulations as currently set forth at 29 C.F.R. Section 2510.3-101, except as expressly modified by Section 3(42) of ERISA (each a “Benefit Plan”). We cannot assure you that there will be no adverse tax or labor decisions or legislative, regulatory or administrative changes with respect to ERISA or the Code or the Plan Asset Regulations that could significantly modify the discussion of ERISA Considerations which follow.

General

Each fiduciary of a Benefit Plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or Section 4975 of the Code (such as an IRA) seeking to invest plan assets in shares of our common stock should consider (after taking into account the facts and circumstances unique to such Benefit Plan) among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Code;

•	whether, under the facts and circumstances relevant to the Benefit Plan in questions, the fiduciary’s responsibility to the plan has been satisfied; and

•	whether the investment will produce UBTI to the Benefit Plan (see “Material U.S. Federal Income Tax Considerations”).

Under ERISA, a fiduciary for a Benefit Plan has responsibilities which include the following:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest in plan assets prudently;

•	to diversify the investments of the plan unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether making or holding an investment could constitute or give rise to a prohibited transaction under ERISA or the Code.

ERISA also requires that, with certain exceptions, the assets of a Benefit Plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

In general, ERISA does not cover employee benefit plans established or maintained by governmental entities, churches for their employees, or plans maintained solely to comply with applicable workers compensation, unemployment, or disability laws. ERISA also does not cover plans maintained outside the United States primarily for the benefit of nonresident aliens or unfunded excess benefit plans. However, non-United States or state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code (“Similar Laws”). Accordingly, fiduciaries of plans not subject to ERISA (“Other Plans”), in consultation with their advisors, should consider the impact of their respective state or non-U.S. pension codes on an investment in shares of our common stock and, to the extent applicable, the considerations discussed above. It is expected that when an Other Plan invests in our company, the asset of the Other Plan with respect to that investment will be its shares in our company and will not include an interest in the underlying assets of the company. For this reason, it is expected that neither we, nor any of our underwriters or their affiliates will be a fiduciary to the Other Plan investors within the meaning of the applicable non-U.S. or state pension codes, and the management, operation and transactions of our company will not be subject to the fiduciary and prohibited transaction requirements applicable, under the respective non-U.S. or state pension codes, to the management and investment of the assets of the Other Plan investors.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit specific transactions involving the assets of a Benefit Plan if the transactions are between the plan and any “party in interest” (as defined in ERISA) or “disqualified person” (as defined in the Code) with respect to that Benefit Plan unless there is an administrative or statutory exemption for the transaction. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, and the lending of money or the extension of credit, between a Benefit Plan and a party in interest or disqualified person with respect to such plan. The transfer to (or use by or for the benefit of) a party in interest or disqualified person of any assets of a Benefit Plan is also prohibited, as is the furnishing of services between a plan and a party in interest. A fiduciary of a Benefit Plan is also prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan in connection with a transaction involving the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets. Furthermore, there are adverse tax consequences for an IRA if the assets of the IRA are commingled with other assets except in a common trust fund or common investment fund.

Plan Asset Considerations

One key question related to the prohibited transaction issue and the IRA asset commingling issue is whether our underlying assets will be treated as the assets of each Benefit Plan which purchases and holds our common stock. The general rule is that the underlying assets of the entity in which a Benefit Plan makes an equity investment will be treated as the assets of the Benefit Plan absent a statutory or administrative exemption, and there are administrative exemptions under the Plan Asset Regulations.

The most appropriate exemption for us under the Plan Assets Regulations is the exemption for a “publicly-offered security.” A publicly-offered security must be:

•	sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act within a specified time period;

•	part of a class of securities that is owned by 100 or more investors who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares of common stock are being sold as part of an underwritten offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be part of a class of securities that will be registered under the Exchange Act within the specified period, we have well in excess of 100 independent stockholders and we believe that our shares of common stock will be treated as “freely transferable” under the Plan Asset Regulations. Accordingly, we do not believe that our underlying assets will be treated under the Plan Asset Regulations as the assets of any Benefit Plan which purchases and holds our common stock.

The Plan Asset Regulations state that the determination as to whether securities are “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. In general, the following factors, alone or in combination, will not affect the finding that securities are freely transferable: (i) any requirement that a minimum number of shares or units be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor; (ii) any prohibition against transfer or assignment of such security or rights to an ineligible or unsuitable investor;

(iii) any restriction on, or prohibition against, any transfer or assignment which would either result in a termination or reclassification of the entity for tax purposes or which would violate any law; (iv) any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment; (v) any requirement that advance notice of a transfer or assignment be given to the entity and any requirement regarding execution of documentation evidencing such transfer or assignment; (vi) any restriction on substitution of an assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent ; (vii) any administrative procedure which establishes an effective date, or an event, such as the completion of the offering, prior to which a transfer or assignment will not be effective; and (viii) any limitation or restriction on transfer or assignment which is not created or imposed by the issuer or any person acting for or on behalf of such issuer.

At this time, there are no restrictions attached to the securities being offered hereunder. As such, we believe the securities offered herein meet the definition of “freely transferable.” Should such restrictions be put in place at a later date, a determination as to whether the securities are still “freely transferable” may need to be undertaken. Stockholders will be provided prior notice if any restrictions are placed on the securities in the future.

Should the securities not be found to be a “publicly-offered security” because they are not “freely transferable,” it is still believed that the securities would be exempt under the Plan Asset Regulations because the company is an “operating company,” as defined in the Plan Asset Regulations. Under the Plan Asset Regulations, “operating company” is an entity “primarily engaged, directly through a majority owned subsidiary or subsidiaries in the production or sale of a product or services other than the investment of capital.” The definition specifically includes a venture capital operating company and a real estate operating company. Under the Plan Asset Regulations, an entity is a “real estate operating company” if: (1) at least 50% of its assets are invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities; and (2) such entity, in the ordinary course of its business, is engaged directly in real estate management or development activities. At this time, we believe that the company meets these requirements and would therefore qualify for the “real estate operating company” exemption under the Plan Asset Regulations.

On the other hand, if we fail to qualify for any exemption under the Plan Asset Regulations, we could be treated as a fiduciary with respect to each Benefit Plan stockholder, and the fiduciary of each Benefit Plan stockholder could be exposed to co-fiduciary liability under ERISA for any breach by us of our fiduciary duties under ERISA. Furthermore, if we were treated as a fiduciary with respect to Benefit Plan stockholders, there is a risk that transactions entered into by us in the ordinary course of business could be treated as prohibited transactions under ERISA and the Code. We therefore might need to avoid transactions with persons who are affiliated with or related to us or our affiliates or restructure our activities in order to come within an exemption from the prohibited transaction provisions of ERISA and the Code. Finally, if our assets were deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in shares of common stock, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status.

Other Prohibited Transactions

Even if the shares of our common stock qualify for the “publicly-offered security” exemption under the plan assets regulations, a prohibited transaction could occur if we, any of our underwriters or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) or otherwise is a party in interest or disqualified person with respect to a benefit plan, and the plan purchases shares of our common stock, unless a statutory or administrative exemption is available and all conditions for such exemption are satisfied. Such exemptions could include Section 408(b)(17) of ERISA, which exempts certain transactions with non-fiduciary service providers; prohibited transaction class exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an “in-house asset manager”; and PTCE 75-1, which exempts certain transactions involving a plan and certain members of an underwriting syndicate. Such exemptions might not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a plan’s investment in shares of common stock. If a purchase were to result in a non-exempt prohibited transaction, such purchase might have to be rescinded. Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or section 4975 of the Code or violate any similar laws.

Furthermore, any plan purchaser of shares of our company shall be deemed to have represented in its corporate and fiduciary capacity that it or its fiduciary has independently made the decision to invest in the shares, and in making its investment decision to invest in the shares has not relied on any advice from us, any of our underwriters or, any broker-dealer who makes offers or sales of shares, any of their respective affiliates or employees except in their capacities as sellers of shares of our company. Accordingly, fiduciaries of employee benefit plans should consult their own investment advisers regarding the prudence of the investment and their own legal counsel regarding the consequences under ERISA and the Code of such investment with respect to Benefit Plans, or, with respect to Other Plans, under Similar Laws.

ERISA and its accompanying regulations and the provisions of Similar Laws are complex and, to a great extent, have not yet been interpreted by the courts or the administrative agencies. This discussion does not purport to constitute a thorough analysis of ERISA or any Similar Law.

EACH INVESTOR SUBJECT TO ERISA OR A SIMILAR LAW SHOULD CONSULT WITH HIS OR HER OWN LEAGAL COUNSEL CONCERNING THE IMPLICATIONS UNDER SUCH LAW OF PURCHASING OUR SHARES. “BENEFIT PLAN INVESTORS” MUST MAKE INDEPENDENT INVESTMENT DECISIONS WITH RESPECT TO THEIR INVESTMENT IN US AND MUST NOT RELY UPON US FOR INVESMENT ADVICE REGARDING SUCH PARTICIPATION.

PLAN OF DISTRIBUTION

We will offer our common stock under the terms of the transferable subscription rights that we will distribute to our stockholders. There is no managing or soliciting dealer for the offering and we will not pay any kind of fee for the solicitation of the exercise of the rights. For a description of the distribution of the rights, see “The Rights Offering—The Subscription Rights.”

As the rights are transferable, we expect the rights to trade on the NASDAQ under the symbol “TSRER” until the close of business, New York City time, on January 9, 2014, the last trading day prior to the date of expiration of the Rights Offering.

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Morrison & Foerster LLP.

EXPERTS

The consolidated financial statements and schedule of Trade Street Residential, Inc., as of December 31, 2012 and 2011, and for the years then ended included in this prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

The statements of revenues and certain expenses of The Beckanna on Glenwood, Mercé Apartments, Park at Fox Trails, and Terrace at River Oaks for the the year ended December 31, 2010, the statement of revenues and certain expenses of The Trails of Signal Mountain for the year ended December 25, 2010, the statement of revenues and certain expenses of Westmont Commons for the year ended December 31, 2011, the statements of revenues and certain expenses of Vintage at Madison Crossing and Woodfield St. James for the year ended December 31, 2012 and the statement of revenues and certain expenses of Woodfield Creekstone for the period from August 1, 2012 (inception of operations) through December 31, 2012 in this prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Mallah Furman, independent auditors, upon the authority of said firm as experts in giving said report

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website, www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and are required to file periodic reports, proxy statements and to make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us or the Information Agent at:

Trade Street Residential, Inc.

19950 West Country Club Drive, Suite 800

Aventura, Florida 33180

(786) 248-5200

AST Phoenix Advisors

6201 15th Avenue

Brooklyn, New York 11219

(866) 620-8437

Pro Forma Condensed Consolidated Balance Sheets

September 30, 2013

(unaudited)

		Planned Acquisitions
	Historical	Miller Creek	Craig Ranch	Aventine	Wake Forest	Other Adjustments		Pro Forma
	(A)	(B)	(C)	(D)	(E)
ASSETS:
Real estate:
Land and improvements	$58,448,721	$7,341,911	$7,111,165	$7,025,747	$6,251,113	$—		$86,178,657
Building and improvements	272,446,492	34,222,784	33,147,211	32,749,053	29,138,256	—		401,703,796
Furniture, fixtures, and equipment	8,981,332	1,128,171	1,092,714	1,079,589	960,557	—		13,242,363

	339,876,545	42,692,866	41,351,090	40,854,389	36,349,926	—		501,124,816
Less accumulated depreciation	(11,977,890)	—	—	—		—		(11,977,890)

Net investment in operating properties	327,898,655	42,692,866	41,351,090	40,854,389	36,349,926	—		489,146,926
Land held for future development	43,746,943	—	—	—	—	—		43,746,943
Real estate held for sale	35,079,125	—	—	—	—	—		35,079,125

Net real estate assets	406,724,723	42,692,866	41,351,090	40,854,389	36,349,926	—		567,972,994

Other assets:
Cash and cash equivalents	6,794,174	(17,887,000)	(21,562,500)	(41,866,000)	(18,954,000)	99,958,000	(F)	6,482,674
Restricted cash and lender reserves	3,948,187	—	—	—	—	—		3,948,187
Intangible asset, net	2,693,277	1,057,134	1,023,910	1,011,611	900,074	—		6,686,006
Investment in unconsolidated joint venture	2,449,491	—	—	—	—	—		2,449,491
Deferred financing costs, net	3,434,330	387,000	375,000	—	329,000	—		4,525,330
Due from related parties	778,031	—	—	—	—	—		778,031
Prepaid expenses and other assets	4,918,609	—	—	—	—	—		4,918,609
Assets held for sale	1,256,834	—	—	—	—	—		1,256,834

	26,272,933	(16,442,866)	(20,163,590)	(40,854,389)	(17,724,926)	99,958,000		31,045,162

TOTAL ASSETS	$432,997,656	$26,250,000	$21,187,500	$—	$18,625,000	$99,958,000		$599,018,156

LIABILITIES:
Mortgage notes payable	$253,755,806	$26,250,000	$21,187,500	$—	$18,625,000	$(45,962,000)	(F)	$273,856,306
Accrued interest payable	727,437	—	—	—	—	—		727,437
Accounts payable and accrued expenses	4,620,565	—	—	—	—	—		4,620,565
Dividends payable	1,240,036	—	—	—	—	—		1,240,036
Due to related parties	119,569	—	—	—	—	—		119,569
Security deposits and deferred rent	1,074,678	—	—	—	—	—		1,074,678
Acquisition consideration payable in shares	294,000	—	—	—	—	—		294,000
Liabilities related to assets held for sale	30,303,861	—	—	—	—	—		30,303,861

TOTAL LIABILITIES	292,135,952	26,250,000	21,187,500	—	18,625,000	(45,962,000)		312,236,452

Commitments & contingencies	—	—	—	—	—	—		—

STOCKHOLDERS’ EQUITY:
Class A preferred stock	3,091	—	—	—	—	—		3,091
Common stock	114,687	—	—	—	—	248,815	(G)	363,502
Additional paid-in capital	163,783,248	—	—	—	—	147,251,185	(G)	311,034,433
Accumulated deficit	(42,326,926)	—	—	—	—	(1,580,000)	(F)	(43,906,926)

TOTAL STOCKHOLDERS’ EQUITY—TRADE STREET RESIDENTIAL, INC.	121,574,100	—	—	—	—	145,920,000		267,494,100
Noncontrolling interests	19,287,604	—	—	—	—			19,287,604

TOTAL STOCKHOLDERS’ EQUITY	140,861,704	—	—	—	—	145,920,000		286,781,704

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$432,997,656	$26,250,000	$21,187,500	$—	$18,625,000	$99,958,000		$599,018,156

Trade Street Residential, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2013

(Unaudited)

	Historical Nine months ended September 30, 2013	2013 Acquisitions					Planned Acquisitions					Pro Forma Nine months ended September 30, 2013
		Vintage	St. James	Creekstone	Talison Row	Southend	Miller Creek	Craig Ranch	Aventine	Other Adjustments
	(H)	(I)	(J)	(K)	(L)	(M)	(B)	(C)	(D)
REVENUE:
Rental revenue	$17,864,619	$256,472	$921,324	$654,372	$872,118	$352,269	$675,720	$120,393	$681,212	$—		$22,398,499
Other property revenues	1,884,575	30,245	164,775	107,271	31,000	103,741	124,220	19,086	123,735	—		2,588,648

TOTAL REVENUE	19,749,194	286,717	1,086,099	761,643	903,118	456,010	799,940	139,479	804,947	—		24,987,147

OPERATING EXPENSES:
Property operations	6,299,452	120,595	354,870	406,970	446,892	281,214	338,902	225,726	442,696	—		8,917,317
Real estate taxes and insurance	2,667,452	26,926	106,097	68,475	222,878	18,928	65,724	161,658	173,000	—		3,511,138
General and administrative	6,510,773	—	—	—	—	—	—	—	—	—		6,510,773
Depreciation and amortization	8,479,325	—	—	—	—	—	—	—	—	4,231,374	(P)	12,710,699
Asset impairment losses	613,120	—	—	—	—	—	—	—	—	—		613,120
Acquisition costs	916,076	—	—	—	—	—	—	—	—	(916,076)	(Q)	—

TOTAL OPERATING EXPENSES	25,486,198	147,521	460,967	475,445	669,770	300,142	404,626	387,384	615,696	3,315,298		32,263,047

INCOME (LOSS) FROM OPERATIONS	(5,737,004)	139,196	625,132	286,198	233,348	155,868	395,314	(247,905)	189,251	(3,315,298)		(7,275,900)
OTHER INCOME (EXPENSES), NET:
Interest income	69,933	—	—	—	—	—	—	—	—	—		69,933
Gain on bargain purchase	6,900,000											6,900,000
Income from unconsolidated joint venture	41,674	—	—	—	—	—	—	—	—	—		41,674
Interest expense	(6,110,105)	—	—	—	—	—	—	—	—	(2,118,411)	(R)	(8,228,516)
Amortization of deferred financing costs	(993,789)	—	—	—	—	—	—	—	—	68,732	(R)	(925,057)
Loss on extinguishment of debt	(1,145,657)	—	—	—	—		—	—	—	(580,000)	(F)	(1,725,657)

TOTAL OTHER EXPENSE, NET	(1,237,944)	—	—	—	—	—	—	—	—	(2,629,679)		(3,867,623)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(6,974,948)	139,196	625,132	286,198	233,348	155,868	395,314	(247,905)	189,251	(5,944,977)		(11,143,523)
LOSS ALLOCATED TO NONCONTROLLING INTEREST HOLDERS	911,221	—	—	—	—	—	—	—	—	(165,866)	(S)	745,355
DIVIDENDS DECLARED AND ACCRETED ON PREFERRED STOCK AND UNITS	(706,531)	—	—	—	—	—	—	—	—	—		(706,531)
DIVIDENDS TO RESTRICTED SHAREHOLDERS	(28,678)											(28,678)
EXTINGUISHMENT OF EQUITY SECURITIES	11,715,683	—	—	—	—	—	—	—	—	—		11,715,683
ADJUSTMENTS ATTRIBUTABLE TO PARTICIPATING SECURITIES	(2,491,957)	—	—	—	—	—	—	—	—	—		(2,491,957)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	2,424,790	139,196	625,132	286,198	233,348	155,868	395,314	(247,905)	189,251	(6,110,843)		(1,909,651)
NET LOSS PER COMMON SHARE	$0.31										(T)	$(0.06)

Weighted average number of shares—basic and diluted	7,931,355									24,113,823	(T)	32,045,178

Trade Street Residential, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2012

(unaudited)

	Historical Year ended December 31, 2012	2012 Acquisitions		2013 Acquisitions			Other Adjustments		ProForma Year ended December 31, 2012
		Westmont Commons	Millenia	Vintage	St. James	Creekstone
	(H)	(N)	(O)	(I)	(J)	(K)
REVENUE:
Rental revenue	$13,211,830	$2,158,815	$725,181	$1,502,911	$2,407,254	$142,343	$—		$20,148,334
Other property revenues	1,247,766	163,853	110,879	183,655	298,681	34,716	—		2,039,550
Advisory fees from related party	—	—	—	—	—	—	—		—

TOTAL REVENUE	14,459,596	2,322,668	836,060	1,686,566	2,705,935	177,059	—		22,187,884

OPERATING EXPENSES:
Property operations	5,330,324	644,300	487,463	557,780	739,174	248,861	—		8,007,902
Real estate taxes and insurance	2,122,248	158,732	95,942	160,320	284,667	30,747	—		2,852,656
General and administrative	3,767,383	—	—	—	—	—	—		3,767,383
Depreciation and amortization	4,844,004	—	—	—	—	—	5,641,366	(P)	10,485,370
Acquisition and recapitalization costs	2,331,343	—	—	—	—	—	(479,884)	(Q)	1,851,459

TOTAL OPERATING EXPENSES	18,395,302	803,032	583,405	718,100	1,023,841	279,608	5,161,482		26,964,770

INCOME (LOSS) FROM OPERATIONS	(3,935,706)	1,519,636	252,655	968,466	1,682,094	(102,549)	(5,161,482)		(4,776,886)
OTHER INCOME (EXPENSES), NET:
Other income	267,075	—	—	—	—	—	—		267,075
Income from unconsolidated joint venture	45,739	—	—	—	—	—	—		45,739
Interest expense	(3,790,159)	—	—	—	—	—	(2,651,229)	(R)	(6,441,388)
Amortization of deferred financing costs	(596,167)	—	—	—	—	—	(189,276)	(R)	(785,443)
Loss on extinguishment of debt	(537,939)	—	—	—	—	—	—		(537,939)

TOTAL OTHER EXPENSE, NET	(4,611,451)	—	—	—	—	—	(2,840,505)		(7,451,956)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(8,547,157)	1,519,636	252,655	968,466	1,682,094	(102,549)	(8,001,987)		(12,228,842)
LOSS ALLOCATED TO NON CONTROLLING INTERESTS	1,708,734	—	—	—	—	—	(890,785)	(S)	817,949
ACCRETION OF PREFERRED STOCK AND PREFERRED UNITS	(375,482)	—	—	—	—	—	—		(375,482)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(7,213,905)	1,519,636	252,655	968,466	1,682,094	(102,549)	(8,892,772)		(11,786,375)
NET LOSS PER COMMON SHARE	$(3.17)							(T)	$(0.43)

Weighted average number of shares-basic and diluted	2,278,094						24,980,934	(T)	27,259,028

Trade Street Residential, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements Information

The following unaudited pro forma condensed consolidated financial statements of Trade Street Residential, Inc. (together with its consolidated subsidiaries, the “Company,” “we,” “our” or “us”) should be read in conjunction with our historical unaudited consolidated financial statements as of and for the nine months ended September 30, 2013 and our historical audited consolidated financial statements as of and for the year ended December 31, 2012, and the related notes thereto, included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 and unaudited pro forma statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012 have been prepared to provide pro forma financial information with regard to this offering (the “Offering”) and the use of proceeds therefrom as described under “Use of Proceeds,” as well as certain completed and probable property acquisitions. The unaudited pro forma financial information gives effect to:

•	our December 13, 2012 acquisition of Westmont Commons, a 252-unit apartment community located in Asheville, North Carolina;

•	our December 3, 2012 acquisition of Estates at Millenia (“Millenia”), a 297-unit apartment community located in Orlando, Florida;

•	our March 4, 2013 acquisition of Vintage at Madison Crossing (“Vintage”), a 178-unit apartment community located in Huntsville, Alabama;

•	our May 16, 2013 acquisition of St. James at Goose Creek (“St. James”), a 244-unit apartment community located in Goose Creek, South Carolina, a suburb of Charleston;

•	our May 17, 2013 acquisition of Creekstone at RTP (“Creekstone”), a 256-unit apartment community located in Durham, North Carolina;

•	our August 26, 2013 acquisition of Talison Row (“Talison Row”), a 274-unit apartment community located in Charleston, South Carolina;

•	our September 24, 2013 acquisition of a 100% equity interest in Fountains at New Bern Station, LLC which owned 100% of Fountains Southend (“Southend”), a 208-unit apartment community located in Charlotte, North Carolina;

•	our probable acquisition of Miller Creek (“Miller Creek”), an apartment community located in Germantown, Tennessee that began operations in March 2013 and is anticipated to have 330 units;

•	our probable acquisition of a limited liability company that owns The Avenues of Craig Ranch (“Craig Ranch”), an apartment community located in McKinney, Texas that that began operations in July 2013 and is anticipated to have 334 units;

•	our probable acquisition of Estates at Wake Forest (“Wake Forest”), an apartment community located in Wake Forest, North Carolina that began operations in September 2013 and is anticipated to have 288 units;

•	our probable acquisition of The Aventine Greenville (“Aventine”), an apartment community located in Greenville, South Carolina that began operations in February 2013 and is anticipated to have 346 units; and

•	the completion of this Offering and the use of the net proceeds therefrom.

The pro forma condensed consolidated balance sheet assumes that each of the transactions referred to above occurred on September 30, 2013. The pro forma consolidated statements of operations assume that each of the transactions referred to above occurred on January 1, 2012. Pro forma statement of operations information is not provided for Wake Forest as this property did not yet have any three month rental history as of September 30, 2013.

Trade Street Residential, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements Information

In addition, the pro forma condensed consolidated balance sheet and statements of operations reflect management’s intended refinancing of Millenia and Southend as follows:

On September 3, 2013, we extended the maturity of the existing $35.0 mortgage loan on Millenia to June 3, 2014 in exchange for the payment of a fee of $174,500. We have one additional six month extension available under the existing terms subject to the payment of an extension fee and the satisfaction of certain conditions. The existing loan also requires an exit fee of $174,500. We intend to use $10.0 million of the net proceeds of this Offering to pay down, in part, the existing mortgage loan on Millenia and, subsequently thereafter, to refinance this loan with a new $25.0 million, 10-year mortgage loan, as more fully described in Note O below. The information in these pro forma financial statements reflects this intended use of net proceeds of this Offering and the completion of the refinancing of the current mortgage loan.

In connection with the acquisition of Southend on September 24, 2013, we entered into a $30.0 million interim mortgage loan secured by the property. The loan matures on March 24, 2014 and requires the payment of a $150,000 exit fee upon maturity. We have the option to extend the loan for an additional three months subject to certain terms and conditions. On July 2, 2013, we obtained a commitment for a new mortgage loan secured by Southend in the amount of $23.8 million with a 10-year term, which we intend to use, in addition to $6.3 million of the net proceeds from this Offering, to pay off the existing mortgage loan, as more fully described in Note M below. The information in these pro forma financial statements reflects this intended use of net proceeds of this Offering and the completion of the payoff of the current mortgage loan.

All completed and probable acquisitions are accounted for using the acquisition method of accounting. The total consideration is allocated to the assets acquired or expected to be acquired and the liabilities assumed or expected to be assumed at their respective fair values on the date of acquisition (or the anticipated date of acquisition with respect to probable acquisitions). The fair value of these assets and liabilities is allocated in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocations of the purchase price for each of the probable acquisitions reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon preliminary estimates of fair values, which is the best available information as of the date of this prospectus. The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transactions are completed. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities for each of the probable acquisitions could change significantly from those used in the accompanying unaudited pro forma condensed consolidated financial statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities.

These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only. In management’s opinion, all material adjustments necessary to reflect the effects of the transactions referred to above, including this Offering, have been made. You should read the information below along with all other financial information and analysis presented in this prospectus, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our pro forma condensed consolidated financial statements are based on assumptions and estimates considered appropriate by the Company’s management. However, they are not necessarily indicative of what our consolidated financial condition or results of operations actually would have been assuming the transactions referred to above occurred as of the dates indicated, nor do they purport to represent our consolidated financial position or results of operations for future periods. The final valuation of assets and liabilities, allocation of the purchase price, timing of completion of the probable acquisitions and other changes to the acquisitions’ tangible and intangible assets and liabilities that occur prior to completion of the acquisitions, as well as the ability to satisfy other closing conditions, could cause material differences in the information presented.

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements

Balance Sheet:

A.	Represents the historical unaudited consolidated balance sheet of the Company as of September 30, 2013, which is included elsewhere within this prospectus and includes Vintage, which was purchased on March 4, 2013, St. James, which was purchased on May 16, 2013, Creekstone, which was purchased on May 17, 2013, Talison Row, which was purchased on August 26, 2013 and Southend, which was purchased on September 24, 2013. Also included in the unaudited consolidated balance sheet is BSP/Sunnyside, LLC (“Sunnyside”), the owner of undeveloped land located in Panama City, Florida. Since January 30, 2013, the Company is considered the primary beneficiary of Sunnyside and, as such, has consolidated Sunnyside as of January 30, 2013.

B.	On February 22, 2013, we entered into an agreement to purchase Miller Creek for a total purchase price of $43,750,000. We intend to use $17,500,000 of the net proceeds from this Offering (see “Use of Proceeds”) and the proceeds of a new mortgage loan in the amount of $26,250,000, for which we have received a commitment from the lender, as discussed below, to fund this acquisition. We anticipate that the closing of this acquisition will occur during the first quarter of 2014.

We have allocated the estimated total purchase price based upon the appraised fair value of $43,750,000. Upon the closing of the acquisition, we will obtain a valuation in accordance with ASC 805. The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transaction is completed. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly.

Land	$1,256,760
Land improvements	6,085,151
Building and improvements	34,222,784
Furniture, fixtures, and equipment	1,128,171
Intangible assets—In place leases	1,057,134

$43,750,000

On August 29, 2013, we obtained a commitment for a new mortgage loan in the amount of $26,250,000 with a 10-year term. The loan will bear interest at a fixed rate of 4.60% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. Deferred loan costs are estimated to be $387,000. Total annual interest expense for the first 12 months under this mortgage note is expected to be approximately $1,207,500.

Pro forma depreciation and amortization expense for the period from March 1, 2013 (date of inception of operations) through September 30, 2013 is as follows:

Land improvements	$236,645	15 years
Building and improvements	399,266	50 years
Furniture, fixtures, and equipment	131,620	5 years
Intangible assets—In place leases	1,057,134	6 months

	$1,824,665

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

C.	On June 6, 2013, we entered into a binding contract to acquire 100% of the membership interests of a limited liability company that owns Craig Ranch for a total purchase price of $42,375,000. We intend to use proceeds from this Offering (see “Use of Proceeds”) and the proceeds of a new mortgage loan in the amount of $21,187,500 to fund this acquisition. We anticipate that the closing of this acquisition will occur during the first quarter of 2014.

We have agreed to terms for a new mortgage loan with a lender with which we have an extensive track record in the amount of $21,187,500 with a 7-year term. We expect the loan will bear interest at a fixed rate of 3.75% with monthly payments of interest only for the term of the loan. Deferred loan costs are estimated to be approximately $375,000. Total annual interest expense for the first 12 months under this mortgage note is expected to be approximately $795,000. Although management is confident that we will obtain a loan on the terms described above, we can provide no assurance that we will be successful in obtaining a new mortgage loan secured by Craig Ranch on the terms we anticipate or at all.

We have allocated the estimated total purchase price based upon the appraised fair value of $42,375,000. Upon the closing of the acquisition, we will obtain a valuation in accordance with ASC 805. The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transaction is completed. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly.

Land	$3,369,206
Land improvements	3,741,959
Building and improvements	33,147,211
Furniture, fixtures, and equipment	1,092,714
Intangible assets—In place leases	1,023,910

$42,375,000

Pro forma depreciation and amortization expense for the period from July 1, 2013 (date of inception of operations) through September 30, 2013 is as follows:

Land improvements	$62,366	15 years
Building and improvements	165,736	50 years
Furniture, fixtures, and equipment	54,636	5 years
Intangible assets—In place leases	511,955	6 months

	$794,693

D.	On December 5, 2013 we entered into a contract to acquire Aventine for a total purchase price of $41,866,000. We intend to use proceeds from this Offering (see “Use of Proceeds”) to fund this acquisition. We anticipate that the closing of this acquisition will occur during the first quarter of 2014.

We have allocated the estimated total purchase price based upon the contract price of $41,866,000. Upon the closing of the acquisition, we will obtain a valuation in accordance with ASC 805. The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transaction is completed. Consequently, amounts

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly.

Land	$5,840,377
Land improvements	1,185,370
Building and improvements	32,749,053
Furniture, fixtures, and equipment	1,079,589
Intangible assets—In place leases	1,011,611

$41,866,000

Pro forma depreciation and amortization expense for the period from February 1, 2013 (date of inception of operations) through September 30, 2013 is as follows:

	Eight Months Ended September 30, 2013
Land improvements	$52,683	15 years
Building and improvements	436,654	50 years
Furniture, fixtures, and equipment	143,945	5 years
Intangible assets—In place leases	1,011,611	6 months

	$1,644,893

E.	On October 29, 2012, we entered into a contract to acquire Estates at Wake Forest for a total purchase price of $37,250,000. We intend to use proceeds from this Offering (see “Use of Proceeds”) and the proceeds of a new mortgage loan in the amount of $18,625,000 to fund this acquisition. We anticipate that the closing of this acquisition will occur during the first quarter of 2014.

We have agreed to terms for a new mortgage loan with a lender with which we have an extensive track record in the amount of $18,625,000 with a 7-year term. We expect the loan will bear interest at a fixed rate of 3.75% with monthly payments of interest only for the term of the loan. Deferred loan costs are estimated to be approximately $329,000. Total annual interest expense for the first 12 months under this mortgage note is expected to be approximately $698,000. Although management is confident that we will obtain a loan on the terms described above, we can provide no assurance that we will be successful in obtaining a new mortgage loan secured by Wake Forest on the terms we anticipate or at all.

We have allocated the estimated total purchase price based upon the appraised fair value of $37,250,000. Upon the closing of the acquisition, we will obtain a valuation in accordance with ASC 805. The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transaction is completed. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly.

Land	$1,344,275
Land improvements	4,906,838
Building and improvements	29,138,256
Furniture, fixtures, and equipment	960,557
Intangible assets—In place leases	900,074

$37,250,000

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

Pro forma statement of operations information is not provided, as this property did not have rental history of more than three months as of September 30, 2013.

F.	Other adjustments to cash equal $99,958,000, which is based on the following:

Gross proceeds of this Offering	$150,000,000
Less: Estimated offering costs	(2,500,000)
Estimated loan prepayment fees	(580,000)
Paydown of debt	(45,962,000)
Estimated acquisition costs for 2014 acquisitions	(1,000,000)

$99,958,000

Estimated acquisition costs for 2014 for transactions not yet closed are based on the following:

Miller Creek (estimated)	$250,000
Craig Ranch (estimated)	250,000
Wake Forest (estimated)	250,000
Aventine (estimated)	250,000

$1,000,000

Loan prepayment fees represent estimated fees to be paid related to the paydown of various loans for a total of $580,000 (which are also included in the pro forma statement of operations).

See note T for further details of debt expected to be paid down with proceeds of this Offering.

G.	Net adjustment to additional paid-in capital equals $147,251,185, which is based on the following:

Gross proceeds of this Offering	$150,000,000
Less: Estimated offering costs	(2,500,000)
Paid in capital for the par value of the common stock	(248,815)

$147,251,185

The above assumes the issuance of 23,696,682 shares of common stock at $6.33 per share for gross proceeds of $150,000,000 as well as the issuance of 1,184,834 shares at $6.33 as a Backstop Commitment Fee and Additional Purchase Commitment Fee totaling $7,500,000.

Statement of Operations:

H.

Represents the historical consolidated statement of operations for the nine months ended September 30, 2013 (unaudited) and for the year ended December 31, 2012 (audited) included elsewhere within this prospectus. Amounts for the year ended December 31, 2012 (audited) and the nine months ended September 30, 2013 (unaudited) exclude the effect of discontinued operations as previously reported, as well as properties that were subsequently designated as discontinued operations, and only reflect those amounts through continuing operations. For the nine months ended September 30, 2013, the historical consolidated statement of operations includes the operating results of Vintage, St. James and Creekstone, Talison Row and Southend subsequent to their acquisition dates and for the year ended December 31, 2012,

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

the historical consolidated statement of operations includes the operating results of Westmont Commons and Millenia subsequent to their acquisition dates.

I.	For the year ended December 31, 2012, represents the audited historical statement of revenue and certain expenses for Vintage. For the period January 1, 2013 through March 3, 2013 (day prior to date of acquisition), represents the unaudited historical statement of revenue and certain expenses.

We have allocated the total purchase price based upon fair value in accordance with ASC 805 as follows:

Land	$1,139,691
Land improvements	943,442
Building and improvements	12,436,739
Furniture, fixtures, and equipment	310,825
Intangible assets—In place leases	419,303

$15,250,000

Depreciation and amortization expense for the first 12 months has been calculated using the straight-line method over the estimated useful lives of the assets and totals $886,730. Pro forma depreciation and amortization expense for the year ended December 31, 2012 and the period January 1, 2013 to March 3, 2013 is as follows:

	January 1, 2013 to March 3, 2013	Year Ended December 31, 2012
Land improvements	$14,202	94,344	10 years
Building and improvements	46,804	310,918	40 years
Furniture, fixtures, and equipment	9,358	62,165	5 years
Intangible assets—In place leases	(419,303)	419,303	6 months

	$(348,939)	886,730

J.	For the year ended December 31, 2012, represents the audited historical statement of revenue and certain expenses for St. James. For the period January 1, 2013 through May 15, 2013 (day prior to date of acquisition), represents the unaudited historical statement of revenue and certain expenses.

We have allocated the total purchase price based upon fair value in accordance with ASC 805 as follows:

Land	$3,003,475
Land improvements	1,033,074
Building and improvements	22,255,193
Furniture, fixtures, and equipment	440,510
Intangible assets—In place leases	667,748

$27,400,000

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

Depreciation and amortization expense for the first 12 months has been calculated using the straight-line method over the estimated useful lives of the assets and totals $1,318,891. Pro forma depreciation and amortization expense for the year ended December 31, 2012 and the period January 1, 2013 to May 15, 2013 is as follows:

	January 1, 2013 to May 15, 2013	Year Ended December 31, 2012
Land improvements	$35,093	$93,916	11 years
Building and improvements	180,331	483,809	46 years
Furniture, fixtures, and equipment	27,434	73,418	6 years
Intangible assets—In place leases	(538,506)	667,748	6 months

	$(295,648)	1,318,891

K.	For the year ended December 31, 2012, represents the audited financial statements for the five months from August 1, 2012 to December 31, 2012 for Creekstone. The property was under construction during the first seven months of 2012 and began operations on August 1, 2012. For the period January 1, 2013 through May 16, 2013 (day prior to date of acquisition), represents the unaudited historical statement of revenue and certain expenses.

We have allocated the total purchase price based upon fair value in accordance with ASC 805 as follows:

Land	$2,969,485
Land improvements	1,024,077
Building and improvements	30,823,316
Furniture, fixtures, and equipment	301,982
Intangible assets—In place leases	681,140

$35,800,000

Depreciation and amortization expense for the first 12 months has been calculated using the straight-line method over the estimated useful lives of the assets and totals $1,443,732. Pro forma depreciation and amortization expense for the period August 1, 2012 to December 31, 2012 and the period January 1, 2013 to May 16, 2013 is as follows:

	January 1, 2013 to May 16, 2013	August 1, 2012 to December 31, 2012
Land improvements	$27,528	$30,478
Building and improvements	236,731	262,103
Furniture, fixtures, and equipment	22,675	25,165
Intangible assets—In place leases	(434,562)	567,617

	$(147,628)	885,363

L.	Represents the unaudited historical statement of revenue and certain expenses for Talison Row for the period February 1, 2013 (date of inception of operations) through August 25, 2013 (day prior to date of acquisition).

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

On August 26, 2013, we acquired Talison Row for a total purchase price of $48,050,000. The acquisition consideration was comprised of a mortgage loan of $33,635,000 and our payment of cash in the amount of $14,415,000.

We have allocated the total purchase price based upon fair value in accordance with ASC 805 as set forth below.

Land	$4,018,372
Land improvements	1,160,952
Building and improvements	41,294,163
Furniture, fixtures, and equipment	803,675
Intangible assets—In place leases	772,838

$48,050,000

The mortgage loan in the amount of $33,635,000 bears interest at a fixed rate of 4.06% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter until maturity on September 10, 2023 based on a 30-year amortization schedule. In conjunction with obtaining this loan, the Company recorded deferred loan costs of $345,932, which will be amortized using the straight-line method, and which approximates the effective interest method over the life of the loan. Total annual interest expense for the first 12 months under this mortgage loan is approximately $1,365,580 and annual amortization of deferred loan costs is approximately $34,593. Pro forma interest expense includes interest under this loan for the period February 1, 2013 (date of inception of operations) through August 25, 2013, or $768,139, as well as amortization of loan costs in the amount of $19,459.

Depreciation and amortization expense for the first 12 months has been calculated using the straight-line method over the estimated useful lives of the assets and equals $1,836,853. Pro forma depreciation and amortization expense for the period from February 1, 2013 (date of inception of operations) through August 25, 2013 is as follows:

	February 1, 2013 to August 25, 2013
Land improvements	$43,536	15 years
Building and improvements	464,559	50 years
Furniture, fixtures, and equipment	90,413	5 years
Intangible assets—In place leases	644,032	6 months

	$1,242,540

M.	Represents the unaudited historical statement of revenue and certain expenses for Southend from June 1, 2013 (date of inception of operations) through September 23, 2013 (day prior to acquisition).

On September 24, 2013, we acquired Southend for a total purchase price of $34,000,000. The acquisition consideration was comprised of an interim mortgage loan with an unpaid principal balance of $30,000,000 and our payment of cash in the amount of $4,000,000. The interim mortgage loan bears interest at 1-month LIBOR plus 4.75%, with a floor of 5.75%, and requires monthly payments of interest only. The interim mortgage loan matures on March 24, 2014 with a $150,000 fee payable at maturity. We have the option to extend the loan for an additional three months subject to certain terms and conditions.

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

On July 2, 2013, we obtained a commitment for a new mortgage loan in the amount of $23,750,000 with a 10-year term. The commitment expires on December 2, 2013 with two 30-day extension options. The loan will bear interest at a fixed rate of 4.31% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. Concurrently with the closing of this Offering, the Company intends to use $6,250,000 of the net proceeds from this Offering (see “Use of Proceeds”) and the net proceeds from the new mortgage loan to pay off the interim mortgage loan.

We have allocated the total purchase price based upon fair value in accordance with ASC 805 as set forth below.

Land	6,263,226
Land improvements	1,379,690
Building and improvements	30,739,425
Furniture, fixtures, and equipment	730,710
Intangible assets—Tax abatement	1,015,069
Intangible assets—In place leases	771,880

40,900,000

In conjunction with the acquisition of Southend, the Company recorded a gain on bargain purchase in the amount of $6.9 million which has been included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2013. The Company placed the property under contract for a purchase price of $34.0 million in December 2012 while the property was early in its construction period. As a result of the strong leasing market in Charlotte, NC and the compression in multi-family capitalization rates during construction and lease-up, the property appraised for $40.9 million. The gain represents the difference between the fair value of net assets acquired of $40.9 million and the fair value of the consideration paid of $34.0 million. The Company performed a reassessment and verified that all assets acquired and liabilities assumed were properly identified.

In conjunction with obtaining this loan, the Company recorded deferred loan costs of $389,237, which will be amortized using the straight-line method, and which approximates the effective interest method over the life of the loan. Total annual interest expense for the first 12 months under this mortgage loan is approximately $1,023,625 and annual amortization of deferred loan costs is approximately $32,436. Pro forma interest expense includes interest under this loan for the period June 1, 2013 (date of inception of operations) through September 23, or $319,883, as well as amortization of loan costs in the amount of $10,136.

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

Depreciation and amortization expense for the first 12 months has been calculated using the straight-line method over the estimated useful lives of the assets and equals $1,754,733. Pro forma depreciation and amortization expense for the period from June 1, 2013 (date of inception of operations) through September 23, 2013 is as follows:

	June 1, 2013 to September 23, 2013
Land improvements	$28,744	15 years
Building and improvements	192,121	50 years
Furniture, fixtures, and equipment	22,835	10 years
Intangible assets—Tax Abatement	63,442	5 years
Intangible assets—In place leases	482,425	6 months

	$789,567

N.	Represents unaudited revenue and certain expenses for Westmont Commons for the period from January 1, 2012 to December 13, 2012.

On December 13, 2012, we acquired Westmont Commons for a total purchase price of $22,400,000. The acquisition consideration was comprised of a mortgage note payable in the amount of $17,920,000 and cash in the amount of $4,480,000.

We have allocated the total purchase price based upon fair value in accordance with ASC 805 as follows:

Land	$1,409,383
Land improvements	865,996
Building and improvements	19,183,990
Furniture, fixtures, and equipment	302,011
Intangible assets—In place leases	638,620

$22,400,000

The mortgage loan in the amount of $17,920,000 bears interest at a fixed rate of 3.84% per annum and requires monthly payments of interest only for the initial 24 months; thereafter monthly payments of principal and interest are due through maturity on January 1, 2023. In conjunction with obtaining this loan, the Company recorded deferred loan costs of $231,685, which will be amortized using the straight-line method, which approximates the effective interest method over the life of the loan. Total annual interest expense for the first 12 months under this mortgage loan is $688,128 and annual amortization of deferred loan costs is $23,169. Pro forma interest expense includes interest under this loan for the period from January 1, 2012 to December 12, 2012 (day prior to date of acquisition), or $651,810, as well as amortization of deferred loan costs in the amount of $22,197.

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

Depreciation and amortization expense for the first 12 months has been calculated using the straight-line method over the estimated useful lives of the assets and totals $1,231,761. Pro forma depreciation and amortization expense for the period from January 1, 2012 to December 12, 2012 (day prior to date of acquisition) is as follows:

	January 1, 2012 to December 12, 2012
Land improvements	$82,989	10 years
Building and improvements	427,537	43 years
Furniture, fixtures, and equipment	57,884	5 years
Intangible assets—In place leases	638,620	6 months

	$1,207,030

O.	Represents the unaudited income and certain expenses for Millenia for the period from June 1, 2012 (date of inception of operations) to December 3, 2012.

On December 3, 2012, we acquired the completed developed property Millenia for a total consideration of approximately $43,179,000. The acquisition consideration was comprised of shares of common stock valued at approximately $14,100,000 and our payment of cash in the amount of $29,100,000, which was used to repay the existing loan on the property. Simultaneously with the acquisition, we obtained the current mortgage loan in the amount of $34,950,000, as described below.

In addition, we acquired land held for future development for a total consideration of $12,942,315.

We have allocated the total consideration based upon fair value in accordance with ASC 805 as follows:

Land	$4,022,217
Land improvements	583,968
Land held for future development	12,942,315
Building and improvements	36,069,808
Furniture, fixtures, and equipment	1,244,972
Intangible assets—In place leases	1,258,035

$56,121,315

The current mortgage loan in the amount of $34,950,000 bears interest at a floating rate of 30-day LIBOR plus 4.75%, with a floor of 5.75% per annum and an original maturity date of December 3, 2013. In conjunction with obtaining this current loan, the Company recorded deferred loan costs of $519,163, which are being amortized using the straight-line method, which approximates the effective interest method over the life of the loan. On September 3, 2013, we paid an extension fee of $174,750 to extend the term of the loan until June 3, 2014.

We have submitted an application and agreed to terms for permanent financing with a lender that has provided financing to us in the past in the amount of $24,950,000 with a 10-year term. We expect the loan will bear interest at a fixed rate of 4.75% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. Deferred loan costs are estimated to be approximately $315,000.

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

Total annual interest expense for the first 12 months under the anticipated refinancing mortgage loan is expected to be approximately $1,185,000. Pro forma interest expense includes interest under this loan for the period from June 1, 2012 (date of inception of operations) through December 2, 2012 (day prior to date of acquisition), or $592,563, as well as amortization of deferred loan costs in the amount of $157,440. Although management is confident that we will obtain a loan on the terms described above, we can provide no assurance that we will be successful in obtaining a new mortgage loan secured by Millenia.

Depreciation and amortization expense for the first 12 months has been calculated using the straight-line method over the estimated useful lives of the assets and totals $2,267,357. Pro forma depreciation and amortization expense for the period from June 1, 2012 (date of inception of operations) through December 2, 2012 (day prior to date of acquisition) is as follows:

	June 1, 2012 to December 2, 2012
Land improvements	$19,466	15 years
Building and improvements	360,698	50 years
Furniture, fixtures, and equipment	124,497	5 years
Intangible assets—In place leases	838,691	9 months

	$1,343,352

P.	Represents the estimated depreciation expense and the estimated amortization expense related to the completed acquisitions. Depreciation and amortization expense for the nine months ended September 30, 2013 is calculated using the straight-line method as follows: (a) for the period from January 1, 2013 through March 3, 2013 (day prior to date of acquisition) for Vintage, (b) for the period January 1, 2013 through May 15, 2013 (day prior to date of acquisition) for St. James, (c) for the period January 1, 2013 through May 16, 2013 (day prior to date of acquisition) for Creekstone, (d) for the period February 1, 2013 (inception of operations) through August 25, 2013 (day prior to date of acquisition) for Talison Row, (e) for the period June 1, 2013 (inception of operations) through September 23, 2013 (day prior to date of acquisition) for Southend, (f) for the period March 1, 2013 (inception of operations) through September 30, 2013 for Miller Creek, (g) for the period July 1, 2013 (inception of operations) through September 30, 2013 for Craig Ranch and (h) for the period February 1, 2013 (inception of operations) through September 30, 2013 for Aventine. Adjustments for Westmont, Millenia, Vintage, St. James and Creekstone remove from 2013 the amortization of in-place leases that has been included in the pro forma statement of operations for the year ended December 31, 2012.

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements (Continued)

	Nine Months Ended September 30, 2013
	Land Improvements	Buildings and improvements	Furniture, fixtures, and equipment	Intangible assets, net	Total
2012 acquisitions
Westmont Commons	$—	$—	$—	$(573,386)	$(573,386)
Millenia	—	—	—	(699,383)	(699,383)

2013 acquisitions
Vintage	14,202	46,804	9,358	(419,303)	(348,939)
St. James	35,093	180,331	27,434	(538,506)	(295,648)
Creekstone	27,528	236,731	22,675	(434,562)	(147,628)
Talison Row	43,536	464,559	90,413	644,032	1,242,540
Southend	28,744	192,121	22,835	545,867	789,567
Miller Creek	236,645	399,266	131,620	1,057,134	1,824,665
Craig Ranch	62,366	165,736	54,636	511,955	794,693
Aventine	52,683	436,654	143,945	1,011,611	1,644,893

	$500,797	$2,122,202	$502,916	$1,105,459	$4,231,374

Represents the estimated depreciation and amortization expense for the year ended December 31, 2012 calculated using the straight-line method as follows: (a) 12 months for the operating properties, Vintage and St. James, (b) five months from August 1, 2012 (date of inception) through December 31, 2012 for Creekstone, and (c) for the period from January 1, 2012 through the acquisition date of December 13, 2012 for Westmont Commons and (d) for the period from June 1, 2012 (completion of construction) through the acquisition date of December 3, 2012 for Millenia.

	Year Ended December 31, 2012
	Land Improvements	Buildings and improvements	Furniture, fixtures, and equipment	Intangible assets, net	Total
2012 acquisitions
Westmont Commons	$82,989	$427,537	$57,884	$638,620	$1,207,030
Millenia	19,466	360,698	124,497	838,691	1,343,352

2013 acquisitions
Vintage	94,344	310,918	62,165	419,303	886,730
St. James	93,916	483,809	73,418	667,748	1,318,891
Creekstone	30,478	262,103	25,165	567,617	885,363

	$321,193	$1,845,065	$343,129	$3,131,979	$5,641,366

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements—(Continued)

Q.	Represents direct, incremental costs of specific acquisition costs that are included in the historical financial statements for the nine months ended September 30, 2013 and the year ended December 31, 2012 as follows:

	Nine Months ended September 30, 2013	Year Ended December 31, 2012
Vintage	$225,433	$—
St. James	62,831	—
Creekstone	101,706	—
Millenia	2,979	246,146
Westmont Commons	2,140	199,098
Southend	116,797	—
Talison Row	393,798	—
Probable acquisitions	10,392	34,640

	$916,076	$479,884

R.	For the nine months ended September 30, 2013, includes an estimate of incremental interest expense and amortization of loan costs to be incurred on the debt financing used to acquire Vintage, St. James, Creekstone, Talison Row, Southend, Miller Creek and Craig Ranch. For Millenia, the reduction in interest expense and amortization of loan costs represent the impact of the lower principal and lower loan costs associated with the expected refinancing. See Note O.

	Nine Months Ended September 30, 2013
	Interest Expense	Amortization of Loan Cost	Total
2012 acquisitions
Westmont Commons	$—	$—	$—
Millenia	(624,221)	(154,609)	(778,830)

2013 acquisitions
Vintage	$78,537	$2,750	$81,287
St. James	334,777	8,132	342,909
Creekstone	338,288	13,194	351,482
Talison Row	768,139	19,459	787,598
Southend	319,883	10,136	330,019
Miller Creek	704,375	18,813	723,188
Craig Ranch	198,633	13,393	212,026

	$2,118,411	$(68,732)	$2,049,679

For the year ended December 31, 2012, includes an estimate of incremental interest expense and amortization of loan costs to be incurred on the debt financing used to acquire Vintage, St. James and Westmont, assuming the properties were acquired on January 1, 2012 and Creekstone and Millenia from the inception of operations on August 1, 2012 and June 1, 2012, respectively:

•	The outstanding indebtedness on the mortgage for Vintage was $11,437,000 as of September 30, 2013. The loan provides for a fixed interest rate of 4.19% and payments of interest only for the first 12 months with monthly payments of principal and interest thereafter based on a 30-year amortization schedule.

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements—(Continued)

•	The outstanding indebtedness on the mortgage for St. James was $19,000,000 as of September 2013, The loan provides for a fixed interest rate of 3.75% and payments of interest only for the first 24 months with monthly payments of principal and interest thereafter based on a 30-year amortization schedule.

•	The outstanding indebtedness on the mortgage for Creekstone was $23,250,000 as of September 30, 2013. The loan provides for a fixed interest rate of 3.88% and payments of interest only for the first 36 months with monthly payments of principal and interest thereafter based on a 30-year amortization schedule.

See Notes N and O, respectively, for details of the indebtedness on the mortgages of Westmont and Millenia.

	Year Ended December 31, 2012
	Interest Expense	Amortization of Loan Cost	Total
2012 acquisitions
Westmont Commons	$651,810	$22,197	$674,007
Millenia	431,834	116,967	548,801

2013 acquisitions
Vintage	$479,210	$15,751	$494,961
St. James	712,500	19,725	732,225
Creekstone	375,875	14,636	390,511

	$2,651,229	$189,276	$2,840,505

In addition, for each period presented, reflected in the pro forma adjustment is the Company’s estimate of the additional deferred financing amortization costs that would have been incurred by the properties assuming the purchase occurred effective January 1, 2012 or the date of inception of operations if later. The pro forma assumes a straight-line amortization method, which approximates the effective interest method.

S.	The Company recalculated the portion of loss allocated to the noncontrolling interest based on its respective ownership percentage after giving effect to the pro forma adjustments and this Offering.

T.	Reflects the 1-for-150 reverse stock split effected on January 17, 2013 and the issuance of shares in the Offering.

For purposes of computing pro forma net loss per common share for the year ended December 31, 2012, pro forma weighted average shares outstanding: (A) include 867,111 incremental shares of common stock deemed issued at the beginning of the year presented in connection with the acquisition of Millenia; (B) reflect a total of $145,140,500 in net proceeds of this Offering to be used for acquisitions and debt reduction, which has been divided by $6.33, the expected offering price, resulting in 22,928,989 shares in this Offering attributable to acquisitions and debt reduction with Offering proceeds; and (C) includes 1,184,834 additional shares to the issued for the Backstop Commitment Fee and Additional Purchase Commitment Fee totaling $7,500,000 and the expected offering price of $6.33. Accordingly, a total of 24,980,934 shares have been added in the computation of pro forma weighted average number of shares for the year ended December 31, 2012.

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2013

(unaudited)

Notes to Condensed Consolidated Pro Forma Financial Statements—(Continued)

The amount of $145,140,500 to be used for acquisitions and debt reduction consists of the following:

Paydown of Millenia	$10,000,000
Paydown of Southend	6,250,000
Payoff Maitland	4,200,000
Payoff Fox Trails	14,769,000
Payoff Merce	5,475,000
Payoff Post Oak	5,268,000
Acquisition of Miller Creek	17,500,000
Acquisition of Craig Ranch	21,187,500
Acquisition of Wake Forest	18,625,000
Acquisition of Aventine	41,866,000

$145,140,500

For the nine months ended September 30, 2013, the full number of shares issued in connection with the acquisition of Millenia is included in the historical weighted average shares outstanding and therefore is excluded from the pro forma adjustment. Accordingly, a total of 24,113,823 shares have been added in the computation of pro forma weighted average number of shares for the nine months ended September 30, 2013, consisting of 22,928,989 related to acquisitions and debt reduction and 1,184,834 related to the Backstop Commitment Fee and Additional Purchase Commitment Fee.

For periods where we report a net loss available for common stockholders, the effect of dilutive shares is excluded from earnings per share calculations because including such shares would be anti-dilutive.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Trade Street Residential, Inc.

We have audited the accompanying consolidated balance sheets of Trade Street Residential, Inc. (a Maryland corporation) (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index on page F-1 of this Form S-11. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trade Street Residential, Inc. as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP

Miami, Florida

March 29, 2013 (except for Note B, which is as of November 12, 2013)

Trade Street Residential Inc.

Consolidated Balance Sheets

	December 31,
	2012	2011
ASSETS:
Real estate:
Land and improvements	$35,445,776	$28,562,177
Buildings and improvements	133,638,280	77,421,721
Furniture, fixtures, and equipment	6,269,689	4,699,291

	175,353,745	110,683,189
Less accumulated depreciation	(6,862,007)	(3,015,810)

Net investment in operating properties	168,491,738	107,667,379
Land held for future development	42,622,330	18,170,949
Real estate held for sale	58,638,227	85,853,449

Net real estate assets	269,752,295	211,691,777
Real estate loans:
Mezzanine loans including accrued interest receivable	—	26,415,124
Allowance for loan losses	—	(15,415,124)

	—	11,000,000

	269,752,295	222,691,777

Other assets:
Cash and cash equivalents	4,898,048	646,122
Restricted cash and lender reserves	2,796,338	2,786,977
Intangible asset—In place leases, net of accumulated amortization of $2,395,719 and $1,407,865, respectively	1,692,114	783,313
Investment in unconsolidated joint venture	2,581,789	2,981,691
Deferred financing costs, net of accumulated amortization of $734,304 and $265,453, respectively	2,166,209	969,333
Due from related parties	870,567	636,146
Prepaid expenses and other assets	4,881,458	248,138
Discontinued operations	2,270,906	3,456,135

	22,157,429	12,507,855

TOTAL ASSETS	$291,909,724	$235,199,632

LIABILITIES:
Mortgage notes payable	$133,245,422	$81,559,312
Accrued interest payable	385,402	208,435
Accounts payable and accrued expenses	4,379,802	795,635
Dividends payable	138,066	—
Due to related parties	202,167	101,784
Security deposits and deferred rent	523,956	208,398
Payable for the redemption of noncontrolling interest	3,757,500	—
Acquisition consideration payable in preferred stock	3,674,315	—
Discontinued operations	53,161,251	67,988,968

TOTAL LIABILITIES	199,467,881	150,862,532

Commitments & contingencies	—	—
REDEEMABLE PREFERRED STOCK AND UNITS
Class A preferred stock; $0.01 par value; 423,326 shares authorized, 273,326 issued and outstanding	26,802,814	—
Noncontrolling interest—Operating Partnership—Preferred B and C units	19,400,338	—
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value per share; 1,000,000,000 authorized; 4,717,375 and 96,284 shares issued and outstanding, respectively	47,174	963
Additional paid-in capital	73,560,482	108,303,199
Accumulated deficit	(37,959,620)	(31,117,094)

TOTAL STOCKHOLDERS’ EQUITY—TRADE STREET RESIDENTIAL, INC.	35,648,036	77,187,068
Noncontrolling interests	10,590,655	7,150,032

TOTAL STOCKHOLDERS’ EQUITY	46,238,691	84,337,100

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$291,909,724	$235,199,632

The accompanying notes are an integral part of these consolidated financial statements.

Trade Street Residential Inc.

Consolidated Statements of Operations

	Years ended December 31,
	2012	2011
REVENUE:
Rental revenue	$13,211,830	$8,308,731
Other property revenues	1,247,766	716,036
Advisory fees from related party	189,980	1,080,271

TOTAL REVENUE	14,649,576	10,105,038

OPERATING EXPENSES:
Property operations	5,330,324	3,064,370
Real estate taxes and insurance	2,122,249	1,392,971
General and administrative	3,767,383	747,782
Depreciation and amortization	4,844,004	3,104,985
Asset impairment losses	—	54,808
Provision for loan losses	—	59,461
Acquisition and recapitalization costs	2,331,342	444,669
Acquisition fees from related parties	—	486,480

TOTAL OPERATING EXPENSES	18,395,302	9,355,526

INCOME (LOSS) FROM OPERATIONS	(3,745,726)	749,512

OTHER INCOME (EXPENSES), NET:
Interest income	77,095	5,633
Income from unconsolidated joint venture	45,739	43,381
Interest expense	(3,750,604)	(1,946,653)
Amortization of deferred financing cost	(635,723)	(81,413)
Loss on extinguishment of debt	(537,938)	—

TOTAL OTHER EXPENSE, NET	(4,801,431)	(1,979,052)

LOSS FROM CONTINUING OPERATIONS	(8,547,157)	(1,229,540)

DISCONTINUED OPERATIONS:
Loss on operations of rental property	(2,186,516)	(2,568,716)
Gain from sale of rental property	2,182,413	—

LOSS FROM DISCONTINUED OPERATIONS	(4,103)	(2,568,716)

NET LOSS	(8,551,260)	(3,798,256)
LOSS ALLOCATED TO NONCONTROLLING INTERESTS	1,708,734	377,330
ACCRETION OF PREFERRED STOCK AND PREFERRED UNITS	(375,482)	—

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF TRADE STREET RESIDENTIAL, INC.	$(7,218,008)	$(3,420,926)

Earnings per common share—basic and diluted:
Loss from continuing operations available to common stockholders	$(3.17)	$(8.85)
Discontinued property operations	—	(26.68)

Net loss available to common shareholders	$(3.17)	$(35.53)

Weighted average number of shares—basic and diluted	2,278,094	96,284

The accompanying notes are an integral part of these consolidated financial statements.

Trade Street Residential Inc.

Consolidated Statement of Stockholders’ Equity

	Trade Street Residential, Inc.
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Noncontrolling Interests	Total Equity	Temporary Equity	Class A Preferred Shares
	Shares	Amount
Equity balance, January 1, 2011	96,284	$963	$86,912,521	$(27,276,993)	$84,502	$59,720,993	—	—
Contributions from partners and members			27,731,352		7,618,823	35,350,175
Distributions from partners and members			(6,340,674)	(419,175)	(175,963)	(6,935,812)
Net loss				(3,420,926)	(377,330)	(3,798,256)

Equity balance, December 31, 2011	96,284	963	108,303,199	(31,117,094)	7,150,032	84,337,100	—	—
Contributions from partners and members			3,730,765		74,022	3,804,787
Distributions from partners and members			(4,209,324)		(253,574)	(4,462,898)
Net loss				(6,842,526)	(572,300)	(7,414,826)	(1,136,434)
Recapitalization of Feldman Mall Properties	3,407,309	34,073	(9,926,465)		10,181,733	289,341
Recapitalization costs			(867,671)			(867,671)
Transfer of stock and units to temporary equity			(37,696,104)			(37,696,104)	37,696,104	173,326
Accretion of preferred stock and preferred units			(375,482)			(375,482)	375,482
Redemption of noncontrolling interests	52,868	529	(1,668,771)		(5,989,258)	(7,657,500)
Private placement	178,333	1,783	2,673,217			2,675,000
Shares issued for acquisition	940,241	9,403	14,093,940			14,103,343	9,268,000	100,000
Distributions to shareholders	42,340	423	(496,822)			(496,399)

Equity balance, December 31, 2012	4,717,375	$47,174	$73,560,482	$(37,959,620)	$10,590,655	$46,238,691	$46,203,152	273,326

The accompanying notes are an integral part of these consolidated financial statements.

Trade Street Residential Inc.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(8,551,260)	$(3,798,256)
Loss from discontinued real estate operations	4,103	2,568,716

Loss from continuing operations	(8,547,157)	(1,229,540)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,844,004	3,104,985
Asset impairment losses	—	54,808
Increases in allowances for loan losses	—	59,461
Loss on extinguishment of debt	537,938	—
Income of unconsolidated joint venture	(45,739)	(43,381)
Amortization of deferred loan costs	635,723	81,413
Accrued interest income—related party	(76,350)	—
Net changes in assets and liabilities:
Restricted cash and lender reserves	(9,359)	13,604
Prepaid expenses and other assets	(4,406,507)	(155,721)
Accounts payable and accrued expenses	2,968,574	414,213
Due to related parties	98,658	84,835
Security deposits and deferred rent	336,678	119,838

Net cash (used in) provided by operating activities—continuing operations	(3,663,537)	2,504,515
Net cash provided by operating activities—discontinued operations	2,503,753	539,572

Net cash (used in) provided by operating activities	(1,159,784)	3,044,087

Cash flows from investing activities:
Cash distributions received from unconsolidated joint venture	445,641	598,106
Contributions to unconsolidated joint venture
Purchase of business	(4,480,000)	(15,463,000)
Advances under mezzanine loans	—	(59,461)
Proceeds from sale of real estate assets	844,500	—
Purchase of real estate assets	(1,468,948)	(1,914,828)

Net cash (used in) investing activities—continuing operations	(4,658,807)	(16,839,183)
Net cash provided by (used in) investing activities—discontinued operations	7,551,308	(13,795,570)

Net cash provided by (used in) investing activities	2,892,501	(30,634,753)

Cash flows from financing activities:
Payments under mortgage notes payable	(27,852,349)	(271,997)
Borrowings under mortgage notes payable	32,274,000	—
Distributions to shareholders	(358,756)	—
Due from related parties	(803,185)	(2,314,620)
Payments of deferred loan costs	(1,832,600)	(613,566)
Payment of prepayment of early extingishment of debt	(269,479)	—
Distributions to noncontrolling interest	(60,667)	(85,102)
Capital contributions from noncontrolling interest	74,022	6,104,061
Distributions to partners and members	(785,806)	(3,804,225)
Capital contributions from partners and members	2,628,435	14,172,727
Cash acquired from recapitalization	23,171	—
Recapitalization costs	(867,671)	—
Proceeds received from private placement	2,675,000	—

Net cash provided by financing activities—continuing operations	4,844,115	13,187,278
Net cash (used in) provided by financing activities—discontinued operations	(2,324,906)	13,344,354

Net cash provided by financing activities	2,519,209	26,531,632

Net change in cash and cash equivalents	4,251,926	(1,059,034)
Cash and cash equivalents at beginning of year	646,122	1,705,156

Cash and cash equivalents at end of year	$4,898,048	$646,122

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest, net of capitalized interest of $355,000 and $335,000, respectively.	$5,043,785	$3,330,799
Non-Cash Investing & Financing Activities:
Note payable issued as consideration for purchase of business	$44,996,000	$54,717,000
Stock issued for consideration of business acquisition	$23,371,343	$—
Net assets acquired from recapitalization	$266,170	$—
Payable for the redemption of noncontrolling interest	$7,657,500	$—
Transfer preferred shares/units to temporary equity	$37,696,104	$—
Non cash distribution of accounts receivables to partners and members	$645,114	$2,001,939
Reclassification of loan from real estate loans to land and improvements	$11,000,000	$—
Stock dividend to common shareholders	$63,510	$—
Accrual of Class B Current Return	$—	$11,719
Dividend payable	$138,066	$—
Acquisition consideration payable in preferred stock	$3,674,315	$—

The accompanying notes are an integral part of these consolidated financial statements.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

NOTE A—NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Trade Street Residential, Inc. (the “Company” or “TSRI”)) is the surviving legal entity of the reverse recapitalization transaction that occurred on June 1, 2012, as described below. The consolidated financial statements as of and for the years ended December 31, 2012 and 2011 reflect the combination of certain real estate entities and management operations that were contributed to the Company in a reverse recapitalization transaction (the “recapitalization”). The Company includes certain subsidiaries of Trade Street Property Fund I, LP (“TSPFI”) and BCOM Real Estate Fund, LLC (“BREF”), as well as TS Manager, LLC, Trade Street Property Management, LLC and Trade Street Investment Adviser, LLLP (“TSIA”), collectively Trade Street Company. During all periods presented in the accompanying consolidated financial statements up to June 1, 2012, the entities comprising Trade Street Company were under common control with Trade Street Capital, LLC (“Trade Street Capital”), a real estate investment and management company ultimately owned and controlled by an individual.

The Company is engaged in the business of acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban markets of larger cities primarily in the southeastern United States, including Texas.

As of December 31, 2012, the Company’s primary assets consisted of 13 apartment communities, four development properties, and an investment in an unconsolidated joint venture which holds an additional operating property. Substantially all of the Company’s revenues were derived from rents received from residents in its apartment communities, and the Company derives a smaller portion of its revenues from fees earned from serving as an adviser to affiliates and other third parties with respect to real estate assets. The Company, through its affiliates, actively manages the acquisition and operations of its real estate investments. The Company may also enter into management agreements relating to the management of the operations of certain of its real estate investments.

On June 1, 2012, the Company completed a reverse recapitalization transaction with Feldman, a Maryland corporation that qualifies and has elected to be taxed as a REIT for U.S. federal income tax purposes. Immediately prior to the reverse recapitalization transaction, Feldman held a single parcel of land having minimal value (which was sold shortly after the recapitalization transaction) and conducted no operations. In the recapitalization, Feldman acquired certain contributed apartment assets in exchange for shares of common and preferred stock in Feldman and common and preferred units in Trade Street Operating Partnership, LP, a newly formed operating partnership (the “Operating Partnership” or “OP”) that, at the time of the recapitalization transaction, was owned by Feldman and a wholly-owned subsidiary of Feldman. Immediately following consummation of the recapitalization, TSPFI and BREF collectively owned approximately 96% of the voting stock of Feldman. For accounting purposes, TSIA was deemed to be the acquirer in the recapitalization transaction, although Feldman was the legal acquirer and surviving entity in the transaction. The transaction was accounted for as a reverse recapitalization, as it is a capital transaction in substance, rather than a business combination. As a reverse recapitalization, no goodwill is recorded. For accounting purposes, the legal acquiree is treated as the continuing reporting entity that acquired the legal acquirer. Consequently, the financial statements of the Company reflect the consolidated financial statements of Trade Street Company prior to June 1, 2012 and thereafter also include Feldman. All assets and liabilities are recorded at their historical cost, except for land acquired from Feldman that, prior to the recapitalization, was recorded at its net realizable value. The legal capital for the accounting acquirer is adjusted retroactively to reflect the legal capital of Feldman as of December 31, 2011. In connection with the recapitalization, costs of approximately $2,719,000 were incurred during 2012, of which $868,000 was recorded as charges against additional paid-in capital in the accompanying statement of stockholders’ equity and $1,851,000 was recorded as recapitalization expenses in the accompanying consolidated statements of operations.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Concurrent with the recapitalization transaction, Feldman changed its name to Trade Street Residential, Inc.

Following is a summary of transactions in connection with the reverse recapitalization transaction (after giving effect to the reverse stock split):

•	TSPF and BREF contributed to the Operating Partnership all of their respective interests in 12 operating properties and investment in a joint venture, a promissory note, and three development assets in exchange for an aggregate of 3,396,976 shares of common stock and 173,326 shares of Class A preferred stock. In addition, a joint venture partner in one of the operating properties contributed to the Operating Partnership all of its interest in such operating property in exchange for an aggregate of 52,868 shares of the Company’s common stock (see Note J).

•	Feldman issued to stockholders of record as of May 17, 2012, as a special distribution, warrants to purchase an aggregate of 139,215 shares of common stock, which warrants are exercisable for a period of two years following listing of the Company’s common stock on a national securities exchange at an exercise price of $21.60 per share, subject to adjustment for any other stock splits, stock distributions and other capital changes.

•	Feldman declared a special distribution payable to stockholders of record as of May 17, 2012, in an amount equal to $7.50 per share, payable on the earlier of (A) five business days after the date Feldman sold a parcel of land commonly known as the “Northgate Parcel” or (B) July 16, 2012. As the Northgate Parcel was not sold prior to July 16, 2012, the special distribution was paid in 42,340 shares of common stock on July 16, 2012.

•	Trade Street Capital and its owners contributed to the Operating Partnership all of their ownership interests in TSIA and TS Manager, LLC in exchange for (i) 546,132 common units, (ii) 98,304 Class B preferred units, and (iii) 98,304 Class C preferred units of limited partnership interest in the Operating Partnership.

•	Trade Street Capital contributed its property management company, Trade Street Property Management, LLC, to the Operating Partnership for no additional consideration.

•	Feldman issued 5,000 shares of our common stock having a value of $90,000 to Brandywine Financial Services Corporation (“Brandywine”) as payment in full of a termination payment due upon termination of the management services agreement between Feldman and Brandywine.

TSPFI and BREF have other ownership interests that were not contributed to Trade Street Residential, Inc. in the recapitalization transaction and, therefore, these financial statements are not intended to represent the consolidated financial position or results of operations of TSPFI and BREF, but rather that of the Company.

Summary of Significant Accounting Policies

Basis of Presentation: The accompanying consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with U.S. generally accepted accounting principles (“GAAP”) and represent the assets and liabilities and operating results of the Company. In the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation have been included in the consolidated financial statements herein.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company, which includes Trade Street Operating Partnership, LP, TSIA, Trade Street Property Management, LLC, TS Manager, LLC, Millenia 700, LLC and TS Westmont, LLC and subsidiaries of BREF and TSPFI that

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

were contributed directly to Trade Street Residential, Inc. or its wholly owned Operating Partnership in the recapitalization transaction. Those subsidiaries include JLC/BUSF Associates, LLC, BSF-Lakeshore, LLC, BSF-Arbors River Oaks, LLC, BSF Hawthorne Fontaine, LLC, BSF Trails, LLC, Post Oak JV, LLC, Merce Partners, LLC, Beckanna Partners, LLC, Fox Partners, LLC, River Oaks Partners, LLC, BREF-Maitland, LLC, BREF Venetian, LLC, BREF-Masters Cove, LLC, BREF/Midlothian, LLC. Certain properties are not wholly owned, resulting in noncontrolling interests. Income (loss) allocations, if any, to noncontrolling interests includes the pro rata share of such properties’ net real estate income (loss). All significant intercompany balances and transactions have been eliminated in consolidation.

Under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810, “Consolidation,” when a reporting entity is the primary beneficiary of an entity that is a variable interest entity (“VIE”) as defined in FASB ASC 810, the VIE must be consolidated into the financial statements of the reporting entity. The determination of the primary beneficiary requires management to make significant estimates and judgments about rights, obligations, and economic interests in such entities as well as the same of the other owners. A primary beneficiary has both the power to direct the activities that most significantly impact the VIE, and the obligation to absorb losses or the right to receive benefits from the VIE. Based on the Company’s evaluation, as of December 31, 2011, the Company had consolidated five VIEs as described in Note C. In assessing whether the Company was the primary beneficiary, the Company concluded that it has the power to direct the activities of these VIEs and that the Company has the obligation to absorb losses and the right to receive benefits from these VIEs that could be significant to the entities. During 2012, the Company acquired the remaining ownership interests in four of these VIEs, resulting in them becoming wholly-owned subsidiaries (see Note J). On March 1, 2013, the Company sold its 70% interest in the remaining VIE to its joint venture partner (see Note B).

Unconsolidated joint ventures, including BSF/BR Augusta JV, LLC, an unconsolidated joint venture in which an unaffiliated entity owns a 50% interest, in which the Company does not have a controlling interest but exercises significant influence are accounted for using the equity method, under which the Company recognizes its proportionate share of the joint venture’s earnings and losses.

In connection with the recapitalization transaction, TSPFI and BREF formed a Delaware statutory trust and adopted a plan of liquidation and executed a liquidating trust agreement in order to effectuate its respective dissolution and liquidation. Pursuant to the terms of the liquidation documentation, all of the assets of TSPFI and BREF not conveyed to TSRI in the recapitalization, as well as the shares of common stock and preferred stock issued to TSPFI and BREF in the recapitalization, were conveyed to each company’s respective liquidating trust. Upon completion of the dissolution and liquidation of each of TSPFI and BREF, the trustees of the liquidating trusts will distribute the assets held in the liquidating trusts, including the shares of common stock and preferred stock of TSRI, to the respective partners and members of TSPFI and BREF, including the limited partners and non-managing members, all of which are pension funds, in accordance with the governing documents of TSPFI and BREF. The governing documents of the liquidating trusts require the assets of each liquidating trust to be distributed to the beneficial owners no later than May 31, 2015 unless such date is extended in the trustee’s discretion.

Use of Estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in these consolidated financial statements and accompanying notes. The more significant estimates include those related to impairment analysis related to the carrying value of real estate assets and estimates related to the valuation of our investment in a joint venture. While management believes that the estimates used are reasonable, actual results could differ from the estimates.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Acquisition of Real Estate Assets: The Company has accounted for acquisitions of its real estate assets, consisting of multifamily apartment communities rented to residents and land held for future development, as business combinations in accordance with current accounting standards. Estimates of future cash flows and other valuation techniques are used to allocate the purchase price of each acquired real estate asset between land, buildings, building improvements, equipment, identifiable intangible assets and other assets and liabilities. The acquisition of a multifamily apartment community typically qualifies as a business combination.

The Company has allocated the cost of acquisitions of real estate assets to assets acquired and liabilities assumed based on estimated fair values. The purchase price is allocated to land, building, improvements, leasing costs, intangibles such as in-place leases, and to current assets and liabilities acquired, if any. The value allocated to in-place leases is amortized over the related remaining lease term (typically 6 months) and reflected in depreciation and amortization in the consolidated statements of operations.

Transaction costs related to the acquisition of a real estate asset, such as broker fees, transfer taxes, legal, accounting, valuation, and other professional and consulting fees, are expensed as incurred and are included in acquisition and recapitalization costs and acquisition fees from related parties in the consolidated statements of operations.

Investment in Real Estate: Real estate investments are stated at the lower of cost less accumulated depreciation or fair value, if deemed impaired, as described below. Depreciation on real estate is computed using the straight-line method over the estimated useful lives of the related assets, generally 35 to 50 years for buildings, 2 to 15 years for long-lived improvements and 3 to 7 years for furniture, fixtures and equipment. Ordinary repairs and maintenance costs are expensed. Significant improvements, renovations and replacements that extend the life of the assets are capitalized and depreciated over their estimated useful lives.

Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized to the extent the total carrying value of the property does not exceed the estimated net realizable value of the completed property. Capitalization of these costs begins when the activities and related expenditures commence and ceases when the project is substantially complete and ready for its intended use, at which time the project is placed in service and depreciation commences. Real estate taxes, construction costs, insurance, and interest costs incurred during construction periods are capitalized. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. During 2012 and 2011, interest costs of approximately $355,000 and $335,000, respectively, were capitalized primarily related to the Estates at Maitland property (see Note G). As of December 31, 2012 and 2011, approximately $2,118,000 and $1,763,000, respectively, of capitalized interest is included investment in real estate. Capitalized real estate taxes and interest costs are amortized over periods which are consistent with the constructed assets. If the Company determines the completion of development or redevelopment is no longer probable, it expenses all capitalized costs which are not recoverable.

Impairment of Real Estate Assets: The Company evaluates its real estate assets when events or circumstances indicate that the carrying amounts of such assets may not be recoverable. The Company assesses the property’s recoverability by comparing the carrying amount of the property to its estimate of the undiscounted future operating cash flows expected to be generated over the holding period of the asset including its eventual disposition. If the carrying amount exceeds the aggregate undiscounted future operating cash flows, an impairment loss is recognized to the extent the carrying amount exceeds the estimated fair value of the property. For real estate owned through unconsolidated real estate joint ventures or other similar real estate investment structures, at each reporting date the Company compares the estimated fair value of its real estate investment to the carrying value, and records an impairment charge to the extent the fair value is less than the carrying amount

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

and the decline in value is determined to be other than a temporary decline. In estimating fair value, management uses appraisals, management estimates, and discounted cash flow calculations, which maximizes inputs from a marketplace participant’s perspective. Approximately $414,000 of impairment charges were recorded in 2011 of which $359,000 was included in loss from discontinued operations in the accompanying consolidated statements of operations (see Note B and E). No impairment was recorded in 2012.

Real Estate Loans: As of December 31, 2011, the Company had an investment in a real estate loan comprised of a mezzanine loan on a development property (see Note D). An allowance for losses on real estate loans receivable equal to the estimated uncollectible amount was recorded based on historical experience and review of the current status of the Company’s outstanding real estate loan. The mezzanine loan was secured by the equity interest of the borrower rather than the underlying real estate.

Investments in real estate loans are classified as impaired when, in the opinion of management, and through review of independent appraisals, there is reasonable doubt as to the timely collection of principal and interest. The Company ceases accruing interest on real estate loans that are classified as impaired. The carrying value, if classified as impaired, is reduced to its net realizable value and an allowance for loan losses is recognized. At December 31, 2011, the Company had recorded allowances for loan losses of $15,415,124 (of which $59,461 was recorded during the year ended December 31, 2011) in order to report the mezzanine loan and related accrued interest receivable at its net realizable value (Note D). No related capitalized fees were expensed during the years ended December 31, 2012 or 2011.

On February 19, 2012, BREF Venetian, LLC, as the lender, completed foreclosure proceedings on Venetian Ft. Myers Associates, LLLP and took possession of the underlying property, The Venetian. The $11,000,000 carrying value of the loan at December 31, 2011 was the carrying value of the property at the time of possession, which also equaled the appraised value. This amount is included in Land Held for Future Development at December 31, 2012 in the accompanying consolidated balance sheets.

Cash and Cash Equivalents: We classify highly liquid investments with an original maturity of three months or less as cash equivalents. The Company maintains its cash (including restricted cash) in bank deposit accounts and may at times maintain balances in excess of federal insured limits.

Restricted Cash and Lender Reserves: Restricted cash consists of escrow accounts for real estate taxes and insurance and restricted cash reserves for capital improvements and repairs on certain properties. As improvements and repairs are completed, related costs incurred by the Company are funded from these reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the Company for payment of property taxes, insurance, interest and security deposits.

Revenue Recognition: Revenues are recorded when earned. Residential properties are leased under operating leases with terms of generally one year or less. Rental income is recognized when earned on a straight-line basis. Revenue from related party advisory fees and related accounts receivables are recorded when earned. Interest income and any related receivable is recorded when earned.

Sales of real estate property occur through the use of a sales contract where gains or losses from real estate property sales are recognized upon closing of the sale. The Company uses the accrual method and recognizes gains or losses on the sale of its properties when the earnings process is complete, we have no significant continuing involvement and the collectability of the sales price and additional proceeds is reasonably assured, which is typically when the sale of the property closes.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Operating Expenses: Operating expenses associated with the rental property include costs to maintain the property on a day to day basis as well as any utility costs, real estate taxes and insurance premiums. Operating expenses are recognized as incurred.

Noncontrolling Interests: The Company, through wholly-owned subsidiaries, enters into operating agreements with third parties in conjunction with the acquisition of certain properties. The Company records these noncontrolling interests at their historical allocated cost, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss or equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holders based on their economic ownership percentage. Noncontrolling interests also include common and preferred units held by certain limited partners in the Operating Partnership other than the Company. These noncontrolling interests are adjusted prospectively for their share of the consolidated net income. The noncontrolling interests are presented outside of permanent equity to the extent settlement in the Company’s common shares, where permitted, may not be within the Company’s control. The noncontrolling interests in the Operating Partnership are discussed further in Note J.

Contributions, Distributions and Allocation of Income/Loss: The Company’s subsidiaries include limited liability companies and a limited partnership. Prior to June 1, 2012, the allocations of income and loss, and the provisions governing contributions to and distributions from these entities were governed by their respective operating agreements.

Fair Value of Financial Instruments: For financial assets and liabilities recorded at fair value on a recurring basis, fair value is the price the Company would receive to sell an asset, or pay to transfer a liability, in an orderly transaction with a market participant at the measurement date. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction.

In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions; preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

•	Level 1: Quoted prices for identical instruments in active markets.

•	Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3: Significant inputs to the valuation model are unobservable.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash and lender reserves, amounts due from related parties, accounts payable, accrued expenses, amounts due to related parties and security deposits approximate their fair values due to the short-term nature of these items.

There is no material difference between the carrying amounts and fair values of mortgage notes payable as interest rates and other terms approximate current market rates and terms for similar types of debt instruments available to the Company (Level 2).

Disclosures about the fair value of financial instruments are based on pertinent information available to management as of December 31, 2012 and 2011.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Non-recurring Fair Value Disclosures: Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances. These assets primarily include long-lived assets, which are recorded at fair value when they are impaired. The fair value methodologies used to measure long-lived assets are described above at “Impairment of Real Estate Assets”. The inputs associated with the valuation of long-lived assets are generally included in Level 3 of the fair value hierarchy.

No assets were measured at fair value on a non-recurring basis as of December 31, 2012. The following table sets forth by level, within the fair value hierarchy, the Company’s assets measured at fair value on a non-recurring basis as of December 31, 2011:

	Level 1	Level 2	Level 3	Total
Oak Reserve at Winter Park	$—	$—	$11,319,744	$11,319,744
Venetian	—	—	11,000,000	11,000,000
The Estates at Maitland	—	—	10,000,000	10,000,000
Midlothian Town Center-East	—	—	8,160,000	8,160,000

Total assets at fair value	$—	$—	$40,479,744	$40,479,744

Intangible Assets: The Company allocates the purchase price of acquired properties to net tangible and identified intangible assets based on relative fair values. Fair value estimates are based on information obtained from a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued “as-if” vacant. As lease terms are typically one year or less, rates on in-place leases generally approximate market rental rates. Factors considered in the valuation of in-place leases include an estimate of the carrying costs during the expected lease-up period considering current market conditions, nature of the tenancy, and costs to execute similar leases. Carrying costs include estimates of lost rentals at market rates during the expected lease-up period, as well as marketing and other operating expenses. The value of in-place leases is amortized over the remaining initial term of the respective leases, generally less than one year. The purchase price of property acquisitions is not expected to be allocated to tenant relationships, considering the terms of the leases and the expected levels of renewals. Amortization expense for in-place leases was approximately $990,000 and $994,000 for the years ended December 31, 2012 and 2011, respectively. Intangible assets, net of amortization, are itemized on the accompanying consolidated balance sheets and the amortization of intangible assets is included in depreciation and amortization expense in the accompanying consolidated statements of operations. See Note C for a detailed discussion of the property acquisitions completed during 2012 and 2011.

All remaining unamortized in-place leases will be fully amortized during fiscal 2013.

Earnings Per Share: In accordance with the provisions of accounting standards for earnings per share, basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted average number of shares outstanding during the period. Potentially dilutive common shares, and the related impact to earnings, are considered when calculating earnings per share on a diluted basis using the if-converted method. Those include 196,608 convertible Class B and C preferred OP units and 546,132 common OP units. Class A preferred shares have been excluded from potentially dilutive common shares since their conversion is contingent upon the achievement of future conditions. For periods where we report a net loss available for common stockholders, the effect of dilutive shares is excluded from earnings per share calculations because including such shares would be anti-dilutive.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

The common OP units are redeemable at the option of the holder at any time after one year from the date of issuance for a cash price per common OP unit equal to the average closing price of the common stock for the 20 trading days prior to the delivery of the notice of redemption by the holder (or, in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market), or, at the Company’s election, for shares of common stock on a one-for-one basis.

The Class B preferred units and Class C preferred units are convertible into common OP units (Class B preferred units are convertible one year after issuance and Class C preferred units are convertible two years after issuance) at a conversion rate equal to the sum of (A) the liquidation preference per unit ($100), (B) an additional 3.0% per annum of the liquidation preference per unit, and (C) any unpaid accumulated distributions; divided by, generally, the average closing price of the common stock for the 20 trading days prior to the date of conversion (or, in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market). Additionally, the Class B preferred units and Class C preferred units automatically convert into common OP units upon the occurrence of certain events, such as a change of control, as described in the Operating Partnership’s agreement of limited partnership at a rate equal to $100 divided by the average closing price of the common stock for the 20 trading days prior to the delivery of the notice of redemption by the holder immediately preceding such event (or, in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market). See Note L for a description of the amended and restated agreement of limited partnership of the Operating Partnership.

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2012 and 2011 is presented below:

	Years ended December 31,
	2012	2011
Shares Outstanding	4,717,375	96,284
Weighted average common shares—basic	2,278,094	96,284
Effect of dilutive securities	—	—
Weighted average common shares—diluted	2,278,094	96,284

Calculation of Earnings per Share
Net loss attributable to Trade Street Residential, Inc.:
Continuing operations	$(7,213,905)	$(852,210)
Discontinued operations	(4,103)	(2,568,716)

Net loss available for common stockholders	$(7,218,008)	$(3,420,926)

Basic and diluted earnings per common share of Trade Street Residential, Inc.:
Continuing operations	$(3.17)	$(8.85)
Discontinued operations	—	(26.68)

Earnings per share—basic	$(3.17)	$(35.53)
Weighted average common shares—basic	2,278,094	96,284

Deferred Financing Costs: Deferred financing costs are amortized over the terms of the related debt obligations, using the straight-line method which approximates the effective interest method. If the debt obligations are paid down prior to their maturity, the related unamortized loan costs are charged to interest expense.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

For the years ended December 31, 2012 and 2011, deferred financing costs of approximately $636,000 and $81,000, respectively, were amortized and included in interest expense on the consolidated statements of operations. Estimated amortization of deferred financing costs for each of the next five years and thereafter is as follows:

Year ending December 31,
2013	$1,030,922
2014	240,536
2015	215,774
2016	192,917
2017	182,959
Thereafter	303,101

$2,166,209

Prepaid expenses and other assets: As of December 31, 2012, prepaid expenses and other assets primarily consist of deferred offering costs in the amount of approximately $2.5 million as well as deposits made for future acquisitions of real estate assets in the amount of $1.8 million. As of December 31, 2011, prepaid expenses and other assets primarily consist of prepaid expenses and utility deposits.

Income Taxes: The Company has maintained and intends to maintain its election as a REIT under the Internal Revenue Code of 1986, as amended. In order for the Company to continue to qualify as a REIT it must meet a number of organizational and operational requirements, including a requirement to distribute annual dividends to its stockholders equal to a minimum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gains. As a REIT, the Company generally will not be subject to federal income tax on its taxable income at the corporate level to the extent such income is distributed to our stockholders annually. The Company’s Operating Partnership is a flow through entity and is not subject to federal income taxes at the entity level. No provision has been made for income taxes since all of the Company’s operations are held in pass-through entities and accordingly the income or loss of the Company is included in the individual income tax returns of the members. The Company’s tax years that remain subject to examination for U.S. federal and state purposes range from 2009 through 2011.

Commitments and Contingencies: The Company may from time to time be involved in legal proceedings arising from the normal course of business. There are no pending or threatened legal proceedings as of December 31, 2012 and 2011. Due the nature of the Company’s operations, it is possible that existing properties, or properties that the Company will acquire in the future, have asbestos or other environmental related liabilities. As of December 31, 2012 and 2011, the Company is not aware of any claims or potential liabilities that would need to be accrued or disclosed.

Risks and Uncertainties: The Company’s investments in real estate are subject to various risks, including the risks associated with the general economic climate. Due to the level of risk associated with real estate investments, it is at least reasonably possible that changes in their values will occur in the near term and that such changes could materially affect the amounts reported in the consolidated financial statements.

Recent disruptions in the global capital, credit and real estate markets have led to, among other things, a significant decrease in the fair value of many real estate and mortgage-related investments, as well as a tightening of short- and long-term funding sources. The Company cannot presently determine the full extent to which current market conditions will affect it or the volatility of the markets in which it operates. If difficult conditions

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

continue, the Company may experience tightening of liquidity due to repayment of existing debt, erosion of the fair value of its assets, as well as challenges in obtaining investment financing. The decision by investors and lenders to enter into transactions with the Company will depend upon a number of factors, such as the Company’s historical and projected financial performance, industry and market trends, the availability of capital and investors, lenders’ policies, future interest rates, and the relative attractiveness of alternative investment or lending opportunities compared to other investment vehicles.

Future changes in market trends and conditions may occur which could cause actual results to differ materially from the estimates used in preparing the accompanying consolidated financial statements.

The Company is subject to the following risks in the course of conducting its business activities:

Development Risk: Development risk arises from the possibility that developed properties will not be sold or leased or that costs of development will exceed the original estimate resulting in lower than anticipated or uneconomic returns from such developments. Due to the extended length of time between the inception of a project and its ultimate completion, a well-conceived project may, as a result of the financial markets, investor sentiment, economic or other conditions prior to its completion, become an economically unattractive investment.

Investment and Financing Risk: The Company’s debt contains mortgage notes that carry variable interest rates exposing the Company to interest rate risk (see Note G).

Liquidity Risk: Liquidity risk is the risk that the Company will not have sufficient funds available to meet its operational requirements and investing plans. The Company’s primary source of liquidity is net operating income from its rental properties which is used as working capital and to fund capital expenditure requirements. The Company regularly monitors and manages its liquidity to ensure access to sufficient funds. Access to funding is achieved through mortgage financing, credit markets, sales of existing properties and cash reserves. As of December 31, 2012, the Company had mortgage debt totaling $133.2 million, of which $65.9 million matures in 2013. This debt is expected to be extended or refinanced during 2013.

Credit Risks: The Company is exposed to credit risk in that tenants may be unable to pay the contracted rents. Management mitigates this risk by carrying out appropriate credit checks and related due diligence on prospective tenants.

Concentrations of Risk: The Company maintains its cash (including restricted cash) in bank deposit accounts and may at times maintain balances in excess of federally insured limits.

Recent Accounting Pronouncements: In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. We have early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 did not have a significant impact on the consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12 in order to defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments. No other requirements in ASU 2011-05 were affected

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

by this update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. ASU 2011-12 is effective for us in fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-12 did not have a significant impact on the consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet Disclosures relating to Offsetting Assets and Liabilities. The amendments will enhance disclosures required by GAAP by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. The amendment is to be applied retrospectively for all comparative periods presented and is effective for annual periods beginning after January 1, 2013. The Company does not believe the future adoption of ASU 2011-11 will have a significant impact on the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of stockholders’ equity and requires the presentation of components of net income and components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The adoption of ASU 2011-05 did not have a significant impact on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 amended ASC 820, Fair Value Measurements and Disclosures, to converge the fair value measurement guidance in GAAP and IFRS. Some of the amendments clarify the application of existing fair value measurement requirements, while other amendments change a particular principle in ASC 820. In addition, ASU 2011-04 requires additional fair value disclosures. The amendments are to be applied prospectively and are effective for annual periods beginning after December 15, 2011. The implementation of ASU 2011-04 did not have a significant impact on the Company’s consolidated financial statements.

Reclassifications: Certain amounts in the consolidated financial statements have been reclassified in the prior year to conform to the current year presentation. Balances and amounts in the 2011 consolidated balance sheets and statements of operations associated with properties disposed of or held for sale in 2012 have been reclassified to discontinued operations to conform with the current year presentation. See Note B for further explanation. Further, the Company reclassified approximately $80,000 from real estate taxes and insurance to general and administrative expense.

Reverse Stock Split: On January 17, 2013, the Company effected a 1 for 150 reverse stock split of its common stock and the common units of the Operating Partnership. All common stock and per-share data included in these consolidated financial statements give effect to the reverse stock split and have been adjusted retroactively for all periods presented.

Correction of Error: After issuing interim financial statements as of and for the six and nine months ended June 30, 2012 and September 30, 2012, respectively, the Company identified two accounting errors: (1) expenses incurred in connection with the recapitalization on June 1, 2012 that should have been recorded as expense and

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

included in our statement of operations for the six months ended June 30, 2012 were incorrectly recorded as a direct reduction to equity in those financial statements; and (2) certain capital expenditures occurring from January 1, 2012 through September 30, 2012 were inappropriately recorded as operating expense but should have been capitalized. In accordance with ASC 250-10 and SEC Staff Accounting Bulletin No. 99, Materiality, we assessed the materiality of the errors and concluded that the errors were material to our previously issued financial statements for the six months ended June 30, 2012 and the nine months ended September 30, 2012. The Company has revised and restated its previously issued financial statements as of and for the six months ended June 30, 2012 and for the nine months ended September 30, 2012.

Correction of the errors had the following effects on the Company’s consolidated financial statements:

	June 30, 2012			September 30, 2012
	As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
Balance sheet information:
Building and improvements	$77,385,897	$442,782	$77,828,679	$77,796,104	$584,947	$78,381,051
Accumulated depreciation	(4,870,063)	(41,213)	(4,911,276)	(5,693,712)	(92,938)	(5,786,650)
Net investment in properties	135,479,728	401,569	135,881,297	134,019,926	492,009	134,511,935
Real estate held for sale	84,535,052	214,018	84,749,070	83,690,921	340,186	84,031,107
Total assets	234,027,018	615,587	234,642,605	231,563,678	832,195	232,395,873
Noncontrolling interest—Preferred B and C units	20,148,421	(285,706)	19,862,715	19,547,279	147,734	19,695,013
Additional paid-in capital	52,497,870	1,851,459	54,349,329	54,432,120	—	54,432,120
Accumulated deficit	(34,365,806)	(807,368)	(35,173,174)	(37,138,583)	610,593	(36,527,990)
Stockholders’ equity—Trade Street Residential	22,966,755	1,044,091	24,010,846	22,959,239	610,593	23,569,832
Noncontrolling interests	11,125,411	(142,852)	10,982,559	10,734,109	73,868	10,807,977
Total stockholders’ equity	34,092,166	901,239	34,993,405	33,693,348	684,461	34,377,809
Total liabilities and stockholders’ equity	$234,027,018	$615,587	$234,642,605	$231,563,678	$832,195	$232,395,873

	Six months ended June 30, 2012			Nine months ended September 30, 2012
	As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
Statement of operations information:
Property operations expense	$2,921,510	$(442,782)	$2,478,728	$4,419,429	$(584,947)	$3,834,482
Depreciation and amortization	2,740,458	41,213	2,781,671	3,461,216	92,938	3,554,154
Acquisition and recapitalization costs	—	1,851,459	1,851,459	1,851,459	—	1,851,459
Total operating expenses	7,334,983	1,449,890	8,784,873	12,851,028	(492,009)	12,359,019
Loss (income) from operations	(426,450)	(1,449,890)	(1,876,340)	(2,365,769)	492,009	(1,873,760)
Loss before income (loss) from unconsolidated joint venture	(2,133,643)	(1,449,890)	(3,583,533)	(5,477,328)	492,009	(4,985,319)
Loss from continuing operations	(2,094,409)	(1,449,890)	(3,544,299)	(5,436,051)	492,009	(4,944,042)
Discontinued operations	(1,514,111)	214,018	(1,300,093)	(1,977,020)	340,186	(1,636,834)
Net loss	(3,608,520)	(1,235,872)	(4,844,392)	(7,413,071)	832,195	(6,580,876)
Loss allocated to noncontrolling interests	359,808	428,504	788,312	1,391,582	(221,602)	1,169,980
Loss attributable to Trade Street Residential	$(3,302,353)	$(807,368)	$(4,109,721)	$(6,236,050)	$610,593	$(5,625,457)
Basic and diluted earnings per share:
Continuing operations	$(2.66)	$(1.51)	$(4.17)	$(2.55)	$0.17	$(2.39)
Discontinued operations	(2.25)	0.32	(1.93)	$(1.19)	$0.20	$(0.98)
Net loss available for common shareholders	$(4.91)	$(1.19)	$(6.10)	$(3.74)	$0.37	$(3.37)

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

	Six months ended June 30, 2012			Nine months ended September 30, 2012
	As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
Statement of stockholders’ equity information:
Accumulated deficit	(34,365,806)	(807,368)	(35,173,174)	(37,138,583)	610,593	(36,527,990)
Temporary equity	37,511,642	(285,706)	37,225,936	36,995,430	147,735	37,143,165
Noncontrolling interests	11,125,411	(142,852)	10,982,559	10,734,109	73,868	10,807,977

	Six months ended June 30, 2012			Nine months ended September 30, 2012
	As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
Statement of cash flows information:
Net loss	$(3,608,520)	$(1,235,872)	$(4,844,392)	$(7,413,071)	$832,195	$(6,580,876)
Income (loss) from discontinued real estate operations	(1,514,111)	214,018	(1,300,093)	(1,977,020)	340,186	(1,636,834)
Loss from continuing operations	(2,094,409)	(1,449,890)	(3,544,299)	(5,436,051)	492,009	(4,944,042)
Depreciation and amortization	2,740,458	41,213	2,781,671	3,461,216	92,938	3,554,154
Net cash provided by operating activities—continuing operations	5,247,364	(1,408,677)	3,838,687	718,228	584,947	1,303,175
Net cash provided by operating activities—discontinued operations	1,254,681	218,510	1,473,191	1,364,829	357,466	1,722,295
Net cash provided by operating activities	6,720,555	(1,408,677)	5,311,878	2,440,523	584,947	3,025,470
Purchase of real estate assets	(244,096)	(442,782)	(686,878)	(592,744)	(584,947)	(1,177,691)
Net cash provided by (used in) investing activities—continuing operations	(169,737)	(442,782)	(612,519)	653,102	(584,947)	68,155
Net cash used in investing activities— discontinued operations	(238,935)	(218,510)	(457,445)	(74,663)	(357,466)	(432,129)
Net cash used in investing activities	(408,672)	(661,292)	(1,069,964)	578,439	(942,413)	(363,974)
Net cash used in financing activities	(4,122,878)	1,851,459	(2,271,419)	(1,748,164)	—	(1,748,164)
Net change in cash and cash equivalents	$1,930,470	$—	$1,930,470	$913,332	$—	$913,332

NOTE B—DISCONTINUED OPERATIONS

The Company’s discontinued operations during the periods presented herein included (i) The Estates of Mill Creek, a 259-unit apartment community located in Buford, Georgia (“Mill Creek”); (ii) Fontaine Woods, a 263-unit apartment community located in Chattanooga, Tennessee (“Fontaine Woods”); (iii) Oak Reserve at Winter Park, a 142-unit apartment community located in Winter Park, Florida (“Oak Reserve”); (iv) Beckanna on Glenwood, a 254-unit apartment community located in Raleigh, North Carolina (“Beckanna”); and Terrace at River Oaks, a 314-unit apartment community located in San Antonio, Texas (“River Oaks”). The Company accounts for properties as discontinued operations when all of the criteria of ASC 360-45-9 have been met. The results of operations and cash flows from discontinued operations are included in the Company’s accompanying consolidated financial statements up to the date of disposition. Additionally, as required by GAAP, the results of operations, assets and liabilities and cash flows of the abovementioned properties have been separately presented as discontinued operations in the accompanying consolidated financial statements. Accordingly, certain reclassifications have been made to prior years to reflect discontinued operations consistent with current year presentation. These financial statements were reissued on November 12, 2013 to classify the Oak Reserve, Beckanna and River Oaks properties as discontinued operations as of December 31, 2012 and 2011. All other footnotes in these financial statements that were affected by this reclassification of discontinued operations have been updated accordingly.

Mill Creek—On August 28, 2012, the Company entered into a Purchase and Sale Agreement to sell the Mill Creek property for $27,500,000, including the assumption of the buyer of a mortgage for $19,100,000. The decision to sell this property was made in July 2012. The closing of this sale took place on November 16, 2012 and resulted in a gain of $2.2 million.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Fontaine Woods—On May 9, 2011, the Company, through BSF Hawthorne Fontaine, LLC, in which BSF Fontaine, LLC owned a 70% ownership interest prior to the recapitalization, acquired Fontaine Woods, a multifamily apartment community located in Chattanooga, Tennessee. Fontaine Woods contains 263 apartment units in 14 two- and three-story garden-style apartment buildings on 52 acres of land. The purchase price of $13,000,000 was comprised of a mortgage note payable of $9,100,000 plus cash of $3,900,000. BSF Hawthorne Fontaine, LLC is a VIE of which, due to the recapitalization transactions, the Company is the primary beneficiary.

On March 1, 2013, the Company sold its 70% interest in the Fontaine Woods property to its joint venture partner for $10,500,000, including the assumption by the buyer of our 70% portion of a $9,100,000 mortgage. The decision to sell this property was made in November 2012. The sale resulted in a gain to the Company of approximately $1.6 million.

Oak Reserve—In 2011, the Company recorded an impairment charge of approximately $347,000 to write down the carrying value of Oak Reserve property to estimated fair value.

In January 2013, the Company committed to a plan to actively market Oak Reserve. On June 12, 2013, the Company sold its 100% interest in Oak Reserve for $11.7 million. The sale resulted in a gain to the Company of approximately $0.5 million.

Beckanna—In January 2013, the Company committed to a plan to actively market Beckanna. As a result of the purchase of Beckanna on October 31, 2011, the Company assumed a non-cancellable operating ground lease. The term of the lease is through March 23, 2055, with the option to extend the lease for five additional ten-year periods, from the expiration date of the initial term of the lease. The payments related to this operating lease are expensed on a straight-line basis and the lease expense is recorded in income (loss) on operations of rental property in discontinued operations in the condensed consolidated statement of operations. Also required is recognition of amortization of the unfavorable ground lease obligation over its respective term, for which amortization expense for the each of the years ended December 31, 2012 and 2011, in the amount of approximately $177,000 and $31,000, respectively, is included in the discontinued operations as a reduction of rent expense. Net rent expense incurred under this operating lease amounted to approximately $1,207,000 and $201,000 for the year ended December 31, 2012 and the period from October 31, 2011 (acquisition date) through December 31, 2011, respectively, and has been included in discontinued operations.

The following is a summary of approximate future minimum rentals under the non-cancellable operating lease as well as future amortization of the unfavorable ground lease obligation as of December 31, 2012:

Year Ending December 31,	Future Rentals	Future Amortization
2013	$792,000	$177,334
2014	792,000	177,334
2015	851,400	177,334
2016	871,200	177,334
2017	871,200	177,334
Thereafter	54,987,871	6,789,023

	$59,165,671	$7,675,693

River Oaks—In July 2013, the Company committed to a plan to actively market River Oaks.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

The following is a summary of results of operations of the properties classified as discontinued operations for the periods presented:

	Year Ended December 31,
	2012	2011
Rental and other property revenues	$11,820,049	$6,318,490

Gain from sale of rental property	$2,182,413	$—

Loss from discontinued operations	$(4,103)	$(2,568,716)

The following is a summary of the principal components of the Company’s assets and liabilities of discontinued operations:

	December 31, 2012	December 31, 2011
Operating properties held for sale	$58,638,227	$85,853,449
Other assets	2,270,906	3,456,135

Assets held for sale	$60,909,133	$89,309,584

Property indebtedness	$39,481,392	$58,738,530
Other liabilities	13,679,859	9,250,438

Liabilities related to assets held for sale	$53,161,251	$67,988,968

NOTE C—ACQUISITIONS OF MULTIFAMILY APARTMENT COMMUNITIES

During 2012 and 2011, the Company completed various acquisitions of multifamily apartment communities from unrelated sellers. Each acquisition involved the acquisition of the operating real estate, but no management or other business operations were acquired in such acquisitions. The fair value of the net assets acquired and the related purchase price allocation are summarized below.

2012 Acquisitions:

Westmont Commons—On December 13, 2012, the Company acquired Westmont Commons, an apartment community located in Asheville, North Carolina. Westmont Commons contains 252 apartment units in ten three-story buildings on approximately 17.5 acres of land. The purchase price of $22,400,000 was comprised of a mortgage note payable of $17,920,000 (see Note G) plus cash of $4,480,000. From the date of acquisition through December 31, 2012, Westmont Commons generated revenue of approximately $103,000 and a net loss of approximately $270,000.

Estates at Millenia—On December 3, 2012, the Company and the Operating Partnership entered into a Contribution Agreement with BREF/BUSF Millenia Associates, LLC (the “Seller”) for the purchase of all of the Seller’s membership interests in Millenia 700, LLC, the owner of the 297 unit apartment complex located in Orlando, Florida known as the Estates at Millenia (the “Developed Property”) and the 7-acre development site adjacent to the Developed Property (the “Development Property”) that is currently approved for 403 apartment units. The Developed Property and the Development Property were contributed to the Operating Partnership.

Consideration for the purchase consisted of:

•	For the Developed Property, a total of $43.2 million, consisting of approximately $29.1 million in cash to pay off the existing loan and shares of the Company’s common stock valued at approximately $14.1 million;

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

•	For the Development Property: 100,000 shares of Class A preferred stock valued at approximately $9.3 million as of the acquisition date based on a valuation performed by the Company of the stock. On March 14, 2013, the Company issued an additional 35,804 shares of Class A preferred stock having an aggregate value of approximately $3.6 million, equal to the amount of certain development costs incurred up to the date of contribution. Upon receipt of the final certificate of occupancy for the development property, the Company shall issue to the Seller that number of additional shares of Class A preferred stock equal to 20% of the increase in value of the Development Property based on a valuation performed by the Company. The Company valued the contingent consideration at $356,000 and the Class A preferred stock at $3,318,315 for a total of $3,674,315, which is included as acquisition consideration payable in preferred stock in the accompanying consolidated balance sheets as of December 31, 2012. The contingent consideration was valued using a Black-Scholes option pricing model assuming (i) volatility of 19.2%; (ii) an expected dividend yield on the market price of our common stock of 4.0%; (iii) a contractual dividend yield on our Class A preferred stock of 2.0% and (iv) a certificate of occupancy being issued in July 2015. The fair value of the Class A preferred stock was determined as the “as converted” value adjusted for the difference in relative dividend yields of the Class A preferred stock over the period until conversion.

The issued shares were not registered under the Securities Act of 1933 and are, therefore, subject to certain restrictions on transfer.

In connection with the acquisition of Estates at Millenia, the Company obtained new mortgage financing in the amount of $34,950,000. See Note G for additional information.

From the date of acquisition through December 31, 2012, the Estates at Millenia generated revenue of approximately $311,000 and a net loss of approximately $469,000.

The following table shows the fair values of the Estates at Millenia and Westmont Commons:

	Estates at Millenia	Westmont Commons	TOTAL
Fair Value of Net Assets Acquired	$56,121,315	$22,400,000	$78,521,315

Purchase Price	$56,121,315	$22,400,000	$78,521,315

Net Assets Acquired/ Purchase Price Allocated:
Land	$4,022,217	$1,409,383	$5,431,600
Site improvements	583,968	865,996	1,449,964
Land held for future development	12,942,315	—	12,942,315
Building	36,069,808	19,183,990	55,253,798
Furniture, fixtures and equipment	1,244,972	302,011	1,546,983
In place leases	1,258,035	638,620	1,896,655

Total	$56,121,315	$22,400,000	$78,521,315

Transaction Costs:

Transaction costs in the amount of $445,000 related to the acquisition of Westmont Commons and The Estates at Millenia were expensed as incurred during the year ended December 31, 2012.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

2011 Acquisitions:

Trails of Signal Mountain—On May 26, 2011, the Company, through BSF Trails, LLC acquired Trails of Signal Mountain, a multifamily apartment community located in Chattanooga, Tennessee. Trails of Signal Mountain contains 172 apartment units in 12 two- and three-story garden-style apartment buildings on 7 acres of land. The purchase price of $12,000,000 was comprised of a mortgage note payable of $8,317,000 (see Note G) plus cash of $3,683,000. From the date of acquisition through December 31, 2011, Trails of Signal Mountain generated revenue of approximately $946,000 and a net loss of approximately $711,000.

Post Oak—On July 28, 2011, the Company, through Post Oak JV, LLC acquired Post Oak, a multifamily apartment community located in Louisville, Kentucky. Post Oak contains 126 apartment units in 19 three story residential apartment buildings located on 5 acres of land. The purchase price of $8,250,000 was comprised of mortgage note payable of $5,277,000 (see Note G) plus cash of $2,973,000. From the date of acquisition through December 31, 2011, Post Oak generated revenue of approximately $430,000 and a net loss of approximately $385,000.

Merce—On October 31, 2011, the Company, through Merce Partners, LLC, in which TSP Merce, LLC owned a 67.3% ownership interest prior to the recapitalization, acquired Merce Apartments, a multifamily apartment community located in Dallas, Texas. Merce contains 114 garden-style apartment units in six one- and three-story residential buildings on three acres of land. The purchase price of $8,100,000 was comprised of mortgage note payable of $5,475,000 (see Note G) plus cash of $2,625,000. Merce Partners, LLC is a VIE of which, due to the recapitalization, the Company is the primary beneficiary. Accordingly, Merce Partners, LLC is consolidated with the Company. From the date of acquisition through December 31, 2011, Merce generated revenue of approximately $177,000 and a net loss of approximately $244,000. On June 1, 2012, the Company acquired the remaining ownership interest in the entity that owns the property. See Note J for additional information.

Beckanna on Glenwood—On October 31, 2011, the Company, through Beckanna Partners, LLC, in which TSP Beckanna, LLC owned a 66.9% ownership interest prior to the recapitalization, acquired Beckanna on Glenwood, a multifamily apartment community located in Raleigh, North Carolina. Beckanna on Glenwood contains 254 garden-style apartment units in one eight-story residential building located on seven acres of land. The property was purchased subject to a non-cancelable operating ground lease. Fair value of the ground lease was determined by calculating the difference between the annual contract rent and market rent for the remaining initial term of the ground lease. It was determined that this was an unfavorable ground lease. The term of the lease is through March 23, 2055, with the option to extend the lease for five additional ten-year periods (Note I). The purchase price of $9,350,000 was comprised of a mortgage note payable of $6,380,000 (see Note G) plus cash of $2,970,000. Beckanna Partners, LLC is a VIE of which, due to the recapitalization, the Company is the primary beneficiary. Accordingly, Beckanna Partners, LLC is consolidated with the Company. From the date of acquisition through December 31, 2011, Beckanna on Glenwood generated revenue of approximately $360,000 and a net loss of approximately $504,000. On June 1, 2012, the Company acquired the remaining ownership interest in the entity that owns the property. See Notes B and J for additional information.

Park at Fox Trails—On December 6, 2011, the Company, through Fox Partners, LLC, in which TSP Fox, LLC owned a 77.2% ownership interest prior to the recapitalization, acquired Park at Fox Trails, a multifamily apartment community located in Plano, Texas. Park at Fox Trails contains 286 garden-style apartment units in 45 one- and two-story residential buildings on 16 acres of land. The purchase price of $21,150,000 was comprised of mortgage note payable of $14,968,000 (see Note G) plus cash of $6,182,000. Fox Partners, LLC is a VIE of which, due to the recapitalization, the Company is the primary beneficiary. Accordingly, Fox Partners, LLC is consolidated with the Company. From the date of acquisition through December 31, 2011, Park at Fox Trails

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

generated revenue of approximately $136,000 and a net loss of approximately $385,000. On June 1, 2012, the Company acquired the remaining ownership interest in the entity that owns the property. See Note J for additional information.

Terrace at River Oaks—On December 21, 2011, the Company, through River Oaks Partners, LLC, in which TSP Terrace, LLC owned a 77.5% ownership interest prior to the recapitalization, acquired Terrace at River Oaks, a multifamily apartment community located in San Antonio, Texas. Terrace at River Oaks contains 314 garden-style apartment units in 77 two-story residential buildings on 24 acres of land. The purchase price of $20,410,000 was comprised of a mortgage note payable of $14,300,000 (see Note G) plus cash of $6,110,000. River Oaks Partners, LLC is a VIE of which, due to the recapitalization, the Company is the primary beneficiary. Accordingly, River Oaks Partners, LLC is consolidated with the Company. From the date of acquisition through December 31, 2011, Terrace at River Oaks generated revenue of approximately $86,000 and a net loss of approximately $352,000. On June 1, 2012, the Company acquired the remaining ownership interest in the entity that owns the property. See Notes B and J for additional information.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

2011 Acquisitions

	Trails of Signal Mountain	Post Oak	Merce	Terrace at River Oaks	Park at Fox Trail	Beckanna on Glenwood	TOTAL
Fair Value of Net Assets Acquired	$12,000,000	$8,250,000	$8,100,000	$20,410,000	$21,150,000	$9,350,000	$79,260,000

Purchase Price	$12,000,000	$8,250,000	$8,100,000	$20,410,000	$21,150,000	$9,350,000	$79,260,000

Net Assets Acquired/ Purchase Price Allocated:
Land	$700,000	$1,425,000	$840,000	$3,200,000	$2,720,000	$—	$8,885,000
Site Improvements	761,174	647,896	341,801	1,562,545	671,705	712,114	4,697,235
Building	9,815,346	5,694,913	6,112,748	14,719,819	16,491,395	15,563,367	68,397,588
Furniture & Fixtures	360,000	220,000	560,000	300,000	600,000	400,000	2,440,000
In Place Leases	363,480	262,191	245,451	627,636	666,900	558,102	2,723,760
Unfavorable Ground Lease	—	—	—	—	—	(7,883,583)	(7,883,583)

Total	$12,000,000	$8,250,000	$8,100,000	$20,410,000	$21,150,000	$9,350,000	$79,260,000

Transaction Costs:

Transaction costs in the amount of $1,390,000 related to the above acquired assets were expensed as incurred during the year ended December 31, 2011. Included in this amount was $794,000 in fees paid to a related party, which $307,000 is included in discontinued operations in the accompanying consolidated statement of operations.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Pro Forma Financial Information:

The revenues and results of operations of these properties are included in the consolidated financial statements starting at the date of acquisition for each respective real estate asset. The following unaudited consolidated pro forma information is presented as if the Company acquired the preceding properties on January 1, 2011. The information presented below is not necessarily indicative of what the actual results of operations would have been had the Company completed these transactions on January 1, 2011, nor does it purport to represent our future operations.

	Year Ended December 31,
	2012	2011
Unaudited pro forma financial information:
Pro forma revenue	$17,808,305	$14,986,693
Pro forma net loss from continuing operations	$(11,969,654)	$(1,136,008)

NOTE D—REAL ESTATE LOANS

Real estate loans included the following at December 31, 2011:

Borrower	Principal	Accrued Interest and Capitalized Costs	Allowance for loan losses	Total
Venetian Ft. Myers
Associates, LLLP (I&II)	$17,531,930	8,883,194	(15,415,124)	$11,000,000

Venetian Ft. Myers I Associates, LLLP and Venetian Ft. Myers II Associates, LLLP: The mezzanine loan was dated November 30, 2007, bore interest of 15% per annum and was due September 30, 2009, as amended.

Based upon an appraisal of the land, the carrying value of the loan to Venetian Ft. Myers Associates, LLLP was $11,000,000 as of December 31, 2011. The $11,000,000 carrying value of the loan at December 31, 2011 approximated the appraised value of the underlying property.

The borrower had been in default and, in accordance with the Company’s rights under the terms of the loan, on February 19, 2012 the Company completed foreclosure proceedings on Venetian Ft. Myers Associates, LLLP and took possession of the underlying property, which is considered land held for development. The amount of $11,000,000 is included in land held for development in the accompanying consolidated balance sheets, as of December 31, 2012.

NOTE E—IMPAIRMENT CHARGES

In 2011, the Company recorded an impairment charge of approximately $347,000 to write down the carrying value of the Oak Reserve at Winter Park property to estimated fair value. See Note B. During 2011, the Company also recorded impairment charges of approximately $56,000 to write down the carrying value of the Estates at Maitland property (land held for future development and $11,000 to write down the carrying value of Maitland Town Center—East) to estimated fair value. The estimated fair values of these projects were derived from third-party appraisals, which are Level 3 inputs in the fair value hierarchy.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

NOTE F—INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

The Company owns 50% of the membership interests of BSF/BR Augusta JV, LLC (the “JV”), which owns 100% of the membership interests of BSF/BR Augusta, LLC, a legal entity that was formed for the sole purpose of owning the real property known as The Estates at Perimeter. The Estates at Perimeter is a multifamily apartment community located in Augusta, Georgia. The property contains 240 garden-style apartment units contained in ten three-story residential buildings located on approximately 13 acres of land. The Company, through its subsidiaries, acquired its interest in the JV in September 2010 for $3,849,468. The carrying value of this investment is $2,581,789 and $2,981,691 as of December 31, 2012 and 2011, respectively. The following is the condensed consolidated financial information of this unconsolidated joint venture as of December 31, 2012 and 2011:

December 31,	2012	2011
Assets:
Real estate investment in an operating property	$23,008,557	$23,572,631
Cash and cash equivalents	194,398	284,506
Other assets	12,297	195,233

Total assets	$23,215,252	$24,052,370

Liabilities and members’ equity:
Mortgage payable	$17,896,524	$17,969,000
Accounts payable and other liabilities	155,151	119,989

Total liabilities	18,051,675	18,088,989
Members’ equity	5,163,577	5,963,381

Total liabilities and members’ equity	$23,215,252	$24,052,370

	Years ended December 31,
	2012	2011
Revenue	$2,789,246	$2,681,509
Property Operating Expenses	871,500	663,201
Insurance	48,083	43,779
Taxes	221,248	164,079
Interest Expense	774,973	773,378
Depreciation & Amortization	781,965	950,309

Net Income	$91,477	$86,763

Company share of income from unconsolidated joint venture activities	$45,739	$43,381

The JV follows GAAP and its accounting policies are similar to those of the Company. The Company shares in profits and losses of the JV in accordance with the JV operating agreement. The Company received cash distributions for the years ended December 31, 2012 and 2011 of $445,641 and $598,106 respectively.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

NOTE G—MORTGAGE NOTES PAYABLE

As of December 31, 2012 and 2011, mortgage notes payable collateralized by real estate included in the Company’s real estate investments consisted of the following (see Notes C and E for additional information regarding our acquisition activity and impairment charges):

Description	2012	2011
Millenia 700, LLC (Estates at Millenia) Mortgage note payable, dated December 3, 2012, bears interest at a floating rate 30 day LIBOR plus 4.75%, with a floor of 5.75%. The note is due December 2, 2013. The note contains an interest reserve of $250,000. The note requires monthly payments of net cash flow, as defined in the loan agreement. The loan has a premium prepayment penalty of $174,500 plus yield maintenance. The loan may be extended at the option of the Company for an additional year subject to a 1% fee and other conditions.	$34,950,000	$—

TS Westmont, LLC (Westmont Commons)

Mortgage note payable, dated December 13, 2012, bears interest at a fixed rate of 3.84% per annum. The note requires interest only payments for the initial 24 months; thereafter monthly principal and interest are payable until maturity. The note has a principal prepayment penalty which is the greater of 1.0% of principal being repaid or the yield maintained amount for prepayment occurring prior to June 30, 2022, or 1.0% of the principal balance being repaid for a prepayment occurring from June 30, 2022 to September 30, 2022. There is no prepayment penalty during the last three months of the term. The note is due January 1, 2023.

	17,920,000	—

Pointe at Canyon Ridge, LLC (Pointe at Canyon Ridge) Mortgage note payable, dated June 1, 2012, floating rate 30 day LIBOR plus 4.75%, with a floor of 6%. Monthly interest only payments payable until maturity. The note is due May 31, 2013. The note has a principal prepayment penalty equal to $330,000 plus the difference between approximately $1.6 million and the interest paid to the date of repayment. The interest rate as of December 31, 2012 and 2011 was 6.0% and 3.07%, respectively.	26,400,000	27,103,966

BSF-Arbors River Oaks, LLC (Arbors River Oaks)

Mortgage note payable, dated June 9, 2010, bears interest at a fixed rate of 4.31% per annum. The note requires interest only monthly payments with a balloon principal payment due at maturity. The note carries a principal prepayment penalty which is the greater of (i) 1.0% of the outstanding principal amount or (ii) the yield maintenance amount for a prepayment occurring before December 31, 2014, or 1.0% of the outstanding principal amount for a prepayment occurring from December 31, 2014 to March 31, 2015. There is no prepayment penalty during the last three months of the term. The note is due on July 1, 2015.

	8,978,000	8,978,000

BSF-Lakeshore, LLC (Lakeshore on the Hills)

Mortgage note payable, dated December 14, 2010, bears interest at a fixed rate of 4.48% per annum. The note requires interest only payments for the initial 24 months, thereafter monthly principal and interest are payable until maturity. The note carries a principal prepayment penalty which is the greater of (i) 1.0% of the outstanding principal amount or (ii) the yield maintenance amount for a prepayment occurring before June 30, 2017, or 1.0% of the outstanding principal amount for a prepayment occurring from June 30, 2017 to September 30, 2017. There is no prepayment penalty during the last three months of the term. The note is due January 1, 2018.

	6,834,000	6,834,000

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Description	2012	2011

BSF-Trails, LLC (Trails of Signal Mountain)

Mortgage note payable, dated May 26, 2011, bears interest at a fixed rate of 4.92% per annum. The note requires interest only payments for the initial 24 months, thereafter monthly principal and interest are payable until maturity. The note carries a principal prepayment penalty which is the greater of (i) 1.0% of the outstanding principal amount or (ii) the yield maintenance amount for a prepayment occurring before November 30, 2017, or 1.0% of the outstanding principal amount for a prepayment occurring from November 30, 2017 to February 28, 2018. There is no prepayment penalty during the last three months of the term. The note is due June 1, 2018.

	8,317,000	8,317,000

Post Oak JV, LLC (Post Oak)

Mortgage note payable, dated July 28, 2011, bears interest at a variable rate of LIBOR plus 3.18% with a maximum rate cap of 7.41%. The initial interest rate was 3.37% per annum. The variable interest rate can be converted to a fixed rate between years 2 and 6 of the note term. The note requires interest only payments for the initial 24 months, thereafter monthly principal and interest are payable until maturity. The note has a principal prepayment penalty of 5.0% in the first year and 1.0% in subsequent years on the principal prepaid. There is no prepayment penalty during the last three months of the term. The note is due August 1, 2018. The interest rate as of December 31, 2012 and 2011 was 3.39% and 3.47%, respectively.

	5,277,000	5,277,000

Mercé Partners, LLC (Mercé)

Mortgage note payable, dated October 31, 2011, bears interest at a variable rate of One Month LIBOR plus 2.93% with a maximum interest rate cap of 7.41%. The initial interest rate was 3.18% per annum. The variable interest rate can be converted to a fixed rate between years 2 and 6 of the note term. The note requires interest only payments for the initial 24 months, thereafter monthly principal and interest are payable until maturity. The note has a principal prepayment penalty of 5.0% in the first year and 1.0% in subsequent years on the prepaid principal amount. There is no prepayment penalty during the last three months of the term. The note is due November 1, 2018. The interest rate as of December 31, 2012 and 2011 was 3.14% and 3.18%, respectively.

	5,475,000	5,475,000

Fox Partners, LLC (Park at Fox Trails)

Mortgage note payable, dated December 6, 2011, bears interest at a variable rate of LIBOR plus 2.92% with a maximum rate cap of 7.41%. The initial interest rate was 3.19% per annum. The variable interest rate which can be converted to a fixed rate between years 2 and 6 of the note term. The note requires interest only payments for the initial 12 months, thereafter monthly principal and interest are payable until maturity. The note has a principal prepayment penalty of 5.0% in the first year and 1.0% in subsequent years on the principal being prepaid. There is no prepayment penalty during the last three months of the term. The note is due January 1, 2019. The interest rate as of December 31, 2012 and 2011 was 3.13% and 3.19%, respectively.

	14,968,000	14,968,000

BREF/BSP Partners/Maitland, LLLP (The Estates at Maitland)

Mortgage note payable, dated March 1, 2010, bears interest at a fixed rate of 7.00% per annum. Principal and interest payments in the amount of $46,649 were due commencing on April 2, 2010 until February 2, 2012. On February 2, 2012, all unpaid principal and interest became due (Note J). On June 1, 2012, the Company and the lender mutually extended the loan through April 2, 2013. As part of the extension, the Company made a principal reduction of $300,000. During 2012 and 2011 approximately $355,000 and $335,000 of interest incurred under the Maitland note payable was capitalized.

	4,126,422	4,606,346

Total mortgages notes payable	$133,245,422	$81,559,312

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Aggregate principal maturities of the mortgage notes payable at December 31, 2012 are as follows:

Year ending December 31,	Amount Maturing
2013	$65,949,317
2014	752,504
2015	10,085,409
2016	1,145,500
2017	1,193,418
Thereafter	54,119,274

$133,245,422

The weighted average interest rate on the mortgage notes payable balance outstanding at December 31, 2012 and December 31, 2011, was 4.87% and 3.87%, respectively. As of December 31, 2012 and 2011, the Company was in compliance with all financial covenants stipulated in the mortgage notes.

NOTE H—TRANSACTIONS WITH RELATED PARTIES

Due From / To Related Parties: Due from related parties as of December 31, 2012 and 2011 is comprised primarily of a $636,251 promissory note which the Company acquired from BREF. The note was payable to BREF from TSPFI. The note was originated to partially fund the purchase of a property by TSPFI. On June 1, 2012, in connection with the recapitalization, this receivable was contributed to the Company. The note bears interest at 12% per annum and is due on demand; and accrued interest as of December 31, 2012 was $76,350. The Company expects payment will be received from TSPFI in the second half of 2013. Other receivables from related parties are comprised of various non-interest bearing amounts payable to related entities. Due to related parties as of December 31, 2012 and 2011 includes various non-interest bearing amounts payable to related entities.

Advisory Fees from Related Party: Fees of $189,980 and $1,080,271, included in the accompanying statements of operations for the years ended 2012 and 2011, respectively, were earned from entities previously owned by BREF and TSPFI that were not contributed to the Company.

Acquisition Fees: The Company paid BSF-TSC GP, LLC, a related party, an acquisition fee of 1% of the gross asset cost for each existing project acquired. Certain entities that are part of the Company paid an entity that is an affiliate of BCOM Investment Manager, LLLP (“Manager”), a related party, an acquisition fee of 1% on the gross asset cost of each operating investment. For development assets, the Company paid a related party an acquisition fee of 1% of the budgeted project costs of the development of applicable real estate investments (50% payable at acquisition and the remainder payable ratably on a monthly basis over the term of the construction or renovation period). During the year ended December 31, 2011, the Company paid $891,000 in acquisition and development fees to related parties which $487,000 and $404,000 are charged to continuing operations and discontinued operations, respectively, as described above. No such fees were paid during 2012.

Support Services: During the periods presented through May 31, 2012, an entity under common control provided the Company with certain general and administrative support services, for which the entity under common control allocated costs of approximately $498,000 for the year ended December 31, 2011 and $207,000 for the five months ended May 31, 2012. Effective June 1, 2012, general and administrative costs are incurred and paid directly by the Company, which costs totaled $3,199,000 for the period from June 1 to December 31, 2012. If the Company had paid these expenses directly prior to June 1, 2012, the Company’s historical results of operations may have been materially different. As a result, the accompanying historical statements of operations may not necessarily be indicative of operations for future periods.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Legal Fees: During the year ended December 31, 2012, the Company incurred legal fees totaling approximately $524,000 with a law firm of which a member of the Company’s board of directors is the managing shareholder. Of that amount, $246,000 is included in accounts payable and accrued liabilities at December 31, 2012 in the accompanying balance sheets. Effective December 17, 2012, this individual no longer serves as a member of the Company’s board of directors.

NOTE I—COMMITMENTS AND CONTINGENCIES

Legal Proceedings: The Company may from time to time be involved in legal proceedings arising from the normal course of business. There are no pending or threatened legal proceedings involving the Company or its subsidiaries as of December 31, 2012 and 2011.

Due to the nature of the Company’s operations, it is possible that the Company’s existing properties have or properties that the Company will acquire in the future have asbestos or other environmental related liabilities. As of December 31, 2012 and 2011, the Company is not aware of any claims or potential liabilities that would need to be accrued or disclosed.

Property Management Agreements: The Company has entered into property management agreements with third parties. The property management agreements generally commence at the acquisition date of each multifamily real estate investment and have initial terms of twelve months. At the expiration of the initial terms, the agreements shall continue in effect until terminated by either party upon thirty days’ notice. The agreements provide for monthly management fees that range from 3.0% to 4.0% of gross monthly collections of rent. The total property management fees for the years ended December 31, 2012 and 2011 were approximately $330,000 and $300,000 and are included in property operating expenses in the accompanying consolidated statements of operations.

The Company leases office space for the Company’s headquarters in Aventura, Florida for a total of approximately $181,000 annually, including expenses. Rent expense included in the accompanying statement of operations was approximately $131,000 and $53,000, respectively, for the years ended December 31, 2012 and 2011.

The following is a summary of approximate future minimum rentals under the non-cancellable operating lease as of December 31, 2012:

Year Ending December 31,	Future Minimum Rents
2013	193,941
2014	80,809

Guarantee: In connection with the recapitalization transaction described above, as a condition to closing, the Company and the Operating Partnership were required to become co-guarantors (and, with respect to certain properties, co-environmental indemnitors) on certain outstanding mortgage indebtedness related to the properties contributed as part of the recapitalization transaction discussed in Note A. in order to replace, and cause the release of, TSPFI and BREF as the guarantors and environmental indemnitors under the existing guarantees and environmental indemnity agreements, as applicable. The Company’s position as a co-guarantor and co-indemnitor with respect to the contributed properties could result in partial or full recourse liability to the Company or the Operating Partnership in the event of the occurrence of certain prohibited acts set forth in such agreements.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Other Contingencies: In the ordinary course of our business, we issue letters of intent indicating a willingness to negotiate for acquisitions, dispositions, or joint ventures and also enter into arrangements contemplating various transactions. Such letters of intent and other arrangements are typically non-binding as to either party unless and until a definitive contract is entered into by the parties. Even if definitive contracts relating to the purchase or sale of real property are entered into, these contracts generally provide the purchaser with time to evaluate the property and conduct due diligence, during which periods the purchaser will have the ability to terminate the contracts without penalty or forfeiture of any deposit or earnest money. There can be no assurance definitive contracts will be entered into with respect to any matter covered by letters of intent or we will consummate any transaction contemplated by any definitive contract. Furthermore, due diligence periods for real property are frequently extended as needed. An acquisition or sale of real property generally becomes probable at the time the due diligence period expires and the definitive contract has not been terminated. We are then at risk under a real property acquisition contract unless the agreement provides for a right of termination, but generally only to the extent of any earnest money deposits associated with the contract, and are obligated to sell under a real property sales contract. As of December 31, 2012, we had earnest money deposits of approximately $1.8 million included in prepaid expenses and other assets in the accompanying balance sheets, of which approximately $1.5 million was non-refundable. There were no deposits as of December 31, 2011.

NOTE J—STOCKHOLDERS’ EQUITY

The following table presents the Company’s issued and outstanding preferred stock and preferred OP units as of December 31, 2012 and 2011:

Preferred stock and preferred units

	Optional Redemption Date	Annual Dividend		Outstanding as of December 31, 2012	Outstanding as of December 31, 2011
Class A Preferred Stock, cumulative redeemable, liquidation preference $100.00 per share plus all accumulated, accrued and unpaid dividends (if any), 273,326 and 0 shares outstanding at December 31, 2012 and December 31, 2011, respectively	7 years from date of issuance		(1)	$26,802,814	$—

Class B Preferred Units, cumulative redeemable, liquidation preference $100.00 per share plus 3% per annum of the liquidation preference per unit, which accrues annually, and any unpaid distributions, 98,304 and 0 units outstanding at December 31, 2012 and December 31, 2011, respectively	June 2014		(2)	$9,683,089	$—

Class C Preferred Units, cumulative redeemable, liquidation preference $100.00 per share plus 3% per annum of the liquidation preference per unit, which accrues annually, and any unpaid distributions, 98,304 and 0 units outstanding at December 31, 2012 and December 31, 2011, respectively	June 2015		(2)	$9,717,249	$—

				$46,203,152

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

(1)	Cumulative annual cash dividend at the rate of 1% of the liquidation preference, which increases by 1% on each of the third and fourth anniversaries after issuance
(2)	Cumulative annual cash distribution equal to 1.5% of the liquidation preference per share, payable quarterly, if declared.

Class A Preferred Stock

The Class A preferred stock ranks senior in preference to the Company’s common stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of our company (but excluding a merger, change of control, sale of substantially all assets or bankruptcy of our company, upon the occurrence of any of which all shares of Class A preferred stock will be automatically converted). The Class A preferred stock ranks junior to any class or series of stock the terms of which specifically provide that the holders thereof are entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Company in preference or priority to the holders of the Class A preferred stock. The Class A preferred stock ranks on parity with any class or series of stock the terms of which specifically provide that the holders thereof are entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Company without preference or priority of one over the other.

The Class A preferred stock is convertible into common stock of the Company at such time as the last of the properties contributed to the Company to be developed and opened for occupancy shall have attained 90% physical occupancy or have previously been disposed of by the Company.

The Class A preferred stock has no voting rights except in certain limited instances.

Common and Preferred OP Units

A total of 81,919,848 common OP units were issued in connection with the June 1, 2012 recapitalization and are included in noncontrolling interests in the accompanying consolidated balance sheet at December 31, 2012. The common OP units are redeemable at the option of the holder at any time after June 1, 2013 for a cash price per common OP unit equal to the average closing price of the common stock for the 20 trading days prior to the delivery of the notice of redemption by the holder (or, in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market), or, at the Company’s election, for shares of common stock on a one-for-one basis. Such cash or stock settlement is adjusted for any dilution in the Company’s common stock during the holding period. Holders of common OP units have limited voting rights, as set forth in the agreement of limited partnership.

Class B and Class C preferred OP units are convertible into common OP units on or after the first and second anniversaries of the date of issuance, respectively (i.e., June 1, 2013 and June 1, 2014). The conversion rate for the Preferred B and Preferred C units is equal to the sum of a) the liquidation preference per unit ($100), b) an additional 3.0% per annum of the liquidation preference per unit, and c) any unpaid accumulated distributions, divided by, generally, the average closing price of Common Stock for the 20 trading days prior to the date of conversion (or, in the absence of such trading on a securities exchange, the average bid/ask prices as quoted at the end of the trading day in an interdealer market). The preferred B and C OP units do not have voting rights.

No common OP units, preferred stock or preferred OP units were converted or redeemed during the year ended December 31, 2012. The Class A preferred stock is redeemable on or after the 7th anniversary of issuance, i.e. on June 1, 2019. The preferred B and C OP units are redeemable one year after first becoming convertible, i.e. on June 1, 2014 and June 1, 2015, respectively. To the extent the redemption of the above equity instruments is not solely within the Company’s control, the Company has classified the shares or units as temporary equity in the consolidated balance sheets.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

As of December 31, 2012, distributions in arrears for the Preferred B and Preferred C units totaled approximately $172,000.

See Note L for a description of the amended and restated agreement of limited partnership of the Operating Partnership.

Redemption of Noncontrolling interests

On June 1, 2012, four of the Company’s property owning subsidiaries entered into an agreement with the noncontrolling interest holder of each such subsidiary for the purchase of the noncontrolling interest for total consideration of $7,657,500. Approximately $5.1 million of the consideration was payable on September 15, 2012 and the remaining $2.6 million was payable on December 31, 2012. Such amounts have not yet been paid as of December 31, 2012. The agreement specifies that late payments will be subject to interest at monthly rates ranging from 1.5% to 2.5% of the unpaid amount until paid in full. The December interest payment was due in January and accordingly $76,575 was accrued as of December 31, 2012 and subsequently paid. Upon payment in full of the outstanding amounts, the noncontrolling interests will be canceled. The total payable of $7,657,500, of which $3,757,500 has been recorded as a payable for the redemption of noncontrolling interest and $3,900,000 has been included in liabilities of discontinued operations in the accompanying December 31, 2012 consolidated balance sheets and the excess of the consideration paid over the carrying amount of the noncontrolling interests acquired of $2,552,500, has been recorded as a reduction of additional paid-in capital and is included in redemption of noncontrolling interests in the consolidated statements of stockholders’ equity. We intend to pay the remaining consideration with proceeds from the sale of our common stock. In addition, during 2012, the Company redeemed other noncontrolling interests which increased total paid-in capital for a total of $884,258, comprised of the interest in Post Oak that was contributed to the Company (see Note A) as well as the interest in Maitland that was assigned to the Company.

Private Placement

In May 2012, the Company entered into stock subscription agreements with 13 investors (including the Company’s Chief Executive Officer and certain directors) for the purchase of an aggregate of 178,333 shares of common stock at $15.00 per share, for a total of $2,675,000. The cash was received from the investors from the end of June 2012 to the beginning of July 2012 and the shares were issued in August 2012. The shares issued pursuant to the private placement were unregistered and subject to restrictions regarding their transfer.

Dividend Declared

On December 14, 2012, a dividend was declared in the amount of $0.07605 per share, payable to stockholders of record of common stock and common OP units as of December 26, 2012, for a total of approximately $400,000. In addition, the Company declared that all cumulative unpaid dividends on Class A preferred stock through December 14, 2012 in the amount of approximately $97,000 be set aside for payment, as required by the terms of the Class A preferred stock in the Company’s charter. Dividends declared and not yet paid as of December 31, 2012 are included in dividends payable for $138,066 in the accompanying consolidated balance sheets.

NOTE K—INCOME TAXES

The Company has maintained and intends to maintain its election as a REIT under the Internal Revenue Code of 1986, as amended. In order for the Company to continue to qualify as a REIT it must meet a number of organizational and operational requirements, including a requirement to distribute annual dividends to its

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

stockholders equal to a minimum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gains. As a REIT, the Company generally will not be subject to federal income tax on its taxable income at the corporate level to the extent such income is distributed to its stockholders annually. If taxable income exceeds dividends in a tax year, REIT tax rules allow the Company to designate dividends from the subsequent tax year in order to avoid current taxation on undistributed income. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income taxes at regular corporate rates, including any applicable alternative minimum tax. In addition, the Company may not be able to re-qualify as a REIT for the four subsequent taxable years. Historically, the Company has incurred only non-income based state and local taxes. The Company’s Operating Partnership is a flow through entity and is not subject to federal income taxes at the entity level.

The Company has provided for non-income based state and local taxes in the consolidated statement of operations for the year ended December 31, 2012. Prior to June 1, 2012, the Company operated solely through partnerships which were flow through entities and were not subject to federal income taxes at the entity level. Other tax expense has been recognized related to entity level state and local taxes on certain ventures. The Company accounts for the uncertainty in income taxes in accordance with GAAP, which requires recognition in the financial statements of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following a tax audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied this guidance to its tax positions for the year ended December 31, 2012. The Company has no material unrecognized tax benefits and no adjustments to its financial position, results of operations or cash flows were required. The Company recognizes accrued interest and penalties related to uncertain tax positions, if any, as income tax expense.

For certain entities that are part of the Company, tax returns are open for examination by federal and state tax jurisdictions for the years 2009 through 2011. Because many types of transactions are susceptible to varying interpretations under federal and state income tax laws, the amounts reported in the accompanying consolidated financial statements may be subject to change at a later date upon final determination by the respective taxing authorities. No such examination is presently in progress.

NOTE L—SUBSEQUENT EVENTS

Sunnyside Loan

BSP/Sunnyside, LLC (“Sunnyside”) was a subsidiary of BCOM Real Estate Fund LLC, which was a contributor of entities in the reverse recapitalization transaction, described above, and is now held by BCOM Real Estate Fund, LLC Liquidating Trust, a stockholder of the Company. Sunnyside was not contributed to the Company in the reverse recapitalization transaction. On October 2, 2012, Sunnyside executed a Settlement Stipulation, which provided Sunnyside or its assignee, the option, for a non-refundable fee of $150,000, to acquire its delinquent loan (with a principal balance of $4,497,031 as of September 30, 2012) from its lender within 120 days of the date of the Settlement Stipulation for the net amount of $1,450,000, after a credit of the $150,000 paid for the option. The Settlement Stipulation provided that if the option was exercised within 120 days of the date of the Settlement Stipulation, the lender would not take any further legal action to enforce its rights under the note and mortgage. If the option were not exercised within the requisite time period, Sunnyside would stipulate to the entry of a final judgment of foreclosure. On October 2, 2012, the Company paid the $150,000 non-refundable fee and Sunnyside assigned the option to the Company. On January 30, 2013, the Company exercised its rights under the option and purchased the loan for $1,450,000. As a result of the acquisition of the loan, the Company considers Sunnyside to be a VIE at December 31, 2012; however, the Company is not the primary beneficiary and, as such, Sunnyside has not been included in the consolidated financial statements.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Acquisition of Property

On March 4, 2013, the Company acquired Vintage at Madison Crossing, a 178-unit apartment community consisting of 12 buildings in Huntsville, Alabama, for $15.3 million.

On January 30, 2013, the Company entered into an agreement to purchase Woodfield St. James, a 244-unit multifamily community consisting of nine buildings in Goose Creek, South Carolina, a suburb of Charleston, for $27.2 million. The acquisition is expected to close, subject to the satisfaction of customary closing conditions, prior to the end of the second quarter of 2013.

Sale of Fontaine Woods

On March 1, 2013, the Company sold its 70% interest in the Fontaine Woods property to its joint venture partner for $10,500,000, including the assumption by the buyer of its 70% portion of a $9,100,000 mortgage. The decision to sell this property was made in November 2012. The sale resulted in a gain to the Company of approximately $1.6 million.

Dividend Declared

On January 25, 2013, a dividend was declared in the amount of $0.0855 per share, payable to stockholders of record of common stock and common OP units as of February 5, 2013 and payable on March 15, 2013, for a total of approximately $450,000. In addition, the Company declared that all cumulative unpaid dividends on Class A preferred stock through January 25, 2013 in the amount of approximately $31,000 be set aside for payment, as required by the terms of the Class A preferred stock in the Company’s charter.

Amendment to Class A Preferred Stock

On January 14, 2013, the terms of the Class A preferred stock were amended to provide that in calculating the number of shares of common stock to be issued upon conversion of shares of Class A preferred stock, the average market price of our common stock in the conversion calculation shall not be less than $9.00 per share. As amended, shares of the Class A preferred stock are convertible into shares of the Company’s common stock at such time as the last of the properties contributed to the Company to be developed and opened for occupancy shall have attained 90% physical occupancy or have previously been disposed of by the Company. The shares are convertible at a conversion rate equal to the liquidation preference (as adjusted for certain decreases in value, in any, below June 1, 2012 levels) divided by the average market price of the Company’s common stock for the 20 trading days immediately preceding conversion, subject to a minimum price of $9.00 per share, subject to adjustments for any subsequent stock split, combination or exchange of the common stock after the date of issuance of the Class A preferred stock.

Amendment and Restatement of the Operating Partnership Agreement

On February 8, 2013, the agreement of limited partnership for the operating partnership was amended and restated to combine the Class B preferred units and the Class C preferred units issued in the recapitalization into a single class of partnership units, designated as Class B contingent units, and to amend certain terms of the Class B contingent units. The operating partnership issued one Class B contingent unit for each outstanding Class C preferred unit and all remaining Class B preferred units became Class B contingent units. As amended, the Class B contingent units are entitled to quarterly distributions equal to $0.375 per Class B contingent unit if, and only if, a regular quarterly cash distribution has been declared and paid with respect to the common stock and the common units for that quarterly period. However, quarterly distributions on the Class B contingent units are

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

subordinate to distributions on the common units and are reduced, but not below zero, to the extent that the aggregate quarterly distributions on all classes of our stock and the operating partnership’s units (excluding the Class B contingent units) exceed the Company’s adjusted funds from operations, as defined in the operating partnership agreement, for that quarterly period. To the extent that a quarterly distribution on the Class B contingent units is reduced, such distribution is not cumulative and is forfeited.

Second Amendment and Restatement of the Operating Partnership Agreement

On March 26, 2013, the partners of the operating partnership executed the Second Amended and Restated Agreement of Limited Partnership, or the partnership agreement, to amend the terms of the Class B contingent units. The 546,132 common units that were previously issued to Trade Street Adviser GP, Inc., Trade Street Capital and Mr. Baumann and his wife on June 1, 2012 at the closing of the recapitalization were exchanged for 14,307 additional Class B contingent units. As amended, the Class B contingent units are entitled to non-cumulative quarterly distributions that are preferred with respect to the payment of distributions on common units and pari passu with the payment of distributions on Class A preferred units. The quarterly distributions on the Class B contingent units must be declared and set aside for payment prior to any distributions being declared on the common units for that quarterly period. The amount of the distributions will be $0.375 per quarter (1.5% per annum of the stated value per Class B contingent unit) until December 31, 2014, $0.75 per quarter (3.0% per annum of the stated value per Class B contingent unit) from January 1, 2015 through December 31, 2015 and $1.25 per quarter (5.0% per annum of the stated value per Class B contingent unit) thereafter.

The Class B contingent units will be converted into common units in four tranches based upon the sale or stabilization which is defined as the achievement of 90% physical occupancy, of our Land Investments, as follows (except that all Class B contingent units will be automatically converted into common units upon, among other events, a change of control, sale of substantially all assets or bankruptcy of our company):

•	52,728.75 units upon the earlier to occur of (i) the stabilization of our development property, The Estates at Maitland, and (ii) the sale of The Estates at Maitland.

•	52,728.75 units upon the earlier to occur of (i) the stabilization of our development property, Estates at Millenia—Phase II, and (ii) the sale of Estates at Millenia—Phase II.

•	105,457.50 units upon the earlier to occur of (i) the stabilization of either our development property, Midlothian town Center-East or our development property, Venetian, and (ii) the sale of either Midlothian Town Center-East or Venetian.

The Class B contingent units will be converted into common units on the schedule set forth above at a conversion rate equal to $100.00 per unit divided by, generally, the average closing price of our common stock for the 20 trading days prior to the date of conversion, subject to a minimum price of $9.00 per share (subject to further adjustment for subsequent stock splits, stock dividends, reverse stock splits and other capital changes). The Class B contingent units ranks equally with common units with respect to losses of the operating partnership and share in profits only to the extent of the distributions. The Class B contingent units do not have a preference with respect to distributions upon any liquidation of the operating partnership.

Reverse Stock Split

On January 17, 2013, the Company effected a 1 for 150 reverse stock split of its common stock and the common units of the Operating Partnership. All common stock and per share data included in these consolidated financial statements give effect to the reverse stock split and have been adjusted retroactively for all periods presented.

Trade Street Residential, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2012 and 2011

Revolving Credit Facility

On January 31, 2013, the Operating Partnership entered into a $14.0 million senior secured revolving credit facility for which BMO Harris Bank N.A. is serving as sole lead arranger and administrative agent. The Company has guaranteed the obligations of the Operating Partnership as the borrower under the credit facility. The credit facility has a term of three years and allows for immediate borrowings of up to $14.0 million, with an accordion feature that will allow the Company to increase the availability thereunder by $66.0 million to an aggregate of $80.0 million under certain conditions as additional properties are included in the borrowing base. The Arbors River Oaks property is currently the only property included in the borrowing base. The Company used borrowings drawn on the credit facility to repay in full the mortgage loan on the Arbors River Oaks property, which had a balance of approximately $9.0 million as of December 31, 2012, as well as to fund prepayment penalties, closing costs and other related fees. On March 11, 2013, the Company drew down an additional $1.0 million under the credit facility, which was used for general corporate purposes. The outstanding balance of the credit facility is $11.5 million.

Equity Incentive Plan

On January 24, 2013, the Company’s stockholders approved, at the recommendation of the Company’s board of directors, the Trade Street Residential, Inc. 2013 Equity Incentive Plan, which is intended to attract and retain independent directors, executive officers and other key employees and individual service providers, including officers and employees of the Company’s affiliates. The Equity Incentive Plan provides for the grant of options to purchase shares of the Company’s common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards.

SCHEDULE III—Real Estate Assets and Accumulated Depreciation for the year ended December 31, 2012

				Initial cost
Property	City	State	Encumbrances	Land and improvements	Building and improvements	Costs capitalized subsequent to acquisition	Furniture & Fixtures	Gross amounts at close of period	Accumulated depreciation	Year built/renovated	Year of acquisition	Depreciable lives in years
Real Estate:
The Pointe at Canyon Ridge Apartments	Sandy Springs	GA	$26,400,000	$16,689,020	$16,717,928	$711,659	$2,260,642	$36,379,249	$2,439,813	1986/2007	September-08	10-40
Arbors River Oaks Apartments	Memphis	TN	8,978,000	2,629,500	12,840,226	577,730	506,381	16,553,837	1,151,254	1990/2010	June-10	10-40
Lakeshore on the Hill Apartments	Chattanooga	TN	6,834,000	1,000,000	8,660,918	248,666	161,379	10,070,963	702,853	1969/2005	December-10	10-40
The Trails of Signal Mountain Apartments	Chattanooga	TN	8,317,000	1,461,174	9,815,346	312,101	380,164	11,968,785	791,750	1975	May-11	10-40
Post Oak Place	Louisville	KY	5,277,000	2,072,896	5,694,913	193,237	245,121	8,206,167	419,743	1982/2005	July-11	10-40
Merce Apartments	Addison	TX	5,475,000	1,181,801	6,112,748	46,189	564,339	7,905,077	472,085	1991/2007	October-11	10-40
Park at Fox Trails	Plano	TX	14,968,000	3,391,705	16,491,395	99,541	604,680	20,587,321	780,659	1981	December-11	10-40
Estates of Millenia	Orlando	FL	34,950,000	4,606,185	36,069,808	—	1,244,972	41,920,965	73,555	2012	December-12	10-50
Westmont	Ashville	NC	17,920,000	2,275,379	19,183,990	—	302,011	21,761,380	30,295	2003/2008	December-12	10-40

Total Operating Properties			129,119,000	35,307,660	131,587,272	2,189,123	6,269,689	175,353,744	6,862,007

Land held for future development:
Esates of Millenia Phase II	Orlando	FL	—	12,942,315	—	8,403	—	12,950,718	—	TO BUILD	December-12	N/A
Uptown Maitland	Maitland	FL	4,126,423	6,133,251	—	4,299,711	—	10,432,962	—	TO BUILD	June-08	N/A
MTC East	Richmond	VA	—	7,783,412	—	425,359	—	8,208,771	—	TO BUILD	August-09	N/A
Ventian	Fort Myers	FL	—	11,000,000	—	29,879	—	11,029,879	—	TO BUILD	February-12	N/A

Total land held for future development			4,126,423	37,858,978	—	4,763,352	—	42,622,330	—

Real estate held for sale:
Beckanna on Glenwood Apartments	Raleigh	NC	6,369,269	712,114	15,563,367	104,581	400,000	16,780,062	758,949	1963/2006	October-11	10-40
Terrace at River Oaks	San Antonio	TX	14,300,000	4,762,545	14,719,819	229,630	300,000	20,011,994	684,678	1982/1983	December-11	10-40
Fontaine Woods	Chattanooga	TN	9,100,000	2,012,884	10,144,411	633,072	408,777	13,199,144	890,776	TO BE SOLD	December-10	10-40
Oak Reserve at Winter Park Apartments	Winter Park	FL	9,712,122	4,149,909	6,697,801	62,457	1,116,503	12,026,670	1,045,239	1972/2007	September-08	10-40

Total			$172,726,814	$84,804,090	$178,712,670	$7,982,215	$8,494,969	$279,993,944	$10,241,649

Reconciliation of real estate owned:

	2012	2011
Balance at January 1	216,642,985	117,727,401
Additions/improvements	63,350,959	99,521,906
Reduction—impairments	—	(606,322)

Balance at December 31	279,993,944	216,642,985

Reconciliation of accumulated depreciation

	2012	2011
Balance at January 1	4,951,209	1,453,008
Depreciation expense	5,290,440	3,675,030
Reduction—impairments	—	(176,829)

Balance at December 31	10,241,649	4,951,209

Trade Street Residential, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Real estate
Land and improvements	$58,448,721	$35,445,776
Buildings and improvements	272,446,492	133,638,280
Furniture, fixtures, and equipment	8,981,332	6,269,689

	339,876,545	175,353,745
Less accumulated depreciation	(11,977,890)	(6,862,007)

Net investment in operating properties	327,898,655	168,491,738
Land held for future development (including $1,497,353 and $0 of consolidated variable interest entity, respectively)	43,746,943	42,622,330
Operating properties held for sale	35,079,125	58,638,227

Net real estate assets	406,724,723	269,752,295

Other assets
Investment in unconsolidated joint venture	2,449,491	2,581,789
Cash and cash equivalents (including $147,897 and $0 of consolidated variable interest entity, respectively)	6,794,174	4,898,048
Restricted cash and lender reserves	3,948,187	2,796,338
Deferred financing costs, net	3,434,330	2,166,209
Intangible assets, net	2,693,277	1,692,114
Due from related parties	778,031	870,567
Prepaid expenses and other assets	4,918,609	4,881,458
Assets held for sale	1,256,834	2,270,906

	26,272,933	22,157,429

TOTAL ASSETS	$432,997,656	$291,909,724

LIABILITIES
Indebtedness	$253,755,806	$133,245,422
Accrued interest payable	727,437	385,402
Accounts payable and accrued expenses	4,620,565	4,379,802
Dividends payable	1,240,036	138,066
Due to related parties	119,569	202,167
Security deposits and deferred rent	1,074,678	523,956
Payable for the redemption of noncontrolling interest	—	3,757,500
Acquisition consideration payable in preferred stock	294,000	3,674,315
Liabilities related to assets held for sale	30,303,861	53,161,251

TOTAL LIABILITIES	292,135,952	199,467,881

Commitments & contingencies	—	—
REDEEMABLE PREFERRED STOCK AND UNITS
Class A preferred stock; $0.01 par value; 423,326 shares authorized, 273,326 shares issued and outstanding at December 31, 2012	—	26,802,814
Noncontrolling interest—Operating Partnership—Preferred B and C units	—	19,400,338
STOCKHOLDERS’ EQUITY
Class A preferred stock; $0.01 par value; 423,326 shares authorized, 309,130 shares issued and outstanding at September 30, 2013	3,091	—
Common stock, $0.01 par value per share; 1,000,000,000 authorized; 11,468,665 and 4,717,345 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	114,687	47,174
Additional paid-in capital	163,783,248	73,560,482
Accumulated deficit	(42,326,926)	(37,959,620)

TOTAL STOCKHOLDERS’ EQUITY—TRADE STREET RESIDENTIAL, INC.	121,574,100	35,648,036
Noncontrolling interests	19,287,604	10,590,655

TOTAL STOCKHOLDERS’ EQUITY	140,861,704	46,238,691

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$432,997,656	$291,909,724

The accompanying notes are an integral part of these condensed consolidated financial statements.

Trade Street Residential, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
REVENUE:
Rental revenue	$7,168,343	$3,266,221	$17,864,619	$9,550,813
Other property revenues	858,851	310,507	1,884,575	934,446

TOTAL REVENUE	8,027,194	3,576,728	19,749,194	10,485,259

OPERATING EXPENSES:
Property operations	2,580,215	1,355,755	6,299,452	3,834,482
Real estate taxes and insurance	1,016,806	580,073	2,667,452	1,636,352
General and administrative	3,112,591	865,837	6,510,773	1,482,572
Depreciation and amortization	3,312,373	772,483	8,479,325	3,554,154
Asset impairment losses	—	—	613,120	—
Acquisition and recapitalization costs	472,390	—	916,076	1,851,459

TOTAL OPERATING EXPENSES	10,494,375	3,574,148	25,486,198	12,359,019

INCOME (LOSS) FROM OPERATIONS	(2,467,181)	2,580	(5,737,004)	(1,873,760)

OTHER INCOME (EXPENSE), NET:
Other income	26,374	19,198	69,933	247,969
Income (loss) from unconsolidated joint venture	(13,254)	2,043	41,674	41,277
Gain on bargain purchase	6,900,000	—	6,900,000	—
Interest expense	(2,210,066)	(1,202,170)	(6,110,105)	(2,509,116)
Amortization of deferred financing cost	(274,939)	(221,396)	(993,789)	(312,474)
Loss on extinguishment of debt	—	—	(1,145,657)	(537,938)

TOTAL OTHER INCOME (EXPENSE), NET	4,428,115	(1,402,325)	(1,237,944)	(3,070,282)

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,960,934	(1,399,745)	(6,974,948)	(4,944,042)

DISCONTINUED OPERATIONS:
Loss on operations of rental property	(80,023)	(336,739)	(249,473)	(1,636,834)
Gain from sale of rental property	—	—	1,945,894	—

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(80,023)	(336,739)	1,696,421	(1,636,834)

NET INCOME (LOSS)	1,880,911	(1,736,484)	(5,278,527)	(6,580,876)
(Income) loss allocated to noncontrolling interest holders	(257,497)	381,668	911,221	1,169,980
Dividends declared and accreted on preferred stock and units	(233,753)	(160,920)	(706,531)	(214,561)
Dividends to restricted stockholders	(28,678)	—	(28,678)	—
Extinguishment of equity securities	—	—	11,715,683	—
Adjustments attributable to participating securities	(1,227)	—	(2,491,957)	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,359,756	$(1,515,736)	$4,121,211	$(5,625,457)

Earnings (loss) per common share—basic and diluted
Continuing operations	$0.13	$(0.32)	$0.31	$(2.39)
Discontinued operations	(0.01)	(0.09)	0.21	(0.98)

Net income (loss) attributable to common stockholders	$0.12	$(0.41)	$0.52	$(3.37)

Weighted average number of shares—basic and diluted	11,098,828	3,698,510	7,931,355	1,669,216

Dividends declared per common share	$0.0950	$—	$0.3375	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Trade Street Residential, Inc.

Condensed Consolidated Statement of Stockholders’ Equity

(unaudited)

	Trade Street Residential, Inc.						Noncontrolling Interests	Total Equity	Temporary Equity	Class A Preferred Shares
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit

	Shares	Amount	Shares	Amount
Equity balance, January 1, 2013	—	$—	4,717,345	$47,174	$73,560,482	$(37,959,620)	$10,590,655	$46,238,691	$46,203,152	273,326
Proceeds from sale of common stock, net	—	—	6,353,443	63,534	54,265,073	—	—	54,328,607	—	—
Distributions	—	—	—	—	—	—	(69,603)	(69,603)	—	—
Net loss	—	—	—	—	—	(4,367,306)	(911,221)	(5,278,527)	—	—
Dividends to stockholders	—	—	—	—	(3,831,272)	—	(541,008)	(4,372,280)	—	—
Shares issued for acquisition	35,804	358	—	—	3,317,957	—	—	3,318,315	—	—
Stock compensation	—	—	376,877	3,769	1,278,376	—	—	1,282,145	—	—
Shares issued to directors	—	—	21,000	210	157,290	—	—	157,500	—	—
Accretion of preferred stock and preferred units	—	—	—	—	(46,982)	—	—	(46,982)	46,982	—
Transfer of stock and units to permanent equity	273,326	2,733	—	—	26,850,056	—	19,397,345	46,250,134	(46,250,134)	(273,326)
Exchange of common OP for Class B contingent units	—	—	—	—	8,232,268	—	(8,232,268)	—	—	—
Noncontrolling interest in rental property sold	—	—	—	—	—	—	(946,296)	(946,296)	—	—

Equity balance, September 30, 2013	309,130	$3,091	11,468,665	$114,687	$163,783,248	$(42,326,926)	$19,287,604	$140,861,704	$—	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Trade Street Residential, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(5,278,527)	$(6,580,876)
(Income) loss from discontinued operations	(1,696,421)	1,636,834

Loss from continuing operations	(6,974,948)	(4,944,042)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,479,325	3,554,154
Asset impairment losses	613,120	—
Loss on extinguishment of debt	1,145,657	537,938
Amortization of deferred loan costs	993,789	312,474
Non-cash stock compensation	1,439,645	—
Gain on bargain purchase	(6,900,000)	—
Income of unconsolidated joint venture	(41,674)	(41,277)
Accrued interest income—related party	(65,214)	(57,263)
Net changes in assets and liabilities:
Restricted cash and lender reserves	(1,151,849)	790,231
Prepaid expenses and other assets	(37,151)	(1,019,706)
Accounts payable and accrued expenses	402,257	1,844,111
Due to related parties	(82,598)	265,570
Security deposits and deferred rent	550,722	60,985

Net cash (used in) provided by operating activities—continuing operations	(1,628,919)	1,303,175
Net cash provided by operating activities—discontinued operations	701,743	1,722,295

Net cash (used in) provided by operating activities	(927,176)	3,025,470

Cash flows from investing activities:
Cash distributions received from unconsolidated joint venture	173,972	401,346
Proceeds from sale of real estate assets	—	844,500
Consolidation of variable interest entity	147,679	—
Purchase of business	(62,178,000)	—
Purchase of real estate loan	(1,450,000)	—
Purchase of real estate assets	(1,815,012)	(1,177,691)

Net cash (used in) provided by investing activities—continuing operations	(65,121,361)	68,155
Net cash provided by (used in) investing activities—discontinued operations	5,678,100	(432,129)

Net cash (used in) investing activities	(59,443,261)	(363,974)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	54,492,398	—
Borrowings under secured mortgage indebtedness	49,000,000	26,400,000
Borrowings under secured revolving credit facility	13,000,000	—
Payments under mortgage indebtedness	(39,811,617)	(27,505,902)
Payments of deferred loan costs	(2,393,531)	(1,285,343)
Payments for redemption of noncontrolling interests	(3,757,500)	—
Payments of prepayment for early extinguishment of debt	(1,014,036)	(269,479)
Distributions to stockholders and unitholders	(3,270,705)	—
Due to (from) related parties	157,753	(722,162)
Distributions to noncontrolling interest	—	(60,667)

Trade Street Residential, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
	2013	2012
Contributions from noncontrolling interest	—	74,022
Distributions to partners and members	—	(2,018,332)
Capital contributions from partners and members	—	2,531,338
Cash acquired from recapitalization	—	23,171
Recapitalization costs	—	(867,671)
Proceeds received from private placement	—	2,675,000

Net cash provided by (used in) financing activities—continuing operations	66,402,762	(1,026,025)
Net cash (used in) financing activities—discontinued operations	(4,136,199)	(722,139)

Net cash provided by (used in) financing activities	62,266,563	(1,748,164)

Net change in cash and cash equivalents	1,896,126	913,332
Cash and cash equivalents at beginning of period	4,898,048	646,122

Cash and cash equivalents at end of period	$6,794,174	$1,559,454

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest, net of capitalized interest of $145,000 and $262,000, respectively.	$5,768,070	$4,145,798
Non-Cash Investing & Financing Activities:
Dividends payable	$1,240,036	$—
Stock dividend to common stockholders	$—	$762,124
Transfer preferred shares/units to permanent equity	$46,250,134	$—
Note payable issued as consideration for purchase of business	$98,322,000	$—
Stock issued for consideration of business acquisition	$3,318,315	$—
Offering costs included in accounts payable	$164,291	$—
Transfer preferred shares/units to temporary equity	$—	$37,696,104
Reclassification of loan from real estate loans to land and improvements	$—	$11,000,000
Payable for the redemption of noncontrolling interest	$—	$7,657,500
Non cash distribution of accounts receivables to partners and members	$—	$645,114
Net assets acquired from recapitalization	$—	$266,170

The accompanying notes are an integral part of these condensed consolidated financial statements.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2013 and 2012

(unaudited)

NOTE A—NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Trade Street Residential, Inc. (the “Company” or “TSRE”) is the surviving legal entity of the reverse recapitalization transaction that occurred on June 1, 2012, as described below. The condensed consolidated financial statements as of and for the three and nine months ended September 30, 2013 and 2012 reflect the combination of certain real estate entities and management operations that were contributed to the Company in a reverse recapitalization transaction (the “recapitalization”). The Company is comprised of certain subsidiaries of Trade Street Property Fund I, LP (“TSPFI”) and BCOM Real Estate Fund, LLC (“BREF”), as well as TS Manager, LLC, Trade Street Property Management, LLC and Trade Street Investment Adviser, LLLP (“TSIA”), which are referred to collectively herein as “Trade Street Company.” During all periods presented in the accompanying condensed consolidated financial statements prior to June 1, 2012, the entities comprising Trade Street Company were under common control with Trade Street Capital, LLC (“Trade Street Capital”), a real estate investment and management company ultimately owned and controlled by an individual.

The Company is engaged in the business of acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban markets of larger cities primarily in the southeastern United States and Texas.

As of September 30, 2013, the Company’s primary assets consisted of 17 operating apartment communities, of which 16 were wholly-owned and one was owned through an unconsolidated joint venture in which the Company has a 50% interest and four development properties. The Company’s revenues were primarily derived from rents received from residents in its apartment communities. Under the terms of the leases, the residents of the Company’s communities are obligated to reimburse the Company for certain utilities. These utility reimbursements are recorded as other property revenues in the condensed consolidated statements of operations. In 2012, prior to the recapitalization, the Company earned fees from serving as an adviser to affiliates and other third parties with respect to real estate assets. On June 1, 2012, the Company completed the recapitalization with Feldman Mall Properties, Inc. (“Feldman”), a Maryland corporation that qualifies and has elected to be taxed as a REIT for U.S. federal income tax purposes. Immediately prior to the recapitalization, Feldman held a single parcel of land having minimal value (which was sold shortly after the recapitalization) and conducted no operations. In the recapitalization, Feldman acquired certain contributed apartment assets in exchange for shares of common and preferred stock in Feldman and common and preferred units in Trade Street Operating Partnership, LP, a newly formed operating partnership (the “Operating Partnership” or “OP”) that, at the time of the recapitalization, was owned by Feldman and a wholly-owned subsidiary of Feldman. Immediately following consummation of the recapitalization, TSPFI and BREF collectively owned approximately 96% of the voting stock of Feldman. For accounting purposes, TSIA was deemed to be the acquirer in the recapitalization, although Feldman was the legal acquirer and surviving entity in the transaction. The transaction was accounted for as a reverse recapitalization, as it was a capital transaction in substance, rather than a business combination. As a reverse recapitalization, no goodwill was recorded. For accounting purposes, the legal acquiree is treated as the continuing reporting entity that acquired the legal acquirer. Consequently, the financial statements of the Company reflect the condensed consolidated financial statements of Trade Street Company prior to June 1, 2012 and thereafter also include Feldman. All assets and liabilities were recorded at their historical cost, except for land acquired from Feldman that, prior to the recapitalization, was recorded at its net realizable value. Concurrent with the recapitalization, Feldman changed its name to Trade Street Residential, Inc.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

Following is a summary of transactions in connection with the recapitalization (after giving effect to the 1-for-150 reverse stock split that was effected on January 17, 2013, as discussed in Note J):

•	TSPFI and BREF contributed to the Operating Partnership all of their respective interests in 12 operating properties and an investment in a joint venture, a promissory note, and three development assets in exchange for an aggregate of 3,396,976 shares of common stock and 173,326 shares of Class A preferred stock. In addition, a joint venture partner in one of the operating properties contributed to the Operating Partnership all of its interest in such operating property in exchange for an aggregate of 52,868 shares of the Company’s common stock (see Note J).

•	Feldman issued to stockholders of record as of May 17, 2012, as a special distribution, warrants to purchase an aggregate of 139,215 shares of common stock, which warrants are exercisable for a period of two years following listing of the Company’s common stock on a national securities exchange at an exercise price of $21.60 per share, subject to adjustment for any other stock splits, stock distributions and other capital changes.

•	Feldman declared a special distribution payable to stockholders of record as of May 17, 2012, in an amount equal to $7.50 per share, payable on the earlier of (A) five business days after the date Feldman sold a parcel of land commonly known as the “Northgate Parcel” or (B) July 16, 2012. As the Northgate Parcel was not sold prior to July 16, 2012, the special distribution was paid in 42,340 shares of common stock on July 16, 2012.

•	Trade Street Capital and its owners contributed to the Operating Partnership all of their ownership interests in TSIA and TS Manager, LLC in exchange for (i) 546,132 common units of limited partnership interest in the Operating Partnership (“common units”), (ii) 98,304 Class B preferred units of limited partnership interest in the Operating Partnership (“Class B preferred units”), and (iii) 98,304 Class C preferred units of limited partnership interest in the Operating Partnership (“Class C preferred units”). The terms of the Class B preferred units and Class C preferred units were subsequently amended (see Note J).

•	Trade Street Capital contributed its property management company, Trade Street Property Management, LLC, to the Operating Partnership for no additional consideration.

•	Feldman issued 5,000 shares of common stock having a value of $90,000 to Brandywine Financial Services Corporation (“Brandywine”), which had been engaged as the third party manager of Feldman, as payment in full of a termination payment due upon termination of the management services agreement between Feldman and Brandywine.

TSPFI and BREF have other ownership interests that were not contributed to Trade Street Residential, Inc. in the recapitalization and, therefore, these financial statements are not intended to represent the condensed consolidated financial position or results of operations of TSPFI and BREF, but rather that of the Company.

On May 16, 2013, the Company closed a public offering of 6,250,000 shares of its common stock, $0.01 par value per share, at a public offering price of $10.00 per share. The shares began trading on the NASDAQ Global Market under the symbol “TSRE” on May 14, 2013. The Company received approximately $53.2 million in total net proceeds from the offering after deducting underwriting discounts and commissions and offering expenses payable by the Company, prior to any exercise of the underwriters’ over-allotment option. Deferred offering costs, which totaled approximately $5.1 million, were recorded against additional paid-in capital in the statement of stockholders’ equity.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

On June 13, 2013, the Company sold an additional 103,443 shares of its common stock, $0.01 par value per share, at a price per share of $10.00 upon the partial exercise of the underwriters’ over-allotment option (the “Over-Allotment”), generating aggregate gross proceeds of $1.03 million. The proceeds to the Company of the Over-Allotment were $0.97 million, net of the underwriting discounts and commissions.

Summary of Significant Accounting Policies

Basis of Presentation: The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with accounting principles generally accepted in the United States (“GAAP”) and represent the assets and liabilities and operating results of the Company. In the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation have been included in the condensed consolidated financial statements herein.

Interim Financial Reporting: The Company has prepared these financial statements in accordance with GAAP for interim financial statements and the applicable rules and regulations of the SEC. Accordingly, these financial statements do not include all information and footnote disclosures required for annual financial statements. While management believes the disclosures presented are adequate for interim reporting, these interim financial statements should be read in conjunction with the consolidated audited financial statements and notes thereto as of and for the year ended December 31, 2012, included in the final prospectus dated May 13, 2013 related to the Company’s public offering which was filed with the SEC in accordance with Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), on May 14, 2013. In the opinion of management, all adjustments and eliminations, consisting of normal recurring adjustments, necessary for a fair representation of the Company’s financial statements for the interim period reported, have been included. Operating results for the nine months ended September 30, 2013 are not necessarily indicative of the results which may be expected for the full year.

Principles of Consolidation: The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries, including the Operating Partnership, TSIA, Trade Street Property Management, LLC, TS Manager, LLC, Millenia 700, LLC, TS Westmont, LLC, TS Vintage, LLC, TS Goose Creek, LLC, TS Creekstone, LLC, TS Talison Row, LLC, TS New Bern, LLC and subsidiaries of BREF and TSPFI that were contributed directly to Trade Street Residential, Inc. or the Operating Partnership in the recapitalization. Those subsidiaries include JLC/BUSF Associates, LLC, BSF-Lakeshore, LLC, BSF-Arbors River Oaks, LLC, BSF Hawthorne Fontaine, LLC, BSF Trails, LLC, Post Oak JV, LLC, Mercé Partners, LLC, Beckanna Partners, LLC, Fox Partners, LLC, River Oaks Partners, LLC, BREF-Maitland, LLC, BREF Venetian, LLC, BREF-Masters Cove, LLC and BREF/Midlothian, LLC. In 2012, certain properties were not wholly owned, resulting in noncontrolling interests. Income (loss) allocations, if any, to noncontrolling interests includes the pro rata share of such properties’ net real estate income (loss). All significant intercompany balances and transactions have been eliminated in consolidation.

Under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810, “Consolidation,” when a reporting entity is the primary beneficiary of an entity that is a variable interest entity (“VIE”) as defined in FASB ASC 810, the VIE must be consolidated into the financial statements of the reporting entity. The determination of which owner is the primary beneficiary of a VIE requires management to make significant estimates and judgments about the rights, obligations, and economic interests of each interest holder in the VIE. A primary beneficiary has both the power to direct the activities that most significantly impact the VIE and the obligation to absorb losses or the right to receive benefits from the VIE. On March 1, 2013, the Company sold its 70% interest in a VIE to its joint venture partner (see Note C). Based on the Company’s

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

evaluation, starting in the first quarter of 2013, the Company consolidated an additional VIE (see Note D). In assessing whether the Company was the primary beneficiary, the Company concluded that it has the power to direct the activities of the VIE and that the Company has the obligation to absorb losses and the right to receive benefits from the VIE that could be significant to the entities.

Unconsolidated joint ventures in which the Company does not have a controlling interest but exercises significant influence, are accounted for using the equity method, under which the Company recognizes its proportionate share of the joint venture’s earnings and losses. As of September 30, 2013, the Company held a 50% interest in BSF/BR Augusta JV, LLC (the owner of The Estates at Perimeter operating property) which is accounted for under the equity method.

Use of Estimates: The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in these condensed consolidated financial statements and accompanying notes. The more significant estimates include those related to whether the carrying values of real estate assets have been impaired and estimates related to the valuation of the Company’s investment in a joint venture. While management believes that the estimates used are reasonable, actual results could differ from the estimates.

Acquisition of Real Estate Assets: The Company has accounted for acquisitions of its real estate assets, consisting of multifamily apartment communities and land held for future development, as business combinations in accordance with GAAP. Estimates of future cash flows and other valuation techniques are used to allocate the purchase price of each acquired real estate asset between land, buildings, building improvements, equipment, identifiable intangible assets and other assets and liabilities. The acquisition of a multifamily apartment community typically qualifies as a business combination.

The Company has allocated the cost of acquisitions of real estate assets to assets acquired and liabilities assumed based on estimated fair values. The purchase price is allocated to land, building, improvements, leasing costs, intangibles such as in-place leases, and to current assets and liabilities acquired, if any. The value allocated to in-place leases is amortized over the related remaining lease term (typically six months) and reflected in depreciation and amortization in the condensed consolidated statements of operations.

Transaction costs related to the acquisition of a real estate asset, such as broker fees, certain transfer taxes, legal, accounting, valuation, and other professional and consulting fees, are expensed as incurred and are included in acquisition costs in the condensed consolidated statements of operations.

Investment in Real Estate: Real estate investments are stated at the lower of cost less accumulated depreciation or fair value, if deemed impaired, as described below. Depreciation on real estate is computed using the straight-line method over the estimated useful lives of the related assets, generally 35 to 50 years for buildings, 2 to 15 years for long-lived improvements and 3 to 7 years for furniture, fixtures and equipment. Ordinary repairs and maintenance costs are expensed as incurred. Significant improvements, renovations and replacements that extend the lives of the assets are capitalized and depreciated over their estimated useful lives.

Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized to the extent the total carrying value of the property does not exceed the estimated net realizable value of the completed property. Capitalization of these costs begins when the activities and related expenditures commence and ceases when the project is substantially complete and ready for its intended use, at which time the project is placed in service and depreciation commences. Real estate taxes,

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

construction costs, insurance, and interest costs incurred during construction periods are capitalized. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. During the nine months ended September 30, 2013 and 2012, interest costs of approximately $0.2 million and $0.3 million, respectively, were capitalized primarily related to the Estates at Maitland property. As of September 30, 2013 and December 31, 2012, approximately $2.3 million and $2.1 million, respectively, of capitalized interest is included in investment in real estate. Capitalized real estate taxes and interest costs are amortized over periods that are consistent with the constructed assets. If the Company determines the completion of development or redevelopment is no longer probable or that the carrying value would exceed net realizable value, it expenses all capitalized costs that are not recoverable.

Impairment of Real Estate Assets: The Company periodically evaluates its real estate assets to determine whether events or circumstances indicate that the carrying amounts of such assets may not be recoverable. The Company assesses the recoverability of such carrying amounts by comparing the carrying amount of the property to its estimate of the undiscounted future operating cash flows expected to be generated over the holding period of the asset including its eventual disposition. If the carrying amount exceeds the aggregate undiscounted future operating cash flows, an impairment loss is recognized to the extent the carrying amount exceeds the estimated fair value of the property. For real estate owned through unconsolidated real estate joint ventures or other similar real estate investment structures, at each reporting date the Company compares the estimated fair value of its real estate investment to the carrying value, and records an impairment charge to the extent the fair value is less than the carrying amount and the decline in value is determined to be other than a temporary decline. In estimating fair value, management uses appraisals, management estimates, and discounted cash flow calculations, which maximizes inputs from a marketplace participant’s perspective. Approximately $0.6 million of impairment was recorded during the nine months ended September 30, 2013 to write down the carrying value of the Estates at Maitland. The Estates at Maitland is currently land held for future development. The impairment charge was based on a recent appraisal of the land that was determined to be the best indication of fair market value. Effective July 1, 2013, the Company began expensing interest and all other costs related to the Estates at Maitland property. No impairment was recorded in the nine months ended September 30, 2012.

Noncontrolling Interests: The Company, through wholly-owned subsidiaries, enters into operating agreements with third parties in conjunction with the acquisition of certain properties. The Company records these noncontrolling interests at their historical allocated cost, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss or equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holders based on their economic ownership percentage. Noncontrolling interests also include common and contingent units in the Operating Partnership held by certain limited partners other than the Company. These noncontrolling interests are adjusted prospectively for their share of the consolidated net income and losses. The noncontrolling interests were presented outside of permanent equity in 2012 as settlement in shares was not within the Company’s control. In 2013, the noncontrolling interests are included in permanent equity. (See Note J).

Contributions, Distributions and Allocation of Income/Loss: The Company’s subsidiaries include limited liability companies and a limited partnership. Prior to June 1, 2012, the allocations of income and loss, and the provisions governing contributions to and distributions from these entities, were governed by their respective operating or partnership agreements, as applicable.

Intangible Assets: The Company allocates the purchase price of acquired properties to net tangible and identified intangible assets (consisting of the value of in-place leases and a property tax abatement agreement) based on

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

relative fair values. Fair value estimates are based on information obtained from a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data.

The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued “as-if” vacant. As lease terms are typically one year or less, rates on in-place leases generally approximate market rental rates. Factors considered in the valuation of in-place leases include an estimate of the carrying costs during the expected lease-up period considering current market conditions, nature of the tenancy, and costs to execute similar leases. Carrying costs include estimates of lost rentals at market rates during the expected lease-up period, as well as marketing and other operating expenses. The value of in-place leases is amortized over the remaining initial term of the respective leases, generally less than one year. The purchase prices of acquired properties are not expected to include allocations to tenant relationships, considering the short terms of the leases and the high expected levels of renewals.

During the nine months ended September 30, 2013, the Company acquired a property tax abatement agreement with a value of $1.0 million in conjunction with the purchase of a 100% equity interest in Fountains at New Bern Station, LLC which owned 100% of Fountains Southend (see Note D). The property tax abatement provides graduated tax relief for the next five years. Amortization of the tax abatement intangible asset will be recorded based on the actual tax saving in each of the next five years.

Amortization expense for intangible assets was approximately $3.3 million and $0.8 million for the nine months ended September 30, 2013 and 2012, respectively.

Intangible assets, net of amortization on the accompanying condensed consolidated balance sheets and the amortization of intangible assets are included in depreciation and amortization expense in the accompanying condensed consolidated statements of operations. See Note D for a detailed discussion of the property acquisitions completed during the three and nine months ended September 30, 2013. All remaining unamortized in-place leases will be fully amortized during the year ending December 31, 2014.

Fair Value of Financial Instruments: For financial assets and liabilities recorded at fair value on a recurring basis, fair value is the price the Company estimates it would receive in a sale of an asset, or pay to transfer a liability, in an orderly transaction with a market participant at the measurement date. In the absence of market data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction. In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions; preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

•	Level 1: Quoted prices for identical instruments in active markets.

•	Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3: Significant inputs to the valuation model are unobservable.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

The carrying amounts reported in the condensed consolidated balance sheets for cash and cash equivalents, restricted cash and lender reserves, amounts due from related parties, accounts payable, accrued expenses, amounts due to related parties and security deposits approximate their fair values due to the short-term nature of these items.

There is no material difference between the carrying amounts and fair values of mortgage notes payable as interest rates and other terms approximate current market rates and terms for similar types of debt instruments available to the Company (Level 2).

Non-Recurring Fair Value Disclosures: Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances. These assets primarily include long-lived assets, which are recorded at fair value when they are impaired. The fair value methodologies used to measure long-lived assets are described above in “Impairment of Real Estate Assets.” The inputs associated with the valuation of long-lived assets are generally included in Level 3 of the fair value hierarchy. The Estates at Maitland land held for future development was written down to its fair value of $10.0 million during the nine months ended September 30, 2013. No assets were measured at fair value on a non-recurring basis as of December 31, 2012.

Prepaid Expenses and Other Assets: As of September 30, 2013, prepaid expenses and other assets primarily included deposits made for future acquisitions of real estate assets in the amount of $3.3 million. As of December 31, 2012, prepaid expenses and other assets primarily consist of deferred offering costs in the amount of approximately $2.5 million as well as deposits made for future acquisitions of real estates in the amount of $1.8 million.

Recent Accounting Pronouncements: In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. The Company has early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 did not have a significant impact on the condensed consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet Disclosures relating to Offsetting Assets and Liabilities. The amendments enhanced disclosures required by GAAP by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. The amendment is to be applied retrospectively for all comparative periods presented and is effective for annual periods beginning after January 1, 2013. The adoption of ASU 2011-11 did not have a significant impact on the condensed consolidated financial statements.

Reclassifications: Certain amounts in the condensed consolidated financial statements have been reclassified in the prior year to conform to the current year presentation. Balances and amounts associated with properties disposed of or held for sale in 2013 in the consolidated balance sheets and statements of operations for the year ended December 31, 2012 have been reclassified to discontinued operations to conform to the current year presentation. See Note C for further explanation.

Reverse Stock Split: On January 17, 2013, the Company effected a 1-for-150 reverse stock split of its common stock and the common units of the Operating Partnership. All common stock and per-share data included in these condensed consolidated financial statements give effect to the reverse stock split and have been adjusted retroactively for all periods presented.

NOTE B—EARNINGS PER SHARE

The Company reports earnings per share (“EPS”) using the two-class method as required under GAAP. The two-class method is an earnings allocation method for computing EPS when an entity’s capital structure includes either two or more classes of common stock or includes common stock and participating securities. The two-class method determines EPS based on distributed earnings and undistributed earnings. Undistributed losses are not allocated to participating securities under the two-class method unless the participating security has a contractual obligation to share in losses on a basis that is objectively determinable. Potentially dilutive shares of common stock, and the related impact to earnings, are considered when calculating earnings per share on a diluted basis using the if-converted method. Shares of Class A preferred stock and Class B contingent units have been excluded from potentially dilutive shares of common stock since their conversion is contingent upon the achievement of future conditions. For periods where the Company reports a net loss available for common stockholders, the effect of dilutive shares is excluded from earnings per share calculations because including such shares would be anti-dilutive.

As further described in Note J, on January 17, 2013, the Company effected a 1-for-150 reverse stock split of its common stock, which is reflected in the weighted average shares of common stock in the table below. Accordingly, all share amounts and related per share data, including the Company’s EPS data for the three and nine months ended September 30, 2012 below, have been retroactively adjusted to reflect the reverse stock split.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the three and nine months ended September 30, 2013 and 2012 is presented below:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net income (loss)	$1,880,911	$(1,736,484)	$(5,278,527)	$(6,580,876)
Income (loss) allocated to noncontrolling interest holders	(257,497)	381,668	911,221 (1)	1,169,980
Dividends declared and accreted on preferred stock and units	(233,753)	(160,920)	(706,531)	(214,561)
Dividends to restricted stockholders	(28,678)	—	(28,678)	—
Extinguishment of equity securities (Note J)	—	—	11,715,683	—
Adjustments attributable to participating securities	(1,227)	—	(2,491,957)	—

Net income (loss) attributable to common stockholders	$1,359,756	$(1,515,736)	$4,121,211	$(5,625,457)

Continuing operations	$1,439,779	$(1,178,997)	$2,424,790	$(3,988,623)
Discontinued operations	(80,023)	(336,739)	1,696,421	(1,636,834)

Net income (loss) attributable to common stockholders	$1,359,756	$(1,515,736)	$4,121,211	$(5,625,457)

Earnings per common share—basic and diluted
Continuing operations	$0.13	$(0.32)	$0.31	$(2.39)
Discontinued operations	(0.01)	(0.09)	0.21	(0.98)

Net income (loss) per share attributable to common stockholders	$0.12	$(0.41)	$0.52	$(3.37)

Weighted average number of shares—basic and diluted	11,098,828	3,698,510	7,931,355	1,669,216

(1)	Net of $38,760 income allocated to discontinued operations in the first quarter of 2013.

NOTE C—DISCONTINUED OPERATIONS

The Company’s discontinued operations during the periods presented herein included (i) Fontaine Woods, a 263-unit apartment community located in Chattanooga, Tennessee (“Fontaine Woods”); (ii) Beckanna on Glenwood, a 254-unit apartment community located in Raleigh, North Carolina (“Beckanna”); (iii) Oak Reserve at Winter Park, a 142-unit apartment community located in Winter Park, Florida (“Oak Reserve”); (iv) Terrace at River Oaks, a 314-unit apartment community located in San Antonio, Texas (“River Oaks”); and (v) The Estates of Mill Creek, a 259-unit apartment community located in Buford, Georgia (“Mill Creek”). The Company accounts for properties as discontinued operations when all of the criteria of ASC 360-45-9 have been met. The results of operations and cash flows from discontinued operations are included in the Company’s condensed consolidated financial statements up to the date of disposition. Additionally, as required by GAAP, the results of operations, assets and liabilities and cash flows of the abovementioned properties have been separately presented as discontinued operations in the interim condensed consolidated financial statements. Accordingly, certain reclassifications have been made to prior years to reflect discontinued operations consistent with current year presentation.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

On July 19, 2013, the Company committed to a plan to actively market the Terrace at River Oaks. On September 30, 2013, we entered into a contract to sell Terrace at River Oaks. The contract is subject to customary due diligence conditions and the buyer’s assumption of the existing loan. On December 16, 2013, the company sold the Terrace at River Oaks property for $22.5 million, including the assumption the existing mortgage loan balance of $14.3 million.

On June 12, 2013, the Company sold its 100% interest in Oak Reserve for $11.7 million. The decision to sell this property was made in January 2013. The sale resulted in a gain to the Company of approximately $0.5 million, which has been included in discontinued operations during the nine months ended September 30, 2013.

On March 1, 2013, the Company sold its 70% interest in Fontaine Woods to its joint venture partner for $10.5 million, including the assumption by the buyer of the Company’s 70% portion of a $9.1 million mortgage. The decision to sell this property was made in November 2012. The sale resulted in a gain to the Company of approximately $1.6 million, which has been included in discontinued operations during the nine months ended September 30, 2013.

In January 2013, the Company committed to a plan to actively market Beckanna. On September 10, 2013, the Company finalized a binding contract to sell The Beckanna on Glenwood. The contract is subject to the buyer’s assumption of the existing loan with closing expected to occur during the fourth quarter.

As a result of the purchase of Beckanna on October 31, 2011, the Company assumed a non-cancellable operating ground lease. The term of the lease is through March 23, 2055, with the option to extend the lease for five additional ten-year periods, from the expiration date of the initial term of the lease. The payments related to this operating lease are expensed on a straight-line basis and the lease expense is recorded in income (loss) on operations of rental property in discontinued operations in the condensed consolidated statement of operations. Also required is recognition of amortization of the unfavorable ground lease obligation over its respective term, for which amortization expense for the each of the three and nine months ended September 30, 2013 and 2012, in the amount of approximately $44,000 and $132,000, respectively, is included in the discontinued operations as a reduction of rent expense. Net rent expense incurred under this operating lease amounted to approximately $0.3 million and $0.9 million for each of the three and nine months ended September 30, 2013 and 2012, respectively, and has been included in discontinued operations.

The following is a summary of approximate future minimum rentals under the non-cancellable operating lease as well as future amortization of the unfavorable ground lease obligation as of September 30, 2013:

	Future Rentals	Amortization
2013	$198,000	$44,333
2014	792,000	177,334
2015	871,200	177,334
2016	871,200	177,334
2017	871,200	177,334
Thereafter	54,987,871	6,789,023

	$58,591,471	$7,542,692

On November 10, 2012, the Company sold the Mill Creek property for $27.5 million. The sale resulted in a net gain of approximately $2.1 million, consisting of a gain of $2.2 million recorded in the fourth quarter of 2012 and $0.1 million reduction in the gain in during the nine months ended September 30, 2013. The reduction in the gain resulted from a post-closing purchase price adjustment during the nine months ended September 30, 2013.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

The following is a summary of results of operations of the properties classified as discontinued operations for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Rental and other property revenues	$1,325,455	$3,165,962	$5,115,263	$9,185,782
Property operating and other expenses	(1,171,238)	(1,850,709)	(3,474,746)	(5,306,554)
Depreciation and amortization	—	(775,347)	(440,115)	(3,229,292)

Operating income	154,217	539,906	1,200,402	649,936
Interest expense	(234,240)	(876,645)	(1,449,875)	(2,286,770)

Loss before gain from sale of rental property	(80,023)	(336,739)	(249,473)	(1,636,834)
Gain from sale of rental property	—	—	1,945,894	—

Income (loss) from discontinued operations	$(80,023)	$(336,739)	$1,696,421	$(1,636,834)

The following is a summary of the principal components of the Company’s assets and liabilities of discontinued operations:

	September 30, 2013	December 31, 2012
Operating properties held for sale	$35,079,125	$58,638,227
Other assets	1,256,834	2,270,906

Assets held for sale	$36,335,959	$60,909,133

Property indebtedness	$20,567,929	$39,481,392
Other liabilities	9,735,932	13,679,859

Liabilities related to assets held for sale	$30,303,861	$53,161,251

NOTE D—ACQUISITIONS OF MULTIFAMILY APARTMENT COMMUNITIES AND UNDEVELOPED LAND

During the nine months ended September 30, 2013, the Company completed five acquisitions of multifamily apartment communities from unrelated, third-party sellers. The acquisitions involved the acquisition of the operating real estate, but no management or other business operations were acquired in such acquisitions. The fair value of the net assets acquired and the related purchase price allocation are summarized below.

2013 Acquisitions:

Fountains Southend—On September 24, 2013, the Company acquired a 100% equity interest in Fountains at New Bern Station, LLC which owned 100% of Fountains Southend (f/k/a Fountains at New Bern), a 208-unit apartment community located in Charlotte, North Carolina. The purchase price of $34.0 million was funded by net proceeds of a new mortgage loan of $30.0 million and cash of $4.0 million. In conjunction with the acquisition of Fountains Southend, the Company recorded a gain on bargain purchase in the amount of $6.9 million which has been included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2013. The Company placed the property under contract for a purchase price of $34.0 million in December 2012 while the property was early in its construction period. As a result of the strong

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

leasing market in Charlotte, North Carolina and the compression in multi-family capitalization rates during the construction and lease-up, the property appraised for $40.9 million as of the time of purchase. The gain represents the difference between the fair value of net assets acquired of $40.9 million and the fair value of the consideration paid of $34.0 million. The Company performed a reassessment and verified that all assets acquired and liabilities assumed were properly identified. From the date of acquisition through September 30, 2013, Fountains Southend generated revenue of approximately $0.1 million and a net loss of approximately $0.1 million, excluding the gain on bargain purchase.

Talison Row—On August 26, 2013, the Company acquired Talison Row, a 274-unit apartment community located in Charleston, South Carolina. The purchase price of $48.1 million was funded by net proceeds of a new mortgage loan of approximately $33.6 million and cash of approximately $14.5 million. From the date of acquisition through September 30, 2013, Talison Row generated revenue of approximately $0.4 million and a net loss of approximately $0.5 million.

Creekstone at RTP—On May 17, 2013, the Company acquired Creekstone at RTP, (f/k/a/ Woodfield Creekstone), a 256-unit apartment community located in Durham, North Carolina. The purchase price of $35.8 million was funded by net proceeds of a new mortgage loan of $23.3 million and cash of $12.5 million from proceeds of the Company’s initial public offering of its common stock. From the date of acquisition through September 30, 2013, Creekstone at RTP generated revenue of approximately $1.1 million and a net loss of approximately $0.6 million.

St. James at Goose Creek—On May 16, 2013, the Company acquired St. James at Goose Creek, (f/k/a/ Woodfield St. James), a 244-unit apartment community located in Goose Creek, South Carolina, a suburb of Charleston, for $27.4 million. The purchase was funded with proceeds from the Company’s initial public offering of its common stock. After the acquisition, the Company obtained mortgage financing for $19.0 million secured by the property. From the date of acquisition through September 30, 2013, St. James at Goose Creek generated revenue of approximately $1.1 million and a net loss of approximately $0.4 million.

Vintage at Madison Crossing—On March 4, 2013, the Company acquired Vintage at Madison Crossing, a 178-unit apartment community located in Huntsville, Alabama (“Vintage”). The purchase price of $15.3 million was funded by net proceeds of a new mortgage loan e of $11.4 million plus cash of $3.8 million. From the date of acquisition through September 30, 2013, Vintage generated revenue of approximately $1.0 million and a net loss of approximately $0.8 million.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

The following table shows the fair values of Vintage, St. James at Goose Creek, Creekstone at RTP, Talison Row and Fountains Southend:

	Vintage	St. James Goose Creek	Creekstone at RTP	Talison Row	Fountains Southend	Total
Fair Value of Net Assets Acquired	$15,250,000	$27,400,000	$35,800,000	$48,050,000	$40,900,000	$167,400,000

Purchase Price	$15,250,000	$27,400,000	$35,800,000	$48,050,000	$34,000,000	$160,500,000

Net Assets Acquired/Purchase Price Allocated:
Land	$1,139,691	$3,003,475	$2,969,485	$4,018,372	$6,263,225	$17,394,248
Site Improvements	943,442	1,033,074	1,024,077	1,160,952	1,379,691	5,541,236
Building	12,436,739	22,255,193	30,823,316	41,294,163	30,739,425	137,548,836
Furniture, fixtures and equipment	310,825	440,510	301,982	803,675	730,710	2,587,702
Intangible assets—in place leases	419,303	667,748	681,140	772,838	771,880	3,312,909
Intangible assets—property tax abatement	—	—	—	—	1,015,069	1,015,069

Total	$15,250,000	$27,400,000	$35,800,000	$48,050,000	$40,900,000	$167,400,000

Transaction Costs:

Transaction costs in the aggregate amount of $0.9 million related to the acquisitions of Vintage, St. James at Goose Creek, Creekstone at RTP, Talison Row and Fountains Southend were expensed as incurred during the nine months ended September 30, 2013.

Sunnyside Loan:

BSP/Sunnyside, LLC (“Sunnyside”), the owner of undeveloped land located in Panama City, Florida, was a subsidiary of BREF, which was a contributor of entities in the recapitalization, described above in Note A, and is now held by BCOM Real Estate Fund, LLC Liquidating Trust, a stockholder of the Company. Sunnyside was not contributed to the Company in the recapitalization. On October 2, 2012, Sunnyside executed a Settlement Stipulation, which provided Sunnyside or its assignee, the option, for a non-refundable fee of $0.2 million, to acquire its delinquent loan (with a principal balance of $4.5 million as of September 30, 2012) from its lender within 120 days of the date of the Settlement Stipulation for the net amount of $1.4 million, after a credit of the $0.2 million paid for the option. The Settlement Stipulation provided that if the option was exercised within 120 days of the date of the Settlement Stipulation, the lender would not take any further legal action to enforce its rights under the note and mortgage. If the option were not exercised within the requisite time period, Sunnyside would stipulate to the entry of a final judgment of foreclosure. On October 2, 2012, the Company paid the $0.2 million non-refundable fee and Sunnyside assigned the option to the Company. As a result of the option, the Company considered Sunnyside to be a VIE as of December 31, 2012; however, the Company was not the primary beneficiary and, as such, Sunnyside was not included in the consolidated 2012 financial statements. On January 30, 2013, the Company exercised its rights under the option and purchased the loan for $1.4 million. As a result of the acquisition of the loan on January 30, 2013, the Company is now considered the primary

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

beneficiary and, as such, has consolidated Sunnyside as of January 30, 2013. The total consideration paid of $1.6 million is not considered a business combination and was allocated as follows to the assets of Sunnyside:

Cash	$147,679
Land	$1,452,321

The assets of the consolidated VIE can be used only to settle obligations of the VIE. The creditors of the consolidated VIE do not have recourse to the Company’s general credit. The Company’s maximum risk of loss related to its investment in the consolidated VIE is limited to the $1.6 million consideration paid to acquire the loan. The Company is not required to provide financial support to the consolidated VIE.

Pro Forma Financial Information:

The revenues and results of operations of the acquired properties are included in the condensed consolidated financial statements starting at the date of acquisition for each respective real estate asset. The following unaudited condensed consolidated pro forma information for the three and nine months ended September 30, 2013 and 2012 is presented as if the Company had acquired Vintage, St. James at Goose Creek and Creekstone at RTP, Talison Row and Fountains Southend on January 1, 2012. The information for the three and nine months ended September 30, 2012 also includes pro forma results for Westmont Commons and Millenia, which were acquired on December 12, 2012 and December 3, 2012, respectively, as if they occurred at January 1, 2012.

The information presented below is not necessarily indicative of what the actual results of operations would have been had the Company completed these transactions on January 1, 2012, nor does it purport to represent the Company’s future operations.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Unaudited pro forma financial information:
Pro forma revenue	$8,797,751	$5,814,016	$23,242,781	$16,139,598
Pro forma income (loss) from continuing operations	$371,168	$(3,287,570)	$(9,258,414)	$(8,858,362)

NOTE E—INDEBTEDNESS

As of September 30, 2013 and December 31, 2012, the Company had total indebtedness of approximately $253.8 million and $133.2 million, respectively. Borrowings were made through individual property mortgages as well as the Company’s secured revolving credit facility.

The following debt activity occurred during the nine months ended September 30, 2013:

Secured Revolving Credit Facility

On January 31, 2013, the Operating Partnership entered into a $14.0 million senior secured revolving credit facility for which BMO Harris Bank N.A. is serving as sole lead arranger and administrative agent. The Company has guaranteed the obligations of the Operating Partnership as the borrower under the credit facility. The credit facility has a term of three years and allows for borrowings of up to $14.0 million, with an accordion feature that allows the Operating Partnership to increase the availability thereunder by $66.0 million to an

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

aggregate of $80.0 million under certain conditions as additional properties are included in the borrowing base. The Arbors River Oaks property is currently the only property included in the borrowing base. The Operating Partnership used borrowings of $10.5 million drawn on the credit facility to repay in full a mortgage loan on the Arbors River Oaks property, which had a balance of approximately $9.0 million as of December 31, 2012, as well as to fund prepayment penalties, closing costs and other related fees. The prepayment penalty of $0.7 million has been included in loss of extinguishment of debt in the condensed consolidated statement of operations for the nine months ended September 30, 2013. During the nine months ended September 30, 2013, the Operating Partnership drew down an additional $2.5 million under the credit facility, which was used for general corporate purposes. As of September 30, 2013, the Operating Partnership had outstanding borrowings of approximately $13.0 million and approximately $0.5 million available under the credit facility, based on the most recent borrowing base computation. The credit facility bears interest, at the Operating Partnership’s option, either at a base rate plus a margin of 150 basis points to 225 basis points, or at the rate of LIBOR plus a margin of 250 basis points to 325 basis points, in each case depending on the Company’s leverage ratio. As of September 30, 2013, the weighted average interest rate was 3.51%. In addition, the Operating Partnership pays a commitment fee of 0.25% to 0.35% quarterly in arrears based on the unused revolving credit commitment. As of September 30, 2013, the commitment fee was 0.25%.

As of September 30, 2013, the revolving credit facility contained the following financial covenants:

•	Maximum total indebtedness to total asset value ratio of 70%;

•	Minimum adjusted EBITDA to fixed charges ratio of 1.15;

•	Tangible net worth minimum $26,954,678;

•	Investments in joint ventures less than 15% of total asset value;

•	Investments in assets under development less than 15% of total asset value;

•	Investments in mortgage loans, mezzanine loans and notes receivable less than 5% of total asset value;

•	Investments in land assets less than 17.5% of total asset value; and

•	Total investments less than 30% of total asset value.

•	Restrictions on cash distributions to stockholders and unitholders as specified in the agreement.

The Company was in compliance with these financial covenants or obtained a waiver of compliance at September 30, 2013.

Fountains Southend

On September 24, 2013, in conjunction with the acquisition of Fountains Southend (see Note D above) the Company, through a subsidiary, entered into an interim mortgage note payable in the amount of $30.0 million, which bears interest at 1-month LIBOR plus 4.75%, with a floor of 5.75% and requires monthly payments of interest only. The loan matures on March 24, 2014 and requires the payment of a $0.2 million exit fee at maturity. The Company has the option to extend the loan for an additional three months subject to certain terms and conditions. The mortgage note is secured by the Fountains Southend property.

Estates at Millenia

On September 3, 2013, the Company, through a subsidiary, extended the maturity of the existing $35.0 million mortgage loan on the Estates at Millenia to June 3, 2014 in exchange for the payment of a fee of approximately

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

$0.2 million. The loan may be extended for an additional six months subject to a 0.5% fee and other conditions, with which the Company expects to comply. The mortgage note is secured by the Estates at Millenia property.

Talison Row

On August 26, 2013, in conjunction with the acquisition of Talison Row (see Note D above), the Company, through a subsidiary, entered into a mortgage note payable in the amount of $33.6 million, which bears a fixed rate of 4.06% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter until maturity on September 10, 2023. The mortgage note is secured by the Talison Row property.

St. James at Goose Creek

On June 20, 2013, the Company, through a subsidiary, entered into a mortgage note payable in the amount of $19.0 million, which bears a fixed rate of 3.75% with monthly payments of interest only for the initial 24 months and monthly payments of principal and interest payments thereafter until maturity on June 1, 2025. The mortgage note is secured by the St. James at Goose Creek property.

The Pointe at Canyon Ridge

On May 31, 2013, the Company refinanced the mortgage for The Pointe at Canyon Ridge property with a mortgage note payable in the principal amount of $25.8 million. The loan bears interest at a fixed rate of 4.10% with monthly payments of interest only for the initial 24 months and monthly payments of principal and interest payments thereafter until maturity on June 1, 2025. The mortgage note is secured by the Pointe at Canyon Ridge property. In connection with the refinancing of the mortgage indebtedness, the Company incurred a prepayment penalty of $0.3 million, which has been included in loss of extinguishment of debt in the condensed consolidated statement of operations for the nine months ended September 30, 2013.

Creekstone at RTP

On May 17, 2013, in conjunction with the acquisition of Creekstone at RTP (see Note D above), the Company, through a subsidiary, entered into a mortgage note payable in the amount of $23.3 million, which bears interest at a fixed rate of 3.88% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest payments thereafter until maturity on June 10, 2023. The mortgage note is secured by the Creekstone at RTP property.

The Estates at Maitland

On April 25, 2013, the Company, through a subsidiary, refinanced the Estates at Maitland property with a mortgage note payable in the principal amount of $4.2 million. The loan has a term of one year and provides a variable rate of prime rate plus 3.50% and requires monthly payments of interest only for the term of the loan. As of September 30, 2013, the interest rate was 6.75%. In connection with the refinancing of the mortgage indebtedness, $0.1 million of deferred financing costs (net of accumulated amortization) were written off and have been included in loss of extinguishment of debt in the condensed consolidated statement of operations for the nine months ended September 30, 2013.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

Vintage at Madison Crossing

On March 4, 2013, in conjunction with the acquisition of Vintage (see Note D above), the Company, through a subsidiary, entered into a mortgage note payable in the amount of $11.4 million which bears interest at a fixed rate of 4.19% with monthly payments of interest only for the initial 12 months and monthly payments of principal and interest thereafter until maturity on April 1, 2023. The mortgage note is secured by the Vintage property.

The following table summarizes certain information as of September 30, 2013, with respect to the Company’s indebtedness:

Property	Outstanding Balance	Interest Rate	Remaining Term in Years
Fixed Rate Secured Indebtedness
Lakeshore on the Hill	$6,763,337	4.48%	4.25
The Trails of Signal Mountain	8,288,723	4.92%	4.67
Westmont Commons	17,920,000	3.84%	9.25
Vintage at Madison Crossing	11,437,000	4.19%	9.50
The Pointe at Canyon Ridge	25,800,000	4.10%	11.67
St. James at Goose Creek	19,000,000	3.75%	9.75
Creekstone at RTP	23,250,000	3.88%	9.69
Talison Row	33,635,000	4.06%	9.92

Total fixed rate secured indebtedness	146,094,060	4.05%	9.50

Variable Rate Secured Indebtedness
Revolving Credit Facility	13,000,000	3.52%	2.33
Mercé Apartments	5,475,000	3.13%	5.09
Park at Fox Trails	14,768,713	3.12%	5.25
Post Oak	5,268,033	3.38%	4.84
Estates at Millenia	34,950,000	5.75%	0.68
Fountains Southend	30,000,000	5.75%	0.48
The Estates at Maitland	4,200,000	6.75%	0.57

Total variable rate secured indebtedness	107,661,746	4.91%	1.87

Total outstanding indebtedness	$253,755,806	4.41%	6.26

The scheduled maturities of outstanding indebtedness as of September 30, 2013 are as follows:

Year	Amount Maturing
Remainder of 2013	$165,703
2014	70,026,131
2015	1,664,553
2016	15,850,475
2017	3,278,397
Thereafter	162,770,547

$253,755,806

The weighted average interest rate on the indebtedness balance outstanding at September 30, 2013 and December 31, 2012 was 4.41% and 4.87%, respectively.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

NOTE F—INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

The Company owns 50% of the membership interests of BSF/BR Augusta JV, LLC (the “JV”), which owns 100% of the membership interests of BSF/BR Augusta, LLC, a legal entity that was formed for the sole purpose of owning the real property known as The Estates at Perimeter. The Estates at Perimeter is a 240-unit apartment community located in Augusta, Georgia. The Company, through its subsidiary, acquired its interest in the JV in September 2010 for $3.8 million. The carrying value of this investment was $2.5 million and $2.6 million as of September 30, 2013 and December 31, 2012, respectively. The following is the condensed consolidated financial information of this unconsolidated joint venture as of the three and nine months ended September 30, 2013 and 2012:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Rental Revenue	$691,948	$701,889	$2,071,901	$2,094,698
Net income (loss)	$(26,507)	$4,085	$83,348	$82,554
Company share of income from unconsolidated joint venture activities	$(13,254)	$2,043	$41,674	$41,277

The JV follows GAAP and its accounting policies are similar to those of the Company. The Company shares in profits and losses of the JV in accordance with the JV’s operating agreement. The Company received cash distributions for the nine months ended September 30, 2013 and 2012 of $0.2 million and $0.4 million, respectively. No contributions were made during the nine months ended September 30, 2013.

NOTE G—TRANSACTIONS WITH RELATED PARTIES

Due From / To Related Parties: Due from related parties as of September 30, 2013 and December 31, 2012 is comprised primarily of a $0.6 million promissory note that the Company acquired from BREF. The note was payable to BREF from TSPFI. The note was originated to partially fund the purchase of a property by TSPFI. On June 1, 2012, in connection with the recapitalization, this receivable was contributed to the Company. The note bears interest at 12% per annum and is due on demand. Accrued interest as of September 30, 2013 and December 31, 2012 was approximately $0.1 million, respectively. The Company expects payment will be received from TSPFI during 2014. Other receivables from related parties are comprised of various non-interest bearing amounts due from related entities. Due to related parties as of September 30, 2013 and December 31, 2012 includes various non-interest bearing amounts payable to related entities.

Advisory Fees from Related Party: Fees of approximately $0.2 million are included in other income in the accompanying statements of operations for the nine months ended September 30, 2012. The fees were earned from entities previously owned by BREF and TSPFI that were not contributed to the Company in the recapitalization. No advisory fees were earned in the three and nine months ended September 30, 2013.

Support Services: During the periods presented through May 31, 2012, an entity under common control provided the Company with certain general and administrative support services, for which the entity under common control allocated costs of approximately $0.2 million for five months ended May 31, 2012. Effective June 1, 2012, all general and administrative costs are incurred directly by the Company, which costs totaled $0.8 million and $1.1 million for the three and nine months ended September 30, 2012, respectively. During the periods presented through September 30, 2013, the Company incurred directly $3.0 million and $6.1 million for the three

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

and nine months ended September 30, 2013, respectively. If the Company had paid these expenses directly prior to June 1, 2012, the Company’s historical results of operations may have been materially different. As a result, the accompanying historical statements of operations may not necessarily be indicative of operations for future periods.

Legal Fees: During the nine months ended September 30, 2013 and 2012, the Company incurred legal fees totaling approximately $0.1 million and $0.5 million, respectively, with a law firm of which a former member of the Company’s board of directors is the managing stockholder. Fees with the law firm of $0.1 million and $0.4 million are included in accounts payable and accrued liabilities as of September 30, 2013 and December 31, 2012, respectively, in the accompanying balance sheets. Effective December 17, 2012, this individual no longer serves as a member of the Company’s board of directors.

NOTE H—COMMITMENTS AND CONTINGENCIES

Legal Proceedings: The Company may from time to time be involved in legal proceedings arising from the normal course of business. Other than routine litigation arising out of the ordinary course of business, the Company is not presently subject to any litigation nor, to the Company’s knowledge, is any litigation threatened against the Company. As of September 30, 2013, the Company is not aware of any claims or potential liabilities that would need to be accrued or disclosed.

Due to the nature of the Company’s operations, it is possible that the Company’s existing properties have, or properties that the Company acquires in the future will have, asbestos or other environmental related liabilities.

Property Management Agreements: Prior to the recapitalization on June 1, 2012, the Company was externally managed and was a party to property management agreements with third parties with respect to the management of certain of the Company’s properties. The agreements provided for monthly management fees that ranged from 3.0% to 4.0% of gross monthly collections of rent. The Company paid total property management fees of approximately $0.1 million and $0.3 million for the three and nine months ended September 30, 2012, respectively, and such amounts are included in property operating expenses in the accompanying condensed consolidated statements of operations. There were no property management agreements or fees paid during the three and nine months ended September 30, 2013.

Operating Lease: The Company leases office space for the Company’s headquarters in Aventura, Florida through June 2014 for a total of approximately $0.2 million annually, including expenses. Rent expense included in the accompanying statement of operations was approximately $57,000 and $21,000 for the three months ended September 30, 2013 and 2012, respectively. The corresponding amounts for the nine months ended September 30, 2013 and 2012 were $168,000 and $63,000, respectively.

The following is a summary of approximate future minimum rentals under the non-cancellable operating lease as of September 30, 2013:

Period	Future Minimum Rents
Remainder of 2013	48,482
2014	80,809

Guarantee: In connection with the recapitalization described above, as a condition to closing, the Company and the Operating Partnership were required to become co-guarantors (and, with respect to certain properties, co-environmental indemnitors) on certain outstanding mortgage indebtedness related to the properties contributed as

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

part of the recapitalization discussed in Note A in order to replace, and cause the release of, TSPFI and BREF as the guarantors and environmental indemnitors under the existing guarantees and environmental indemnity agreements, as applicable. The Company’s position as a co-guarantor and co-indemnitor with respect to the contributed properties could result in partial or full recourse liability to the Company or the Operating Partnership in the event of the occurrence of certain prohibited acts set forth in such agreements.

Other Contingencies: In the ordinary course of the Company’s business, the Company issues letters of intent indicating a willingness to negotiate for acquisitions, dispositions, or joint ventures and also enter into arrangements contemplating various transactions. Such letters of intent and other arrangements are typically non-binding as to either party unless and until a definitive contract is entered into by the parties. Even if definitive contracts relating to the purchase or sale of real property are entered into, these contracts generally provide the purchaser with time to evaluate the property and conduct due diligence, during which periods the purchaser will have the ability to terminate the contracts without penalty or forfeiture of any deposit or earnest money. There can be no assurance definitive contracts will be entered into with respect to any matter covered by letters of intent or that the Company will consummate any transaction contemplated by any definitive contract. Furthermore, due diligence periods for real property are frequently extended as needed. Upon expiration of any applicable due diligence period, the Company is generally at risk under a real property acquisition contract unless the agreement provides for a right of termination, but generally only to the extent of any earnest money deposits the Company has paid in connection with the contract, and is generally obligated to sell under a real property sales contract. As of September 30, 2013, the Company had earnest money deposits of approximately $3.3 million included in prepaid expenses and other assets in the accompanying balance sheets, of which approximately $3.0 million was non-refundable. As of December 31, 2012, the Company had earnest money deposits of approximately $1.8 million included in prepaid expenses and other assets in the accompanying balance sheets, of which approximately $1.5 million was non-refundable.

NOTE I—INCOME TAXES

The Company has maintained and intends to maintain its election as a REIT under the Internal Revenue Code of 1986, as amended. In order for the Company to continue to qualify as a REIT it must meet a number of organizational and operational requirements, including a requirement to distribute annual dividends to its stockholders equal to a minimum of 90% of the Company’s REIT taxable income, computed without regard to the dividends paid deduction and the Company’s net capital gains. As a REIT, the Company generally will not be subject to federal income tax on its taxable income at the corporate level to the extent such income is distributed to its stockholders annually. If taxable income exceeds dividends in a tax year, REIT tax rules allow the Company to designate dividends from the subsequent tax year in order to avoid current taxation on undistributed income. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income taxes at regular corporate rates, including any applicable alternative minimum tax. In addition, the Company may not be able to re-qualify as a REIT for the four subsequent taxable years. Historically, the Company has incurred only non-income based state and local taxes. The Company’s Operating Partnership is a flow through entity and is not subject to federal income taxes at the entity level.

The Company has provided for non-income based state and local taxes in the condensed consolidated statement of operations for the nine months ended September 30, 2013. Prior to June 1, 2012, the Company operated solely through partnerships that were flow through entities and were not subject to federal income taxes at the entity level. Other tax expense has been recognized related to entity level state and local taxes on certain ventures. The Company accounts for the uncertainty in income taxes in accordance with GAAP, which requires recognition in the financial statements of a tax position only after determining that the relevant tax authority would more likely

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

than not sustain the position following a tax audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied this guidance to its tax positions. The Company has no material unrecognized tax benefits and no adjustments to its financial position, results of operations or cash flows were required. The Company recognizes accrued interest and penalties related to uncertain tax positions, if any, as income tax expense.

For certain entities that are part of the Company, tax returns are open for examination by federal and state tax jurisdictions for the years 2010 through 2012. Because many types of transactions are susceptible to varying interpretations under federal and state income tax laws, the amounts reported in the accompanying consolidated financial statements may be subject to change at a later date upon final determination by the respective taxing authorities. No such examination is presently in progress.

NOTE J—STOCKHOLDERS’ EQUITY

The following table presents certain information regarding the Company’s issued and outstanding preferred stock, preferred OP units and Class B contingent units as of September 30, 2013 and December 31, 2012:

	Optional Redemption Date	Annual Dividend	Outstanding as of September 30, 2013	Outstanding as of December 31, 2012
Class A Preferred Stock, cumulative redeemable, liquidation preference $100.00 per share plus all accumulated, accrued and unpaid dividends (if any), 309,130 and 273,326 shares outstanding at September 30, 2013 and December 31, 2012, respectively	7 years from date of issuance	(1)	$26,546,123	$26,802,814

Class B Preferred Units, cumulative redeemable, liquidation preference $100.00 per share plus 3% per annum of the liquidation preference per unit, which accrues annually, and any unpaid distributions, 0 and 98,304 units outstanding at September 30, 2013 and December 31, 2012, respectively	June 2014	(2)	$—	$9,683,089

Class C Preferred Units, cumulative redeemable, liquidation preference $100.00 per share plus 3% per annum of the liquidation preference per unit, which accrues annually, and any unpaid distributions, 0 and 98,304 units outstanding at September 30, 2013 and December 31, 2012, respectively	June 2015	(2)	$—	$9,717,249

Class B Contingent Units, 210,915 and 0 units outstanding at September 30, 2013 and December 31, 2012, respectively	—	(3)	$19,287,604	$—

(1)	Cumulative annual cash dividend at the rate of 1% of the liquidation preference, which increases by 1% on each of the third and fourth anniversaries after issuance.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

(2)	Cumulative annual cash distribution equal to 1.5% of the liquidation preference per share, payable quarterly, if declared.
(3)	Non-cumulative distribution of 1.5% per annum of the stated value per Class B contingent unit ($0.375 per quarter) until December 31, 2014; 3.0% per annum of the stated value per Class B contingent unit ($0.75 per quarter) from January 1, 2015 through December 31, 2015; and 5.0% per annum of the stated value per Class B contingent unit ($1.25 per quarter) thereafter.

Class A Preferred Stock

The Class A preferred stock ranks senior in preference to the Company’s common stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Company (but excluding a merger, change of control, sale of substantially all assets or bankruptcy of the Company, upon the occurrence of any of which all shares of Class A preferred stock will be automatically converted). The Class A preferred stock ranks junior to any class or series of stock the terms of which specifically provide that the holders thereof are entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Company in preference or priority to the holders of shares of Class A preferred stock. The Class A preferred stock ranks on parity with any class or series of stock the terms of which specifically provide that the holders thereof are entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Company without preference or priority of one over the other. The Class A preferred stock has no voting rights except in certain limited instances.

On January 14, 2013, the terms of the Class A preferred stock were amended to provide that in calculating the number of shares of common stock to be issued upon conversion of shares of Class A preferred stock, the average market price of the Company’s common stock in the conversion calculation would not be less than $9.00 per share. As amended, shares of the Class A preferred stock are convertible into shares of the Company’s common stock at such time as the last of the properties contributed to the Company to be developed and opened for occupancy has attained 90% physical occupancy or has previously been disposed of by the Company. The shares are convertible at a conversion rate equal to the liquidation preference (as adjusted for certain decreases in value, in any, below June 1, 2012 levels) divided by the average market price of the Company’s common stock for the 20 trading days immediately preceding conversion, subject to a minimum price of $9.00 per share, subject to adjustments for any subsequent stock split, combination or exchange of the common stock after the date of issuance of the Class A preferred stock. The addition of the minimum conversion price of $9.00 per share and other changes in terms related to the Class A preferred stock was accounted for as an extinguishment that resulted in an increase of $3.5 million in net income attributable to common stockholders presented for the nine months ended September 30, 2013 in the accompanying condensed consolidated statement of operations.

On December 3, 2012, the Company and the Operating Partnership entered into a Contribution Agreement with BREF/BUSF Millenia Associates, LLC (the “Seller”) for the purchase of all of the Seller’s membership interests in Millenia 700, LLC, the owner of the 297 unit apartment community located in Orlando, Florida known as the Estates at Millenia (the “Developed Property”) and the 7-acre development site adjacent to the Developed Property (the “Development Property”) that is currently approved for 403 apartment units. The Developed Property and the Development Property were contributed to the Operating Partnership on December 3, 2012. Consideration for the purchase included 100,000 shares of Class A preferred stock, plus an additional 35,804 shares of Class A preferred stock issued on March 14, 2013, for which a liability of $3.3 million was included in acquisition consideration payable in preferred stock as of December 31, 2012 in the accompanying condensed consolidated balance sheet. The issued shares were not registered under the Securities Act, and are, therefore, subject to certain restrictions on transfer. Upon receipt of the final certificate of occupancy for the development

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

property, the Company shall issue to the Seller that number of additional shares of Class A preferred stock equal to 20% of the increase in value of the Development Property, for which a liability for the contingent consideration of $0.3 million has been recorded in the accompanying consolidated condensed balance sheet as of September 30, 2013.

The Class A preferred stock is redeemable, at the Company’s option, on or after the 7th anniversary of issuance. No shares of Class A preferred stock have been converted or redeemed as of September 30, 2013.

Common and Preferred Operating Partnership Units

A total of 546,132 common units were issued in connection with the recapitalization and are included in noncontrolling interests in the accompanying condensed consolidated balance sheet as of December 31, 2012. The common units were redeemable at the option of the holder at any time after June 1, 2013.

The Class B and Class C preferred units were convertible into common units on or after the first and second anniversaries of the date of issuance, respectively (i.e., June 1, 2013 and June 1, 2014). The Class B and Class C preferred units were redeemable at the Company’s option, one year after first becoming convertible (i.e. on June 1, 2014 and June 1, 2015, respectively). The Class B and Class C preferred units did not have voting rights.

As discussed below, the Class B and Class C preferred units were converted to Class B contingent units on February 8, 2013 pursuant to the amendment and restatement of the agreement of limited partnership of the Operating Partnership, and the common units were exchanged for Class B contingent units on March 26, 2013 pursuant to the Second Amendment and Restatement of the Agreement of Limited Partnership of the Operating Partnership.

Class B Contingent Units

On February 8, 2013, the agreement of limited partnership for the Operating Partnership was amended and restated to combine the 98,304 Class B preferred units and the 98,304 Class C preferred units issued in the recapitalization into a single class of partnership units, designated as Class B contingent units, and to amend certain terms of the Class B contingent units. The Operating Partnership issued one Class B contingent unit for each outstanding Class C preferred unit and all remaining Class B preferred units became Class B contingent units, resulting in a total of 196,608 Class B contingent units.

On March 26, 2013, the partners of the Operating Partnership executed the Second Amended and Restated Agreement of Limited Partnership to amend the terms of the Class B contingent units. The 546,132 common units that were previously issued on June 1, 2012 at the closing of the recapitalization were exchanged for 14,307 additional Class B contingent units. As amended, the Class B contingent units are entitled to non-cumulative quarterly distributions that are preferred with respect to the payment of distributions on common units and pari passu with the payment of distributions on Class A preferred units. The quarterly distributions on the Class B contingent units must be declared and set aside for payment prior to any distributions being declared on the common units for that quarterly period. The amount of the distributions will be $0.375 per quarter (1.5% per annum of the stated value per Class B contingent unit) until December 31, 2014, $0.75 per quarter (3.0% per annum of the stated value per Class B contingent unit) from January 1, 2015 through December 31, 2015 and $1.25 per quarter (5.0% per annum of the stated value per Class B contingent unit) thereafter.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

The Class B contingent units will be converted into common units in three tranches based upon the sale or stabilization of certain properties, which is defined as the achievement of 90% physical occupancy of the Company’s development properties, as follows (except that all Class B contingent units will be automatically converted into common units upon, among other events, a change of control, sale of substantially all assets or bankruptcy of the Company):

•	52,728.75 units upon the earlier to occur of (i) the stabilization of the Company’s development property, The Estates at Maitland, and (ii) the sale of The Estates at Maitland.

•	52,728.75 units upon the earlier to occur of (i) the stabilization of the Company’s development property, Estates at Millenia—Phase II, and (ii) the sale of Estates at Millenia—Phase II.

•	105,457.50 units upon the earlier to occur of (i) the stabilization of either the Company’s development property, Midlothian town Center-East or the Company’s development property, Venetian, and (ii) the sale of either Midlothian Town Center-East or Venetian.

The Class B contingent units will be converted into common units on the schedule set forth above at a conversion rate equal to $100.00 per unit divided by, generally, the average closing price of the Company’s common stock for the 20 trading days prior to the date of conversion, subject to a minimum price of $9.00 per share (subject to further adjustment for subsequent stock splits, stock dividends, reverse stock splits and other capital changes). The Class B contingent units rank equally with common units with respect to losses of the Operating Partnership and share in profits only to the extent of the distributions. The Class B contingent units do not have a preference with respect to distributions upon any liquidation of the Operating Partnership. The Class B contingent units have limited voting rights.

The exchange of the common units for additional Class B contingent units on March 26, 2013 was accounted for as an extinguishment that reduced noncontrolling interest in the accompanying condensed consolidated balance sheet by approximately $8.2 million, that resulted in an increase of $8.2 million in net income attributable to common stockholders presented for the nine months ended September 30, 2013 in the accompanying condensed consolidated statement of operations.

There were no dividends in arrears as of September 30, 2013.

Reverse Stock Split

On January 17, 2013, the Company effected a 1-for-150 reverse stock split of its common stock and the common units of the Operating Partnership. All common stock and per share data included in these consolidated financial statements give effect to the reverse stock split and have been adjusted retroactively for all periods presented. Prior to the reverse stock split, the redemption of shares of the Class A preferred stock and the preferred units was not solely within the Company’s control since there were not sufficient shares of common stock available to cover all equity instruments potentially convertible into common stock, and accordingly, the Company classified the shares of common stock and common units as temporary equity in the consolidated balance sheet as of December 31, 2012. As a result of the amendment to the terms of the Class A preferred stock and Class B contingent units to provide for a minimum share price of $9.00 for purposes of the conversion of shares of Class A preferred stock into common stock and Class B contingent units into common units, as well as the reverse stock split, there are sufficient available shares of the Company’s common stock to cover all equity instruments potentially convertible into common stock and, accordingly, $26.8 million for Class A preferred stock and $19.4 million for the Class B and Class C preferred units are included in to permanent equity in the condensed consolidated balance sheet as of September 30, 2013.

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

Redemption of Noncontrolling Interests

On June 1, 2012, four of the Company’s property owning subsidiaries entered into an agreement with the noncontrolling interest holder of each such subsidiary for the purchase of the noncontrolling interest for total consideration of approximately $7.7 million. Approximately $5.1 million of the consideration was payable on September 15, 2012 and the remaining $2.6 million was payable on December 31, 2012. The agreement specified that late payments were subject to interest at monthly rates ranging from 1.5% to 2.5% of the unpaid amount until paid in full. The total payable as of December 31, 2012 was $7.7 million, of which $3.8 million was recorded as payable for the redemption of noncontrolling interest and $3.9 million was included in liabilities of discontinued operations in the accompanying December 31, 2012 condensed consolidated balance sheet. On May 17, 2013, the balance including accrued interest was paid in full. Upon payment in full of the outstanding amounts, the noncontrolling interests were canceled.

Dividends Declared

On August 29, 2013, the Company’s board of directors authorized and the Company declared a dividend for the third quarter of 2013 of $0.095, payable on October 11, 2013 to holders of record of common stock on September 30, 2013 for a total of approximately $1.1 million. On April 22, 2013, the Company’s board of directors authorized, and the Company declared, a dividend for the second quarter of 2013 of $0.1575 per share, payable on July 12, 2013 to holders of record of common stock on June 14, 2013 for a total of approximately $1.8 million. On April 15, 2013, the Company’s board of directors authorized, and the Company declared, a dividend for the first quarter of 2013 of $0.0855 per share, payable on May 31, 2013 to holders of record of common stock on April 25, 2013 for a total of approximately $0.4 million. On January 25, 2013, the Company’s board of directors authorized, and the Company declared, a dividend for the fourth quarter of 2012 in the amount of $0.0855 per share, payable to holders of record of common stock and common units as of February 5, 2013 and payable on March 15, 2013, for a total of approximately $0.5 million. In addition, in connection with each dividend, the Company declared that all cumulative unpaid dividends on Class A preferred stock through each declaration date for an aggregate amount of approximately $0.3 million be set aside for payment, as required by the terms of the Class A preferred stock in the Company’s charter, of which approximately $0.1 million remained payable as of September 30, 2013.

Dividends declared and not yet paid as of September 30, 2013 are included in dividends payable in the amount of $1.2 million in the accompanying consolidated balance sheets.

NOTE K—STOCK BASED COMPENSATION

On January 24, 2013, the Company’s stockholders approved, at the recommendation of the Company’s board of directors, the Trade Street Residential, Inc. 2013 Equity Incentive Plan (the “Equity Incentive Plan”), which is intended to attract and retain independent directors, executive officers and other key employees and individual service providers, including officers and employees of the Company’s affiliates. The Equity Incentive Plan provides for the grant of options to purchase shares of the Company’s common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards.

On May 16, 2013, the Company’s board of directors approved the grant of an aggregate of 301,877 shares of restricted common stock to certain officers and employees of the Company under the Equity Incentive Plan. The shares of restricted common stock are entitled to receive any dividends paid on the Company’s common stock. The shares of restricted common stock will vest in equal installments on each of the first four anniversaries of the

Trade Street Residential, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2013 and 2012

(unaudited)

date of grant. Total compensation expense of $2.8 million is being recorded over the vesting period. On September 20, 2013, 58,866 shares granted to a former executive officer on May 16, 2013 and included in the $2.8 million were vested as a result of his termination and therefore this was treated as a modification of share based awards and an additional cost of $0.5 million was included in compensation cost for the third quarter of 2013. In addition, on September 30, 2013, 75,000 fully vested shares of common stock were granted to an executive officer and the related grant date fair value of $0.5 million was included in compensation cost for the third quarter of 2013.

Unrecognized compensation cost for restricted stock is amortized ratably into compensation expense over the applicable vesting periods. Total compensation expense related to restricted stock was $1.2 million and $0 million for the nine months ended September 30, 2013 and 2012, respectively. As of September 30, 2013 there was $2.1 million of unrecognized compensation cost related to restricted stock. This cost is expected to be recognized over a period of 3.75 years. There were no shares of restricted stock vested during the nine months ended September 30, 2012. A summary of the activity related to the Company’s Equity Incentive Plan for the nine months ended September 30, 2013 is as follows:

	Nine months ended September 30, 2013
	Shares	Weighted Average Grant Price
Unvested shares, at January 1, 2013	—	$—
Granted	376,877	9.23
Vested	(133,866)	8.21

Unvested shares, as of September 30, 2013	243,011	9.80

Additionally, on May 16, 2013, the Company issued an aggregate of 21,000 fully vested shares of common stock to the Company’s non-employee directors in lieu of the directors’ annual retainer for the year ending December 31, 2013. A non-cash expense of $157,500 was recorded in the nine months ended September 30, 2013. As of September 30, 2013, there was $52,500 of unrecognized compensation cost related to these shares. The balance of the compensation cost will be recorded in the fourth quarter of 2013.

NOTE L—SUBSEQUENT EVENTS

Credit Line Modification

On November 4, 2013, the Company modified the terms of its Secured Revolving Credit Facility principally to clarify the methodology and factors used to calculate the amount available under the facility and to extend the current maximum total indebtedness ratio and fixed charges coverage ratio covenants through December 31, 2014.

REPORT OF INDEPENDENT AUDITORS

To Trade Street Residential, Inc.

Aventura, Florida

We have audited the accompanying statement of revenues and certain expenses (as described in Note 2) of Beckanna on Glenwood (the “Property”) for the year ended December 31, 2010. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form S-11 of Trade Street Residential, Inc. as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of Beckanna on Glenwood for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Mallah Furman

Miami, Florida
September 18, 2012

Beckanna on Glenwood

Statements of Revenues and Certain Expenses

For the Nine Months Ended September 30, 2011 (unaudited)

and the Year Ended December 31, 2010

	For the Nine Months Ended September 30, 2011 (unaudited)	Year Ended December 31, 2010
Revenues:
Rental revenue	$1,515,360	$1,971,485
Other property income	85,257	131,650

Revenues—Total	1,600,617	2,103,135

Certain expenses:
Ground lease rent	1,019,826	1,359,768
Payroll and benefits	202,437	268,864
Repairs and maintenance	85,257	160,998
Real estate taxes	118,753	154,970
Utilities	60,624	88,094
General and administrative	41,237	63,186
Other property operating expenses	49,449	59,260

Certain Expenses—Total	1,577,583	2,155,140

Revenues in excess of certain expenses (expenses in excess of revenues)	$23,034	$(52,005)

The accompanying notes are an integral part of this financial statement.

Beckanna on Glenwood

Notes to Statements of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statements of revenues and certain expenses include the operations of Beckanna on Glenwood (the “Property”), a 254 unit rental apartment complex contained in one, eight story residential building, located in Raleigh, North Carolina. This Property was acquired by Trade Street Property Fund I, LP on October 31, 2011 and was approximately 94% and 96% occupied as of December 31, 2010 and September 30, 2011, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. These statements of revenues and certain operating expenses are not intended to be complete presentation of the actual operations of the Property for the applicable periods, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of interest expense, depreciation, amortization and third party property management fees. Management is not aware of any material factors related to the Property other than those discussed that would cause the statements of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for certain services and utility usage, principally trash removal, water and electricity, where the Property is the primary obligor to the local public utility entities and service providers. These reimbursements are offset against utilities expense in the accompanying statements of revenues and certain operating expenses. The reimbursements for the year ended December 31, 2010 and the nine months ended September 30, 2011 were approximately $63,000 and $60,000, respectively

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of ground lease rent, payroll and benefits, repairs and maintenance, real estate taxes, utilities and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property leases its land under a non-cancellable ground lease. The term of the lease is through March 23, 2055, with the option to extend the ground lease for five additional ten year periods, Rent expense recorded on the straight line basis for the year ended December 31, 2010 and the nine months ended September 30, 2011 was $1,359,768 and $1,019,826, respectively.

Beckanna on Glenwood

Notes to Statements of Revenues and Certain Expenses (Continued)

The following is a summary of future minimum rental payments under the non-cancellable ground lease:

Year Ending December	Future Rentals
2011	$792,000
2012	792,000
2013	792,000
2014	792,000
2015	851,400
Thereafter	56,730,271

$60,749,671

The Property is also a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through September 18, 2012, the date these financial statements were available to be issued. Management has determined that there are no subsequent events or transactions to report.

REPORT OF INDEPENDENT AUDITORS

To Trade Street Residential, Inc.

Aventura, Florida

We have audited the accompanying statement of revenues and certain expenses (as described in Note 2) of Mercé Apartments (the “Property”) for the year ended December 31, 2010. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form S-11 of Trade Street Residential, Inc. as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of Mercé Apartments for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Mallah Furman

Miami, Florida
September 18, 2012

Mercé Apartments

Statements of Revenues and Certain Expenses

For the Nine Months Ended September 30, 2011 (unaudited)

and the Year Ended December 31, 2010

	For the Nine Months Ended September 30, 2011 (unaudited)	Year Ended December 31, 2010
Revenues:
Rental revenue	$663,292	$806,840
Other property income	73,797	78,986

Revenues—Total	737,089	885,826

Certain expenses:
Payroll and benefits	102,341	125,591
Real estate taxes	91,179	119,446
Utilities	40,511	55,853
General and administrative	35,330	52,907
Repairs and maintenance	25,016	24,298
Other property operating expenses	29,090	38,493

Certain Expenses—Total	323,467	416,588

Revenues in excess of certain expenses	$413,622	$469,238

The accompanying notes are an integral part of this financial statement.

Mercé Apartments

Notes to Statements of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statements of revenues and certain expenses include the operations of Mercé Apartments (the “Property”), a 114 unit rental apartment complex contained in 6, one and three story garden style apartment buildings, located in Dallas, Texas. This Property was acquired by Trade Street Property Fund I, LP on October 31, 2011 and was approximately 95% and 98% occupied as of December 31, 2010 and September 30, 2011, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. These statements of revenues and certain operating expenses are not intended to be complete presentation of the actual operations of the Property for the applicable periods, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of interest expense, depreciation, amortization, third party property management fees and certain owner expenses. Management is not aware of any material factors related to the Property other than those discussed that would cause the statements of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for certain utility usage, principally water and electricity, where the Property is the primary obligor to the local public utility entities. These utility reimbursements from the residents are included in other property income in the accompanying statements of revenues and certain operating expenses. The utility reimbursements for the year ended December 31, 2010 and the nine months ended September 30, 2011 were approximately $39,200 and $31,500, respectively

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, utilities repairs and maintenance, real estate taxes and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Mercé Apartments

Notes to Statements of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through September 18, 2012, the date these financial statements were available to be issued. Management has determined that there are no subsequent events or transactions to report.

REPORT OF INDEPENDENT AUDITORS

To Trade Street Residential, Inc.

Aventura, Florida

We have audited the accompanying statement of revenues and certain expenses (as described in Note 2) of Park at Fox Trails (the “Property”) for the year ended December 31, 2010. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form S-11 of Trade Street Residential, Inc. as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of Park at Fox Trails for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Mallah Furman

Miami, Florida
September 18, 2012

Park at Fox Trails

Statements of Revenues and Certain Expenses

For the Nine Months Ended September 30, 2011 (unaudited)

and the Year Ended December 31, 2010

	For the Nine Months Ended September 30, 2011 (unaudited)	Year Ended December 31, 2010

Revenues:
Rental revenue	$1,818,704	$2,303,000
Other property income	258,508	337,817

Revenues—Total	2,077,212	2,640,817

Certain expenses:
Real estate taxes	249,963	331,125
Utilities	253,534	321,507
Payroll and benefits	226,074	312,696
General and administrative	83,933	117,854
Repairs and maintenance	74,587	102,953
Other property operating expenses	70,905	107,084

Certain Expenses—Total	958,996	1,293,219

Revenues in excess of certain expenses	$1,118,216	$1,347,598

The accompanying notes are an integral part of this financial statement.

Park at Fox Trails

Notes to Statements of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statements of revenues and certain expenses include the operations of Park at Fox Trails (the “Property”), a 286 unit rental apartment complex contained in 45, one and two story garden style apartment buildings, located in Plano, Texas. This Property was acquired by Trade Street Property Fund I, LP on December 6, 2011 and was approximately 95% and 94% occupied as of December 31, 2010 and September 30, 2011, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. These statements of revenues and certain operating expenses are not intended to be complete presentation of the actual operations of the Property for the applicable periods, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of interest expense, depreciation, amortization and third party property management fees. Management is not aware of any material factors related to the Property other than those discussed that would cause the statements of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for certain utility usage, principally water and electricity, where the Property is the primary obligor to the local public utility entities. These utility reimbursements from the residents are included in other property income in the accompanying statements of revenues and certain operating expenses. The utility reimbursements for the year ended December 31, 2010 and the nine months ended September 30, 2011 were approximately $182,700 and $119,700, respectively

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, utilities, repairs and maintenance, real estate taxes and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for maintenance and certain services. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Park at Fox Trails

Notes to Statements of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through September 18, 2012, the date these financial statements were available to be issued. Management has determined that there are no subsequent events or transactions to report.

REPORT OF INDEPENDENT AUDITORS

To Trade Street Residential, Inc.

Aventura, Florida

We have audited the accompanying statement of revenues and certain expenses (as described in Note 2) of Trails at Signal Mountain (the “Property”) for the year ended December 25, 2010. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form S-11 of Trade Street Residential, Inc. as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of Trails at Signal Mountain for the year ended December 25, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Mallah Furman

Miami, Florida

September 18, 2012

Trails at Signal Mountain

Statements of Revenues and Certain Expenses

For the Three Months Ended March 25, 2011 (unaudited)

and the Year Ended December 25, 2010

	For the Three Months Ended March 25, 2011 (unaudited)	Year Ended December 25, 2010

Revenues:
Rental revenue	$360,552	$1,410,987
Other property income	26,003	107,693

Revenues—Total	386,555	1,518,680

Certain expenses:
Payroll and benefits	50,707	216,445
Real estate taxes	45,465	181,860
General and administrative	13,913	57,090
Utilities	26,255	107,172
Other property operating expenses	22,275	86,067
Repairs and maintenance	7,385	46,237

Certain Expenses—Total	166,000	694,871

Revenues in excess of certain expenses	$220,555	$823,809

The accompanying notes are an integral part of this financial statement.

Trails at Signal Mountain

Notes to Statements of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statements of revenues and certain expenses include the operations of Trails at Signal Mountain (the “Property”), a 172 unit rental apartment complex contained in 12, two and three story garden style apartment buildings, located in Chattanooga, Tennessee. This Property was acquired by Trade Street Property Fund I, LP on May 26, 2011 and was 97% and 95% occupied as of December 25, 2010 and March 25, 2011, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. These statements of revenues and certain operating expenses are not intended to be complete presentation of the actual operations of the Property for the applicable periods, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of interest expense, depreciation, amortization, third party property management fees and certain owner expenses. Management is not aware of any material factors related to the Property other than those discussed that would cause the statements of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for certain utility usage, principally water and electricity, where the Property is the primary obligor to the local public utility entities. These utility reimbursements from the residents are included in other property income in the accompanying statements of revenues and certain operating expenses. The utility reimbursements for the year ended December 25, 2010 and the three months ended March 25, 2011 were approximately $32,800 and $9,700, respectively

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits. utilities repairs and maintenance, insurance property taxes and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for maintenance and certain services. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Trails at Signal Mountain

Notes to Statements of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through September 18, 2012, the date these financial statements were available to be issued. Management has determined that there are no subsequent events or transactions to report.

REPORT OF INDEPENDENT AUDITORS

To Trade Street Residential, Inc.

Aventura, Florida

We have audited the accompanying statement of revenues and certain expenses (as described in Note 2) of Terrace at River Oaks (the “Property”) for the year ended December 31, 2010. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form S-11 of Trade Street Residential, Inc. as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of Terrace at River Oaks for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Mallah Furman

Miami, Florida

January 23, 2013

Terrace at River Oaks

Statements of Revenues and Certain Expenses

For the Nine Months Ended September 30, 2011 (unaudited) and the Year Ended December 31, 2010

	For the Nine Months Ended September 30, 2011 (unaudited)	Year Ended December 31, 2010

Revenues:
Rental revenue, net	$1,862,221	$2,296,036
Other property income	386,931	459,153

Revenues—Total	2,249,152	2,755,189

Certain expenses:
Payroll and benefits	237,933	321,522
Repairs and maintenance	96,199	117,503
Real estate taxes	257,373	290,558
Utilities	389,095	368,545
General and administrative	107,460	139,952
Other property operating expenses	161,075	148,633

Certain Expenses—Total	1,249,135	1,386,713

Revenues in excess of certain expenses	$1,000,017	$1,368,476

The accompanying notes are an integral part of this financial statement.

Terrace at River Oaks

Notes to Statements of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statements of revenues and certain expenses include the operations of Terrace at River Oaks (the “Property”), a 314 unit rental apartment complex contained in seventy seven two-story apartment buildings, located in San Antonio, Texas. This Property was acquired by Trade Street Residential, Inc. on December 11, 2011 and was approximately 93.31% and 90.13% occupied as of December 31, 2010 and September 30, 2011, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. These statements of revenues and certain operating expenses are not intended to be complete presentation of the actual operations of the Property for the applicable periods, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of interest expense, depreciation, amortization and third party property management fees. Management is not aware of any material factors related to the Property other than those discussed that would cause the statements of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for certain services and utility usage, principally trash removal, cable and water, where the Property is the primary obligor to the local public utility entities and service providers. These reimbursements are included in other property income in the accompanying statements of revenues and certain operating expenses. The reimbursements for the year ended December 31, 2010 and the nine months ended September 30, 2011 were approximately $250,000 and $222,000, respectively.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, real estate taxes, utilities and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Terrace at River Oaks

Notes to Statements of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through January 23, 2013, the date these financial statements were available to be issued. Management has determined that there are no subsequent events or transactions to report.

REPORT OF INDEPENDENT AUDITORS

To Trade Street Residential, Inc.

Aventura, Florida

We have audited the accompanying statement of revenues and certain expenses (as described in Note 2) of Westmont Commons (the “Property”) for the year ended December 31, 2011. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form S-11 of Trade Street Residential, Inc. as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of Westmont Commons for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Mallah Furman

Miami, Florida

January 23, 2013

Westmont Commons

Statements of Revenues and Certain Expenses

For the Nine Months Ended September 30, 2012 (unaudited) and the Year Ended December 31, 2011

	For the Nine Months Ended September 30, 2012 (unaudited)	Year Ended December 31, 2011
Revenues:
Rental revenue, net	$1,689,508	$1,884,287
Other property income	128,233	148,950

Revenues—Total	1,817,741	2,033,237

Certain expenses:
Payroll and benefits	185,493	226,814
Repairs and maintenance	65,786	82,899
Real estate taxes	124,225	157,974
Utilities	126,629	237,620
General and administrative	59,005	88,482
Other property operating expenses	67,322	61,091

Certain Expenses—Total	628,460	854,880

Revenues in excess of certain expenses	$1,189,281	$1,178,357

The accompanying notes are an integral part of this financial statement.

Westmont Commons

Notes to Statements of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statements of revenues and certain expenses include the operations of Westmont Commons (the “Property”), a 252 unit multi-family garden-style rental complex contained in ten 3 story buildings, located in Asheville, North Carolina. This Property was acquired by Trade Street Residential, Inc. on December 13, 2012 and was approximately 89.95% and 94.65% occupied as of December 31, 2011 and September 30, 2012, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. These statements of revenues and certain operating expenses are not intended to be complete presentation of the actual operations of the Property for the applicable periods, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of interest expense, third party property management fees and other major renovations charged to operations. Management is not aware of any material factors related to the Property other than those discussed that would cause the statements of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for water usage, where the Property is the primary obligor to the local utility. These reimbursements are included in other operating income in the accompanying statements of revenues and certain operating expenses. The reimbursements for the year ended December 31, 2011 and the nine months ended September 30, 2012 were approximately $80,000 and $69,000, respectively.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, repairs and maintenance, real estate taxes, utilities and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Westmont Commons

Notes to Statements of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through January 23, 2013, the date these financial statements were available to be issued. Management has determined that there are no subsequent events or transactions to report.

ESTATES AT MILLENIA

Statement of Revenues and Certain Expenses

For the period from inception of operations (June 1, 2012) through September 30, 2012

(Unaudited)

Revenues:
Rental revenue, net	$483,454
Other property income	73,919

Revenues—Total	557,373

Certain expenses:
Payroll and benefits	127,664
Repairs and maintenance	3,972
Real estate taxes	63,961
Utilities	71,727
General and administrative	76,766
Other property operating expenses	44,846

Certain Expenses—Total	388,935

Revenues in excess of certain expenses	$168,438

The accompanying notes are an integral part of this financial statement

Estates at Millenia

Notes to Statement of Revenues and Certain Expenses

(Unaudited)

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses include the operations of Estates at Millenia (the “Property”), a 297 unit multi-family garden-style rental complex contained in eight four-story buildings, located in Orlando, Florida. This Property was acquired by Trade Street Residential, Inc. during December 2012 and was approximately 61% occupied as of September 30, 2012.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statement of revenues and certain operating expenses is not intended to be complete presentation of the actual operations of the Property for the applicable period, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of interest expense, third party property management fees and certain renovations charged to operations. Management is not aware of any material factors related to the Property other than those discussed that would cause the statement of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for water usage and trash, where the Property is the primary obligor to the local utility. The reimbursements for the period from inception of operations (June 1, 2012) through September 30, 2012 were approximately $10,437.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, real estate taxes, utilities and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Estates at Millenia

Notes to Statement of Revenues and Certain Expenses (Continued)

(Unaudited)

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Management has evaluated events and transactions for potential recognition or disclosure through January 31, 2013, the date the financial statement was available to be issued. Management has determined that there are no subsequent events or transactions to report.

REPORT OF INDEPENDENT AUDITORS

To Trade Street Residential, Inc.

Aventura, Florida

We have audited the accompanying statement of revenues and certain expenses (as described in Note 2) of Vintage at Madison Crossing (the “Property”) for the year ended December 31, 2012. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form S-11 of Trade Street Residential, Inc. as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of Vintage at Madison Crossing for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Mallah Furman

Miami, Florida

January 23, 2013

Vintage at Madison Crossing

Statement of Revenues and Certain Expenses

For the Year Ended December 31, 2012

Revenues:
Rental revenue, net	$1,502,911
Other property income	183,655

Revenues- Total	1,686,566

Certain expenses:
Payroll and benefits	218,806
Repairs and maintenance	15,414
Real estate taxes	127,317
Utilities	106,547
General and administrative	89,920
Other property operating expenses	160,096

Certain Expenses- Total	718,100

Revenues in excess of certain expenses	$968,466

The accompanying notes are an integral part of this financial statement

Vintage at Madison Crossing

Notes to Statement of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses include the operations of Vintage at Madison Crossing (the “Property”), a 178 unit rental apartment complex contained in nine two and three story apartment buildings, located in San Antonio, Texas. This Property is under contract and the purchase by Trade Street Residential, Inc. is expected to be finalized by March, 2013. This property was approximately 94.4% occupied as of December 31, 2012.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. This statement of revenues and certain operating expenses is not intended to be a complete presentation of the actual operations of the Property for the period, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of interest expense, property management fees and major renovations charged to operations. Management is not aware of any material factors related to the Property other than those discussed that would cause the statement of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for certain services and utility usage, principally water, sewer and trash removal where the Property is the primary obligor to the local public utility entities and service providers. This reimbursement is included in other property income in the accompanying statement of revenues and certain operating expenses. The reimbursement for the year ended December 31, 2012 approximated $77,000.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, repairs and maintenance, real estate taxes, utilities and other operating expenses that are expected to continue in the proposed future operations of the Property.

Vintage at Madison Crossing

Notes to Statement of Revenues and Certain Expenses (Continued)

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through January 23, 2013, the date this financial statement was available to be issued. Management has determined that there are no subsequent events or transactions to report.

The Fountains at Southend

Statement of Revenues and Certain Expenses

For the six-month period ended June 30, 2013

(Unaudited)

Revenues:
Rental revenue, net	$35,063
Other income	40,470

Revenues—Total	75,533

Certain expenses:
Payroll and benefits	82,000
Advertising and marketing	21,788
Real estate taxes and insurance	3,322
Utilities	3,713
General and administrative	9,125
Other property operating expenses	510

Certain Expenses—Total	120,458

Expenses in excess of revenues	$(44,925)

The accompanying notes are an integral part of this financial statement

The Fountains At Southend

Notes to Statement of Revenues and Certain Expenses

(Unaudited)

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses includes the operations of The Fountains At Southend (the “Property”), a 208 unit multi-family rental apartment complex contained in two multi- story apartment buildings, located in Charlotte, North Carolina. This Property was purchased by Trade Street Residential, Inc. on September 24, 2013. This property began leasing units in June 2013 and was approximately 51% occupied as of June 30, 2013.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. This statement of revenues and certain operating expenses is not intended to be a complete presentation of the actual operations of the Property for the applicable period, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of property management fees, capital expenditures and certain startup costs charged to operations. Management is not aware of any material factors related to the Property, other than those discussed, that would cause the statement of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which may include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis. Under the terms of the residential leases, residents are obliged to reimburse the Property for trash removal, where the Property is the primary obligor to the local service provider.

During the period ended June 30, 2013, the Property recognized approximately $35,000 of administrative and application fee income related to its initial leasing activities. These amounts are included in other income in the accompanying statement of revenues and certain expenses.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, advertising and marketing, real estate taxes and insurance, utilities and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

The Fountains At Southend

Notes to Statement of Revenues and Certain Expenses (Continued)

(Unaudited)

The Property is not presently involved in any material litigation, nor, to Management’s knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through September 26, 2013, the date this interim financial information was available to be issued. Management has determined that there are no subsequent events or transactions to report.

Talison Row

Statement of Revenues and Certain Expenses

For the six-month period ended June 30, 2013

(Unaudited)

Revenues:
Rental revenue, net	$481,930
Other income	31,108

Revenues—Total	513,038

Certain expenses:
Payroll and benefits	156,986
Advertising and marketing	52,741
Utilities	44,504
Real estate taxes	43,715
General and administrative	31,020
Repairs and maintenance	17,282
Other property operating expenses	13,536

Certain Expenses—Total	359,784

Revenues in excess of certain expenses	$153,254

Talison Row

Notes to Statement of Revenues and Certain Expenses

(Unaudited)

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses includes the operations of Talison Row (the “Property”), a 274 unit multi-family rental apartment complex contained in 9 multi-story apartment buildings, located in Daniel Island, South Carolina. This Property was purchased by Trade Street Residential, Inc. on August 26, 2013. The Property began leasing units in February 2013 and was approximately 53% occupied as of June 30, 2013.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. This statement of revenues and certain operating expenses is not intended to be a complete presentation of the actual operations of the Property for the applicable period, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of property management fees and certain start-up costs charged to operations. Management is not aware of any material factors related to the Property, other than those discussed, that would cause the statement of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which may include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for water usage and trash, where the Property is the primary obligor to the local utility. These reimbursements are included in other income in the accompanying statement of revenues and certain expenses. The reimbursements for the six-month period ended June 30, 2013 were approximately $12,500.

During the period ended June 30, 2013, the Property recognized approximately $15,600 of administrative and application fee income related to its initial leasing activities. These amounts are also included in other income in the accompanying statement of revenues and certain expenses.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, advertising and marketing, utilities, real estate taxes and other operating expenses that are expected to continue in the proposed future operations of the Property.

Talison Row

Notes to Statement of Revenues and Certain Expenses (Continued)

(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

The Property is not presently involved in any material litigation, nor, to Management’s knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through September 26, 2013, the date this interim financial information was available to be issued. Management has determined that there are no subsequent events or transactions to report.

REPORT OF INDEPENDENT AUDITORS

To Trade Street Residential, Inc.

Aventura, Florida

We have audited the accompanying statement of revenues and certain expenses (as described in Note 2) of Woodfield St. James (the “Property”) for the year ended December 31, 2012. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form S-11 of Trade Street Residential, Inc. as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of Woodfield St. James for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Mallah Furman

Miami, Florida

January 23, 2013

Woodfield St. James

Statement of Revenues and Certain Expenses

For the Year Ended December 31, 2012

Revenues:
Rental revenue, net	$2,407,254
Other property income	298,681

Revenues—Total	2,705,935

Certain expenses:
Payroll and benefits	282,744
Repairs and maintenance	42,977
Real estate taxes	224,948
Utilities	206,812
General and administrative	141,515
Other property operating expenses	124,845

Certain Expenses—Total	1,023,841

Revenues in excess of certain expenses	$1,682,094

The accompanying notes are an integral part of this financial statement

Woodfield St. James

Notes to Statement of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses include the operations of Woodfield St. James (the “Property”), a 244 unit garden apartment complex located in Charleston, South Carolina. This Property is under contract and the purchase by Trade Street Residential, Inc. is expected to be finalized by March 29, 2013. This property was approximately 89.75% occupied as of December 31, 2012.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. This statement of revenue and certain operating expenses is not intended to be a complete presentation of the actual operations of the Property for the year, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of property management fees, owner expenses and other major renovations charged to operations. Management is not aware of any material factors related to the Property other than those discussed that would cause the statement of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for certain services and utility usage, principally trash removal and water, where the Property is the primary obligor to the local public utility entities and service providers. These reimbursements are offset against utilities and other operating expenses in the accompanying statement of revenues and certain operating expenses. The reimbursements for the year ended December 31, 2012 were approximately $129,000.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, repairs and maintenance, real estate taxes, utilities and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Woodfield St. James

Notes to Statement of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through January 23, 2013, the date this financial statement was available to be issued. Management has determined that there are no subsequent events or transactions to report.

Woodfield Creekstone Apartment Homes

Statement of Revenues and Certain Expenses

For the three-month period ended March 31, 2013

(Unaudited)

Revenues:
Rental revenue, net	$393,572
Other property income	77,905

Revenues—Total	471,476

Certain expenses:
Payroll and benefits	106,445
Repairs and maintenance	4,059
Real estate taxes and insurance	19,746
Utilities	56,215
General and administrative	43,267
Other property operating expenses	37,304

Certain Expenses—Total	267,037

Revenues in excess of certain expenses	$204,440

The accompanying notes are an integral part of this financial statement

Woodfield Creekstone Apartment Homes

Notes to Statement of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses includes the operations of Woodfield Creekstone Apartment Homes (the “Property”), a 256 unit multi-family rental apartment complex contained in 10 three and four story apartment buildings, located in Durham, North Carolina. This Property is under contract and the purchase by Trade Street Residential, Inc. is expected to be finalized by the end of May 2013. This property was approximately 67% occupied as of March 31, 2013.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. This statement of revenues and certain operating expenses is not intended to be a complete presentation of the actual operations of the Property for the applicable period, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of third party property management fees and capital expenditures charged to operations. Management is not aware of any material factors related to the Property, other than those discussed, that would cause the statement of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which may include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for water usage and trash, where the Property is the primary obligor to the local utility. These reimbursements are included in other property income in the accompanying statement of revenues and certain expenses. The reimbursements for the three-month period ended March 31, 2013 were approximately $19,800.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, repairs and maintenance, real estate taxes, utilities, marketing and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Woodfield Creekstone Apartment Homes

Notes to Statement of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to Management’s knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through April 26, 2013, the date this interim financial information was available to be issued. Management has determined that there are no subsequent events or transactions to report.

REPORT OF INDEPENDENT AUDITORS

To Trade Street Residential, Inc.

Aventura, Florida

We have audited the accompanying statement of revenues and certain expenses (as described in Note 2) of Woodfield Creekstone Apartment Homes (the “Property”) for the period from August 1, 2012 (inception of operations) through December 31, 2012. This statement of revenues and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement on Form S-11 of Trade Street Residential, Inc. as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in Note 2 of Woodfield Creekstone Apartment Homes for the period from August 1, 2012 (inception of operations) through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/Mallah Furman

Miami, Florida

April 3, 2013

Woodfield Creekstone Apartment Homes

Statement of Revenues and Certain Expenses

For the period from August 1, 2012 (inception of operations) through December 31, 2012

Revenues:
Rental revenue, net	$142,343
Other property income	34,716

Revenues—Total	177,059

Certain expenses:
Payroll and benefits	149,949
Property insurance	13,034
Real estate taxes	17,713
Utilities and cable	37,032
Marketing, general and administrative	49,270
Other property operating expenses	12,610

Certain Expenses—Total	279,608

Excess of certain expenses over revenues	$(102,549)

The accompanying notes are an integral part of this financial statement

Woodfield Creekstone Apartment Homes

Notes to Statement of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses include the operations of Woodfield Creekstone Apartment Homes (the “Property”), a 256 unit multi-family rental apartment complex contained in 10 three and four story apartment buildings, located in Durham, North Carolina. This Property is under contract and the purchase by Trade Street Residential, Inc. is expected to be finalized prior to May 10, 2013. This property was approximately 57% occupied as of December 31, 2012.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statement of revenues and certain operating expenses is not intended to be a complete presentation of the actual operations of the Property for the applicable period, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of third party property management fees and capital expenditures charged to operations. Management is not aware of any material factors related to the Property other than those discussed that would cause the statement of revenues and certain expenses not to be indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for water usage and trash, where the Property is the primary obligor to the local utility. These reimbursements are included in other operating income, utilities and other operating expenses in the accompanying statement of revenues and certain operating expenses. The reimbursements for the period from August 1, 2012 (inception of operations) through December 31, 2012 were approximately $8,500.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, property insurance, real estate taxes, utilities, marketing and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Woodfield Creekstone Apartment Homes

Notes to Statement of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine legal matters arising in the ordinary course of business. The Property believes that the costs and related liabilities, if any, which may result from such routine legal matters will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through April 3, 2013, the date the financial statement was available to be issued. Management has determined that there are no subsequent events or transactions to report.

Woodfield St. James

Statement of Revenues and Certain Expenses

For the three-month period ended March 31, 2013

(Unaudited)

Revenues:
Rental revenue, net	$605,306
Other property income	121,449

Revenues—Total	726,755

Certain expenses:
Payroll and benefits	68,458
Repairs and maintenance	6,472
Real estate taxes and insurance	67,889
Utilities	79,856
General and administrative	33,637
Other property operating expenses	22,760

Certain Expenses—Total	279,072

Revenues in excess of certain expenses	$447,683

The accompanying notes are an integral part of this financial statement

Woodfield St. James

Notes to Statement of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses include the operations of Woodfield St. James (the “Property”), a 244 unit garden apartment complex located in Charleston, South Carolina. This Property is under contract and the purchase by Trade Street Residential, Inc. is expected to be finalized by the end of May 2013. This property was approximately 96% occupied as of March 31, 2013.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. This statement of revenues and certain operating expenses is not intended to be a complete presentation of the actual operations of the Property for the applicable period, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of property management fees, owner expenses and other major renovations charged to operations. Management is not aware of any material factors related to the Property, other than those discussed, that would cause the statement of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which may include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for certain services and utility usage, principally trash removal and water, where the Property is the primary obligor to the local public utility entities and service providers. These reimbursements are included in other property income in the accompanying statement of revenues and certain expenses. The reimbursements for the three-month period ended March 31, 2013 were approximately $41,500.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, repairs and maintenance, real estate taxes, utilities and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

Woodfield St. James

Notes to Statement of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to Management’s knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through April 26, 2013, the date this interim financial information was available to be issued. Management has determined that there are no subsequent events or transactions to report.

Miller Creek At Germantown Apartments

Statement of Revenues and Certain Expenses

For the nine-month period ended September 30, 2013

(Unaudited)

Revenues:
Rental revenue, net	$675,720
Other income	124,220

Revenues—Total	799,940

Certain expenses:
Payroll and benefits	157,083
Advertising and marketing	70,878
Real estate taxes and insurance	65,724
Utilities	49,094
General and administrative	43,133
Other property operating expenses	14,173
Repairs and maintenance	4,541

Certain Expenses—Total	404,626

Revenues in excess of certain expenses	$395,314

The accompanying notes are an integral part of this financial statement

Miller Creek at Germantown Apartments

Notes to Statement of Revenues and Certain Expenses

(Unaudited)

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses includes the operations of Miller Creek at Germantown Apartments (the “Property”), a 330 unit multi-family rental apartment complex contained in 13 multi-story apartment buildings, located in Memphis, Tennessee. This Property is under contract for purchase and is expected to be acquired by Trade Street Residential, Inc. in December, 2013. The Property began leasing units in March, 2013 and was approximately 58% occupied as of September 30, 2013.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. This statement of revenues and certain operating expenses is not intended to be a complete presentation of the actual operations of the Property for the applicable period, as certain revenue and expenses which may not be compatible to those that will be realized and incurred in the proposed future operations of the Property have been excluded. Items excluded consist of certain one time revenue and the related costs, as well as property management fees and certain start-up costs charged to operations. Management is not aware of any material factors related to the Property, other than those discussed, that would cause the statement of revenues and certain expenses not indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which may include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for water usage and trash, where the Property is the primary obligor to the local utility. These reimbursements are included in other income in the accompanying statement of revenues and certain expenses. The reimbursements for the nine-month period ended September 30, 2013 were approximately $19,000.

During the period ended September 30, 2013, the Property recognized approximately $55,000 of administrative and application fee income related to its initial leasing activities and approximately $50,000 of pet, parking, alarm, and other fees. These amounts are also included in other income in the accompanying statement of revenues and certain expenses.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, advertising and marketing, utilities, real estate taxes and other operating expenses that are expected to continue in the proposed future operations of the Property.

Miller Creek at Germantown Apartments

Notes to Statement of Revenues and Certain Expenses (Continued)

(Unaudited)

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

The Property is not presently involved in any material litigation, nor, to Management’s knowledge is any material litigation threatened against the Property, other than routine litigation arising in the ordinary course of business such as disputes with tenants. The Property believes that the costs and related liabilities, if any, which may result from such actions will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through November 7, 2013, the date this interim financial information was available to be issued. Management has determined that there are no subsequent events or transactions to report.

The Aventine Greenville

Statement of Revenues and Certain Expenses

For the Nine-month Period Ended September 30, 2013

(Unaudited)

Revenues:

Rental revenue, net	$681,212
Other property income	123,735

Revenues—Total	804,947

Certain Expenses:
Payroll and benefits	254,182
Advertising and marketing	43,817
Real Estate taxes and insurance	173,000
Utilities	71,441
General and administrative	43,862
Repair and maintenance	21,320
Other property operating expenses	8,074

Certain Expenses—Total	615,696

Revenues in excess of certain expenses	$189,251

The Aventine Greenville

Notes to Statement of Revenues and Certain Expenses

NOTE 1. DESCRIPTION OF OPERATIONS

The accompanying statement of revenues and certain expenses include the operations of The Aventine Greenville (the “Property”), a 346 unit multi-family rental apartment complex contained in 11 three story apartment buildings, located in Greenville, South Carolina. This Property is under contract and the purchase by Trade Street Residential, Inc. is expected to be finalized prior to March 31, 2014. This property was approximately 49% occupied as of September 30, 2013.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statement of revenues and certain operating expenses is not intended to be a complete presentation of the actual operations of the Property for the applicable period, as certain expenses which may not be compatible to the expenses to be incurred in the proposed future operations of the Property have been excluded. Expenses excluded consist of third party property management fees and capital expenditures charged to operations. Management is not aware of any material factors related to the Property other than those discussed that would cause the statement of revenues and certain expenses not to be indicative of future operating results.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues and certain expenses. Actual results could materially differ from these estimates.

Revenue recognition

The residential property is leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases of rental rates over the term of the lease are recognized on the straight-line basis.

Under the terms of the residential leases, residents are obliged to reimburse the Property for water usage and trash, where the Property is the primary obligor to the local utility. These reimbursements are included in other operating income, utilities and other operating expenses in the accompanying statement of revenues and certain operating expenses. The reimbursements for the period from January 1, 2013 through September 30 2013 were approximately $15,312.

Operating expenses

Operating expenses represent the direct expenses of operating the Property and consist primarily of payroll and benefits, property insurance, real estate taxes, utilities, marketing and other operating expenses that are expected to continue in the proposed future operations of the Property.

NOTE 3. COMMITMENTS AND CONTINGENCIES

The Property is a party to various contracts with third parties for certain services and maintenance. Some of these contracts may span more than one year in duration. The total amount of these commitments has not been determined.

The Aventine Greenville

Notes to Statement of Revenues and Certain Expenses (Continued)

The Property is not presently involved in any material litigation, nor, to our knowledge is any material litigation threatened against the Property, other than routine legal matters arising in the ordinary course of business. The Property believes that the costs and related liabilities, if any, which may result from such routine legal matters will not materially affect the Property’s operating results.

NOTE 4. SUBSEQUENT EVENTS

Property management has evaluated events and transactions for potential recognition or disclosure through November 25, 2013, the date the financial statement was available to be issued. Management has determined that there are no subsequent events or transactions to report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The following table itemizes the costs and expenses expected to be incurred by us in connection with the registration, issuance and distribution of the subscription rights and the shares of common stock issuable upon exercise of subscription rights being registered hereunder. All expenses, except the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee are estimated.

SEC Registration Fee	$12,880
NASDAQ Listing Fee	$66,000
Printing and Engraving Expenses	$450,000
Legal Fees and Expenses	$1,500,000
Subscription Agent, Information Agent and Registrar Fees	$85,000
Accounting Fees and Expenses	$250,000
Miscellaneous	$136,120

Total	$2,500,000

Item 32.	Sales to Special Parties

None.

Item 33.	Recent Sales of Unregistered Securities

Recapitalization Transaction

In connection with a recapitalization transaction on June 1, 2012, we and our operating partnership issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The securities were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each of the entries received our securities in the recapitalization is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The share numbers set forth below have been adjusted for the 1-for-150 reverse stock split that we effected on January 17, 2013.

•	The Trade Street Funds contributed to our operating partnership all of their respective interests in the entities that own the Operating Properties and the Land Investments. In exchange for the Operating Properties and the Land Investments, we issued an aggregate of 3,396,976 shares of our common stock and 173,326 shares of our Class A preferred stock having an aggregate liquidation preference of approximately $17.3 million to the Trade Street Funds. In addition, a joint venture partner in one of the Operating Properties contributed to our operating partnership all of its interest in the entity that owns such Operating Property in exchange for an aggregate of 52,868 shares of our common stock.

•	We issued to stockholders of record as of May 17, 2012, as a special distribution, warrants to purchase an aggregate of 139,215 shares of our common.

•	On July 16, 2012, we issued an aggregate of 42,340 shares of common stock to the pre-recapitalization stockholders of record as of May 17, 2012 as a special distribution declared on May 17, 2012 in connection with the recapitalization. In connection with the special distribution, our operating partnership issued 42,340 common units to us.

•	We issued 5,000 shares of our common stock to Brandywine as payment in full of a termination payment due upon termination of the management services agreement between Feldman and Brandywine.

•	Our operating partnership issued to us 3,556,460 common units in our operating partnership, which equals the number of shares of our common stock outstanding immediately after the recapitalization,

and 173,326 Class A preferred units in our operating partnership having an aggregate liquidation preference of approximately $17.3 million, which equals the number of shares of Class A preferred stock outstanding immediately after the recapitalization.

•	Trade Street Adviser GP, Inc., Trade Street Capital and Mr. Baumann and his wife contributed to our operating partnership all of their ownership interests in TSIA and TS Manager, LLC in exchange for the issuance by our operating partnership of (i) 546,132 common units, (ii) 98,304 Class B preferred units having an aggregate liquidation preference of approximately $9.8 million and (iii) 98,304 Class C preferred units having an aggregate liquidation preference of approximately $9.8 million.

The Class B preferred units and the Class C preferred units were consolidated on February 8, 2013 into a single class of partnership units designated as Class B contingent units. On March 26, 2013, the partners entered into the Second Amended and Restated Agreement of Limited Partnership, which eliminated the common units owned by Trade Street Capital and Trade Street Adviser GP, Inc. and amended the terms of the Class B contingent units. See “Our Recapitalization and Structure.”

Prior Private Placement

On August 7, 2012, we sold 178,333 shares of common stock after giving effect to the reverse stock split in a private placement at a price equal to $15.00 per share (after giving effect to the reverse stock split) to certain individuals with pre-existing relationships with us and members of our senior management team. The shares were sold in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each of the purchasers has represented to us that he, she or it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Acquisition of the Estates at Millenia

On December 3, 2012, we issued to BREF/BUSF Millenia Associates, LLC (“BREF/BUSF”) 940,241 shares of common stock after giving effect to the reverse stock split (at an agreed price of $18.00 per share (after giving effect to the reverse stock split)) and 100,000 shares of our Class A preferred stock having an aggregate liquidation preference of $10.0 million, subject to a post-closing adjustment upon the issuance of the final certificate of occupancy on the development site known as the Estates at Millenia—Phase II. On March 14, 2013, we issued an additional 35,804 shares of our Class A preferred stock having an aggregate liquidation value of $3.6 million as reimbursement to BREF/BUSF of certain development costs incurred up to the date of contribution in connection with the development of the site. The shares were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. BREF/BUSF represented to us that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

2013 Annual Retainer

On May 16, 2013, we issued an aggregate of 21,000 shares of common stock to our six non-employee directors in lieu of the directors’ annual retainer for the year ending December 31, 2013. The shares were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each of our directors qualifies as an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Private Placement of Backstop Commitment and Additional Purchase Commitments

The shares issued pursuant to the Standby Purchase Agreement to the Backstop Investor and Messrs. Baumann and Levin will be issued in a private placement transaction, exempt from the registration requirements of the Securities Act and, accordingly, will be restricted securities. The shares were sold in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each of the purchasers has represented to us that he, she or it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Item 34.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) the actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our board of directors, to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The operating partnership agreement provides that we, as general partner through our wholly owned subsidiary, and our officers and directors are indemnified to the fullest extent permitted by Delaware law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

In addition, we have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the maximum extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Item 35.	Treatment of Proceeds From Stock Being Registered

None of the proceeds will be contributed to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The attached Exhibit Index is incorporated herein by reference.

Item 37.	Undertakings

(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes the following:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(5)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant.

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aventura, State of Florida, on the 20th day of December, 2013.

Trade Street Residential, Inc.

(Registrant)

By:	/s/ Michael Baumann
Michael Baumann, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Michael Baumann Michael Baumann	Chairman and Chief Executive Officer (principal executive officer)	December 20, 2013

* Richard Ross	Chief Financial Officer (principal financial officer and principal accounting officer)	December 20, 2013

/s/ David Levin David Levin	Vice-Chairman and President	December 20, 2013

* Randolph C. Coley	Director	December 20, 2013

* Lewis Gold	Director	December 20, 2013

* James Boland	Director	December 20, 2013

* Sergio Rok	Director	December 20, 2013

* Mack D. Pridgen III	Director	December 20, 2013

*By:	/s/ David Levin
David Levin Attorney-in-Fact

Index to Exhibits

Exhibit No.	Description

2.1	Contribution Agreement by and among Trade Street Property Fund I, LP, Trade Street Capital, LLC, Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP, and BCOM Real Estate Fund, LLC, dated April 23, 2012, previously filed as Exhibit 2.1 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on February 14, 2013

2.2	First Amendment to Contribution Agreement, dated June 1, 2012, previously filed as Exhibit 2.2 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on February 14, 2013

3.1	Articles of Restatement of Trade Street Residential, Inc., previously filed as Exhibit 3.1 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on March 29, 2013

3.2	Third Amended and Restated Bylaws of Trade Street Residential, Inc., previously filed as Exhibit 3.2 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on January 24, 2013

4.1*	Form of Notice to Stockholders Who Are Record Holders

4.2*	Form of Notice to Stockholders Who Are Acting as Nominees

4.3*	Form of Notice to Clients of Stockholders Who Are Acting as Nominees

4.4*	Form of Notice of Guaranteed Delivery

4.5*	Form of Beneficial Owner Election Form

4.6*	Form of Subscription Rights Certificate

5.1**	Opinion of Morrison & Foerster LLP, regarding the validity of the securities being registered

8.1*	Opinion of Morrison & Foerster LLP, regarding tax members

10.1**	Standby Purchase Agreement, dated as of November 12, 2013, by and among Trade Street Residential, Inc., Senator Global Opportunity Fund LP, and Senator Global Opportunity Intermediate Fund L.P.

10.2**	Form of Stockholders Agreement

10.3**	Management Purchase Agreement, dated as of November 12, 2013, by and among Trade Street Residential, Inc., Michael Baumann and David Levin.

10.4	Amended and Restated Agreement of Limited Partnership of Trade Street Operating Partnership, LP, previously filed as Exhibit 10.1 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on February 14, 2013

10.5	Multifamily Loan and Security Agreement (Non-Recourse) by and between Fox Partners, LLC and Red Mortgage Capital, LLC, dated December 6, 2011, previously filed as Exhibit 10.2 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on January 24, 2013

10.6	Multifamily Loan and Security Agreement (Non-Recourse) by and between River Oaks Partners, LLC and Walker & Dunlop, LLC, dated December 21, 2011, previously filed as Exhibit 10.3 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on January 24, 2013

10.7	Multifamily Loan and Security Agreement (Non-Recourse) by and between Pointe at Canyon Ridge, LLC and CBRE Multifamily Capital, Inc., dated May 31, 2013, previously filed as Exhibit 10.1 to the Current Report filed on Form 8-K (File No. 001-32365) filed on June 6, 2013

10.8	Multifamily Note by BSF/BR Augusta, LLC in favor of CWCapital LLC, dated September 1, 2010, previously filed as Exhibit 10.5 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on January 24, 2013

Exhibit No.	Description

10.9	Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement by BSF/BR Augusta, LLC in favor of CWCapital LLC, dated September 1, 2010, previously filed as Exhibit 10.6 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on January 24, 2013

10.10+	Equity Incentive Plan, previously filed as Exhibit 10.7 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on February 14, 2013

10.11+	Form of LTIP Award Agreement, previously filed as Exhibit 10.8 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on February 14, 2013
10.12+	Employment Agreement between Trade Street Residential, Inc. and Michael Baumann dated September 26, 2013, previously filed as Exhibit 10.1 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on October 2, 2013

10.13+	Employment Agreement between Trade Street Residential, Inc. and David Levin dated September 26, 2013, previously filed as Exhibit 10.2 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on October 2, 2013

10.14+	Employment Agreement between Trade Street Residential, Inc. and Richard Ross dated September 26, 2013, previously filed as Exhibit 10.3 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on October 2, 2013

10.15	Contribution Agreement by and among Trade Street Residential, Inc., Trade Street Operating Partnership, LP and BREF/BUSF Millenia Associates, LLC, dated December 3, 2012, previously filed as Exhibit 10.12 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on January 24, 2013

10.16	Loan Agreement between Millenia 700, LLC and NXT Capital, LLC, dated December 3, 2012, previously filed as Exhibit 10.13 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on January 24, 2013

10.17	Credit Agreement by and among Trade Street Operating Partnership, LP and BMO Harris Bank N.A., dated January 31, 2013, previously filed as Exhibit 10.14 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on February 14, 2013

10.18	First Amendment to Credit Agreement by and among Trade Street Operating Partnership, LP, Trade Street Residential, Inc., BMO Harris Bank, N.A. and BSF-Arbors River Oaks, LLC,, dated April 16, 2013, previously filed as Exhibit 10.11 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on June 14, 2013

10.19	Second Amendment to Credit Agreement by and among Trade Street Operating Partnership, LP, Trade Street Residential, Inc., BMO Harris Bank, N.A. and BSF-Arbors River Oaks, LLC, dated June 13, 2013, previously filed as Exhibit 10.12 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on June 14, 2013

10.20	Third Amendment to Credit Agreement and Waiver, dated November 4, 2013, by and among Trade Street Operating Partnership, LP, Trade Street Residential, Inc., BMO Harris Bank, N.A. and BSF-Arbors River Oaks, LLC, dated November 4, 2013, previously filed as Exhibit 10.10 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on November 12, 2013

10.21	Warrant Agreement by and between Trade Street Residential, Inc. and American Stock Transfer & Trust Company, LLC, dated June 1, 2012, previously filed as Exhibit 10.15 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on February 14, 2013

10.22	Form of Indemnification Agreement between Trade Street Residential, Inc. and independent director, previously filed as Exhibit 10.16 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on February 14, 2013

Exhibit No.	Description

10.23	Form of Indemnification Agreement between Trade Street Residential, Inc. and executive officer or affiliated director, previously filed as Exhibit 10.17 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on February 14, 2013

10.24	Second Amended and Restated Agreement of Limited Partnership of Trade Street Operating Partnership, LP, previously filed as Exhibit 10.18 to the Registration Statement filed on Form S-11/A (File No. 333-185936) on March 29, 2013
10.25	Loan Agreement by and between TS New Bern, LLC and NXT Capital, LLC, dated September 23, 2013, previously filed as Exhibit 10.1 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on September 27, 2013

10.26	Promissory Note from TS New Bern, LLC to NXT Capital, LLC, dated September 23, 2013, previously filed as Exhibit 10.2 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on September 27, 2013

10.27	Mortgage, Assignment of Leases and Rents and Security Agreement and Fixture Filing by TS Talison Row, LLC to New York Life Insurance Company, dated August 26, 2013, previously filed as Exhibit 10.1 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on August 30, 2013

10.28	Promissory Note from TS Talison Row, LLC to New York Life Insurance Company, dated August 26, 2013, previously filed as Exhibit 10.2 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on August 30, 2013

10.29	Side Letter from New York Life Insurance Company to TS Talison Row, LLC dated August 26, 2013, previously filed as Exhibit 10.3 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on August 30, 2013

10.30	Deed of Trust, Assignment of Leases and Rents and Security Agreement and Fixture Filing from TS Creekstone, LLC to The Fidelity Company for the benefit of New York Life Insurance Company, dated May 17, 2013, previously filed as Exhibit 10.1 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on May 21, 2013

10.31	Promissory Note from TS Creekstone, LLC to New York Life Insurance Company, dated May 17, 2013, previously filed as Exhibit 10.2 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on May 21, 2013

10.32	Confidential Separation Agreement, General Release and Covenant Not to Sue between Humberto L. Lopez and Trade Street Residential, Inc., dated September 13, 2013, previously filed as Exhibit 10.1 to the Current Report filed on Exhibit 8-K (File No. 001-32365) on September 18, 2013

10.33	Purchase and Sale Agreement by and between Miller Creek Residences, LLC and Trade Street Operating Partnership, L.P., dated February 22, 2013, previously filed as Exhibit 10.1 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on June 14, 2013

10.34	First Amendment to Purchase and Sale Agreement by and between Miller Creek Residences, LLC and Trade Street Operating Partnership, L.P., dated April 8, 2013, previously filed as Exhibit 10.2 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on June 14, 2013

10.35	Second Amendment to Purchase and Sale Agreement by and between Miller Creek Residences, LLC and Trade Street Operating Partnership, L.P., dated May 10, 2013, previously filed as Exhibit 10.3 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on June 14, 2013

10.36	Purchase and Sale Agreement by and between Talison Row Associates, LP and Trade Street Operating Partnership, L.P., dated April 8, 2013, Trade Street Operating Partnership, L.P., previously filed as Exhibit 10.4 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on June 14, 2013

Exhibit No.	Description

10.37	First Amendment to Purchase and Sale Agreement by and between Talison Row Associates, LP and Trade Street Operating Partnership, LP, dated April 26, 2013, previously filed as Exhibit 10.5 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on June 14, 2013

10.38	Second Amendment to Purchase and Sale Agreement between Talison Row Associates, LP and Trade Street Operating Partnership, LP, dated April 26, 2013, previously filed as Exhibit 10.6 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on June 14, 2013
10.39+	Form of Stock Award Agreement for 2013 Equity Incentive Plan, previously filed as Exhibit 10.7 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on June 14, 2013

10.40	Purchase and Sale Contract for Stacy Road Partners, LLC, by and among Trade Street Residential, Inc., Trade Street Operating Partnership, LP, Morrow Investors, Inc. and the individual members of Stacy Road Partners, LLC, dated June 6, 2013, previously filed as Exhibit 10.12 to the Quarterly Report filed on Form 10-Q on August 13, 2013

10.41+	Stock Award Agreement by Trade Street Residential, Inc. to Michael D. Baumann, dated May 16, 2013, previously filed as Exhibit 10.13 to the Quarterly Report filed on Form 10-Q (File No. 001-32365) on August 13, 2013

10.42**	Purchase and Sale Agreement, dated as of November 16, 2012, by and between CRP/WF Creekstone, LLC and Trade Street Operating Partnership, LP

10.43**	First Amendment to Purchase and Sale Agreement, dated February 5, 2013, by and between CRP/WF Creekstone, LLC and Trade Street Operating Partnership, LP

10.44**	Second Amendment to Purchase and Sale Agreement, dated May 2, 2013, by and between CRP/WF Creekstone, LLC and Trade Street Operating Partnership, LP

10.45**	Third Amendment to Purchase and Sale Agreement, dated May 10, 2013, by and between CRP/WF Creekstone, LLC and Trade Street Operating Partnership, LP

10.46**	Purchase and Sale Agreement, dated December 20, 2013, by and among Fountains at New Bern Station, LLC, New Bern Station Holdings, LLC and Trade Street Operating Partnership, LP

10.47**	First Amendment to Purchase and Sale Agreement, dated January 9, 2013, by and among Fountains at New Bern Station, LLC, New Bern Station Holdings, LLC and Trade Street Operating Partnership, LP

10.48**	Second Amendment to Purchase and Sale Agreement, dated September 9, 2013, by and among Fountains at New Bern Station, LLC, New Bern Station Holdings, LLC, Proffit Dixon Partners, LLC, the Members of Proffit Dixon Partners, LLC, Proffit Dixon Holding Company, LLC and Trade Street Operating Partnership, LP

10.49**	Purchase and Sale Agreement, dated as of December 5, 2013, between The Aventine Greenville, LLC and Trade Street Operating Partnership, LP

10.50**	First Amendment to Purchase and Sale Agreement, dated as of December 11, 2013, between The Aventine Greenville, LLC and Trade Street Operating Partnership, LP

21.1**	List of subsidiaries of Trade Street Residential, Inc.

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Mallah Furman—The Beckanna on Glenwood

23.3*	Consent of Mallah Furman—Mercé Apartments

23.4*	Consent of Mallah Furman—Park at FoxTrails

Exhibit No.	Description

23.5*	Consent of Mallah Furman—Trails at Signal Mountain

23.6*	Consent of Mallah Furman—Terrace at River Oaks

23.7*	Consent of Mallah Furman—Westmont Commons

23.8*	Consent of Mallah Furman—Vintage at Madison Crossing

23.9*	Consent of Mallah Furman—Woodfield St. James

23.10*	Consent of Mallah Furman—Woodfield Creekstone

23.11**	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.12*	Consent of Morrison & Foerster LLP (included in Exhibit 8.1)

24.1**	Power of Attorney (included on signature page)

For the years ended December 31, 2012 and 2011***

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase

101.DEF**	XBRL Taxonomy Extension Definition Linkbase

101.LAB**	XBRL Taxonomy Extension Label Linkbase

101.PRE**	XBRL Taxonomy Extension PRESENTATION Linkbase

For the nine months ended September 30, 2013 and 2012***

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase

101.DEF*	XBRL Taxonomy Extension Definition Linkbase

101.LAB*	XBRL Taxonomy Extension Label Linkbase

101.PRE*	XBRL Taxonomy Extension PRESENTATION Linkbase

+	Denotes a management contract or compensatory plan or arrangement.
*	Filed herewith.
**	Previously filed.
***	The XBRL submitted with our initial S-11 filing on November 12, 2013 included XBRL only for the periods ending December 31, 2012 and 2011. The XBRL for this amendment filing is for the period ended September 30, 2013 and 2012.